     As filed with the Securities and Exchange Commission on April 2, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                    FORM 8-K

                            Current Report Pursuant
                         to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                               ----------------

                                 March 30, 1999
                Date of report (Date of earliest event reported)

                               ----------------

                                ZIFF-DAVIS INC.
             (Exact Name of Registrant as Specified in Its Charter)

                               ----------------

      Delaware                       1-9676                  13-3987754
                            (Commission File Number)      (I.R.S. Employer
   (State or Other                                     Identification Number)
   Jurisdictionof
   Incorporation)

                    One Park Avenue New York, New York 10016
                                 (212) 503-3500
   (Address and Telephone Number of Registrant's Principal Executive Offices)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Item 5. Other Events

  The following (1) Description of Business, (2) Selected Historical Financial and Other Data, (3) Management's Discussion and Analysis of Financial Condition and Results of Operations and (4) Financial Statements for each of Ziff-Davis Inc., ZD and ZDNet, respectively were included as part of Ziff-Davis Inc.'s Registration Statement on Form S-1, File No. 333-69447 which was filed with the Commission on March 30, 1999.

                                ZIFF-DAVIS INC.

                            DESCRIPTION OF BUSINESS

General

  Ziff-Davis Inc. is a leading media and marketing company that provides information on computing technology, including the Internet. We provide technology companies worldwide with marketing strategies for reaching key decision-makers. From an accounting standpoint, we have separated our online business division from the rest of our businesses, and we have allocated all of our consolidated assets, liabilities, revenue, expenses and cash flow between ZD and ZDNet. For additional information regarding the amounts allocated, see the Selected Combined Financial and Other Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, Description of Business and Combined Financial Statements for each of ZD and ZDNet, respectively.

Relationship with Softbank

  For information concerning the formation of Ziff-Davis Inc. and its relationship with Softbank see Note 1 to the Consolidated Financial Statements of Ziff-Davis Inc. included in this prospectus and "Risk Factors--Other Ziff-Davis Inc. Risks--Ziff-Davis Inc. Is Controlled By Its Principal Stockholders. This Creates Potential Conflicts Of Interest".

                                ZIFF-DAVIS INC.
           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

  The following table presents Selected Historical Consolidated Financial and Other Data for Ziff-Davis Inc. as of and for the years ended December 31, 1995, 1996, 1997 and 1998. This data was derived from the Consolidated Financial Statements of Ziff-Davis Inc. included elsewhere in this prospectus. An affiliate of Ziff-Davis Inc. acquired a print publishing business, "ZDI", on February 29, 1996; the data does not include results from the acquired business for periods before the date of acquisition. However, because ZDI represents Ziff-Davis Inc.'s principal operations, the following table also presents Selected Historical Combined Financial and Other Data for ZDI as of and for the years ended December 31, 1994 and 1995 and as of and for the two month period ended February 28, 1996. The data as of and for the year ended December 31, 1995 and as of and for the two months ended February 28, 1996 was derived from the audited Consolidated Financial Statements of ZDI. ZDI data as of for the year ended December 31, 1994, was derived from ZDI's unaudited financial statements. On May 4, 1998, Ziff-Davis Inc. completed a reorganization described in Note 2 to the Consolidated Financial Statements of Ziff-Davis Inc.; results for periods before the reorganization are not directly comparable to results for periods after the reorganization. This table should be read in conjunction with the Selected Historical Financial and Other Data, Management's Discussion and Analysis of Financial Condition and Results of Operations for each of ZDNet, ZD and Ziff-Davis Inc. and Financial Statements for each of ZDNet, ZD and Ziff-Davis Inc. beginning on pages F-168, F-94 and F-20 of this prospectus, respectively.

                                        ZDI(1)                              Ziff-Davis Inc.
                          ----------------------------------- ---------------------------------------------
                           Year ended December    Two month
                                   31,           period ended           Year ended December 31,
                          ---------------------  February 28, ---------------------------------------------
                             1994       1995         1996      1995(2)    1996(2)       1997        1998
                          ---------- ----------  ------------ ---------- ----------  ----------  ----------
                                                      (dollars in thousands)
Statement of Operations
 Data:
Revenue, net............  $  711,379 $  768,995   $  125,465  $  202,729 $  955,139  $1,153,761  $1,108,892
Depreciation and
 amortization...........      34,208     91,546       15,137      24,305    139,736     154,940     152,544
Income from operations..      80,723     55,750        7,270      62,675     87,181     109,232      31,080
Interest expense, net...      17,887     92,609       14,030      44,005    120,646     190,445     143,547
Income (loss) before
 income taxes...........      77,650    (40,250)      (6,995)     22,869    (27,124)    (72,491)   (104,236)
Net income
 (loss)(3)(4)...........      77,650    (26,002)      (4,547)     10,945    (52,081)    (71,179)    (77,809)
Balance Sheet Data (at
 period end):
Cash and cash
 equivalents............  $1,066,606 $   10,083   $   13,669  $   27,908 $   29,915  $   30,301     $32,566
Total assets............   2,751,525  1,623,906    1,619,905   1,090,981  3,584,173   3,546,646   3,433,803
Total long-term debt....   1,034,000    964,153      964,153     575,450  2,522,252   2,408,240   1,539,322
Stockholders' equity....     391,275    365,150      360,717     397,881    447,756     126,130   1,352,598
Other Data:
Capital expenditures....  $   15,119 $   14,163   $      552  $    3,367 $   22,365  $   30,196  $   36,599
Investments and
 acquisitions, net of
 cash acquired..........         --         --           --      814,520  2,124,823      14,000      27,772

--------
(1) A third party acquired ZDI as of January 1, 1995. An affiliate of Ziff-Davis Inc. acquired ZDI on February 29, 1996. Because ZDI represents Ziff-Davis Inc.'s principal operations, ZDI data has been presented for periods before these dates.
(2) An affiliate of Ziff-Davis Inc. acquired ZDI on February 29, 1996; Ziff-Davis Inc. data does not include results from the acquired business for periods before the date of acquisition.
(3) During 1994, ZDI conducted its operations through various partnerships. Accordingly, there was no income tax provision for 1994.
(4) No historical earnings per share or share data are presented as Ziff-Davis Inc. does not consider such data meaningful. See Note 2 to the Consolidated Financial Statements of Ziff-Davis Inc. for certain pro forma earnings per share information concerning Ziff-Davis Inc. After issuance of ZDNet stock, Ziff-Davis Inc. will report earnings per share data for ZD and ZDNet but not for Ziff-Davis Inc.

                                ZIFF-DAVIS INC.
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Revenue

  Ziff-Davis Inc. had net revenue of $1.109 billion for 1998. A substantial portion of Ziff-Davis Inc.'s revenue is derived from the sale of advertising, which in 1998 accounted for 51.6% of total revenue. No single advertiser has comprised more than 3.0% of Ziff-Davis Inc.'s advertising revenue during any of the last three years. However, Ziff-Davis Inc.'s top 20 advertisers accounted for 37.1% of total advertising revenue for 1998.

  In the publishing segment, Ziff-Davis Inc.'s principal sources of revenue are advertising (64.4% of 1998 total publishing revenue), circulation (18.7%) and other (16.9%). Circulation comprises both paid subscriptions (10.9%) and newsstand sales (7.8%) while other includes educational and training materials (7.4%) and market research studies (7.1%) with the balance primarily consisting of royalties, reprints and other miscellaneous sales. In the events segment, revenue is derived from two principal sources: sale of exhibit space (66.8% of 1998 total segment revenue) and attendee conference and seminar fees (14.1%). Unlike many trade show producers, Ziff-Davis Inc. derives a significant portion of its trade show revenue from other sources (19.1%), including advertising in show-related publications, billboards, banners, fees from managing customer-sponsored events and other show-related activities. Ziff-Davis Inc. believes these other sources will continue to be an important growth area, particularly for its content-focused events. In the Internet segment, Ziff-Davis Inc.'s principal source of revenue is from advertising (86.0% of total Internet revenue for 1998). The Internet segment also derives revenue from subscription-based fees and services (14.0% of total Internet revenue in 1998).

Cost of operations

  In the publishing business, the principal components of Ziff-Davis Inc.'s production costs are raw materials, printing and distribution, which represented 34.5%, 38.0% and 27.2%, respectively, of total 1998 publishing production expenses. Ziff-Davis Inc.'s principal raw material is paper. Paper supply and prices are subject to volatility and may be significantly affected by many factors, including market and economic conditions. See also "Risk Factors--Other Ziff-Davis Inc. Risks--Ziff-Davis Inc. May Be Adversely Affected By Fluctuations in Paper and Postage Costs" and "--Inflation and Fluctuations in Paper Prices and Postage Costs". The principal components of production costs within the events business are the costs of renting and preparing the facilities to hold the events (46.8% in 1998), direct mail and the related costs for promotion of the events (37.0% in 1998) and program development and presentation costs (13.4% in 1998). Production costs in the Internet segment consist primarily of third party web hosting costs.

  The other principal operating costs for Ziff-Davis Inc. are selling, general and administrative expenses, including editorial costs. Included in these costs are salaries, sales commissions and benefits (55.4% in 1998) along with marketing and promotion expenses related to advertising and circulation (19.7% in 1998).

Factors affecting future periods

  Ziff-Davis Inc.'s revenue and profitability are influenced by a number of external factors, including the volume of new technology product introductions, the amount and allocation of marketing expenditures by Ziff-Davis Inc.'s clients, the extent to which sellers elect to advertise using print and online media or participate in trade shows and conferences, changes in paper prices, availability of appropriate venues for its largest trade shows and conferences and competition among computer technology marketers, including print publishers, producers of trade shows and conferences and providers of other technology information services. Accordingly, Ziff-Davis Inc. may experience fluctuations in revenue from period to period. Many of Ziff-Davis Inc.'s large customers concentrate their advertising expenditures around major new product launches. Marketing expenditures by technology companies can also be affected by factors affecting the computer industry generally, including pricing pressures and temporary surpluses of inventory. Revenue and profitability are also influenced by product mix and the timing and frequency of Ziff-Davis Inc.'s new product launches and launches in new markets, as well as by acquisitions. New publications generally require several years to achieve profitability and upon achieving initial profitability, often have lower margins than more established publications. The launch of new publications, trade shows and services are funded with cash flow from operations and are expensed as incurred. Accordingly, Ziff-Davis Inc.'s revenue from year to year may be affected by the number and timing of new product launches. If Ziff-Davis Inc. concludes that a new publication, trade show or service will not achieve certain milestones with regard to revenue, profitability and cash flow within a reasonable period of time, management may discontinue such publication, trade show or service or merge it into another existing publication, trade show or service. See "Risk Factors--Other Ziff-Davis Inc. Risks--To Remain Competitive Ziff-Davis Inc. Must Constantly Expand And Develop New Products And Services. This Is Inherently Risky And Expensive".

  On February 4, 1999, Ziff-Davis purchased ZDTV. This purchase will affect Ziff-Davis Inc.'s results in future periods. See "--ZDTV" below for certain summary pro forma and other information about this purchase.

  Ziff-Davis Inc. expects to recognize compensation expense of approximately $21.3 million as a result of certain options granted on December 21, 1998 and January 29, 1999. Such compensation expense will be recognized over the vesting period of the options. The 1999 compensation expense related to these options is expected to be approximately $5.5 million. See Note 13 to Ziff-Davis Inc.'s Consolidated Financial Statements in this prospectus.

  Ziff-Davis Inc. expects to acquire the remaining 30% interest in GameSpot in exchange for ZDNet stock valued at $9 million, based on the initial public offering price; provided that, the stockholders of GameSpot will not receive less than 600,000 shares of ZDNet stock. Assuming a price of $19.00 per share (the maximum of the range of initial public offering prices set forth on the cover of this prospectus), this acquisition will result in additional annual amortization of approximately $1.3 million per year. The effect of this acquisition and the shares expected to be issued in connection therewith are not reflected elsewhere in this prospectus.

Presentation of Financial Information

  Ziff-Davis Inc. is comprised of certain operations which were acquired at various times and completed a reorganization in May 1998. See Notes 1 and 2 to the Consolidated Financial Statements in this prospectus.

Results of Operations

  The table below presents the results of Ziff-Davis Inc. as if the assets and operations acquired by affiliates of Ziff-Davis Inc. on February 29, 1996 (as described in Note 1 to the Consolidated Financial Statement in this prospectus) had been acquired on January 1, 1995. Purchase accounting adjustments relating to that acquisition have been reflected through pro forma amortization, interest and income tax adjustments, as described in note (1) to the table. Although the 1996 presentation is not in accordance with generally accepted accounting principles, management believes it presents the most meaningful basis of comparison. The financial information presented below may not necessarily reflect the results of operations which would have occurred had the February 29, 1996 acquisition been completed on January 1, 1995.

                                               Year ended December 31,
                                          -----------------------------------
                                          Pro Forma(1)        Actual
                                          ------------ ----------------------
                                              1996        1997        1998
                                          ------------ ----------  ----------
                                                (dollars in thousands)
Revenue, net:
  Publishing.............................  $  796,602  $  834,015  $  782,882
  Events.................................     264,884     287,528     269,867
  Internet...............................      19,118      32,218      56,143
                                           ----------  ----------  ----------
                                            1,080,604   1,153,761   1,108,892
                                           ----------  ----------  ----------
Cost of production.......................     302,644     325,245     305,346
Selling, general and administrative
 expenses................................     528,636     564,344     567,683
Depreciation and amortization............     161,259     154,940     152,544
Restructuring charge ....................         --          --       52,239
                                           ----------  ----------  ----------
Income from operations...................      88,065     109,232      31,080
Interest expense, net....................    (135,500)   (190,445)   (143,547)
Other non-operating income, net..........       6,106       8,722       8,231
                                           ----------  ----------  ----------
Loss before income taxes.................     (41,329)    (72,491)   (104,236)
Provision (benefit) for income taxes.....      25,682      (1,312)    (26,427)
                                           ----------  ----------  ----------
Net loss.................................  $  (67,011) $  (71,179) $  (77,809)
                                           ==========  ==========  ==========
Other Data:
Cash and cash equivalents, end of
 period..................................  $   29,915  $   30,301  $   32,566
Net cash provided (used) by operating
 activities..............................      65,681      (3,364)     95,776
Net cash used by investing activities....     (66,856)    (44,196)    (64,371)
Net cash provided (used) by financing
 activities..............................       6,768      47,946     (29,140)
EBITDA(2)................................     255,430     272,894     244,094

--------
(1) The February 29, 1996 acquisition gave rise to different bases of accounting for the period after the acquisition as compared to the period prior to the acquisition. This is primarily due to a purchase price which exceeded the book value of the assets acquired, financed by a higher level of both debt and equity as compared to the pre-acquisition capital structure. The above numbers assume that the acquisition took place on January 1, 1995; therefore, depreciation and amortization, interest expense and net loss have been increased by approximately $6,386,000, $824,000 and $10,383,000, respectively for 1996.
(2) "EBITDA" is defined as income before provision for income taxes, interest expense, depreciation and amortization. EBITDA for the year ended December 31, 1998 does not include a one-time restructuring charge of $52,239,000. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of Ziff-Davis Inc.'s operating performance or to cash flows as a measure of liquidity. Although Ziff-Davis Inc. believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the publishing and media industries, the EBITDA presented for Ziff-Davis Inc. may not be comparable to similarly titled measures reported by other companies.

Year ended December 31, 1998 compared with year ended December 31, 1997

 Revenue, net

  Revenue decreased by $44.9 million or 3.9% from $1,153.8 million in 1997 to $1,108.9 million in 1998.

  Publishing--Revenue from publishing decreased by $51.1 million or 6.1% from $834.0 million in 1997 to $782.9 million in 1998. This decline was primarily due to the transfer of certain publications to a joint venture and the closure of three publications due to the restructuring discussed below. The remainder of the decrease was primarily due to lower advertising in business publications partly offset by growth in advertising in consumer publications. Advertising revenue was lower in business publications principally due to factors affecting the computer technology industry during the year. Margin pressure on computer equipment manufacturers, industry and product delays, lower demand in Asia and a focus on the Year 2000 transition are contributing to a reduced demand for advertising in Ziff-Davis Inc.'s magazines. Revenue from international operations, which generated 10.2% of the segment's revenue, increased by $2.1 million primarily due to the launch of IT Week in the UK, partially offset by lower advertising in business publications.

  Net revenue from MacUser and MacWeek magazines contributed to Mac Publishing LLC were $32.5 million for 1997 but are no longer consolidated into Ziff-Davis Inc.'s results for 1998. On May 1, 1998, Ziff-Davis Inc. acquired its joint venture partner's 50% interest in FamilyPC magazine. Ziff-Davis Inc. now owns 100% of the magazine and its results are included in the consolidated results from the acquisition date. Revenue from FamilyPC included in the 1998 results was $11.1 million. Revenue related to the three publications closed as part of the restructuring was $12.5 million lower in the fourth quarter of 1998 as compared to the fourth quarter of 1997.

  Events--Revenue from events decreased by $17.6 million or 6.1% from $287.5 million in 1997 to $269.9 million in 1998. The decrease was primarily due to a decline in revenue due to the discontinuation of certain "one-time" shows that were held in 1997, lower ancillary revenue at COMDEX/Fall and lower square footage sold at COMDEX/Spring. This decrease was partially offset by increased revenue from increased square footage sold at Networld+Interop Las Vegas and Java One due to an increased number of attendees.

  Internet--Net revenue increased 74.2% to $56.1 million for the year ended December 31, 1998 from $32.2 million for the year ended December 31, 1997. Revenue from advertising was 86% of net revenue for the year ended December 31, 1998 compared to 73% for the year ended December 31, 1997. Revenue from advertising increased 104.2% to $48.2 million for the year ended December 31, 1998 from $23.6 million for the prior year. The increase in advertising revenue was attributed to an increase in volume as both the number of advertisers and the average monthly revenue per advertiser increased. Subscription-based fees and services decreased by 6.9% to $8.0 million for the year ended December 31, 1998 from $8.6 million for the year ended December 31, 1997.

 Cost of production

  Production costs decreased by 6.1% or $19.9 million from $325.2 million in 1997 to $305.3 million in 1998.

  Publishing production costs decreased by $6.0 million or 2.7% from $221.4 million in 1997 to $215.3 million in 1998. The decrease was related to a decline in the number of advertising pages produced.

  The cost of producing events decreased by $17.4 million or 17.4% from $99.5 million in 1997 to $82.1 million in 1998. The decrease was a result of lower operational costs and re-negotiated contracts as well as the discontinuation of certain "one-time" shows that were held in 1997.

  Internet production costs increased by $3.6 million or 83.7% from $4.3 million in 1997 to $7.9 million in 1998. The increase in production costs was due to higher user traffic levels and increased editorial costs associated with the launch of new content areas.

 Selling, general and administrative expenses

  Selling, general and administrative expenses increased by $3.3 million or 0.6% from $564.3 million in 1997 to $567.7 million in 1998. The increase was due to expenditures to launch new products and increased advertising expenses. The increase was partially offset by headcount reductions and efficiencies attained through the integration of operations resulting from the reorganization completed in May 1998, as well as costs eliminated by the closure of three magazines in the fourth quarter of 1998.

 Depreciation and amortization

  Total depreciation and amortization decreased $2.4 million from $154.9 million in 1997 to $152.5 million in 1998. The decrease was a result of certain assets being fully depreciated in 1997 and early 1998.

 Restructuring

  Margin pressure on computer equipment manufacturers, industry and product delays, lower demand in Asia and a focus on the Year 2000 transition are contributing to a reduced demand for advertising in Ziff-Davis Inc.'s magazines, principally PC Magazine, PC/Computing, Computer Shopper and PC Week. Ziff-Davis Inc. believes these factors are continuing.

  As a result of this reduced demand, in October 1998, Ziff-Davis Inc. announced a restructuring program with the intent of significantly reducing its cost base. Ziff-Davis Inc. incurred a pre-tax charge of $52.2 million for this restructuring program. The charge was reported as a component of income from operations for the fourth quarter of 1998. The charge included asset impairment costs ($37.9 million), employee termination costs ($8.6 million) and costs to exit activities ($5.7 million) principally resulting from the closing of three publications, Windows Pro, Internet Business and Equip, and the reduction of Ziff-Davis Inc.'s work force by 310 employees. The charge also included costs resulting from the discontinuation of certain educational journals and trade shows. The following sets forth additional detail concerning the principal components of the charge:

  . Asset impairment costs totaled $37.9 million. These costs included the write-off of intangible assets associated with the discontinued publications ($34.3 million) and trade shows ($2.9 million) as well as deferred expenses associated with the discontinued educational journals ($0.7 million).

  . Employee termination costs related to severed personnel at the closed publications as well as a rationalization and resulting workforce reduction of the remainder of Ziff-Davis Inc.'s operations. Employee termination costs included payments for severance and earned vacation as well as the costs of outplacement services and the provision of continued benefits to personnel. As of December 31, 1998, $5.2 million of the $8.6 million related to these employee terminations had been paid.

  . Costs to exit activities reflected the costs associated with the final closure of the discontinued publications ($1.8 million) and the costs to reduce office space under lease as a result of the reduced level of employees ($3.8 million).

 Interest expense, net

  Interest expense decreased by $46.9 million or 24.6% from $190.4 million in 1997 to $143.5 million in 1998. The reduction was due primarily to lower levels of debt outstanding throughout the year, as well as the capitalization of $908.7 million of intercompany debt as part of the reorganization.

 Other non-operating income, net

  Other non-operating income, net primarily reflects Ziff-Davis Inc.'s equity share in earnings and losses from joint ventures and fees earned from management of events not produced by Ziff-Davis Inc. This income decreased $0.5 million or 5.6% from $8.7 million in 1997 to $8.2 million in 1998 reflecting reduced fees from managed events. The decline was partially offset by Ziff-Davis Inc.'s equity share in earnings of MAC Publishing, LLC, an entity that was formed in August 1997.

 Income taxes

  The 1998 income tax benefit of $26.4 million increased from $1.3 million reported in 1997. The increase was due primarily to income tax benefits generated from the losses with respect to the MAC Assets, which were not deductible until Ziff-Davis Inc. purchased the MAC Assets from an affiliate on May 4, 1998. The income tax benefit was also increased by a higher net loss for the year ended December 31, 1998 compared to the net loss for the year ended December 31, 1997.

 Net loss

  As a result of the changes described above, the net loss for the period increased $6.6 million or 9.3% from $71.2 million in 1997 to $77.8 million in 1998.

 EBITDA

  EBITDA for the year ended December 31, 1998 was $244.1 million compared to $272.9 million for the year ended December 31, 1997. EBITDA for the year ended December 31, 1998 does not include the $52.2 million restructuring charge. Results were unfavorable as compared to 1997 due to a lower level of earnings from advertising in the higher margin business publications partly offset by improved results in the events segment and reduced losses in the Internet segment. The improvement in the events segment was attributed to the absence of losses from the discontinuance of certain

"one-time" shows held in 1997 as well as continued costs savings. Reduced losses from the Internet segment were the result of revenue growth exceeding increases in expenses. The ratio of EBITDA to revenue was 22.0% for 1998 compared to 23.7% in 1997.

Year ended December 31, 1997 compared with Pro Forma Year ended December 31,
1996

 Revenue, net

  Net revenue increased by $73.2 million or 6.8% from $1,080.6 million in 1996 to $1,153.8 million in 1997.

  Publishing--Net revenue from publishing grew by $37.4 million or 4.7% from $796.6 million to $834.0 million. Approximately $22 million was due to inclusion of a full year of results for the electronic gaming publications acquired in mid-1996 and two publications launched in late 1996. Increases in advertising rates, generally ranging between 3.0% and 10.0%, and a 5.1% increase in advertising pages contributed $11.5 million. Revenue from international operations, which generated 10.2% of the segment's revenue, decreased by $6.6 million due to the strengthening of the U.S. dollar relative to the major European currencies. Continued growth from new educational product launches and sales of market research studies accounted for the balance of the revenue growth.

  Events--Net revenue from events increased $22.6 million or 8.5% from $264.9 million to $287.5 million. Approximately $15 million of the increase was due to 11 new trade show launches, including revenue from ancillary show-related sources. The balance of revenue growth was due to higher exhibitor rates charged at the major events, partly offset by a decline in revenue from COMDEX/Spring and certain U.K. events.

  Internet--Net revenue increased by $13.1 million or 68.6% from $19.1 million for the pro forma year ended December 31, 1996 to $32.2 million in 1997. An increasing percentage of ZDNet's net revenue was derived from advertising for the year ended December 31, 1997, accounting for 73.3% of net revenue, compared to 37.7% for the same period in 1996. The increased percentage of net revenue derived from advertising in the later period reflects a continuation of ZDNet's strategic shift from a business model based on subscription-based fees and services to one based on advertising.

  Revenue from advertising increased $16.4 million or 227.8% to $23.6 million in 1997 from $7.2 million for the pro forma year ended December 31, 1996. The increase in advertising revenue was attributable to increases in the number of advertisers, the average expenditures per advertiser and increasing advertising rates. The increase was evenly attributable to rate and volume increases. Subscription-based fees and services decreased $3.3 million or 27.7% from $11.9 million in 1996 to $8.6 million in 1997.

 Cost of production

  Production costs increased $22.6 million or 7.5% from $302.6 million to $325.2 million.

  Publishing production costs increased $10.4 million or 4.8% from $215.3 million in 1996 to $225.7 million in 1997. Costs related to new launches and volume-related growth increased approximately $20 million but were partly offset by approximately $10 million of lower paper costs.

  The costs of producing events increased $12.2 million or 14.0% from $87.3 million in 1996 to $99.5 million in 1997 primarily as a result of costs related to new events launched in 1997.

  Internet production costs increased $1.3 million or 43.3% from $3.0 million in 1996 to $4.3 million in 1997. The increase in production costs was due to higher user traffic levels and increased editorial costs associated with the launch of new content areas.

 Selling, general and administrative expenses

  Selling, general and administrative expenses increased $35.7 million or 6.8% from $528.6 million to $564.3 million. The increase was due to the addition of employees to support base business volume growth and launches of new products and services. Results included a one-time $6.0 million charge for the consolidation and restructuring of the events business which was announced in the fourth quarter of 1997. Costs for the publishing segment rose 1.2% while those for the events segment rose 22.1% due to the number of new launches and the one-time restructuring charge.

 Depreciation and amortization

  Total depreciation and amortization decreased $6.3 million to $154.9 million in 1997. The reduction in depreciation and amortization expense was a result of certain assets being fully depreciated in 1996.

 Interest expense, net

  Net interest expense increased $54.9 million or 40.5% to $190.4 million in 1997 due to interest on an additional $900 million of intercompany indebtedness to Softbank incurred to finance a return of capital.

 Other non-operating income, net

  Other non-operating income, net primarily reflects Ziff-Davis Inc.'s equity share of earnings and losses from joint ventures and fees earned from management of events not produced by Ziff-Davis Inc. This income increased $2.6 million from $6.1 million in 1996 to $8.7 million or 42.6% reflecting growth in fees from managed events and reduced losses from joint ventures.

 Income Taxes

  The 1997 combined income tax benefit of $1.3 million compares to a pro forma income tax provision of $25.7 million in 1996. The improvement in the tax provision is due to a higher pre-tax loss giving rise to a tax benefit. The difference between the 1997 and 1996 effective tax rates and the federal statutory tax rate of 35.0% is primarily due to non-recognition of tax losses generated by the MAC Assets ($56.9 million in 1997 and $77.2 million in 1996), non-deductible goodwill amortization ($10.2 million in 1997 and $8.6 million in 1996) and state and local income taxes. In addition, the 1996 tax provision increased approximately $3.2 million as a result of pro forma adjustments related to the ZDI acquisition.

 Net loss

  As a result of the changes described above, net loss for the period increased $4.2 million or 6.2% from $67.0 million to $71.2 million.

 EBITDA

  EBITDA for 1997 was $272.9 million, an increase of $17.5 million or 6.8% from the $255.4 million generated in 1996. The increase was due to higher revenue and management fee income, net of higher production costs and selling, general and administrative expenses. The ratio of EBITDA to revenue remained relatively constant at 23.7% for 1997 compared to the 1996 margin of 23.6%.

Liquidity and Capital Resources

  As a result of the May 4, 1998 reorganization, Ziff-Davis Inc.'s intercompany debt owed to Softbank was reduced to $83.1 million. Such indebtedness bears interest at 9.9% and matures in February 2010. Concurrently with Ziff-Davis Inc.'s initial public offering, Ziff-Davis Inc. issued and sold $250 million aggregate principal amount of notes. In addition, Ziff-Davis Inc. entered into a $1.35 billion credit facility, and borrowed $1.25 billion under such facility, to provide additional funds for the repayment of intercompany debt to Softbank and to provide for Ziff-Davis Inc.'s working capital requirements. The balance of intercompany obligations owed to Softbank was converted to equity. See Note 2 to the Consolidated Financial Statements in this prospectus.

  At December 31, 1998, Ziff-Davis Inc.'s outstanding total debt was $1,547.9 million, excluding unamortized discount, which consisted of $77.9 million due to Softbank, $250 million in notes and $1,220.0 million under the credit facility. Under its most restrictive covenant, Ziff-Davis Inc. could have borrowed an additional $28,800,000 under the credit facility at December 31, 1998. For information concerning the terms of this debt, see "Ziff-Davis Inc.'s Debt".

  Cash and equivalents were $32.6 million at December 31, 1998, an increase of $2.3 million from $30.3 million at December 31, 1997. The increase was due to factors described below:

  Cash provided by operations was $95.8 million for the year ended December 31, 1998 compared to a use of $3.4 million for the year ended December 31, 1997. The increase from 1997 to 1998 was attributed to Ziff-Davis Inc.'s lower losses before the restructuring charge and a decrease in funding to affiliates for the 1998 period.

  Cash used for investing activities for the year ended December 31, 1998 totaled $64.4 million compared to $44.2 million for the year ended December 31, 1997. The majority of these expenditures were for computer equipment and leasehold improvements. Acquisitions and investments in the 1998 period relate to Ziff-Davis Inc.'s acquisition of Sky TV, a tradeshow in Canada, an additional 50% interest in Family PC magazine, a European marketing database company as well as investments in Red Herring and Deja News. Acquisitions for the year ended December 31, 1997 reflect the purchase of a 70% interest in GameSpot.

  Cash used in financing activities totaled $29.1 million for the year ended December 31, 1998, representing proceeds from the reorganization and initial public offering of $1,863.3 million, net of transaction costs, and funding from Softbank of $20.4 million offset by the repayment of debt and amounts due to affiliates of $1,916.1 million. Cash provided by financing activities in 1997 amounted to $47.9 million representing capital contributions partly offset by repayments of intercompany debt.

  Ziff-Davis Inc. had a working capital surplus of approximately $35.5 million at December 31, 1998, compared to a working capital deficit of approximately $371.1 million at December 31, 1997. Ziff-Davis Inc.'s balance sheet has historically had a working capital deficit due to significant amounts due to affiliates. Ziff-Davis Inc. also maintains a significant level of deferred revenue generated from publication subscriptions paid in advance and prepayments from trade show exhibitors. At December 31, 1998, Ziff-Davis Inc. had deferred revenue of $152.1 million compared to $154.7 million at December 31, 1997. Deferred revenue does not represent a cash liability owed by Ziff-Davis Inc., unless Ziff-Davis Inc. fails to deliver a magazine or cancels a trade show, and generally does not affect Ziff-Davis Inc.'s ability to fund day-to-day operations. Working capital increased as a result of the reorganization and the initial public offering of Ziff-Davis Inc.'s common stock which resulted in the repayment and conversion to equity of related party obligations in connection therewith.

  On December 11, 1998, Standard & Poor's lowered its corporate credit and bank loan ratings for Ziff-Davis Inc. to BB- from BB and its subordinated debt rating for Ziff-Davis Inc. to B from B+. This downgrade had no impact on our current borrowings. Although this downgrade may make future borrowings more expensive, we do not believe this will have a material impact on our liquidity or our access to credit markets.

  Ziff-Davis Inc. believes, based on its current level of operations and anticipated growth, that Ziff-Davis Inc.'s ability to generate cash, together with cash on hand and available lines of credit, will be sufficient to make required payments of principal and interest on Ziff-Davis Inc.'s indebtedness and to fund anticipated capital expenditures and working capital requirements. However, actual capital expenditures may change, particularly as a result of any acquisitions Ziff-Davis Inc. may pursue. The ability of Ziff-Davis Inc. to meet its debt service obligations and reduce its total debt will depend upon the future performance of Ziff-Davis Inc.

Credit Facility

  Ziff-Davis Inc.'s credit facility, as amended, consists of a seven-year $400 million reducing revolving credit facility, a seven-year $450 million term loan and an eight-year $500 million term loan. There are no scheduled reductions in the revolving credit commitment or amortization under the term loan until September 2000.

  For the reasons described under "--Restructuring" above, Ziff-Davis Inc's. debt to EBITDA ratios at December 31, 1998 would have been above the levels that had originally been required by its credit facility. On December 16, 1998, the lenders of the $1.35 billion credit facility agreed to amend certain provisions of that facility. The amended provisions include an increase in the allowed leverage ratios. In return, Ziff-Davis Inc. agreed to pay a one-time fee of $3.375 million and increase the interest rates on amounts borrowed under the facility to rates currently ranging from LIBOR plus 2.875% to LIBOR plus 3.375% depending on the type of loan. Had the increased interest rates been in effect for the period from Ziff-Davis Inc.'s initial public offering on April 28, 1998 to December

31, 1998, interest expense would have increased by approximately $11.9 million. Based on the $1,220.0 million outstanding on December 31, 1998, the annualized incremental interest is $18.0 million. This increase in interest expense would reduce the amounts otherwise available to fund ZD or ZDNet operations.

  Ziff-Davis Inc.'s credit facility exposes it to market risk with respect to changes in interest rates. Ziff-Davis Inc. manages this risk through the use of interest rate swap agreements, as described below. Through the use of these swap agreements, Ziff-Davis Inc. has effectively established a fixed interest rate for $550 million of the outstanding credit facility. Based on the $1,220.0 million outstanding under the credit facility at December 31, 1998, if the LIBOR rate were to increase by 1%, Ziff-Davis Inc. would incur, after giving effect to the swap agreements, an additional $6.7 million of annual interest expense.

  For a description of the terms of the amended credit facility, see "Ziff-Davis Inc.'s Debt".

Interest Rate Swaps

  On June 10, 1998, Ziff-Davis Inc. entered into interest rate swap agreements, with an aggregate notional amount of $550 million. Under these swap agreements, which commenced on August 10, 1998, Ziff-Davis Inc. receives a floating rate of interest based on three-month LIBOR, which resets quarterly, and pays a fixed rate of interest each quarter for the terms of the respective agreements. The weighted average fixed rate Ziff-Davis Inc. pays under these agreements is 5.85%. Ziff-Davis Inc. has entered into these agreements solely to hedge its interest rate risk. At December 31, 1998, the three-month LIBOR rate was 5.06%.

  These swap agreements are viewed by Ziff-Davis Inc. as risk management tools and are not used for trading or speculative purposes. The notional amount of $550 million does not represent a real amount exchanged by the parties, and therefore, is not a measure of Ziff-Davis Inc.'s exposure through its use of swap agreements. The fair values of these swap agreements were estimated by obtaining quotes from brokers which represented the amounts that Ziff-Davis Inc. would pay if the agreements were terminated at the balance sheet date. While it is not Ziff-Davis Inc.'s intention to terminate these swap agreements, these fair values indicated that the termination of the swap agreements would have resulted in a loss of $15,627,000.

  By nature, swap agreements involve credit risk, due to the possible nonperformance by counterparties. To mitigate this risk, Ziff-Davis Inc. enters into swap agreements with major financial institutions and diversifies the counterparties used as a means to limit counterparty exposure and concentration of risk.

ZDTV

  In July 1997, Ziff-Davis Inc. entered into a license and services agreement to develop ZDTV for MAC Holdings, a company that is wholly owned by Mr. Masayoshi Son, who is a director of Ziff-Davis Inc. and principal stockholder of SOFTBANK Corp. Under this agreement, Ziff-Davis Inc. agreed to fund ZDTV's operations through unsecured advances and was granted an option to purchase ZDTV for a price equal to MAC Holdings' investment plus 10% per annum for the period of investment. On January 15, 1999, Ziff-Davis Inc. exercised this option and on February 4, 1999, purchased ZDTV at a purchase price of $81.4 million. Ziff-Davis Inc. paid approximately $32.8 million of the purchase price in cash, funded on February 5, 1999, and paid the remainder by applying approximately $48.6 million in advances owed to it by MAC Holdings through December 31, 1998. Ziff-Davis Inc. also agreed to be responsible for the funding of ZDTV during the period in 1999 prior to the purchase which will be accounted for as additional purchase price. The cash portion of the purchase price was funded by an advance from ZDTV to Ziff-Davis Inc., pursuant to the ZDTV cash management system, of the funds invested in ZDTV by Vulcan Programming described below. In connection with its acquisition of ZDTV, Ziff Davis Inc. assumed MAC Holdings' obligations under an option granted to DirectTV to purchase 5% of ZDTV for $15 million, subject to adjustment.

  Ziff-Davis Inc. currently has certain long-term agreements to distribute ZDTV via satellite. Historically, start-up cable television channels have required substantial investment and there can be no assurance that ZDTV will ultimately obtain sufficient cable carriage and commercial acceptance to be profitable. The following unaudited summary pro forma information assumes that the acquisition of ZDTV and the sale of a one-third interest in ZDTV to Vulcan Programming referred to below had been consummated on January 1, 1998. Adjustments for ZDTV transactions include the operating results of ZDTV, amortization of the purchase price of ZDTV, Vulcan Programming's one-third interest in the losses of ZDTV and the tax effect of these items.

                                                       Adjustments
                                           Ziff-Davis    for ZDTV
                                              Inc.     Transactions Pro forma
                                           ----------  ------------ ----------
                                            (dollars in thousands except per
                                                      share data)
   Revenue................................ $1,108,892    $  5,585   $1,114,477
   Income (loss) from operations..........     31,080     (55,049)     (23,969)
   Net loss...............................    (77,809)    (22,443)    (100,252)
   Pro forma basic loss per share.........                          $    (1.00)

  ZDTV's cash requirements are currently expected to be approximately $50 million for 1999. The $54 million invested in ZDTV by Vulcan Programming will be used to fund ZDTV and thereafter cash requirements will be funded by the partners or by third parties.

  Ziff-Davis Inc. intends to file appropriate financial statements and pro forma information regarding ZDTV on or before April 20, 1999 as set forth in its Form 8-K filed with the SEC on February 19, 1999.

Vulcan Transactions

  On February 5, 1999, Vulcan Programming, an entity owned by Paul G. Allen, purchased a one-third interest in ZDTV for $54 million. On March 4, 1999, Vulcan Ventures, the investment vehicle of Paul G. Allen, purchased approximately three million shares of Ziff-Davis Inc. common stock for $50 million.

Seasonality

  Historically, Ziff-Davis Inc.'s business has been seasonal as a significant portion of annual revenue has occurred in the second and fourth quarters. The following table sets forth certain unaudited quarterly combined statements of operations data for each of the eight quarters in the period ended December 31, 1998. In the opinion of Ziff-Davis Inc.'s management, this unaudited information has been prepared on a basis consistent with the audited Consolidated Financial Statements appearing elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein when read in conjunction with the Consolidated Financial Statements and related notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                Quarters Ended
                          -----------------------------------------------------------------------------------------------
                          March 31,  June 30,  September 30, December 31, March 31,  June 30,  September 30, December 31,
                            1997       1997        1997          1997       1998       1998        1998          1998
                          ---------  --------  ------------- ------------ ---------  --------  ------------- ------------
                                                            (dollars in thousands)
Revenue, net:
 Publishing.............  $204,281   $211,333    $191,613      $226,788   $191,245   $198,419    $181,726      $211,492
 Events.................    15,321     82,135      24,227       165,845     27,121     65,782      29,787       147,177
 Internet...............     5,283      7,862       8,132        10,941      9,688     12,274      14,505        19,676
                          --------   --------    --------      --------   --------   --------    --------      --------
Total revenue...........  $224,885   $301,330    $223,972      $403,574   $228,054   $276,475    $226,018      $378,345
 Percentage of total
  year..................      19.5%      26.1%       19.4%         35.0%      20.6%      24.9%       20.4%         34.1%
Cost of production......    61,526     92,986      62,716       108,017     70,310     75,749      63,471        95,816
Selling, general and
 administrative
 expenses...............   139,980    143,243     143,131       137,990    144,239    140,063     139,516       143,865
Depreciation and
 amortization...........    38,966     39,032      39,699        37,243     37,475     39,276      37,843        37,950
Restructuring charge....       --         --          --            --         --         --          --         52,239
                          --------   --------    --------      --------   --------   --------    --------      --------
Income (loss) from
 operations.............   (15,587)    26,069     (21,574)      120,324    (23,970)    21,387     (14,812)       48,475
Income (loss) before
 taxes..................   (60,145)   (17,715)    (66,937)       72,306    (68,287)   (12,032)    (39,449)       15,532
Net income (loss).......  $(59,817)  $(17,387)   $(66,609)     $ 72,634   $ (5,121)  $(76,560)   $ (4,498)     $  8,370
EBITDA(1)...............  $ 25,534   $ 68,216    $ 20,486      $158,658   $ 15,127   $ 63,397    $ 27,487      $138,083
 Percentage of total
  year..................       9.4%      25.0%        7.5%         58.1%       6.2%      26.0%       11.3%         56.5%

--------
(1) "EBITDA" is defined as income before provision for income taxes, interest expense, depreciation and amortization. EBITDA for the quarter ended December 31, 1998 does not include a one-time restructuring charge of $52,239,000. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of Ziff-Davis Inc.'s operating performance or to cash flows as a measure of liquidity. Although Ziff-Davis Inc. believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the publishing and media industries, the EBITDA presented for Ziff-Davis Inc. may not be comparable to similarly titled measures reported by other companies.

Inflation and Fluctuations in Paper Prices and Postage Costs

  Ziff-Davis Inc. continually assesses the impact of inflation and changes in paper prices. Ziff-Davis Inc. generally enters into contracts for the purchase of paper which adjust the price on a quarterly basis. Paper prices began to rise in 1994, rose significantly in 1995 and 1996 and then decreased in 1997. During 1998, paper prices were relatively flat. Management anticipates that paper prices will remain relatively stable in 1999. Ziff-Davis Inc. will continue to monitor the impact of inflation and paper prices and will consider these matters in setting its pricing policies. Ziff-Davis Inc. frequently reviews its purchasing and manufacturing processes for opportunities to reduce costs and mitigate the impact of paper price and postage rate increases such as purchasing lighter-grade paper stock or, when paper prices are at cyclical lows, increasing paper inventory or entering into longer term contracts with suppliers. However, Ziff-Davis Inc. had not entered, and does not currently plan to enter, into long-term forward price or option contracts for paper. Management estimates postage costs will increase approximately 3.5% in 1999. See "Risk Factors--Other Ziff-Davis Inc. Risks--Ziff-Davis Inc. May Be Adversely Affected By Fluctuations in Paper and Postage Costs" and "ZD Description of Business--Paper and Printing".

Year 2000 Readiness Disclosure

  During 1997, Ziff-Davis Inc. began a review of its computer systems and software to identify systems and software which might malfunction due to misidentification of the Year 2000. Ziff-Davis Inc. is using both internal and external resources to identify, test, correct and reprogram systems and software for Year 2000 readiness.

  At December 31, 1998, Ziff-Davis Inc. was in the research and validation phase of its Year 2000 project for information technology, or IT, systems and non-IT systems. This phase consists of research and validation of all infrastructure, hardware and software, including platform, wide-area network and local-area network components. Research for non-IT systems includes identifying systems that include embedded technology, such as micro-controllers, which are not Year 2000 compliant.

  Ziff-Davis Inc. has identified critical systems and applications that will either be validated for compliance through formal documentation, through vendors or through testing. Ziff-Davis Inc. will enter the testing phase of its infrastructure, hardware, software and databases in the first quarter of 1999 and plans to complete such phase by September 1, 1999. Contingency plans will be developed for any systems or platforms that are known to be non-compliant as of September 1, 1999.

  Some of Ziff-Davis Inc.'s computer systems and databases, including its subscription fulfillment and payroll systems, are managed by third parties under contractual arrangements. Ziff-Davis Inc. currently has no Year 2000 compliance problems known to it relating to third parties. Ziff-Davis Inc. has requested those third parties with which Ziff-Davis Inc. has material relationships in the first quarter of 1999 to advise it as to whether such third parties anticipate difficulties in addressing Year 2000 compliance problems, and if so, the nature of such difficulties. Ziff-Davis Inc. anticipates that such inquiries will be completed by April 30, 1999.

  In addition, Ziff-Davis Inc. will develop contingency plans during the second half of 1999 in order to compensate for any disruption or downtime that could result from a Year 2000 compliance problem. Ziff-Davis Inc. plans to replace IT and non-IT systems that it determines are not Year 2000 compliant prior to October 1, 1999 in order to minimize any risk of a Year 2000 compliance problem.

  Ziff-Davis Inc. has incurred remediation costs associated with its Year 2000 readiness efforts. These remediation costs have been incurred in connection with replacement of systems and hardware, modification of software and consulting costs related to Year 2000 solution providers. The costs to address Year 2000 issues which have been included in the general and administrative expenses of Ziff-Davis Inc. have not been tracked separately and are therefore not determinable. However, management believes these expenses have been substitutive rather than incremental to the recurring level of general and administrative expenses. Total capitalized costs incurred in the replacement of systems in connection with Ziff-Davis Inc.'s Year 2000 readiness efforts as of December 31, 1997 and 1998 were $1,692,000 and $3,837,000, respectively. Ziff-Davis Inc. estimates that it will incur an additional $3,815,000 during 1999 related to its Year 2000 readiness efforts.

  Ziff-Davis Inc. expects to complete testing and replacement of critical systems by the beginning of the fourth quarter of 1999. Ziff-Davis Inc.'s estimate of its most reasonably likely "worst case scenario" would be the failure of its internal applications and systems that process and store certain information and data. Ziff-Davis Inc. would resolve the failure of such applications and systems one by one and management of Ziff-Davis Inc. does not believe that the impact on its critical systems would be material. However, if Ziff-Davis Inc. or any subscribers, advertisers, licensors, vendors or other third parties on whom it relies experiences a Year 2000 compliance problem, this could have a material adverse effect on Ziff-Davis Inc.'s profit and liquidity.

Recently Issued Accounting Pronouncements

  SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, issued in June 1998, establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Ziff-Davis Inc. does not expect the adoption of SFAS No. 133 to have a material impact on Ziff-Davis Inc.'s results of operations.

  Ziff-Davis Inc. expects to adopt this statement beginning with its 2000 financial statements.

                                ZIFF-DAVIS INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Ziff-Davis Inc.
  Report of independent accountants.......................................  20
  Consolidated balance sheets as of December 31, 1997 and 1998 ...........  21
  Consolidated statements of operations for the years ended December 31,
   1996, 1997 and 1998....................................................  22
  Consolidated statements of cash flows for the years ended December 31,
   1996, 1997, 1998.......................................................  23
  Consolidated statements of changes in stockholders' equity for the years ended December 31, 1996, 1997 and 1998.................................  24
  Notes to consolidated financial statements..............................  25

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Ziff-Davis Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and changes in stockholders' equity, present fairly, in all material respects, the financial position of Ziff-Davis Inc. and its subsidiaries (the "Company") at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, NY
February 22, 1999

                                ZIFF-DAVIS INC.

                          CONSOLIDATED BALANCE SHEETS
                (dollars in thousands, except per share amounts)

                                                         December 31,
                                                     ----------------------
                                                        1997        1998
                                                     ----------  ----------  ---
                       ASSETS
Current assets:
  Cash and cash equivalents......................... $   30,301  $   32,566
  Accounts receivable, net..........................    221,310     227,325
  Inventories.......................................     17,853      15,551
  Prepaid expenses and other current assets.........     37,900      34,543
  Due from affiliates...............................    131,290      53,984
  Deferred taxes....................................      8,794      22,262
                                                     ----------  ----------
Total current assets................................    447,448     386,231
Property and equipment, net.........................     53,536      91,189
Intangible assets, net..............................  3,030,333   2,907,043
Other assets........................................     15,329      49,340
                                                     ----------  ----------
Total assets........................................ $3,546,646  $3,433,803
                                                     ==========  ==========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................. $   55,468  $   74,397
  Accrued expenses..................................     80,094      97,319
  Unearned income, net..............................    154,682     152,081
  Due to affiliates and management..................    398,332       4,618
  Current portion of notes payable to affiliates....    125,790       7,692
  Other current liabilities.........................      4,222      14,591
                                                     ----------  ----------
Total current liabilities...........................    818,588     350,698
Notes payable to affiliates.........................  2,408,240      70,192
Notes payable, net of unamortized discount..........        --    1,469,130
Deferred taxes......................................    180,117     165,082
Due to management...................................        --        5,400
Other liabilities...................................     13,571      20,703
                                                     ----------  ----------
Total liabilities...................................  3,420,516   2,081,205
                                                     ----------  ----------
Commitments and contingencies (Notes 17 and 18)
Stockholders' equity:
  Preferred stock(1)................................        --          --
  Common stock(2)...................................        --        1,000
  Additional paid-in capital........................    248,330   1,571,681
  Accumulated deficit...............................   (119,429)   (197,238)
  Deferred compensation.............................       (996)    (22,024)
  Cumulative translation adjustment.................     (1,775)       (821)
                                                     ----------  ----------
Total stockholders' equity..........................    126,130   1,352,598
                                                     ----------  ----------
Total liabilities and stockholders' equity.......... $3,546,646  $3,433,803
                                                     ==========  ==========

--------
(1) December 31, 1998: par value $.01 per share, 10,000,000 shares authorized, no shares issued and outstanding; December 31, 1997: no shares authorized, issued and outstanding.
(2) December 31, 1998: par value $.01 per share, 120,000,000 shares authorized, 100,000,000 shares issued and outstanding; December 31, 1997: par value $.01 per share, 2,000 shares authorized, 200 shares issued and outstanding.

   The accompanying notes are an integral part of these financial statements.

                                ZIFF-DAVIS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           (dollars in thousands, except share and per share amounts)

                                               Years ended December 31,
                                            ---------------------------------
                                              1996       1997        1998
                                            ---------  ---------  -----------
Revenue, net:
  Publishing............................... $ 674,040  $ 834,015    $ 782,882
  Events...................................   264,884    287,528      269,867
  Internet.................................    16,215     32,218       56,143
                                            ---------  ---------  -----------
                                              955,139  1,153,761    1,108,892
                                            ---------  ---------  -----------
Cost of production.........................   271,532    325,245      305,346
Selling, general and administrative
 expenses..................................   456,690    564,344      567,683
Depreciation and amortization of property
 and equipment.............................    32,303     30,379       29,885
Amortization of intangible assets..........   107,433    124,561      122,659
Restructuring charge.......................       --         --        52,239
                                            ---------  ---------  -----------
Income from operations.....................    87,181    109,232       31,080
Interest expense, net--related party.......  (120,646)  (190,445)     (65,935)
Interest expense, net......................       --         --       (77,612)
Other non-operating income, net............     6,341      8,722        8,231
                                            ---------  ---------  -----------
Loss before income taxes...................   (27,124)   (72,491)    (104,236)
Provision (benefit) for income taxes.......    24,957     (1,312)     (26,427)
                                            ---------  ---------  -----------
Net loss................................... $ (52,081) $ (71,179)   $ (77,809)
                                            =========  =========  ===========
Pro forma basic loss per common share......                         $   (0.78)
                                                                  ===========
Pro forma weighted average common shares
 outstanding...............................                       100,000,000
                                                                  ===========


   The accompanying notes are an integral part of these financial statements.

                                ZIFF-DAVIS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                Years ended December 31,
                                            ----------------------------------
                                               1996        1997       1998
                                            -----------  --------  -----------
Cash flows from operating activities:
Net loss..................................  $   (52,081) $(71,179) $   (77,809)
Adjustments to reconcile net loss to net
 cash provided (used) by operating activi-
 ties:
 Depreciation and amortization............      139,736   154,940      152,544
 Amortization of debt issuance costs and
  discount................................          --        --         2,430
 Restructuring charge.....................          --        --        52,239
 Income from equity investments...........         (115)   (2,030)      (7,483)
 Deferred tax provision (benefit).........       24,957    (1,312)     (28,974)
 Changes in operating assets and liabili-
  ties:
  Accounts receivable.....................      (38,086)  (18,899)      (4,899)
  Inventories.............................        7,788      (853)       2,923
  Accounts payable and accrued expenses...       12,850    (7,376)      (1,121)
  Unearned income.........................        1,392   (20,194)      (5,326)
  Due to affiliates and management........      (29,303)  (38,543)      (3,348)
  Other, net..............................       (5,595)    2,082       14,600
                                            -----------  --------  -----------
Net cash provided (used) by operating
 activities...............................       61,543    (3,364)      95,776
                                            -----------  --------  -----------
Cash flows from investing activities:
  Capital expenditures....................      (22,365)  (30,196)     (36,599)
  Investments and acquisitions, net of
   cash acquired..........................   (2,124,823)  (14,000)     (27,772)
                                            -----------  --------  -----------
Net cash used by investing activities.....   (2,147,188)  (44,196)     (64,371)
                                            -----------  --------  -----------
Cash flows from financing activities:
  Proceeds from equity offering...........          --        --       380,337
  Proceeds from issuance of notes pay-
   able...................................          --        --       242,723
  Proceeds from issuance of bank debt.....          --        --     1,240,200
  Proceeds from notes payable to affili-
   ates...................................    1,080,000    10,000          --
  Payments of amounts due to affiliates...          --        --      (314,798)
  Repayments of credit facility...........          --        --       (95,504)
  Borrowings under credit facility........          --        --        65,504
  Principal payments on notes payable to
   affiliates.............................          --    (31,420)  (1,571,264)
  Payment of deferred financing fee.......          --        --        (3,375)
  Purchase of treasury shares.............          --        --       (29,500)
  Sale of treasury shares.................          --        --        29,500
  Advance from majority shareholder.......          --        --        20,377
  Contributed capital.....................    1,015,652    69,366        6,660
  Payment of dividends....................       (8,000)      --           --
                                            -----------  --------  -----------
Net cash provided (used) by financing
 activities...............................    2,087,652    47,946      (29,140)
Net increase in cash and cash
 equivalents..............................        2,007       386        2,265
Cash and cash equivalents at beginning of
 period...................................       27,908    29,915       30,301
                                            -----------  --------  -----------
Cash and cash equivalents at end of peri-
 od.......................................  $    29,915  $ 30,301  $    32,566
                                            ===========  ========  ===========

   The accompanying notes are an integral part of these financial statements.

                                ZIFF-DAVIS INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             (dollars in thousands)

                   Ziff-Davis Inc.                    ZDI          ZDCF      Additional  Retained                Cumulative
                  -------------------  Treasury  ------------- -------------  paid-in    earnings     Deferred   translation
                    Shares     Amount   Stock    Shares Amount Shares Amount  capital    (deficit)  compensation adjustment
                  -----------  ------  --------  ------ ------ ------ ------ ----------  ---------  ------------ -----------
Balance at
 December 31,
 1995...........          --   $  --   $   --      --   $ --     100  $ --   $  379,586  $  11,831    $    --      $  111
Acquisition of
 Ziff-Davis
 Holdings Corp...                                  100    --                  1,014,178
Return of
 capital........                                                               (899,948)
Capital
 contribution...                                                                  1,474
Dividend paid...                                                                            (8,000)
Shares
 contributed to
 restricted
 stock plan.....                                                                  3,528                 (3,528)
Compensation
 earned on
 restricted
 stock..........                                                                                         1,080
Net loss........                                                                           (52,081)
Foreign currency
 translation
 adjustment.....                                                                                                     (475)
                  -----------  ------  -------    ----  -----   ----  -----  ----------  ---------    --------     ------
Balance at
 December 31,
 1996...........          --      --       --      100    --     100    --      498,818    (48,250)     (2,448)      (364)
Return of
 capital........                                                               (381,434)
Capital
 contribution...                                                                128,482
Shares
 contributed to
 restricted
 stock plan.....                                                                  2,464                 (2,464)
Compensation
 earned on
 restricted
 stock..........                                                                                         3,916
Net loss........                                                                           (71,179)
Foreign currency
 translation
 adjustment.....                                                                                                   (1,411)
                  -----------  ------  -------    ----  -----   ----  -----  ----------  ---------    --------     ------
Balance at
 December 31,
 1997...........          --      --       --      100    --     100    --      248,330   (119,429)       (996)    (1,775)
Capital
 contribution...                                                                  9,007
Capitalization
 of amounts due
 to affiliates..                                                                908,673
Contribution of
 subsidiaries
 from SBH to
 Ziff-Davis
 Inc............   73,619,355     736             (100)   --    (100)   --
Initial public
 offering.......   25,800,000     258                                           375,235
Acquisition of
 fixed assets
 from an
 affiliate......      580,645       6                                             8,994
Purchase of
 treasury shares
 from SBH.......   (2,000,000)    (20) (29,480)
Sale of treasury
 shares to the
 public.........    2,000,000      20   29,480
Stock option
 vested as
 severance......                                                                    162
Conversion of
 Softbank stock
 options........          --                                                      3,018                 (3,018)
Issuance of
 ZDNet Options..                                                                 18,262                (18,262)
Net loss........                                                                           (77,809)
Compensation
 earned on
 restricted
 stock..........                                                                                           252
Foreign currency
 translation
 adjustment.....                                                                                                      954
                  -----------  ------  -------    ----  -----   ----  -----  ----------  ---------    --------     ------
Balance at
 December 31,
 1998...........  100,000,000  $1,000  $   --      --   $ --     --   $ --   $1,571,681  $(197,238)   $(22,024)    $ (821)
                  ===========  ======  =======    ====  =====   ====  =====  ==========  =========    ========     ======
                      Total
                  stockholders'
                     equity
                  -------------
Balance at
 December 31,
 1995...........   $  391,528
Acquisition of
 Ziff-Davis
 Holdings Corp...   1,014,178
Return of
 capital........     (899,948)
Capital
 contribution...        1,474
Dividend paid...       (8,000)
Shares
 contributed to
 restricted
 stock plan.....          --
Compensation
 earned on
 restricted
 stock..........        1,080
Net loss........      (52,081)
Foreign currency
 translation
 adjustment.....         (475)
                  -------------
Balance at
 December 31,
 1996...........      447,756
Return of
 capital........     (381,434)
Capital
 contribution...      128,482
Shares
 contributed to
 restricted
 stock plan.....          --
Compensation
 earned on
 restricted
 stock..........        3,916
Net loss........      (71,179)
Foreign currency
 translation
 adjustment.....       (1,411)
                  -------------
Balance at
 December 31,
 1997...........      126,130
Capital
 contribution...        9,007
Capitalization
 of amounts due
 to affiliates..      908,673
Contribution of
 subsidiaries
 from SBH to
 Ziff-Davis
 Inc............          736
Initial public
 offering.......      375,493
Acquisition of
 fixed assets
 from an
 affiliate......        9,000
Purchase of
 treasury shares
 from SBH.......      (29,500)
Sale of treasury
 shares to the
 public.........       29,500
Stock option
 vested as
 severance......          162
Conversion of
 Softbank stock
 options........          --
Issuance of
 ZDNet Options..          --
Net loss........      (77,809)
Compensation
 earned on
 restricted
 stock..........          252
Foreign currency
 translation
 adjustment.....          954
                  -------------
Balance at
 December 31,
 1998...........   $1,352,598
                  =============

   The accompanying notes are an integral part of these financial statements.

                                ZIFF-DAVIS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (numbers rounded to the nearest thousand, except share and per share amounts)

1. The Company and Basis of Presentation

 Formation of Ziff-Davis Inc.

  Ziff-Davis Inc. was formed through an initial public offering and a reorganization that were completed on May 4, 1998. (See Note 2.) Prior to that date, the predecessors of Ziff-Davis Inc. (currently named ZD Inc. ("ZDI") and ZD Events Inc.) were wholly owned indirect subsidiaries of SOFTBANK Corp (together with its non-Ziff-Davis Inc. affiliates, "Softbank"). As such, financial statements for periods prior to May 4, 1998 have been prepared on a combined basis while the financial statements for the periods after May 4, 1998 have been prepared on a consolidated basis.

  As further described below, the consolidated financial statements include the accounts of ZDI from its date of acquisition (February 29, 1996) and ZD Events for all periods presented. In addition, the results of the MAC Assets (as defined below) which were acquired in two tranches on October 31, 1997 and May 4, 1998 have been included in Ziff-Davis Inc.'s financial statements from the time of their acquisition by MAC Inc. ("MAC") (February 29, 1996). These results have been included in a manner similar to a pooling of interests, as the MAC Assets, ZDI and ZD Events Inc. were under common control at the time the MAC Assets were acquired by Ziff-Davis Inc. (See relationship with Softbank and MAC below.)

 Relationship with Softbank and MAC

  SOFTBANK Corp. is the indirect majority stockholder of Ziff-Davis Inc. SOFTBANK Corp. is a Japanese corporation which at the time of the acquisition of the MAC Assets was majority owned directly and indirectly by its president, Mr. Son. As of December 31, 1998, Mr. Son owned approximately 45% of SOFTBANK Corp. (50.2% as of December 31, 1997). MAC, also a Japanese corporation, was wholly owned by Mr. Son.

 Operations and acquisitions

  Ziff-Davis Inc. operates in three business segments: (1) publishing, (2) events and (3) Internet.

 Publishing

  The publishing segment is engaged in publishing magazines, journals, newsletters, electronic information products, training manuals and market research about the computer industry. The publishing segment's principal operations are in the U.S. and Europe, although it also licenses or syndicates its editorial content to over 50 other publications distributed worldwide.

 Events

  The events segment is engaged in the organization, production and management of trade shows, conferences and seminars for the computer industry. The events segment's principal operations are in the U.S. and to a lesser extent in Europe and Asia.

                                ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)


 Internet

  The Internet segment is engaged in providing technology related information to Internet users worldwide. The Internet segment's principal operations are in the U.S. and to a lesser extent in Europe.

 Acquisition of ZDI (formerly Ziff-Davis Publishing Company and Ziff-Davis Holdings Corp.)

  In February 1996, Softbank acquired the stock of Ziff-Davis Holdings Corp. ("Holdings") for an aggregate purchase price of approximately $1,800,000,000, plus transaction costs. Concurrent with the acquisition, in a separate agreement, MAC, directly or through wholly owned affiliates, acquired certain of the assets and assumed certain of the liabilities of ZDI (the "MAC Assets") for an aggregate purchase price of approximately $302,000,000.

  These acquisitions have been accounted for as of February 29, 1996 using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed was $1,922,000,000 and $285,000,000, respectively.

  Subsequent to the acquisition, Holdings and ZDI were merged with ZDI being the surviving corporation.

 Purchase of the MAC Assets

  In 1997, ZDI agreed to purchase certain of the MAC Assets for $370,000,000. The acquisition was effected in two tranches, the first of which closed on October 31, 1997 and the second of which closed upon completion of the initial public offering of Ziff-Davis Inc.'s common stock (further described below). At December 31, 1997, ZDI had accrued the $370,000,000 purchase price which was recorded as a return of capital.

  The acquisitions from MAC described above have been accounted for in a manner similar to a pooling of interests as all entities involved were under common control at the time of the acquisitions. Accordingly, the accompanying consolidated financial statements include the results of operations of the MAC Assets from February 29, 1996.

 Acquisition of Sendai

  On May 8, 1996, ZDI acquired substantially all of the assets and liabilities of Sendai Publishing Group, Inc., a publisher and distributor of magazines, books, products and computer services related to the electronic gaming industry, for approximately $27,500,000, plus transaction costs. The acquisition was accounted for as a purchase and accordingly, Sendai's results are included in the consolidated financial statements since the date of acquisition. The excess of the purchase price over assets acquired approximated $33,378,000. The operations of Sendai did not have a material effect on the consolidated results of operations for the year ended December 31, 1996.

                                ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)


 Acquisition of Sky TV

  On October 28, 1998, Ziff-Davis Inc. acquired the assets of Sky TV Inc. and certain affiliates for approximately $12,150,000 in cash plus contingent payments related to earnings performance payable in 2002. Sky TV is a media company that produces video content for distribution principally through airline in-flight, cable and broadcast television. The acquisition was accounted for as a purchase and accordingly Sky TV's results are included in the consolidated financial statements since the date of acquisition. The excess of the purchase price over assets acquired approximated $11,318,000. The operations of Sky TV did not have a material effect on consolidated results of operations for the year ended December 31, 1998.

2. Reorganization, Initial Public Offering and ZDNet Stock Proposal

  On February 4, 1998, a nonstock corporation, ZD Inc., was formed in contemplation of a reorganization and initial public offering of Ziff-Davis Inc. Upon completion of the initial public offering (described below), Ziff-Davis Inc. was renamed ZD Inc. and ZDCF was renamed ZD Events Inc. and ZD Inc. was renamed Ziff-Davis Inc.

  On May 4, 1998 SOFTBANK Corp., through its wholly owned subsidiary SOFTBANK Holdings Inc. ("SBH"), completed a reorganization whereby the common stock of ZD Inc. and ZD Events Inc. were contributed to Ziff-Davis Inc. in exchange for 73,619,335 shares of Ziff-Davis Inc.'s common stock. Concurrent with the reorganization, Ziff-Davis Inc. (1) completed an initial public offering of 25,800,000 common shares at an initial public offering price of $15.50 per share, (2) issued $250,000,000 of 8 1/2% subordinated notes due 2008, (3) entered into a $1,350,000,000 credit facility with a group of banks under which $1,250,000,000 was borrowed and (4) converted $908,673,000 of intercompany indebtedness to equity. In addition, Ziff-Davis Inc. received approximately $9,107,000 of fixed assets from Kingston Technology Company ("Kingston"), a related party, in exchange for 580,645 shares of Ziff-Davis Inc.'s common stock and $107,000 in cash. These assets have been subsequently leased back to Kingston. Total shares of common stock issued to Softbank were 74,200,000. The transactions described above are hereafter referred to as the "Reorganization".

  Proceeds, net of transaction costs, from the initial public offering and funding transactions in the Reorganization of $1,863,260,000 were used to complete the purchase of certain assets from MAC for $370,000,000 and repay intercompany indebtedness.

  On May 28, 1998, Ziff-Davis Inc.'s U.S. underwriters exercised their option to purchase 2.0 million additional shares of common stock to cover over-allotments. Ziff-Davis Inc. purchased the additional shares from SBH resulting in no change to the total number of shares outstanding. On December 31, 1998, SBH contributed 71,619,355 shares of Ziff-Davis Inc.'s common stock to SOFTBANK America Inc., an affiliate of SOFTBANK Corp.

                                ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

 Unaudited pro forma financial information

  The following summary pro forma information has been prepared as if the Reorganization and initial public offering described above, had been consummated on January 1, 1998. The pro forma adjustments include a $5,219,000 reduction of interest expense, a $900,000 increase in depreciation expense and a $900,000 reduction of selling, general and administrative expenses, as well as the tax effect of these items recorded at an effective tax rate of 40%.

                                                                Year ended
                                                             December 31, 1998
                                                           ---------------------
                                                           (dollars in thousands
                                                           except share and per
                                                              share amounts)
   Revenue, net...........................................      $ 1,108,892
   Depreciation and amortization .........................          153,444
   Income from operations.................................           31,080
   Interest expense, net..................................          138,328
   Loss before income taxes...............................          (99,017)
   Income tax benefit.....................................           24,339
   Net loss...............................................      $   (74,678)
   Net loss per basic common share........................      $     (0.75)
   Weighted average common shares outstanding.............      100,000,000

 ZDNet Stock Proposal (unaudited)

  The stockholders of Ziff-Davis Inc. are scheduled to vote on a proposal (the "Tracking Stock Proposal") to authorize the issuance of a new series of common stock, to be designated as Ziff-Davis Inc.--ZDNet Common Stock ("ZDNet Stock"), intended to reflect the performance of Ziff-Davis Inc.'s online business division ("ZDNet"). The majority owner of the common stock of Ziff-Davis Inc. has committed to vote for the Tracking Stock Proposal. Before the ZDNet Stock is first issued, Ziff-Davis Inc.'s existing common stock will be re-classified as Ziff-Davis Inc.--ZD Common Stock ("ZD Stock") and that stock will be intended to reflect the performance of Ziff-Davis Inc.'s other businesses and a "Retained Interest" in ZDNet (i.e., Ziff-Davis Inc.'s interest in ZDNet excluding the interest intended to be represented by outstanding shares of ZDNet Stock) (collectively, "ZD").

  ZD currently has a 100% Retained Interest in ZDNet. Following approval of the Tracking Stock Proposal, Ziff-Davis Inc. currently plans to offer to the public, for cash, 10,000,000 shares of ZDNet Stock intended to represent approximately 14% of the equity value attributed to ZDNet. Ziff-Davis Inc. expects to offer ZDNet Stock to the public sometime in the first or second quarter of 1999. However, Ziff-Davis Inc. could choose to conduct the offering at a later time, or not to make the offering at all, depending on the circumstances at the time. In addition to or instead of the offering, Ziff-Davis Inc. reserves the right to distribute ZDNet Stock to stockholders of Ziff-Davis Inc.

                                ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

3. Summary of Significant Accounting Policies

 Principles of combination and consolidation

  Prior to the Reorganization, the financial statements were prepared on a combined basis to include the accounts of ZDI and ZD Events including, as discussed above, the MAC Assets. The financial statements of Ziff-Davis Inc. prepared subsequent to the Reorganization described above have been prepared on a consolidated basis. All significant transactions between these entities have been eliminated in combination and consolidation.

  Investments in companies in which Ziff-Davis Inc.'s ownership interests range from 20% to 50% and in which Ziff-Davis Inc. has the ability to exercise significant influence over the operating and financial policies of such companies are accounted for under the equity method.

 Cash and cash equivalents

  Ziff-Davis Inc. considers all highly liquid investments with an original maturity of 3 months or less to be cash equivalents.

 Concentration of credit risk

  Ziff-Davis Inc. places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of federally insured limits. Ziff-Davis Inc. has not experienced losses in such accounts.

  Ziff-Davis Inc.'s advertisers and exhibitors include principally customers who represent a variety of technology companies in the U.S. and other countries. Ziff-Davis Inc. extends credit to its customers and distributors and historically has not experienced significant losses relating to receivables from individual customers or groups of customers.

 Property and equipment

  Property and equipment have been recorded at cost or estimated fair value at the date of acquisition. Depreciation is computed using the straight-line method, half-year convention, over the estimated useful lives of the assets which range from 3 to 30 years. Leasehold improvements are amortized using the straight-line method over the service life of the improvement or the life of the related lease, whichever is shorter. Maintenance and repair costs are charged to expense as incurred.

 Inventories

  Inventories, which consist principally of paper, are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

                                ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

 Debt issuance costs and discount on senior subordinated notes

  The cost to issue debt is recorded in the balance sheet in other assets and amortized to interest expense over the life of the debt. The discount on the senior subordinated notes is recorded in the balance sheet as a reduction of long-term debt and is amortized to interest expense over the life of the notes. All amounts are amortized utilizing the effective-interest method.

 Intangible assets

  Intangible assets consist principally of advertising lists, exhibitor relationships, trademarks and trade names and goodwill. Amortization of these assets is computed on a straight-line basis over estimated useful lives. Identifiable intangible assets are amortized over a period of 2 to 40 years and goodwill, which represents the excess of the purchase price over the estimated fair values of net assets acquired, is amortized over a period of 5 to 40 years. (See Note 7.) Ziff-Davis Inc. assesses the recoverability of intangible assets whenever adverse events or changes in circumstances indicate that expected future cash flows (undiscounted and without interest charges) may not be sufficient to support the carrying amount of intangible assets. If undiscounted cash flows are not sufficient to support the recorded value of assets, an impairment loss is recognized to reduce the carrying value of the intangibles to estimated recoverable value.

 Revenue recognition

  Advertising revenue for Ziff-Davis Inc.'s publications, less agency commissions, is recognized as income in the month that the related publications are sent to subscribers or become available for sale at newsstands.

  Circulation revenue consists of both subscription revenue and single copy newsstand sales. Subscription revenue, less estimated cancellations, is deferred and recognized as income in the month that the related publications are sent to subscribers. Newsstand sales, less estimated returns, are recognized in the month that the related publications become available for sale at newsstands.

  Payments received in advance of trade shows, conferences and seminars are initially reported on the balance sheet as deferred revenue and are recognized as income when the events take place.

  Revenue generated by market research is recognized when the service is provided.

  Online revenue is derived principally from the sale of advertisements on short-term contracts. Online revenue is recognized ratably in the period in which the advertisement is displayed, provided that no significant obligations remain and collection of the resulting receivable is probable. Ziff-Davis Inc.'s obligations typically include guarantees of minimum number of "impressions", or times that an advertisement appears in pages viewed by users of Ziff-Davis Inc.'s online properties. To the extent minimum guaranteed impressions are not met, Ziff-Davis Inc. defers recognition of the corresponding revenues until the remaining guaranteed impression levels are achieved.

                                ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)


 Operating costs and expenses

  Cost of production includes the direct costs of producing magazines, online content, newsletters and training materials, primarily paper, printing and distribution, and the direct costs associated with organizing, producing and managing trade shows, seminars, conferences and expositions. Selling, general and administrative costs include subscriber acquisition costs which are expensed as incurred. Editorial and product development costs are expensed as incurred. Product development costs include the cost of artwork, graphics, prepress, plates and photography for new products.

 Reportable segments

  In 1998, Ziff-Davis Inc. adopted Statement of Financial Accounting Standards ("SFAS") No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of Ziff-Davis Inc.'s reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information. (See Note 19.)

 Foreign currency

  The effect of translating foreign currency financial statements into U.S. dollars is included in the cumulative translation adjustments account in stockholders' equity. Gains and losses on foreign currency transactions, which are not significant to operations, have been included in selling, general and administrative expenses. Ziff-Davis Inc. has not historically entered into forward currency contracts.

 Other non-operating income

  Other non-operating income includes management fee income and Ziff-Davis Inc.'s equity share of income or loss from joint ventures.

 Income taxes

  Ziff-Davis Inc. uses the asset and liability approach for financial accounting and reporting of deferred taxes.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from these estimates.

                                ZIFF-DAVIS INC.

      (numbers rounded to the nearest thousand, except per share amounts)


 Fair value of financial instruments

  Ziff-Davis Inc.'s financial instruments recorded on the balance sheet include cash and cash equivalents, accounts receivable, accounts payable and debt. Because of their short maturity, the carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximate fair value. Fair value of long-term bank debt is based on rates available to Ziff-Davis Inc. for debt with similar terms and maturities. Fair value of public debt is based on market prices.

  Ziff-Davis Inc. uses interest rate swap agreements to manage risk on its floating rate debt portfolio. Fair value of these instruments is based on estimated current settlement cost.

 Interest rate swaps

  Ziff-Davis Inc. periodically uses interest rate swaps to manage its exposure to interest rate fluctuations on its floating rate debt. These interest rate swaps are entered into for hedging purposes and as such, must be designated and effective as a hedge against the risk of increased interest rates. Under the terms of the agreements Ziff-Davis Inc. pays a fixed interest rate on a notional amount and receives a variable interest rate on the same notional amount. The differential between the amounts paid and received is recorded as additional interest expense. Interest rate swaps designated but no longer effective as a hedge would be reported at market value and the related gains and losses would be recognized in earnings. Gains or losses on termination of interest rate swaps would be recognized in earnings in the period of termination.

 Stock-based compensation

  Ziff-Davis Inc. has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), to account for stock options. Effective January 1, 1996, Ziff-Davis Inc. adopted the disclosure-only provisions of Statement of Financial Accounting Standard ("SFAS") No. 123, Accounting for Stock-Based Compensation.

 Earnings per share

  Earnings per share data for 1996 and 1997 have been omitted on the basis that they are not meaningful due to the insignificant number of shares outstanding. Earnings per share data for 1998 is calculated on a pro forma basis as if the shares issued in connection with the Reorganization and initial public offering described in Note 2 were outstanding as of January 1, 1998. Options to purchase Ziff-Davis Inc. common stock that could potentially dilute basic earnings per share in the future were not included in the computation of diluted loss per share because they were anti-dilutive. There were options to purchase 6,691,305 shares of Ziff-Davis Inc. common stock outstanding at December 31, 1998.

                                ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

 Comprehensive income

  Ziff-Davis Inc. implemented SFAS No. 130. Reporting Comprehensive Income, effective January 1, 1998. This standard requires Ziff-Davis Inc. to report the total changes in stockholders' equity that do not result directly from transactions with stockholders, including those which do not affect retained earnings. These changes are not material to Ziff-Davis Inc.'s consolidated financial statements.

 New accounting pronouncement

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Ziff-Davis Inc. does not expect the adoption of SFAS No. 133 to have a material impact on Ziff-Davis Inc.'s results of operations. Ziff-Davis Inc. will adopt SFAS No. 133 beginning with its 2000 financial statements.

 Reclassifications

  Certain amounts have been reclassified, where appropriate, to conform to the current financial statement presentation.

4. Restructuring

  Margin pressure on computer equipment manufacturers, industry and product delays, lower demand in Asia and a focus on the Year 2000 transition are contributing to a reduced demand for advertising in Ziff-Davis Inc.'s magazines, principally PC Magazine, PC/Computing, Computer Shopper and PC Week. Ziff-Davis Inc. believes these factors are continuing.

  As a result of this reduced demand, in October 1998 Ziff-Davis Inc. announced a restructuring program with the intent of significantly reducing its cost base. Ziff-Davis Inc. incurred a pre-tax charge of $52,239,000 for this restructuring program. The charge included asset impairment costs ($37,890,000), employee termination costs ($8,668,000) and costs to exit activities ($5,681,000) principally resulting from the closing of three publications (Windows Pro, Internet Business and Equip) and the reduction of Ziff-Davis Inc.'s work force by 310 employees. The charge also included costs resulting from the discontinuation of certain educational journals and trade shows. The following sets forth additional detail concerning the principal components of the charge:

  . Asset impairment costs totaled $37,890,000. These costs, which are non-cash, included the write-off of intangible assets, primarily subscriber lists, advertising lists, tradenames and goodwill, associated with the discontinued publications ($34,245,000) and trade shows ($2,930,000) as well as deferred marketing expenses associated with the discontinued educational journals ($715,000).

                                ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)


  . Employee termination costs related to severed personnel at the closed publications as well as a rationalization and resulting workforce reduction of the remainder of Ziff-Davis Inc.'s operations. Employee termination costs included payments for severance and earned vacation as well as the costs of outplacement services and the provision of continued benefits to personnel. As of December 31, 1998, $5,200,000 of the $8,668,000 related to these employee terminations had been paid.

  . Costs to exit activities reflect the costs associated with the final closure of the discontinued publications ($1,837,000) and the costs to reduce office space under lease as a result of the reduced level of employees ($3,844,000).

  Included in accrued expenses is $7,260,000 related to this restructuring which Ziff-Davis Inc. believes will be paid during the first half of 1999.

5. Accounts Receivable, Net

  Accounts receivable, net, consist of the following:

                                                             December 31,
                                                           ------------------
                                                             1997      1998
                                                           --------  --------
                                                              (dollars in
                                                              thousands)
     Accounts receivable.................................. $309,565  $312,706
     Allowance for doubtful accounts, returns and
      cancellations.......................................  (88,255)  (85,381)
                                                           --------  --------
                                                           $221,310  $227,325
                                                           ========  ========

6. Property and Equipment, Net

  Property and equipment, net, consist of the following:

                                                            December 31,
                                                       ------------------------
                                                          1997         1998
                                                       -----------  -----------
                                                       (dollars in thousands)
     Computers and equipment.......................... $    50,170  $    78,587
     Leasehold improvements...........................      40,033       62,672
     Furniture and fixtures...........................      17,619       29,646
                                                       -----------  -----------
                                                           107,822      170,905
     Accumulated depreciation and amortization........     (54,286)     (79,716)
                                                       -----------  -----------
                                                       $    53,536  $    91,189
                                                       ===========  ===========

                                ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

7. Intangible Assets, Net

  Intangible assets, net, consist of the following:

                                              Range of       December 31,
                                            Useful Lives ----------------------
                                              (years)       1997        1998
                                            ------------ ----------  ----------
                                                              (dollars in
                                                              thousands)
     Advertising lists.....................     7-34     $  888,100  $  872,400
     Exhibitor relationships...............     4-27        154,070     154,070
     Trademarks/trade names................    30-40        735,595     709,306
     License agreements....................     6-14         11,212      11,212
     Subscriber lists......................     3-10         51,475      51,375
     Other.................................     2-20         57,599      58,837
     Goodwill..............................     5-40      1,387,556   1,419,892
                                                         ----------  ----------
                                                          3,285,607   3,277,092
     Accumulated amortization..............                (255,274)   (370,049)
                                                         ----------  ----------
                                                         $3,030,333  $2,907,043
                                                         ==========  ==========

  Intangible assets primarily relate to the acquisitions of ZDI, COMDEX and the MAC Assets. As discussed in Note 1, the acquisitions were accounted for under the purchase method of accounting. As such, the purchase price of these acquisitions was allocated to tangible and identifiable intangible assets with the remaining amount being allocated to goodwill.

  Advertising lists, exhibitor relationships and subscriber lists were recorded at estimated fair value as determined by an income approach. Trademarks/trade names were recorded at estimated fair value using a relief from royalty approach.

  All intangible assets are being amortized using the straight-line method over estimated useful lives, up to 40 years. In determining the estimated useful lives, Ziff-Davis Inc. considered its competitive position in the markets in which it operates, the historical attrition rates of advertisers, subscribers and exhibitors, legal and contractual obligations and other factors.

  Recoverability of goodwill and intangible assets is assessed at a minimum on an annual basis. Impairments would be recognized in operating results if a permanent diminution in value were to occur based upon an undiscounted cash flow analysis. In connection with the restructuring described in Note 4, Ziff-Davis Inc. recorded a $37,175,000 write-down of intangible assets associated with discontinued publications and events.

                                ZIFF-DAVIS INC.

      (numbers rounded to the nearest thousand, except per share amounts)

8. Accrued Expenses

  Accrued expenses consist of the following:

                                                             December 31,
                                                        -----------------------
                                                           1997        1998
                                                        ----------- -----------
                                                        (dollars in thousands)
     Payroll and related employee benefits............. $    29,112 $    26,351
     Accrued interest..................................       6,226      13,678
     Restructuring reserve.............................         --        7,260
     Other taxes payable...............................       2,822       2,674
     Other.............................................      41,934      47,356
                                                        ----------- -----------
                                                        $    80,094 $    97,319
                                                        =========== ===========

9. Unearned Income

  Unearned income consists of the following:

                                                               December 31,
                                                             ------------------
                                                               1997      1998
                                                             --------  --------
                                                                (dollars in
                                                                thousands)
     Unexpired subscriptions................................ $ 82,167  $ 66,018
     Prepaid conference fees................................   80,706    95,706
     Reserve for cancellations..............................   (8,191)   (9,643)
                                                             --------  --------
                                                             $154,682  $152,081
                                                             ========  ========

10. Income Taxes

  Prior to the Reorganization and initial public offering described in Note 2, the subsidiaries of Ziff-Davis Inc. had been included in consolidated U.S. federal income tax returns filed by Softbank, except for operations relating to the MAC Assets (described in Note 1), which were assets of a separate taxpayer. The tax expense reflected in the consolidated statements of operations and tax liabilities reflected in the consolidated balance sheet have been prepared on a separate return basis as though Ziff-Davis Inc. filed stand-alone income tax returns. No tax benefit has been recorded for the losses related to the MAC Assets, as such losses are not available to Ziff-Davis Inc. Following the Reorganization, Ziff-Davis Inc. will no longer be included in the consolidated U.S. federal income tax returns filed by Softbank.

  Income (loss) before income taxes is attributable to the following jurisdictions:

                                                               December 31,
                                                        -----------------------------
                                                          1996      1997      1998
                                                        --------  --------  ---------
                                                          (dollars in thousands)
     U.S............................................... $(22,095) $(74,638) $(101,132)
     Foreign...........................................   (5,029)    2,147     (3,104)
                                                        --------  --------  ---------
       Total........................................... $(27,124) $(72,491) $(104,236)
                                                        ========  ========  =========

                                ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)


  Components of the provision (benefit) for income taxes are as follows:

                                                        December 31,
                                                  ---------------------------
                                                   1996      1997      1998
                                                  -------   -------  --------
                                                   (dollars in thousands)
     U.S. federal income taxes:
       Current................................... $   --    $   --   $    --
       Deferred..................................  19,338    (1,017)  (21,595)
     State and local income taxes:
       Current...................................     --        --        --
       Deferred..................................   5,619      (295)   (7,377)
     Foreign income taxes:
       Current...................................     --        --      2,545
       Deferred..................................     --        --        --
                                                  -------   -------  --------
       Total provision (benefit) for income
        taxes.................................... $24,957   $(1,312) $(26,427)
                                                  =======   =======  ========

  A reconciliation of the U.S. federal statutory tax rate to the Ziff-Davis
Inc.'s effective tax rate on income (loss) before income taxes is as follows:

                                                        December 31,
                                                  ---------------------------
                                                   1996      1997      1998
                                                  -------   -------  --------
     Federal statutory tax rate..................    35.0%     35.0%     35.0%
     State and local taxes (net of federal tax
      benefit)...................................     6.0       6.0       4.6
     Non-recognition of combined losses of MAC
      Assets.....................................  (116.6)    (32.2)     (4.4)
     Amortization of non-deductible goodwill.....   (13.1)     (5.8)     (3.4)
     Other.......................................    (3.3)     (1.2)     (6.4)
                                                  -------   -------  --------
     Effective tax rate..........................   (92.0)%     1.8%     25.4%
                                                  =======   =======  ========

  The effective tax rate differs from the federal statutory tax rate primarily as a result of Ziff-Davis Inc.'s inability to deduct losses of the MAC Assets prior to May 4, 1998. The amortization of non-deductible goodwill resulted primarily from the acquisition of 100% of the stock of Holdings in 1996.

                                ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

  Following is a summary of the components of the deferred tax accounts at December 31, 1997 and 1998:

                                                             December 31,
                                                          --------------------
                                                            1997       1998
                                                          ---------  ---------
                                                              (dollars in
                                                              thousands)
     Current deferred tax assets and (liabilities):
       Allowance for doubtful accounts................... $   8,750  $  15,769
       Unearned income...................................       965      6,309
       Other.............................................      (921)       184
                                                          ---------  ---------
         Current deferred net tax assets.................     8,794     22,262
                                                          ---------  ---------
     Noncurrent deferred tax assets and (liabilities):
       Basis difference in intangible assets.............  (288,286)  (247,832)
       Basis difference in property and equipment........     7,394     12,274
       Net operating loss and other carryforwards........   133,314     91,637
       Other.............................................     6,317     15,149
                                                          ---------  ---------
         Noncurrent deferred tax liabilities.............  (141,261)  (128,772)
     Valuation allowance.................................   (38,856)   (36,310)
                                                          ---------  ---------
         Net noncurrent deferred tax liabilities.........  (180,117)  (165,082)
                                                          ---------  ---------
     Net deferred tax liabilities........................ $(171,323) $(142,820)
                                                          =========  =========

  As of December 31, 1997 and 1998 Ziff-Davis Inc. had total deferred tax assets of $116,963,000 and $105,012,000, respectively, and total deferred tax liabilities of $288,286,000 and $247,832,000, respectively. The December 31, 1997 and 1998 net deferred tax assets are reduced by a valuation allowance of $38,856,000 and $36,310,000, respectively, primarily relating to tax benefits of foreign net operating loss carryforwards which are not expected to be realized. The decrease in the valuation allowance in 1998 is primarily related to the expiration of foreign net operating loss carryforwards. No deferred tax asset has been established for the losses associated with the MAC Assets, inasmuch as such losses will not be available to Ziff-Davis Inc.

  At December 31, 1998, Ziff-Davis Inc. had U.S. and foreign net operating loss carryforwards of approximately $195,943,000 which began to expire in 1998. Ziff-Davis Inc.'s utilization of certain net operating loss carryforwards, of approximately $122,549,000, is subject to limitations, due to the change of ownership resulting from the Softbank acquisition of the Holdings stock on February 29, 1996. Management believes that such limitations will not significantly affect Ziff-Davis Inc.'s ability to recognize the deferred tax assets relating to the carryforward. Accordingly, no valuation allowance to reduce the deferred tax asset relating to the carryforward has been established. In addition, Ziff-Davis Inc. has alternative minimum tax credit carryforwards of $385,000 which may be carried forward indefinitely until used.

  Undistributed earnings of foreign subsidiaries for which no deferred taxes have been provided approximate $2,789,000 at December 31, 1998. Any additional U.S. taxes payable on these foreign earnings, if remitted, would be substantially offset by credits for foreign taxes already paid.

                                ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)


11. Notes Payable

  A summary of Ziff-Davis Inc.'s notes payable at December 31, 1997 and 1998 is as follows:

                                    1997        1998
                                 ----------  ----------
                                      (dollars in
                                      thousands)
     Notes payable to
     affiliates (Note 12)......  $2,534,030     $77,884
                                 ----------  ----------
     8 1/2% Senior Subordinated
     Notes(1)..................         --      249,130
     Credit Facility
       Revolving credit........         --      270,000
       Term Loan A.............         --      450,000
       Term Loan B.............         --      500,000
                                 ----------  ----------
     Third party notes
      payable..................         --    1,469,130
                                 ----------  ----------
     Total notes payable.......   2,534,030   1,547,014
     Less current portion notes
      payable to affiliates....    (125,790)     (7,692)
                                 ----------  ----------
                                 $2,408,240  $1,539,322
                                 ==========  ==========

--------
(1) Net of unamortized discount of $870.

 8 1/2% senior subordinated notes

  On May 4, 1998 Ziff-Davis Inc. issued 8 1/2% Senior Subordinated Notes due 2008 (the "Notes") in the aggregate principal amount of $250,000,000. The Notes were issued at a discount of $915,000 which is being amortized to interest expense over the term of the Notes. Included in the balance sheet at December 31, 1998 as a reduction of long-term debt is $870,000 representing the unamortized discount on the Notes. Interest on the Notes is payable semi-annually on May 1 and November 1 of each year. Redemption of the Notes by Ziff-Davis Inc. is subject to certain limitations. The Notes are subordinated to all existing and future senior indebtedness.

 Credit facility

  Ziff-Davis Inc. is party to a secured guaranteed credit agreement with The Bank of New York, Morgan Stanley Senior Funding, DLJ Capital Funding and The Chase Manhattan Bank, as agents, to provide a $1,350,000,000 term credit facility. The amount outstanding under this facility at December 31, 1998 was $1,220,000,000. The credit facility consists of (1) a seven-year $400,000,000 reducing revolving credit facility, with $270,000,000 drawn as of December 31, 1998, (2) a seven-year $450,000,000 term loan ("Term Loan A") and (3) an eight-year $500,000,000 term loan ("Term Loan B"). Under the credit facility, Ziff-Davis Inc. paid interest at rates ranging from LIBOR plus 1.5% to LIBOR plus 1.75%. See "--Amendment to credit facility" below.

                                ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

There are various customary conditions to draw-downs under the revolving commitments. The revolving credit commitments will be reduced and the $450 million Term Loan A will be amortized, beginning in September 2000, by:

  . 10% in 2000, in two equal quarterly installments,

  . 20% in each of 2001, 2002, 2003 and 2004 in four equal quarterly installments and

  . 10% at final maturity in March 2005.

The $500 million Term Loan B will be amortized, beginning in September 2000, by:

  . $2 million in 2000, in two equal quarterly installments,

  . $4 million in each of 2001, 2002, 2003, 2004 and 2005 in four equal quarterly installments and

  . $478 million at final maturity in March 2006.

  The Notes and the credit facility are secured, in part, by a first priority security interest in capital stock of certain subsidiaries of Ziff-Davis Inc. and are guaranteed by certain wholly owned domestic subsidiaries of Ziff-Davis Inc., in each case, including ZD Inc. and ZD Events.

  Under its most restrictive covenant, Ziff-Davis Inc. could have borrowed an additional $28,800,000 under the credit facility at December 31, 1998.

 Covenants

  The Notes and the credit facility contain certain customary affirmative and negative covenants, including covenants with respect to limitations on dispositions of assets, changes of business and ownership, mergers or acquisitions, restricted payments, indebtedness, loans and investments and transactions with affiliates. The Notes and the credit facility also contain certain financial covenants including levels of debt to EBITDA and EBITDA to interest ratios.

  The failure to satisfy any of the covenants would constitute an event of default under the credit facility. The credit facility also includes other customary events of default, including, without limitation, nonpayment, misrepresentation in a material respect, cross-default to other indebtedness, bankruptcy, ERISA, judgments and change of control. At December 31, 1998, management believes that Ziff-Davis Inc. was in compliance with all covenants under its debt agreements.

 Amendment to credit facility

  On December 16, 1998, the lenders on Ziff-Davis Inc.'s $1,350,000,000 credit facility agreed to amend certain provisions of that facility. The amended provisions include an increase in allowed leverage ratios. In return, Ziff-Davis Inc. agreed to pay a one-time fee of $3,375,000 and increase

                                ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

rates on amounts borrowed under the facility to rates currently ranging from LIBOR plus 2.875% to LIBOR plus 3.375%, depending on the type of loan. The fee has been capitalized and will be amortized to interest expense over the remaining term of the facility.

 Related-party debt

  In March 1995, Ziff-Davis Inc. entered into a $100,000,000 note payable to Softbank due in quarterly installments, maturing on February 28, 2010 and bearing interest at 9.9% per annum. (See Note 12.)

 Scheduled principal repayments

  Scheduled principal payments due on long-term debt at December 31, 1998 are as follows:

                                                                    (dollars in
                                                                    thousands)
                                                                    -----------
1999............................................................... $    7,692
2000...............................................................     53,923
2001...............................................................    100,923
2002...............................................................    100,923
2003...............................................................    100,923
Thereafter.........................................................  1,183,500
                                                                    ----------
Total.............................................................. $1,547,884
Less unamortized discount..........................................       (870)
                                                                    ----------
Notes payable, net................................................. $1,547,014
                                                                    ==========

 Interest rate swaps

  On June 10, 1998 Ziff-Davis Inc entered into interest rate swap agreements, with an aggregate notional amount of $550,000,000. Under these swap agreements, which took effect on August 10, 1998, Ziff-Davis Inc. receives a floating rate of interest based on three-month LIBOR, which resets quarterly, and Ziff-Davis Inc. pays a fixed rate of interest, each quarter, for the terms of the respective agreements. The terms of these agreements range from 3 to 7 years and the weighted average fixed rate Ziff-Davis Inc. pays is 5.85%. Ziff-Davis Inc. has entered into these agreements solely to hedge its interest rate risk under its floating rate bank debt.

  For the year ended December 31, 1998, these interest rate swaps did not have a material impact on the financial statements.

12. Related Party Transactions

  Ziff-Davis Inc. is a member of a group of companies affiliated through common ownership with Softbank and has various transactions and relationships with members of the group. Due to these

                                ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

relationships, it is possible that the terms of those transactions are not the same as those that would result from transactions among unrelated parties.

 Receivables/payables

  Due from affiliates consist of the following:

                                                                  December 31,
                                                                ----------------
                                                                  1997    1998
                                                                -------- -------
                                                                  (dollars in
                                                                   thousands)
     Due from:
       MAC .................................................... $ 42,687 $50,704
       Softbank................................................   84,365   1,557
       Other affiliates........................................    4,238   1,723
                                                                -------- -------
                                                                $131,290 $53,984
                                                                ======== =======

  Due to affiliates and management consist of the following:

                                                                 December 31,
                                                               ----------------
                                                                 1997    1998
                                                               -------- -------
                                                                 (dollars in
                                                                  thousands)
     Due to:
       Management (including long-term portion)............... $    --  $ 9,900
       MAC ...................................................  270,000     --
       Softbank...............................................  126,371     --
       Other affiliates.......................................    1,961     118
                                                               -------- -------
                                                               $398,332 $10,018
                                                               ======== =======

  As part of the 1996 acquisition of ZDI, Ziff-Davis Inc. agreed to assume certain obligations to management arising out of prior employment arrangements with previous owners. In January 1997, Ziff-Davis Inc. paid all amounts due, including accrued interest, through the payment date.

  Prior to the Reorganization and initial public offering, Ziff-Davis Inc. was a member of Softbank's central cash management system. Under this system, Ziff-Davis Inc. would periodically transfer excess cash to Softbank for cash management purposes and in turn receive cash advances from Softbank to fund Ziff-Davis Inc.'s short-term working capital requirements. Interest was accrued based on the net balance outstanding at the end of each month. Interest income was earned at the 30-day LIBOR rate for the applicable month. Interest expense was incurred at the 30-day LIBOR rate plus 0.5%.

  As a result of contingent purchase price adjustments related to its acquisition of Inter@ctive Enterprises, Ziff-Davis Inc. is obligated to pay the prior owners of Inter@ctive Week $10,850,000 which was recorded as an increase to intangible assets. The purchase price payments of $950,000, $4,500,000 and $5,400,000 are due in 1998, 1999 and 2000, respectively. The 1999 and 2000 payments have been classified as current and long-term due to management.

                                ZIFF-DAVIS INC.

      (numbers rounded to the nearest thousand, except per share amounts)


 Other affiliated arrangements

  During the years ended December 31, 1996, 1997 and 1998, Ziff-Davis Inc. incurred $2,000,000, $1,631,000 and $270,000, respectively, in advertising expense with Yahoo!, Inc. ("Yahoo!"), an affiliated company.

  Ziff-Davis Inc. sells advertising space and exhibition services to Kingston. During the years ended December 31, 1996, 1997 and 1998, Ziff-Davis Inc. recorded revenue of $882,000, $2,667,000 and $3,070,000, respectively, from sales to Kingston. These services were provided under terms consistent with those provided to unaffiliated customers.

  In addition, on May 4, 1998 Ziff-Davis Inc. purchased $9,107,000 of fixed assets from Kingston in exchange for cash and common stock of Ziff-Davis Inc. Such fixed assets were subsequently leased back to Kingston. Rental income included as a reduction of selling, general and administrative expenses related to this transaction was $2,400,000 in 1998.

  Ziff-Davis Inc. has entered into an agreement to manage certain trade shows and expositions owned by Softbank, whereby Ziff-Davis Inc. earns management, royalty and licensing fees. The fees earned for the years ended December 31, 1996, 1997 and 1998 were $3,394,000, $4,057,000 and $1,117,000, respectively.

  In 1996 and 1997, Ziff-Davis Inc. had an arrangement with SOFTBANK Interactive Marketing, an affiliated company, for the provision of interactive media sales. Ziff-Davis Inc. paid commissions to SOFTBANK Interactive of $600,000 and $1,800,000 during the years ended December 31, 1996 and 1997, respectively. The relationship for provision of interactive media sales was terminated in 1997 and on December 31, 1997, SOFTBANK Interactive was acquired by an unrelated third party.

  Ziff-Davis Inc. has an arrangement with SOFTBANK Services, an affiliated company, whereby Ziff-Davis Inc. is charged for administrative services provided plus a management fee. For the years ended December 31, 1996, 1997 and 1998, Ziff-Davis Inc. incurred services fees of $359,000, $1,259,000 and $810,000, respectively, in relation to this agreement. During 1998, SOFTBANK Services was sold to an unrelated third party and the arrangement was terminated.

  Ziff-Davis Inc. has entered into certain licensing agreements with Softbank for the publishing and distribution of Japanese language editions of certain publications. The fees earned by Ziff-Davis Inc. for the years ended December 31, 1996, 1997 and 1998 were approximately $964,000, $1,818,000 and $709,000, respectively.

  Certain Ziff-Davis Inc. employees have been granted options to purchase SOFTBANK Corp. common stock (the "Softbank Options"). Further, on January 29, 1999 options to purchase Ziff-Davis Inc. common stock were granted in connection with the cancellation of certain Softbank Options. (See Note 13.)

                                ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

  In July 1997, Ziff-Davis Inc. entered into a license and services agreement to develop ZDTV for MAC Holdings (America) Inc. ("MHA"), a company that is wholly owned by Mr. Masayoshi Son, who is a director of Ziff-Davis Inc. and principal stockholder of SOFTBANK Corp. Under this agreement, Ziff-Davis Inc. agreed to fund ZDTV's operations through unsecured advances and was granted an option to purchase ZDTV for a price equal to MHA's investment plus 10% per annum for the period of investment. The cumulative advances, which through December 31, 1997, totaled $14.4 million net of $10.1 million in repayments, were repaid concurrently with the Reorganization. Advances in 1998 totaled $48.6 million and were repaid upon completion of Ziff-Davis Inc.'s acquisition of ZDTV. (See Notes 2 and 21.)

  Ziff-Davis Inc. has entered into operating leases for television production equipment and has sublet such equipment to ZDTV, an affiliated company. The terms of the subleases are substantially identical to the terms of the leases which provide for annual lease payments totaling approximately $1,161,000 through 2003.

 Notes payable to affiliates

  See Note 2 for a discussion of Ziff-Davis Inc.'s restructuring of its debt and equity structures through the Reorganization and initial public offering.

  Ziff-Davis Inc.'s long-term debt payable to Softbank consists of the following:

                                                               December 31,
                                                            -------------------
                                                               1997      1998
                                                            ----------  -------
                                                               (dollars in
                                                                thousands)
     Notes payable to affiliate(1)......................... $1,080,000  $   --
     Notes payable to affiliate(2).........................    900,000      --
     Notes payable to affiliate(3).........................    375,027      --
     Note payable to affiliate(4)..........................     94,231   77,884
     Note payable to affiliate(5)..........................     74,772      --
     Note payable to affiliate(6)..........................     10,000      --
                                                            ----------  -------
       Total...............................................  2,534,030   77,884
     Less Current portion..................................   (125,790)  (7,692)
                                                            ----------  -------
                                                            $2,408,240  $70,192
                                                            ==========  =======

--------
(1) Principal and interest payments are due in 53 consecutive quarterly installments on the last business day of each calendar quarter beginning March 31, 1998 through March 31, 2011. Notes bear interest at a rate of 7.8% per annum.
(2) Notes mature on December 31, 2001 and bear an interest rate of 6.5% per annum, payable on the last business day of each quarter beginning March 31, 1997.
(3) Notes mature on February 28, 2010 and bear interest at a rate of 8.0% per annum.
(4) Note matures on February 28, 2010 and bears interest at 9.9% per annum.
(5) Note is payable in 52 equal quarterly installments commencing March 31, 1997 and bears interest at a rate of 8.0% per annum.
(6) Note is payable on January 1, 2007 and bears interest at a rate of 8.0% per annum.

                                 ZIFF-DAVIS INC

      (numbers rounded to the nearest thousand, except per share amounts)


  During 1996, 1997 and 1998, Ziff-Davis Inc. incurred $120,646,000, $190,445,000 and $65,935,000, respectively, of interest expense due to Softbank related to the above notes payable.

 Guarantee of Softbank's U.S. debt

  In April 1996, Softbank signed a line of credit agreement totaling $50,000,000 with an independent lender for which Ziff-Davis Inc., along with certain other SOFTBANK Corp. affiliates, is a guarantor. In January 1997, October 1997 and March 1998, this line of credit was increased to $75,000,000, $150,000,000 and $450,000,000, respectively. On May 4, 1998, Ziff-Davis Inc.
was released from this guarantee.

 Return of capital and dividends

  On December 15, 1996, Ziff-Davis Inc. declared a return of capital of approximately $900,000,000 paid through the issuance of a note payable to a subsidiary of Softbank and a cash dividend of $8,000,000 to Softbank. In 1997, Ziff-Davis Inc. recorded a return of capital of $381,434,000 in connection with the purchase price of companies under common control.

13. Stock Compensation Plans

 Softbank Executive Stock Option Plans

  The SOFTBANK Executive Stock Option Plans provide for the granting of nonqualified stock options (the "Softbank Options") to purchase the common stock of SOFTBANK Corp. to officers, directors and key employees of Ziff-Davis Inc. SOFTBANK Corp. is a publicly traded company in Japan. Under the plans, options have been granted at exercise prices equal to the closing market price in Japan's public equities market (market price denominated in Japanese yen) on the date of grant. As of December 31, 1998, substantially all options granted become exercisable in various installments over the first six anniversaries of the date of grant and expire ten years after the date of grant. On January 19, 1998, the exercise price of all of the shares outstanding under option agreements was reset to (Yen)4,000, the closing market price on Japan's Tokyo Stock Exchange First Section at that date. In conjunction with the repricing, those options previously exercisable on December 31, 1997 could only be exercised after July 19, 1998. The repricing did not result in compensation expense to Ziff-Davis Inc.

 1998 Incentive Compensation Plan and the 1998 Non-Employee Directors' Stock Option Plan

  In 1998, Ziff-Davis Inc. adopted the 1998 Incentive Compensation Plan (the "Incentive Plan") and the 1998 Non-Employee Directors' Stock Option Plan (the "Non-Employee Directors' Plan"). The Incentive Plan provides for the grant of options, stock appreciation rights, stock awards and other interests in Ziff-Davis Inc.'s common stock to key employees of Ziff-Davis Inc. and its affiliates and consultants. The Non-Employee Directors' Plan provides for the grant of stock options

                                 ZIFF-DAVIS INC

      (numbers rounded to the nearest thousand, except per share amounts)

to non-employee directors. Ziff-Davis Inc. has reserved 8,500,000 shares of common stock for issuance under the Incentive Plan and 200,000 shares of common stock for issuance under the Non-Employee Directors' Plan. During 1998, Ziff-Davis Inc. granted options to purchase 6,757,495 shares with exercise prices ranging from $6.00 to $16.00 per share representing the fair value of such options at that date. Such options vest ratably over five years.

  On September 23, 1998, the Board approved the reduction of the exercise price of all options outstanding under the Incentive Plan from $16.00 to $6.00, the closing market price of Ziff-Davis Inc.'s common stock on that date. In addition, the vesting period of the options was extended by three months. The repricing did not result in compensation expense to Ziff-Davis Inc.

  On December 21, 1998 the Board approved an amendment to the Incentive Plan to permit grants of options and other stock-based awards with respect to any series of common stock of Ziff-Davis Inc. and to increase the number of shares available for issuance from 8,500,000 shares to 17,827,500 shares.

  In addition, on December 21, 1998, the Board approved the grant of options to acquire an aggregate of approximately 5,729,000 shares of ZDNet Stock to certain employees at a price of $7.50 per share. As a result of the grant Ziff-Davis Inc. has recorded deferred compensation expense of $18,262,000 for the difference between the exercise price and the deemed fair value of the underlying shares. This amount has been recorded as a component of stockholders' equity offset by an addition to paid-in capital. Ziff-Davis Inc. expects to recognize non-cash compensation for accounting purposes of $18,262,000 ratably over the vesting period of the options. These options are currently scheduled to vest and become exercisable on the fifth anniversary of the date of grant.

  The terms of the options described in the preceding paragraph require an adjustment in the number of shares of ZDNet Stock that holders may purchase and the per share purchase price thereof if the initial number of shares issuable with respect to ZD's Retained Interest in ZDNet is different from 40,000,000. This adjustment is similar to the adjustment that would generally be made to the terms of employee stock options in the event of a stock split. Ziff-Davis Inc. currently expects that the initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet will be 70,000,000. Assuming that this is so, the total number of shares of ZDNet Stock that holders may purchase upon exercise of these options will increase to approximately 10,026,000 and the per share purchase price thereof will decrease to approximately $4.29.

  The December 21, 1998 Board actions described above are subject to stockholder approval. The majority owner of the common stock of Ziff-Davis Inc. has committed to approve these actions.

  On January 29, 1999, Ziff-Davis Inc. granted options to a number of employees in connection with the cancellation of corresponding options to purchase stock of SOFTBANK Corp. In connection with these grants, an affiliate of SOFTBANK Corp. has agreed with Ziff-Davis Inc. that, if and when any of these options are exercised, (1) that affiliate will cause the shares of Ziff-Davis Inc. common

                                 ZIFF-DAVIS INC

 (numbers rounded to the nearest thousand, except share and per share amounts)

stock issuable upon such exercise to be supplied to Ziff-Davis Inc. and (2) Ziff-Davis Inc. will deliver to that affiliate or its designee the exercise price paid upon such exercise. Thus, the exercise of these options will not increase the number of shares of Ziff-Davis Inc. common stock outstanding or Ziff-Davis Inc.'s stockholders' equity. However, Ziff-Davis Inc. expects to recognize compensation expense for accounting purposes of approximately $3,018,000 over three years as a result of these grants. As such, this amount has been recorded in the Financial Statements as additional paid in capital offset by a reduction to stockholders' equity as deferred compensation.

 GameSpot Inc. 1997 Stock Option Plan

  Ziff-Davis Inc. adopted the GameSpot Inc. 1997 Stock Option Plan (the "GameSpot Plan") to provide long-term incentives for key employees of GameSpot and to enhance stockholder value. The GameSpot Plan provides for the grant of options to purchase shares of GameSpot Inc.'s common stock. GameSpot has reserved 800,000 shares of GameSpot Inc.'s common stock for issuance under the GameSpot Plan. Such options vest ratably over 3 years.

 Option grants

  Information relating to the Softbank options during 1996, 1997 and 1998 is as follows:

                                                              Weighted Average
                                                 Number         Option Price
                                                of Shares       Per Share(1)
                                                ---------     ----------------
     Shares outstanding under options at
      December 31, 1995.......................       --               --
     Granted..................................   739,493 (2)       $87.15
     Exercised................................       --               --
     Forfeited................................   (12,740)(2)        87.15
                                                --------
     Shares outstanding under options at
      December 31, 1996.......................   726,753            87.15
     Granted..................................   386,363            61.40
     Exercised................................       --               --
     Forfeited................................  (146,130)           78.88
                                                --------
     Shares outstanding under options at
      December 31, 1997.......................   966,986           $78.11
     Granted..................................   258,215            31.03
     Exercised................................   (75,982)           31.03
     Converted to Ziff-Davis Inc. options.....   (83,578)           31.03
     Forfeited/cancelled......................  (309,936)           31.03
                                                --------
     Shares outstanding under options at
      December 31, 1998.......................   755,705           $31.03
                                                ========
     Shares exercisable as of:
     At December 31, 1996.....................       --               --
     At December 31, 1997 (price range $44.26-
      $87.15).................................   107,630           $82.06
     At December 31, 1998 (price of $31.03)...   255,060           $31.03

--------
(1) The exercise price of the stock options is set in Japanese yen. The exercise prices as shown above have been converted to U.S. dollars based upon the exchange rate as of the date of grant for the respective options. The 1998 activity reflects the repricing of all options outstanding as of January 19, 1998 to (Yen)4,000.
(2) Adjusted for a 1.4:1 stock split during 1996 and a 1.3:1 stock split during 1997.

                                 ZIFF-DAVIS INC

 (numbers rounded to the nearest thousand, except share and per share amounts)


  Information relating to Ziff-Davis Inc. stock options issued during 1998 is as follows:

                                                             Weighted Average
                                                  Number of    Option Price
                                                   Shares       Per Share
                                                  ---------  ----------------
      Shares outstanding under options at
       December 31, 1997.........................       --          --
      Granted.................................... 6,757,495       $6.09
      Exercised..................................       --
      Converted from Softbank options............   327,400        8.89
      Forfeited..................................  (393,590)       6.00
                                                  ---------
      Shares outstanding under options at
       December 31, 1998......................... 6,691,305       $6.22
                                                  =========

  Information relating to ZDNet stock options issued during 1998 is as follows:

                                                              Weighted Average
                                                    Number of  Opinion Price
                                                     Shares*     Per Share*
                                                    --------- ----------------
      Shares outstanding under options at December
       31, 1997...................................        --         --
      Granted.....................................  5,729,300      $7.50
      Exercised...................................        --         --
      Forfeited...................................        --         --
                                                    ---------
      Shares outstanding under options at December
       31, 1998...................................  5,729,300      $7.50
                                                    =========

--------
* The number of shares and price per share will be adjusted if the Initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet is different from 40,000,000.

  At December 31 1998, no shares of either the Ziff-Davis Inc. or ZDNet options were exercisable.

  Information relating to GameSpot, Inc. stock options is as follows:

                                                             Weighted Average
                                                  Number of    Option price
                                                   Shares       Per share
                                                  ---------  ----------------
      Shares outstanding under options at
       December 31, 1996.........................      --           --
      Granted....................................  780,000        $0.44
      Exercised..................................      --           --
      Forfeited..................................  (61,000)        0.44
                                                  --------
      Shares outstanding under options at
       December 31, 1997.........................  719,000        $0.44
      Granted....................................      --           --
      Exercised..................................      --           --
      Forfeited.................................. (167,000)       $0.44
                                                  --------
      Shares outstanding under options at
       December 31, 1998.........................  552,000        $0.44
                                                  ========
      Shares exercisable as of:
      December 31, 1997 (price range of $0.44)...  400,610        $0.44
                                                  ========
      December 31, 1998 (price range of $0.44)...  497,639        $0.44
                                                  ========

                                ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)


  As permitted by SFAS No. 123, Ziff-Davis Inc. has chosen to continue to account for stock options in accordance with the provisions of APB 25 and, accordingly, no compensation expense related to stock option grants was recorded in 1996, 1997 or 1998. Pro forma information regarding net income is required by SFAS No. 123 and has been determined as if Ziff-Davis Inc. had accounted for stock options under the fair value method. The fair value of the option grants was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions for 1996, 1997 and 1998:

  Softbank options

                                                       1996     1997     1998
                                                      -------  -------  -------
     Risk-free interest rate.........................    5.89%    6.35%    5.46%
     Dividend yield..................................    0.26%    0.22%    1.50%
     Volatility factor...............................   54.03%   51.35%   77.72%
     Expected life................................... 6 years  6 years  6 years

  Ziff-Davis Inc. options
                                                       1996     1997     1998
                                                      -------  -------  -------
     Risk-free interest rate.........................     n/a      n/a     5.03%
     Dividend yield..................................     n/a      n/a     0.00%
     Volatility factor...............................     n/a      n/a    54.70%
     Expected life...................................     n/a      n/a  6 years

  ZDNet options
                                                       1996     1997     1998
                                                      -------  -------  -------
     Risk-free interest rate.........................     n/a      n/a     4.67%
     Dividend yield..................................     n/a      n/a     0.00%
     Volatility factor...............................     n/a      n/a    54.70%
     Expected life...................................     n/a      n/a  6 years

  GameSpot Inc. options
                                                       1996     1997     1998
                                                      -------  -------  -------
     Risk-free interest rate.........................     n/a     6.35%    6.44%
     Dividend yield..................................     n/a     0.00%    0.00%
     Volatility factor...............................     n/a   100.27%  100.27%
     Expected life...................................     n/a  4 years  4 years

  The weighted average fair value of options granted in 1996, 1997 and 1998, is as follows:

                                                       1996     1997     1998
                                                      -------  -------  -------
     Softbank options................................ $ 64.30  $ 34.05  $ 19.81
     Ziff-Davis Inc. options.........................     n/a      n/a     5.21
     ZDNet options...................................     n/a      n/a     4.25
     GameSpot Inc. options...........................     n/a     0.32     0.32

                                ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

  For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation cost for the stock option plans been determined based upon the fair value at the grant date for awards during 1996, 1997 and 1998 consistent with the provisions of SFAS No. 123, Ziff-Davis Inc.'s net loss would have been increased by approximately $3,100,000, $4,200,000 and $15,130,000, respectively.

 Other stock compensation plans

  During 1996, 1997 and 1998, Ziff-Davis Inc. granted 45,760, 61,940 and 27,223 shares of common stock of SOFTBANK Corp. respectively (adjusted for a 1.4:1 stock split during 1996 and a 1.3:1 stock split during 1997) to certain key employees, subject to restrictions as to continuous employment which expire over a 3 to 5-year period from the date of grant. The granting of the shares to Ziff-Davis Inc.'s employees has been recorded as additional paid-in capital offset by a reduction to stockholders' equity as deferred compensation. Such amounts were recorded at the fair value, as established by market price of the shares on the date of grant. The unearned compensation is being amortized ratably over the restricted periods. During 1996, restrictions on 13,790 shares expired, 2,160 shares were forfeited and $1,080,000 was charged to expense related to the restricted stock awards. During 1997, restrictions on 75,210 shares expired, 2,150 shares were forfeited and $3,916,000 was charged to expense related to these restricted stock awards. During 1998, restrictions on 22,361 shares expired, 5,736 shares were forfeited and $252,000 was charged to expense related to these restricted stock awards.

 Employee Stock Purchase Plan

  In 1998, Ziff-Davis Inc. adopted the Employee Stock Purchase Plan (the "Stock Purchase Plan") whereby eligible employees may purchase Ziff-Davis Inc.'s common stock with after-tax payroll deductions of 1% to 10% of their base pay. The price at which shares of common stock will be purchased is the lesser of 85% of the fair market value of a share of common stock on (1) the first business day of a purchase period or (2) the last business day of a purchase period. Ziff-Davis Inc. has reserved 1,500,000 shares of common stock for issuance under the Stock Purchase Plan.

  On December 21, 1998 the Board approved an amendment to the Employee Stock Purchase Plan, subject to stockholder approval, to permit grants of options with respect to any series of common stock of Ziff-Davis Inc. and increase the number of shares available for sale to participants from 1,500,000 shares to 2,500,000 shares.

14. Employee Benefit Plans

 Pension plan

  Certain employees of Ziff-Davis Inc. who have met eligibility requirements were covered by a noncontributory defined benefit pension plan. The benefits are based on years of service and average

                                ZIFF-DAVIS INC.

      (numbers rounded to the nearest thousand, except per share amounts)

compensation at the time of retirement. Ziff-Davis Inc.'s funding policy is to contribute amounts sufficient to meet the minimum funding requirements as set forth in the Employee Retirement Income Security Act of 1974 ("ERISA"). Contributions to the plan are determined in accordance with the projected unit credit cost method. Plan assets consist of U.S. equity securities, high grade corporate bonds and commercial paper, and U.S. treasury notes.

  During 1997, Ziff-Davis Inc. decided to terminate the defined benefit pension plan and pursuant to this decision, all accrued benefits became fully vested as of August 31, 1997. The amounts below reflect the effects of such termination. All accrued obligations were settled during 1998 and a gain of $156,000 was recognized in 1998 as a result of the plan settlement.

  The weighted average assumed discount rate of 7% and rate of increase in future compensation levels of 6% was used in the determination of the actuarial present value of the projected benefit obligation at December 31, 1996 and 1997. The weighted average expected long-term rate of return on plan assets at December 31, 1996 and 1997 was 7%.

  Net periodic pension cost includes the following components:

                                                            1996   1997   1998
                                                           ------  -----  -----
                                                          (dollars in thousands)
     Service cost......................................... $  700  $ 391  $ --
     Interest cost........................................    472    456    --
     Expected return on plan assets.......................   (300)  (445)   --
     Amortization of transition obligation................    199     75    --
                                                           ------  -----  -----
     Net periodic pension cost............................ $1,071  $ 477  $ --
                                                           ======  =====  =====

  The following table sets forth the funded status and amounts recognized in the balance sheet:

                                                                    1997   1998
                                                                   ------  ----
                                                          (dollars in thousands)
     Actuarial present value of benefit obligations:
       Vested benefit obligation.................................. $5,721  $--
                                                                   ------  ----
       Accumulated benefit obligations............................  5,721   --
                                                                   ======  ====
     Projected benefit obligations................................  5,721   --
     Plan assets at fair value.................................... (6,004)  --
                                                                   ------  ----
     Projected benefit obligation less than plan assets...........   (283)  --
     Unrecognized net transition asset............................  1,279   --
                                                                   ------  ----
     Pension liability included in balance sheet.................. $  996  $--
                                                                   ======  ====

 Retirement plans

  Ziff-Davis Inc. maintains various defined contribution retirement plans. Substantially all of Ziff-Davis Inc.'s employees are eligible to participate in one of the plans under which annual

                                ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

contributions may be made by Ziff-Davis Inc. for the benefit of all eligible employees. In certain cases, employees may also make contributions to the plan in which they participate which, and subject to certain limitations, may be matched by Ziff-Davis Inc. up to certain specified percentages. Employees are generally eligible to participate in a plan upon joining Ziff-Davis Inc. and receive matching contributions after one year of employment. Ziff-Davis Inc. made contributions to the plans totaling $10,470,000, $13,725,000 and $13,004,000 in 1996, 1997 and 1998, respectively.

15. Investments

  Ziff-Davis Inc. has investments in the following companies/joint ventures:

                                                                Carrying value
                                                                at December 31,
                                                     Ownership  ---------------
     Equity investments                              Percentage  1997    1998
     ------------------                              ---------- ------- -------
                                                                  (dollars in
                                                                  thousands)
     MAC Publishing LLC.............................     50%    $16,244 $19,268
     ExpoComm LLC...................................     50       7,758   8,571
     Family PC G.P..................................     50       9,342     --
     Cost Investments
     ----------------
     Red Herring Communications, Inc. ..............                --  $ 5,000
     Deja News, Inc. ...............................                --    5,000

  The entities listed above are engaged primarily in the publication or distribution of print media and the organization, production and management of trade shows and providing interactive information and programming to technology-oriented Internet users. Other investments and joint ventures are not material to Ziff-Davis Inc.'s financial statements.

  Ziff-Davis Inc.'s equity income (loss) was $(796,000), $335,000 and $7,483,000 in 1996, 1997 and 1998, respectively.

16. Supplemental Cash Flow Information

                                                     1996      1997     1998
                                                  ---------- -------- --------
                                                     (dollars in thousands)
     Cash paid during the year for:
       Interest.................................. $   99,509 $185,447 $129,976
       Income taxes..............................        360        4    1,000
     Noncash investing and financing activities:
       Fair value of assets acquired............. $2,508,603 $ 20,749 $ 60,473
       Liabilities assumed.......................    370,518    6,749   32,701
                                                  ---------- -------- --------
       Cash paid.................................  2,138,085   14,000   27,772
       Less--cash acquired.......................     13,262      --       --
                                                  ---------- -------- --------
       Net cash paid for investments and
        acquisitions............................. $2,124,823 $ 14,000 $ 27,772
                                                  ========== ======== ========
       Return of capital dividends............... $  899,948 $381,434 $    --
                                                  ========== ======== ========
       Capital contributions..................... $    5,002 $ 61,580 $926,096
                                                  ========== ======== ========

                                ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)


17. Operating Lease Commitments

  Ziff-Davis Inc. is obligated under various operating leases which expire at various dates through 2021. Future minimum rental commitments under noncancelable operating leases are as follows:

                                                                     (dollars in
                                                                     thousands)
      1999..........................................................  $ 32,740
      2000..........................................................    34,094
      2001..........................................................    31,882
      2002..........................................................    29,957
      2003..........................................................    28,655
      Thereafter....................................................   232,974
                                                                      --------
        Total.......................................................  $390,302
                                                                      ========

  Netted in the above totals is approximately $5,000,000 for which Ziff-Davis Inc. has noncancelable subleases in place. Total sublease income approximates Ziff-Davis Inc.'s required payments under the related leases. Rent expense amounted to approximately $23,015,000, $29,994,000 and $24,695,000 for the
years ended December 31, 1996, 1997 and 1998, respectively.

18. Contingencies

  Ziff-Davis Inc. is subject to various claims and legal proceedings arising in the normal course of business.

 Class action and derivative litigations

  Following a decline in the price per share of Ziff-Davis Inc.'s common stock in October 1998, eight securities class action suits were filed against Ziff-Davis Inc. and certain of its directors and officers in the United States District Court for the Southern District of New York.

  The complaints allege that defendants violated Sections 11, 12(a) (2) and 15 of the Securities Act of 1933 in connection with the registration statement filed by Ziff-Davis Inc. with the Securities and Exchange Commission relating to the initial public offering of Ziff-Davis Inc.'s stock on April 29, 1998 (the "IPO"). More particularly, the complaints allege that the registration statement contained false and misleading statements and failed to disclose facts that could have indicated an impending decline in Ziff-Davis Inc.'s revenue. The complaints seek on behalf of a class of purchasers of Ziff-Davis Inc.'s common stock from the date of the IPO through October 8, 1998 unspecified damages, interest, fees and costs, rescission, and injunctive relief such as the imposition of a constructive trust upon the proceeds of the IPO.

  On January 28, 1999, the court entered an order consolidating the actions, appointing lead plaintiff's counsel and requiring the filing of a consolidated amended complaint within 45 days. Thereafter, Ziff-Davis Inc. will have 45 days to respond to the consolidated amended complaint.

                                ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

  In addition, two derivative suits have been filed by stockholders against Ziff-Davis Inc. and all of its directors in the Court of Chancery of the State of Delaware for New Castle County. The complaints allege that the directors breached their fiduciary duties to Ziff-Davis Inc. by repricing the stock options awarded to certain directors and demand the nullification of the repricing and an injunction against exercise by the directors of any repriced option. Plaintiffs filed an amended complaint on February 17, 1999 (which is substantially similar to the original complaints, except that the amended complaint also addresses the granting of "new options" at an allegedly "reduced exercise price") and have indicated their intent to seek consolidation of the actions. A response to the amended complaint has not yet been filed.

 Other legal proceedings

  Ziff-Davis Inc. was named as a defendant in an action, filed on April 17, 1998 in the Supreme Court of the State of New York, by minority stockholders of SOFTBANK Interactive Marketing Inc. ("SIM"), formerly an indirect subsidiary of SOFTBANK Corp. The complaint alleges, among other things, that SBH, SIM's majority stockholder, acting with Ziff-Davis Inc. and two of its senior officers and directors who were directors of SIM (and who were also named as defendants), had conflicts of interest between SIM and other Softbank investments (including investments in Ziff-Davis Inc.) and failed to act in the best interests of SIM and the minority stockholders by taking actions which benefited Ziff-Davis Inc. The complaint states claims based on common law fraud, breach of fiduciary duty and aiding and abetting theories and seeks in excess of $200,000,000 in damages. Ziff-Davis Inc. and the other defendants have moved to dismiss all of the claims against them other than a breach of contract claim which is solely against SBH, and the motion was granted, with the result that all of the claims against Ziff-Davis Inc. and its officers were dismissed, and most of the claims against SBH were dismissed, leaving only a claim against SBH concerning the alleged failure of SBH to give plaintiffs adequate notice of the sale of its stock to SIM.

  Although the outcome of these cases cannot be predicted, Ziff-Davis Inc. believes that there are substantial defenses to the claims. Ziff-Davis Inc. currently cannot estimate its ultimate liability, if any, with respect to such pending litigations. Accordingly, no provision for such matters has been included in the financial statements.

19. Segment Information

  Ziff-Davis Inc. has adopted the provisions of SFAS No. 131 Disclosures about Segments of an Enterprise and Related Information. As such, prior years data has been restated in accordance with SFAS No. 131.

 Business segment information

  Ziff-Davis Inc.'s reportable segments are based on its method of internal reporting, which segregates its business by product lines. Management measures operating performance of the

                                ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

business segments based on "EBITDA". EBITDA is defined as income before provision for income taxes, interest expense, depreciation and amortization and restructuring charges. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of Ziff-Davis Inc.'s operating performance or to cash flows as a measure of liquidity. Although Ziff-Davis Inc. believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the publishing business and media industries, the EBITDA presented for Ziff-Davis Inc. may not be comparable to similarly titled measures reported by other companies.

  Ziff-Davis Inc.'s reportable segments are:

 Publishing

  The publishing segment is engaged in publishing magazines, journals, newsletters, online content, training manuals and providing market research about the computer industry. The publishing segment's principal operations are in the United States and Europe, although it also licenses or syndicates its editorial content to over 50 other publications distributed worldwide.

 Events

  The events segment is engaged in the organization, production and management of trade shows, conferences and seminars for the computer industry. The events segment's principal operations are in North America and to a lesser extent in Europe, Asia and Latin America.

 Internet

  The Internet segment is engaged in providing technology-related information to Internet users worldwide. The Internet segment's principal operations are in the U.S. and to a lesser extent Europe.

                                ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

  The accounting policies of the segments are the same as those described in
Note 3 under "Summary of Significant Accounting Policies". Ziff-Davis Inc. evaluates the performance of its segments and allocates resources to them based on EBITDA. Any inter-segment revenue included in segment data are not material. The following presents information about the reported segments for the years ending December 31:

                                               1996        1997        1998
                                            ----------  ----------  ----------
                                                 (dollars in thousands)
   Revenue:
     Publishing............................ $  674,040  $  834,015  $  782,882
     Events................................    264,884     287,528     269,867
     Internet..............................     16,215      32,218      56,143
                                            ----------  ----------  ----------
       Total............................... $  955,139  $1,153,761  $1,108,892
                                            ==========  ==========  ==========
                                               1996        1997        1998
                                            ----------  ----------  ----------
                                                 (dollars in thousands)
   EBITDA:
     Publishing............................ $  136,395  $  183,545  $  125,320*
     Events................................    108,791     103,749     119,698
     Internet..............................    (11,928)    (14,400)       (924)
                                            ----------  ----------  ----------
       Total............................... $  233,258  $  272,894  $  244,094
                                            ==========  ==========  ==========
--------
* Before restructuring charge of $52,239,000.

                                               1996        1997        1998
                                            ----------  ----------  ----------
                                                 (dollars in thousands)
   Total Assets:
     Publishing............................ $2,358,144  $2,335,034  $2,192,099
     Events................................  1,143,522   1,124,286   1,144,018
     Internet..............................     82,507      87,326      97,686
                                            ----------  ----------  ----------
       Total............................... $3,584,173  $3,546,646  $3,433,803
                                            ==========  ==========  ==========

  A reconciliation of total segment EBITDA to total consolidated loss before income taxes, for the years ended December 31, 1996, 1997 and 1998 is as follows:

                                               1996        1997        1998
                                            ----------  ----------  ----------
                                                 (dollars in thousands)
   EBITDA:
     Total segment EBITDA.................. $  233,258  $  272,894  $22244,094
     Restructuring charge..................        --          --      (52,239)
     Depreciation & amortization...........    (32,303)    (30,379)    (29,885)
     Amortization of intangible assets.....   (107,433)   (124,561)   (122,659)
     Interest expense, net.................   (120,646)   (190,445)   (143,547)
                                            ----------  ----------  ----------
       Consolidated loss before taxes...... $  (27,124) $  (72,491) $ (104,236)
                                            ==========  ==========  ==========

                                ZIFF-DAVIS INC.

 (numbers rounded to the nearest thousand, except share and per share amounts)

  Equity in income of investees included in the publishing segment EBITDA for the years ended December 31, 1996, 1997 and 1998 was $(796,000), $335,000 and
$2,044,000, respectively. Equity in net income of investees included in the events segment EBITDA for the years ended December 31, 1996, 1997 and 1998 was $ -- , $1,695,000 and $5,439,000, respectively.

  Publishing's investment in equity method investees for the years ended December 31, 1996, 1997 and 1998 was $10,138,00, $25,586,000 and $19,268,000,
respectively. Events' investment in equity method investees for the years ended December 31, 1996, 1997 and 1998 was $7,698,000, $7,758,000 and $8,571,000,
respectively.

  During the years ended December 31, 1996, 1997 and 1998, publishing spent $2,123,651,000, $19,026,000 and $42,324,000, respectively, for additions to long-lived assets. Events spent $22,527,000, $19,798,000 and $12,565,000 for additions to long-lived assets during the years ended December 31, 1996, 1997 and 1998, respectively. Internet spent $1,010,000, $5,372,000 and $9,483,000 for additions to long-lived assets during the years ended December 31, 1996, 1997 and 1998, respectively.

  The following is sales information by geographic area as of and for the respective years ended December 31.

                                                   1996       1997       1998
                                                ---------- ---------- ----------
                                                     (dollars in thousands)
   Revenue:
     U.S. ..................................... $  854,666 $1,040,297 $  990,096
     Foreign...................................    100,473    113,464    118,796
                                                ---------- ---------- ----------
       Total................................... $  955,139 $1,153,761 $1,108,892
                                                ========== ========== ==========

  Foreign revenue is based on the country in which the sales originate. Revenue from no single foreign country was material to the consolidated revenues of ZD.

  The following is long-lived asset information by geographic area as of and for the years ended December 31, 1996, 1997 and 1998:

                                                   1996       1997       1998
                                                ---------- ---------- ----------
                                                     (dollars in thousands)
   Long-lived assets:
     U.S. ..................................... $3,202,981 $3,090,643 $3,034,002
     Foreign...................................      9,538      8,555     13,570
                                                ---------- ---------- ----------
       Total................................... $3,212,519 $3,099,198 $3,047,572
                                                ========== ========== ==========

  No single customer accounted for more than 10% of total revenue for each of the years ended December 31, 1996, 1997 and 1998.

                                ZIFF-DAVIS INC.

      (numbers rounded to the nearest thousand, except per share amounts)

20. Fair Value of Financial Instruments

  Ziff-Davis Inc.'s accounting policies with respect to financial instruments are discussed in Note 3.

  The carrying amounts and fair values of Ziff-Davis Inc.'s significant on balance sheet financial instruments at December 31, 1997 and 1998 are as follows:

                                                   At December 31,
                                       ---------------------------------------
                                              1997                1998
                                       ------------------- -------------------
                                       Carrying    Fair    Carrying    Fair
                                        Amount    Values    Amount    Values
                                       --------- --------- --------- ---------
                                               (dollars in thousands)
Cash and cash equivalents.............    30,301    30,301    32,566    32,566
Accounts receivable...................   221,310   221,310   227,325   227,325
Accounts payable......................    55,468    55,468    74,397    74,397
Long-term debt (including current
 portion)............................. 2,534,030 2,534,030 1,547,014 1,543,839

 Interest rate swaps

  Ziff-Davis Inc. utilizes interest rate swaps to reduce the impact on interest expense of fluctuating interest rates on its variable rate debt. Under Ziff-Davis Inc.'s interest rate swap agreements, Ziff-Davis Inc. agreed with the counterparties to exchange, at quarterly intervals, the difference between Ziff-Davis Inc.'s fixed pay rate and the counterparties' variable pay rate on three-month LIBOR. At December 31, 1998, Ziff-Davis Inc. was a fixed payor of 5.85% on an aggregate notional amount of $550,000,000.

  The fair values of these interest rate swaps were estimated by obtaining quotes from brokers which represented the amounts that Ziff-Davis Inc. would pay if the agreements were terminated at the balance sheet date. While it is not Ziff-Davis Inc.'s intention to terminate these interest rate swaps, these fair values indicated that the termination of the interest rate swap agreements would have resulted in a loss of $15,627,000.

21. Subsequent Events

 ZDTV

  On February 4, 1999, Ziff-Davis Inc. purchased ZDTV at a purchase price of approximately $81,400,000. (See Note 12.) Ziff-Davis Inc. paid approximately $32,800,000 of the purchase price in cash (settled on February 5, 1999) and paid the remainder by applying approximately $48,600,000 in advances owed to it by MAC Holdings America. Ziff-Davis Inc. also agreed to be responsible for the funding of ZDTV during the period in 1999 prior to the purchase which will be accounted for as additional purchase price. Other than advances to ZDTV which are reported on Ziff-Davis Inc.'s balance sheet, the results of operations of ZDTV are not included in Ziff-Davis Inc.'s results for any of the periods presented. This acquisition will be accounted for in 1999 under the purchase method of accounting.

                                ZIFF-DAVIS INC.

      (numbers rounded to the nearest thousand, except per share amounts)

 Vulcan transactions

  On February 5, 1999, Vulcan Programming Inc., an entity owned by Paul G. Allen, purchased a one-third interest in ZDTV for $54,000,000 in cash. On March 4, 1999, Vulcan Ventures, the investment vehicle of Paul G. Allen, purchased approximately three million shares of Ziff-Davis Inc. common stock for $50,000,000 in cash.

 Unaudited summary pro forma information

  The following unaudited summary pro forma information assumes that the acquisition of ZDTV and the sale of a one-third interest in ZDTV to Vulcan Programming had been consummated on January 1, 1998. Adjustments for ZDTV transactions include the operating results of ZDTV, amortization of the purchase price of ZDTV, Vulcan Programming's one-third interest in the losses of ZDTV and the tax effects of these items. The pro forma data is not necessarily indicative of actual results had the transaction occurred on January 1, 1998. Further, pro forma results are not meant to represent future financial results.

                                                        Adjustments
                                                            for
                                            Ziff-Davis  acquisition
                                               Inc.       of ZDTV   Pro Forma
                                            ----------  ----------- ----------
                                              (dollars in thousands except
                                                   per share amounts)
     Revenue............................... $1,108,892   $  5,585   $1,114,477
     Income (loss) from operations.........     31,080    (55,049)     (23,969)
     Net loss..............................    (77,809)   (22,443)    (100,252)
     Pro forma basic loss per share........                         $    (1.00)

 Incentive Plan

  On March 4, 1999, the Board approved an amendment to the Incentive Plan, subject to stockholder approval, which increased the number of shares available for issuance under the Incentive Plan to 23,327,500 shares.

                                      ZD

                            DESCRIPTION OF BUSINESS

  Ziff-Davis Inc. is a leading media and marketing company that provides information on computing and technology, including the Internet. ZD is the division of Ziff-Davis Inc. focused on the businesses of print publishing, trade shows and conferences, market research, education, including ZDU, our Internet-based educational service, and television, including an online component. ZD provides technology companies worldwide with marketing strategies for reaching key decision-makers.

  ZD's PC Magazine, PC Week and Computer Shopper magazines were the top three computer magazines in the U.S. and are among the top 25 U.S. magazines, each as measured by total revenue in 1997. In 1998, ZD was the largest technology publisher in the U.S. in terms of magazine revenue with at least 50% more magazine revenue than its closest competitor. In 1997, ZD accounted for 36.8% of all advertising and circulation dollars spent in computer periodicals. ZD believes its publications provide readers and advertisers with comprehensive market and product coverage and quality editorial content.

  Through ZD Events, ZD also produces some of the world's most important trade shows serving vendors, resellers, buyers and users of computer technology and the Internet. In 1998, ZD produced over 50 trade shows and conferences worldwide with over two million estimated attendees. ZD's COMDEX/Fall event is the number one ranked trade show for all industries in the U.S. as measured by total revenue, total exhibit space and number of attendees.

  ZD's other media and marketing platforms include market research, education and publication of computer-related newsletters and training manuals and television. ZD also currently has a 100% retained interest in ZDNet, Ziff-Davis Inc.'s online business division, although that interest will decline to reflect the initial issuance of ZDNet stock as well as any future issuances.

Industry Background

  Technology continues to be one of the largest and fastest growing sectors of the U.S. economy. The market for technology goods and services is rapidly expanding due to increased integration of computers into the workplace and home, shortened product life cycles and increased use of the Internet. The demand for computer technology to enhance productivity and the increasing number of applications in the areas of education, entertainment and communications has dramatically increased the number of computers in use worldwide, from 150 million in 1993 to over 300 million in 1997. This increase in computer usage has significantly broadened the consumer and business markets for computer technology. In addition, rapid technological advances have shortened product life cycles. Today, the estimated marketable product life of a PC is less than six months as compared to five years in 1981. The Internet has also become a widely accepted information tool. Forrester Research Inc. estimates that the number of adult Web users will reach 51 million in the U.S. by the end of 1998 and will grow to 99 million by the end of 2001.

  These factors have led to increased demand among buyers and users of computer technology product for objective, up-to-date information and analysis. To meet this demand, sellers of computer technology products need to effectively advertise to increase sales, educate consumers, improve end-user satisfaction and build brand loyalty. Computer technology-focused media enables sellers to communicate their message effectively by targeting a focused customer base. As a result of a broadening consumer base containing favorable demographics, computer technology publications and other media are becoming increasingly attractive as a platform for consumer product advertising.

 Computer Technology Print Publications Market

  Advertising and circulation revenue for computer-oriented print publications grew on average 10% a year from 1994 to 1997, totaling $1.7 billion in 1997. However, in 1998 computer advertising pages decreased 8% as compared to 1997, according to Adscope and CMR. Ziff-Davis Inc. believes the decline in the technology advertising market is due mainly to continuing margin pressure on computer equipment manufacturers, industry and product delays, lower demand in Asia and a focus on the Year 2000 transition.

 Computer Technology Trade Shows

  Trade show attendees are presented with product advertisements in the form of exhibits and "editorial" content in the form of conferences and other ancillary forums. Producers of trade shows and conferences generate revenue from exhibit space sales, advertising and attendance fees. Trade shows and conferences allow sellers to conduct a large volume of face-to-face sales presentations to qualified buyers in a short period of time. Professional attendees include hardware and software manufacturers and developers, sales and distribution personnel and large volume end-users. Industry leaders such as Microsoft Corporation and Cisco Systems, Inc. use these events to promote the launch of important products in order to reach top-ranking decision-makers in the computer technology industry.

  Trade shows are an increasingly important marketing strategy for information technology vendors and can be an effective medium for generating and closing sales. In 1998 estimated exhibit space revenue from North American computer-product trade shows was approximately $686 million, exhibit square footage rose 17% from 1997, the number of exhibiting firms increased 26% from 1997 and attendance at such shows rose 20% from 1997.

ZD Strategy

  ZD's objective is to be the preferred marketing partner to technology vendors and service providers seeking to reach primary decision-makers involved in the specification and purchase of their products and services. The key elements of ZD's strategy are:

 Focus On The Technology Market

  ZD believes that its focus on the technology market provides it with substantial opportunities to attract both audiences and advertisers.

 Develop The Most Comprehensive, Objective And Authoritative Content

  ZD strives to produce the most differentiated, high quality content to attract category brand-specifiers and decision-makers. ZD Labs, its computer testing facility, enables ZD to provide reliable and authoritative product evaluations to the business and consumer markets. The ability to provide focused audiences with targeted information attracts leading advertisers and exhibitors to ZD's products and services.

 Build Brand Strength

  ZD seeks growth in its core portfolio of leading brands, such as PC Magazine, PC Week and COMDEX. ZD seeks to expand its market share of audiences and advertisers while enhancing the quality and accessibility of its content and marketing services. Ziff-Davis Inc.'s variety of business platforms enables ZD to offer multiple media presentations of its branded content.

 Leverage Multiple Media Marketing Platforms

  ZD believes that the scope and depth of Ziff-Davis Inc.'s products and services across multiple media platforms creates growth opportunities exceeding those that ZD's businesses could achieve independently. Such opportunities include the leveraging of strong relationships with advertisers in one media platform into other platforms, cross-marketing products and services to the audiences of its different platforms and packaging integrated marketing products across all platforms for large advertisers. We believe that ZD has a competitive advantage over single platform providers because of its ability to offer clients multiple platform marketing solutions.

 Launch New Products And Services

  ZD believes that rapid advances in technology will create additional growth opportunities to launch new products and expand its audience and advertiser base. ZD seeks to identify new audiences and develop products and services that respond to their informational needs. ZD believes that the scope of its operations and its experience in launching new products across multiple media platforms and geographic regions enable it to more readily achieve market acceptance for new products and services.

 Expand Global Reach

  ZD intends to leverage its brand recognition and multinational experience to expand further into overseas markets, focusing on key markets that have size and growth characteristics to support ZD's strategy of cross-media operations. ZD seeks to further expand internationally through the launch overseas of proven U.S. properties, joint ventures and licensing arrangements with local operating partners and selective acquisitions.

  ZD expects to fund its business and operating strategy from internally generated cash flow from operations, which are estimated to be sufficient to fund investments as well as repay indebtedness. See "ZD Management's Discussion and Analysis of Financial Condition and Results of Operations".

Print Publishing

  ZD is a leading computer-related magazine publisher, with 26 primary U.S. and international titles, including its joint ventures, and over 50 licensed publications, totaling more than 75 publications distributed worldwide. ZD's publications have a combined circulation of approximately seven million primary readers worldwide. Approximately 61.5% of ZD's total revenue for the year ended December 31, 1998, was attributable to its print publishing business. ZD's magazines are designed to appeal to a target audience of sophisticated customers in the business and consumer markets by providing high-quality editorial content. ZD produces monthly magazines that provide comparative, laboratory-based product reviews and news weeklies that provide product and industry news and analysis. ZD also serves the developing market for lifestyle and entertainment publications that focus on technology. ZD's publications also include magazines related to the electronic gaming industry that ZD acquired from Sendai Publishing Group, Inc. in May 1996.

  ZD believes its leading position in the computer publishing market is based upon:

  . Leading Brands in Key Categories. In 1997, ZD's PC Magazine, PC Week and
    Computer Shopper magazines were the top three computer magazines in the U.S. and among the top 25 U.S. magazines, each as measured by total revenue.

  . Strength in Advertising, Circulation and Newsstand Sales. In 1997, ZD accounted for 36.8% of all advertising and circulation dollars spent in computer periodicals. ZD's U.S. publications have a total circulation of approximately six million primary readers, and ZD has a worldwide circulation of approximately seven million primary readers. In 1998, PC Magazine's circulation was greater than that of Business Week, Fortune or Forbes. With respect to newsstand sales, ZD's publications accounted for 50.1% of all computer magazines sold in the first six months of 1998.

  . High Quality Editorial Content. ZD's top editors and columnists are supported by laboratory-testing facilities, producing widely acknowledged authoritative benchmarks for determining product quality. ZD's comprehensive content attracts focused audiences, thereby attracting leading advertisers and exhibitors to its products and services.

  . Successful Development of New Publications for Emerging Sectors. ZD has successfully introduced or acquired publications targeted at the consumer market (FamilyPC and Computer Gaming World), technology lifestyle (Yahoo! Internet Life), Internet professionals (Inter@ctive Week) and resellers (Sm@rt Reseller).

  The following table sets forth information relating to ZD's primary publications for 1998.

                                            1998
                                         Circulation    Publication    1998
                                First -----------------  Frequency  Advertising
          Publication           Issue Type(1) Amount(2) (Per Year)   Pages(3)
          -----------           ----- ------- --------- ----------- -----------
U.S. Business
 PC Magazine................... 1981      P   1,182,181     22x        5,381
 PC/Computing.................. 1988      P   1,044,252     12x        2,557
 Computer Shopper.............. 1979      P     560,267     12x        6,525
 PC Week....................... 1983      C     400,144     51x        5,447
 Inter@ctive Week.............. 1994      C     150,150     45x        2,173
 Macworld(4)................... 1985      P     532,702     12x        1,296
 Sm@rt Reseller................ 1998      C      65,520     22x          890
U.S. Consumer
 Electronic Gaming Monthly..... 1988      P     398,219     12x        1,428
 Yahoo! Internet Life.......... 1995      P     453,433     12x          722
 Computer Gaming World......... 1981      P     286,978     12x        2,416
 Expert Gamer(5)............... 1988      P     191,083     12x          688
 Official U.S. PlayStation
  Magazine..................... 1995      P     179,472     12x          864
 FamilyPC(6)................... 1994      P     401,163     12x        1,161
International
 PC Professionell (Germany).... 1991      P     209,257     12x        1,570
 PC Direkt (Germany)........... 1992      P     170,067     12x        2,285
 Internet Professionell
  (Germany).................... 1997      P      35,171     12x          176
 PC Magazine (UK).............. 1992      P     135,002     12x        3,472
 PC Direct (UK)................ 1992      P     121,032     12x        6,606
 PC Gaming World (UK).......... 1997      P      40,385     12x          405
 IT Week (UK).................. 1998      C      55,000     45x          635
 PC Expert (France)............ 1992      P     102,000     12x        1,587
 PC Direct (France)............ 1992      P      82,640     12x        2,922
 PC Week (China)(7)............ 1996      C      70,000     51x        3,264
 PC/Computing (China)(7)....... 1994      P      70,000     12x          215
 PC Magazine (China)(7)........ 1994      P     103,000     12x          988
 Sm@rt Reseller (China)(7)..... 1998      C      50,000     26x          178

--------
 (1) P = Paid, C = Controlled.
 (2) Based on circulation information provided by ZD to the Audit Bureau of Circulations for paid publications and BPA International for controlled publications for the six months ended December 31, 1998 for domestic publications and based on ZD data for international publications.
 (3) As reported by AdScope, Inc., Eugene, OR for the year ended December 31, 1998 for domestic publications and based on ZD data for international publications.
 (4) Joint venture with International Data Group, Inc.
 (5) Formerly EGM/2/.
 (6) Operated as a joint venture with an affiliate of The Walt Disney Company through April 30, 1998; 100% owned by ZD thereafter.
 (7) Joint venture with Richina Media Holdings and other local agencies in China.

 Corporate Sales

  ZD's corporate sales team integrates its marketing activities into one cohesive resource for its largest customers. The corporate sales group, originally established to provide discounts for advertisers buying across two or more magazine titles, has been expanded to allow marketers to reach their target buyers through any combination of Ziff-Davis Inc.'s business platforms. Currently 27 professionals in U.S. corporate sales coordinate major advertisers' campaigns across Ziff-Davis Inc.'s multiple platforms.

 Editorial, Laboratory Testing And Benchmark Software

  ZD seeks to develop and maintain a high level of technical expertise to provide quality technology content. ZD's editorial personnel includes award-winning editors and experts. ZD believes its publications are widely regarded as a reliable source of objective product evaluations and industry news because of the quality and reputation of its laboratory tests. To maintain impartiality and objectivity in its product reviews, ZD has policies governing separation of editorial functions from advertising sales functions and restricts trading in securities of technology-related companies by its journalists.

  ZD is committed to laboratory-based product testing as an integral part of its editorial mission. For the year ended December 31, 1998, ZD spent over $11 million in laboratory testing. The ZD Labs staff works with testers from many of ZD's different publications to provide comprehensive, objective test results to assist buying decisions. In addition to the core ZD Labs staff, the PC Magazine, PC Week, Computer Shopper and PC/Computing publications maintain their own staff and/or testing space. The ZD Labs testing facility tests thousands of products and systems each year and conducts large-scale tests to simulate corporate installations. ZD believes ZD Labs gives it a competitive advantage in terms of staffing, equipment and access to the technology necessary to effectively evaluate products.

  ZD Labs produces the core, publicly available and widely distributed benchmark software that its publications use to measure the performance of PCs, Macintosh systems and servers. ZD's benchmarks have become industry standards among major buyers of computer and Internet-related technology.

 Sources Of Print Publishing Revenue

  ZD's publications are generally either paid-circulation magazines--which generate revenue from newsstand sales, subscriptions and advertising--or controlled-circulation publications--which are distributed free of charge to qualified information technology professionals, generate revenue principally from advertising sales and provide valuable demographic information to ZD.

  Advertising Sales. ZD seeks to assist its advertisers in maximizing the return on their marketing investment. Advertising sales accounted for 77.6% of ZD's total print publishing revenue for the year ended December 31, 1998. The ZD sales force uses market research tools, such as ZD's BrandTrak and ZDNet's InternetTrak services, to inform clients about overall industry trends. BrandTrak is a survey that is conducted every six months of subscribers to five ZD publications and three European publications in order to track purchasing behavior by brand. InternetTrak is a quarterly marketing survey of Web users in the U.S. that tracks Web users and their online activities. ZD's sales staff provides customer service, research, promotional support and value-added programs for advertisers.

  Circulation. ZD maintains centralized circulation operations, enabling it to capitalize on its successful practices on a timely basis across all publications. ZD strives to increase its readership by building relationships with distributors, retailers and subscribers. Revenue from circulation of ZD's paid-circulation magazines accounted for 19.6% of ZD's total print publishing revenue in 1998. This was comprised of subscription sales (10.2% in 1998) and newsstand sales (9.4% 1998). ZD's publications have a total circulation of approximately seven million primary readers worldwide.

  ZD's newsstand strategy focuses on developing strong relationships with key distributors and large retail accounts. For example, ZD is the principal supplier of computer technology publications to Warner Publisher Services, a division of Time Warner Inc. In addition, ZD has preferred distribution arrangements with large retailers including WalMart, Staples and Barnes & Noble. These arrangements, which are terminable at will without notice, include prominent magazine displays to strengthen ZD's brand identity.

  ZD's subscription strategy is to maintain a highly focused readership and increase subscriber loyalty and renewal rates. This strategy provides ZD's advertisers with access to a precisely focused target audience.

  Licensing and Joint Ventures. In its international publications, ZD seeks to maximize global reach, maintain content quality and reduce the cost of entering new markets. Through subsidiaries, ZD currently has publishing operations in France, the United Kingdom and Germany. ZD also has over 50 licensed publications worldwide. ZD's licenses are generally three to five year agreements that provide for a minimum annual royalty against a percentage of revenue. ZD also operates with a number of joint venture partners, including IDG in the U.S., Richina Media Holdings and other local agencies in China and APN Computing Group in Australia.

 U.S. Publications

  Business Magazines. In the U.S. market, ZD publishes seven computer publications directed to business buyers, including four paid-circulation magazines and three controlled-circulation weeklies or bi-weeklies. Each publication produces authoritative, independent guidance that ZD believes is generally considered to be the primary product resource in its market segment. Macworld is published by Mac Publishing L.L.C., a ZD joint venture with IDG.

  PC Magazine provides corporate buyers of computer technology with comprehensive laboratory-based comparative reviews of PC hardware, software and networking products, with a focus on technical specifications. With a paid circulation of more than 1.18 million, PC Magazine is the largest circulation computer magazine in the world, accounting for 37.8% of all computer advertising revenue in directly competitive U.S. publications in 1998. PC Magazine also produces two newsstand-only specials: Your New PC (buying advice for less sophisticated computer buyers) and InternetUser (reviews of Internet products).

  PC/Computing offers reviews of computer products, focusing on productivity and usability. A monthly publication, it is one of only three computer magazines to have reached a circulation of over one million readers.

  Computer Shopper provides buying advice, product evaluations and technology coverage, including availability, pricing, specifications and configurations of thousands of computer products. Computer Shopper has a newsstand circulation of approximately 260,000 (the largest newsstand sales of any computer publication).

  PC Week provides enterprise product buyers and information technology professionals at large corporate computing sites with timely information on products, companies and general industry news. PC Week has a controlled circulation of over 400,000.

  Inter@ctive Week provides Internet and telecommunications professionals with information on products, events, services, strategies, alliances and key players. With a controlled circulation of over 150,000, Inter@ctive Week became one of the leading publications for the digital communications technology industry in less than three years.

  Sm@rt Reseller, a bi-weekly publication, provides value-added resellers, system integrators, distributors, Web developers and Internet service providers with in-depth news and analysis on business and technology. Sm@rt Reseller currently has a controlled circulation of over 65,000.

  Macworld provides Macintosh buyers with comparative, laboratory-based product evaluations, reviews and information about Macintosh products, supported by a product testing facility which ZD believes is the most advanced in the Macintosh industry. Macworld has a qualified circulation of over 500,000.

  Consumer Magazines. ZD publishes six magazines that serve the rapidly growing consumer market in order to meet the varying needs of computer enthusiasts, net surfers, family buyers and gamers.

  Electronic Gaming Monthly targets video game enthusiasts and offers news, information and product reviews about the latest games on ten different game systems. This monthly publication has a paid circulation of more than 390,000. Expert Gamer (formerly known as EGM/2/), a companion publication to Electronic Gaming Monthly with a paid circulation of more than 190,000, offers in-depth strategies, exclusive tips and tricks and comprehensive maps and walk-throughs of the latest games.

  Yahoo! Internet Life is a leading Internet consumer magazine. Yahoo! Internet Life has a paid circulation of more than 450,000 readers. It is designed to be an entertaining and authoritative guide to the Internet, targeting an influential, affluent and early-adopting group of readers. ZD has an exclusive license from Yahoo! Inc. to use Yahoo! in the title of a print magazine.

  Computer Gaming World provides computer game enthusiasts with results-oriented gaming information. Computer Gaming World serves more than 280,000 game enthusiasts and is the oldest and one of the largest computer game publications.

  Official U.S. PlayStation Magazine assists Sony PlayStation users in getting the most out of their game consoles by providing up-to-date news, interviews and insights. This publication has a paid circulation of over 175,000 PlayStation game fans.

  FamilyPC is specifically targeted to households with children and has a paid circulation of over 400,000. Written by parents for parents in easy to understand language, its purpose is to assist families in selecting computers and software and thereafter ensure that they get a rewarding, productive and educational experience from them.

 International Publications

  ZD publishes in the United Kingdom PC Magazine, PC Direct, PC Gaming World and IT Week; in Germany PC Professionell, PC Direkt and Internet Professionell; in France PC Expert and PC Direct; and in the People's Republic of China PC Week, PC Computing, PC Magazine and Sm@rt Reseller through a venture with Richina Media Holdings and local agencies in China.

  PC Magazine (U.K.), PC Expert, PC Professionell, and PC Magazine (China) are equivalents of PC Magazine (U.S.) adapted to their individual markets. Similarly, PC Direct (U.K.), PC Direct (France) and PC Direkt are intended to be equivalents of ZD's U.S. publication, Computer Shopper. IT Week includes material from Inter@ctive Week and ZDNet News in addition to local content.

 Paper And Printing

  ZD maintains strong relationships with its paper suppliers and printing companies. ZD's main paper suppliers for its U.S. publications are Bowater, Blandin, Champion, Consolidated and Fraser, which provided 8%, 13%, 38%, 15% and 12%, respectively, of ZD's paper supply in 1998 as measured by tonnage. Its paper supply contracts are generally two-to-three year agreements, with quarterly pricing adjustments, and are renewable on a staggered basis. Most agreements contain pricing clauses that seek to ensure the most competitive pricing on a quarter to quarter basis. ZD has relationships with a number of printing companies, including R.R. Donnelley, Brown, Quadgraphics and Quebecor. Approximately 46% of ZD's total printing expenditures for its U.S. publications are with R.R. Donnelley, which has a number of alternative printing sites. Printing contracts are generally two-to-three year agreements.

Trade Shows and Conferences

  ZD is a leading producer of trade shows, conferences and customized marketing and educational programs for the computer industry in the U.S. Approximately 25.6% of ZD's total revenue in 1998 was attributable to its trade show and conference business. ZD produces the industry-wide COMDEX events, which ZD's predecessor acquired in April 1995, other segment-focused trade shows and conferences and customized events for specific clients. ZD produced over 50 trade shows and conferences in 1998.

  The COMDEX/Fall event, held in the fourth quarter of each year, has been held for 19 years and is the number one ranked trade show for all industries in the U.S. as measured by total revenue, total exhibit space and number of attendees. In 1998, ZD estimates that over two million people attended its trade shows and conferences worldwide. In addition to COMDEX/Fall, held annually in Las Vegas, ZD produces 18 other COMDEX events in 13 countries.

  In 1998, ZD produced 11 segment-focused "NetWorld+Interop" and "Seybold Seminars" trade shows in 9 countries. The NetWorld+Interop trade shows focus on the networking/interconnectivity segment of the computer industry and the Seybold Seminars focus on technologies for publishing and graphic communications. ZD also produces the following segment-focused trade shows:

  . WINDOWS WORLD, in conjunction with Microsoft Corporation,

  . EXPO COMM, servicing the worldwide telecommunications industry,

  . CommUnity, for the emerging corporate integrated data, voice and video segments,

  . COMDEX/Enterprise, focusing on solutions for the large corporate information technology infrastructures,

  . Java SM Business Expo SM, sponsored by Sun Microsystems, Inc. and focusing on the full range of Java(TM) technology for information technology professionals and

  . Support Services Conference & Expo, focusing on technology for help desk and information technology support services.

  ZD also produces customized conferences that are designed to meet the marketing needs of specific clients. For example, ZD produced the JavaOne series of conferences for Sun Microsystems, Inc., which were designed to introduce Java technology software to the developer community.

  Attendees at ZD's trade shows and conferences cover a wide range of participants from the computer industry, including manufacturers, distributors, dealers, retailers, as well as value-added and other resellers and large corporate end-users. Each event includes an extensive conference program, providing a forum to exchange information germane to the particular event's focus. In addition, each event has one or more "keynote" sessions with speakers drawn from computer industry leaders. ZD estimates that in 1998 over 8,000 companies participated as exhibitors in its trade shows and conferences.

  The following table sets forth information relating to ZD's principal trade shows and conferences, including joint ventures, for 1998. Substantially all of ZD's international COMDEX events are joint ventures and substantially all NetWorld+Interop events are owned by ZD.

                                                       1998 Actual
                                          -------------------------------------
                                                 Total Net            Estimated
                                          Launch  Square     Total      Total
                                           Year   Footage  Exhibitors Attendees
                                          ------ --------- ---------- ---------
EVENT
North America
COMDEX/Fall.............................   1979  1,229,062   1,556     202,000
COMDEX/Spring, WINDOWS WORLD & EXPO COMM
 USA....................................   1981    180,259     563      85,750
COMDEX/Canada incl. WINDOWS WORLD and
 Connected Computing....................   1992    140,648     334      57,110
COMDEX/PacRim...........................   1995     65,762     211      30,500
COMDEX/Quebec...........................   1996     34,770     129      17,825
COMDEX/Miami & EXPO COMM Miami..........   1996     65,600     261      20,000
NetWorld+Interop & CommUnity Las Vegas..   1986    475,484     705      55,000
NetWorld+Interop & CommUnity Atlanta....   1992    383,048     576      44,000
Seybold San Francisco Publishing........   1986    153,324     356      38,570
Seybold Seminars New York...............   1982    122,920     293      23,970
International
COMDEX/SUCESU-SP Brazil.................   1992    306,134     393     130,000
COMDEX & WINDOWS WORLD Mexico(1)........   1993     68,874     199      39,000
COMDEX/INFOCOM & WINDOWS WORLD
 Argentina..............................   1997     89,252     250      32,000
COMDEX IT France........................   1997    118,116     560      60,000
COMDEX/Japan & Object World Tokyo(2)....   1996     96,706     139      80,970
COMDEX/China............................   1996    164,689     175      91,265
COMDEX/Korea............................   1997     40,689     127      81,685
COMDEX/Asia at Singapore Informatics....   1995     32,830     205      19,075
COMDEX/IT INDIA.........................   1996     43,057     125      70,000
NetWorld+Interop Paris..................   1992    194,015     400      48,770
NetWorld+Interop Tokyo(2)...............   1993    169,800     258      99,320
Seybold Seminars Tokyo(2)...............   1996      3,400      23      24,135
Windows NT Intranet Solutions Japan(2)..   1994     36,500      59      38,020

--------
(1) These international COMDEX events are wholly owned by ZD.
(2) Trade shows in Japan are owned by Softbank and managed by ZD.

 Sources Of Trade Show And Conference Revenue

  Exhibitor space fees accounted for 66.8% of ZD's total trade show and conference revenue for 1998. ZD believes most trade show producers receive virtually all of their revenue from the sale of exhibitor space fees. ZD has actively sought to increase its revenue from other sources, including attendee fees, which accounted for 33.2% of all trade show and conference revenue in 1998.

  All exhibitors pay the same price per square foot of booth space, regardless of the exhibit hall selected or the location or size of the booth. Typically, a majority of exhibitors at each trade show commit to booth space for the next year's show. ZD encourages this commitment through a prioritized booth selection procedure based upon seniority. Annual renewal is required for exhibitors to maintain their seniority. Exhibitors pay for space in two or three installments, the last of which is usually due six months prior to the upcoming event.

  Attendee fees accounted for 14.1% of ZD's trade show and conference revenue for 1998, primarily from NetWorld+Interop and Seybold Seminars events. Most COMDEX attendees are invited guests of exhibitors who receive complimentary admission tickets from ZD for their customers and key prospects. This helps exhibitors ensure that their best customers and prospects will attend.

  Advertising revenue from ZD's trade shows and conferences is derived principally from five products:

  . a daily newspaper distributed during the show,

  . the Program Exhibits Guide,

  . the Preview, a newspaper distributed to pre-registrants and certain prior year attendees before the show,

  . advertising billboards and banners and

  . exhibitor logo products that are sold to exhibitors to increase booth traffic and name recognition.

  ZD also maintains a continuously updated database containing the names and certain demographic information on its attendees. This database is rented to direct mail users on a fee-per-use basis.

 COMDEX

  COMDEX trade shows cover a broad range of new technologies at every stage from their development and introduction to commercial maturity. Many of the most significant computer product launches over the past 19 years occurred at COMDEX, including the launch of the IBM PC, Lotus 1-2-3, Windows 3.1 and DVD.

  COMDEX/Fall is a five-day trade show held annually in November in Las Vegas. In 1998, COMDEX/Fall had approximately 1,500 exhibiting companies occupying 1.2 million net square feet of exhibit space and 200,000 attendees. COMDEX/Spring, which was launched in 1981, is a smaller version of the fall event. In 1998, it was held in Chicago and had approximately 560 exhibiting companies and over 85,000 attendees. For the last eight years, ZD, in cooperation with Microsoft Corporation, has produced a WINDOWS WORLD trade show concurrently with COMDEX/Spring.

  In 1993, ZD began launching additional COMDEX events in order to capitalize on the international recognition of the COMDEX brand name. In 1998, other COMDEX events were held in Miami, Toronto, Vancouver, Montreal, Mexico City, Monterrey (Mexico), Buenos Aires, Sao Paulo, Rio de Janeiro, London, Paris, Tokyo, Seoul, New Delhi, Beijing, Singapore and Cairo.

 NetWorld+Interop

  NetWorld+Interop is the largest of ZD's segment-focused trade shows and is the leading show for professionals in the rapidly growing field of computer networking. NetWorld+Interop places strong emphasis on the quality of its conference programs and has become a leading educational forum for the Internet and enterprise computing communities. The largest NetWorld+Interop event is held annually in May in Las Vegas. Each NetWorld+Interop trade show features InteropNet, a live, multi-platform network that interconnects exhibitors to one another and to the Internet. In 1998, the NetWorld+Interop Las Vegas event had approximately 700 exhibiting companies occupying 475,000 net square feet of exhibit space and 55,000 attendees. The NetWorld+Interop Atlanta event, held in October each year, is only slightly smaller in all categories. In 1998, NetWorld+Interop events were held in Las Vegas, Atlanta, Singapore, Tokyo, London, Sao Paulo, Paris and Sydney.

 Seybold Seminars

  ZD's Seybold Seminars are also segment-focused trade shows, providing information and education for traditional and new media publishing industries. These shows focus on the latest technologies and products, design tools and desktop applications. The largest of the Seybold Seminars series is held annually each Fall in San Francisco. In 1998, this Seybold Seminars show had approximately 350 exhibiting companies occupying 150,000 net square feet of exhibit space and 38,000 attendees. Other Seybold Seminars events are held in New York and Tokyo.

Television

  In order to expand its media platforms, Ziff-Davis Inc. entered into a license and services agreement to manage ZDTV for MAC Holdings, a company that is wholly owned by Mr. Masayoshi Son, who is a director of Ziff-Davis Inc. and principal stockholder of SOFTBANK Corp. In February 1999, Ziff-Davis Inc. acquired ZDTV and sold a one-third interest in ZDTV to Vulcan Programming, Inc., an entity owned by Paul G. Allen, for $54 million.

  ZDTV, which was launched in May 1998, is the first 24-hour cable television channel and integrated Web site focused exclusively on computers, technology and the Internet. ZDTV targets a wide range of viewers, including computer and technology enthusiasts, computer gaming enthusiasts, business people, teens, families and other viewers with a sustained interest in computers, technology and the Internet. ZDTV's programming includes educational features, product evaluations, gaming tips and strategies, current events and other entertainment. ZDTV also features live interactive programming, allowing viewers to participate through simultaneous Web programming on ZDTV.com. ZDTV reached approximately 9.6 million homes at December 31, 1998 according to ZDTV estimates. In addition, ZDTV creates customized programming for third parties, including the regional Emmy award-winning "The Site" with MSNBC and "21st Century Home" with Home & Garden Television.

  For more information about Ziff-Davis Inc.'s acquisition of ZDTV, see "ZD Management's Discussion and Analysis of Financial Condition and Results of Operations" and ZD's Combined Financial Statements.

Education

  ZD publishes computer training products and services for end-users and advanced technology professionals. Its products and services include Internet-based training, computer-based training, instructor-led courseware and customization tools. ZD believes its education offerings extend ZD's reach and brand reputation while permitting it to attract and retain customers.

  ZD produces software-specific newsletters and technology information, with approximately 40 titles. Generally published monthly, the titles include time-saving tips and techniques on products such as Windows 95, Novel NetWare, Visual Basic, Word, Excel, Microsoft Office, PhotoShop and Windows NT, in addition to several programming and operating systems journals.

  ZDU is an Internet-based technology educational service through which ZD provides interactive instructor-led training to subscribers. The ZDU service is part of ZD but is closely integrated with ZDNet.

Market Research

  ZD's market research division develops, analyzes and compiles a wide variety of information on computer technology issues ranging from current technical aspects to decision making trends. The ZD Market Intelligence, or ZDMI, unit focuses on installed and planned technology hardware and software purchases. It is a leading source in North America and Europe of fact-based information for the computer and communications industries. ZDMI is an important part of ZD's effort to be a single source marketing solution, as it provides marketing customers with important targeting information. ZDMI's databases are built from more than 45,000 telephone interviews per month and contain data on installed and planned computer and communications products and services at over 350,000 business sites in the U.S., Canada and eight European countries, according to ZD estimates. ZDMI identifies and targets customers by tracking current activity and market share in the business, home and reseller channels. Customers use ZDMI's services to make important marketing decisions.

  ZD also identifies and analyzes trends in the decision making process for computer technology consumers. This information indicates the criteria people focus on to select products beyond technical product specifications. ZD's market research division also consolidates information obtained in each of the databases maintained by other operating divisions within ZD and ZDNet, so that each division can offer Ziff-Davis Inc.'s clients a wide range of information to meet their marketing needs across multiple platforms.

Competition

  ZD competes with a wide range of companies for each of its products and services. The magazine publishing business is highly competitive. ZD faces broad competition from other technology publishers and from other media companies such as business, news and general interest magazines. Computer and technology publishers that directly compete with ZD in the U.S. include IDG, CMP and Imagine Media. ZD also competes with various computer and technology publishers in the international markets where it conducts business. A publishing company's success depends upon a number of factors, such as editorial quality, product positioning and price. Competitive factors for advertising sales include quality of readership, circulation, reader response and advertising rates.

  ZD also faces competition in its trade show and conference business, primarily from several significant trade show management companies. These include Miller Freeman, Mecklermedia and IDG. Competitive factors in this business include quality of conference content, organizational efficiency and quality and number of exhibitors and attendees.

  ZD's market research division faces competition from numerous market research companies, including International Data Corporation, Gartner Group's Dataquest and IntelliQuest. Database providers such as Information Resource Group and Dun & Bradstreet provide additional competition.

  ZD's education division competes with a variety of education providers, including vendor-supplied training materials and traditional classroom-based computer training.

  ZDTV is the first 24-hour cable television channel and integrated Web site focused exclusively on computers, technology and the Internet, and as such, it is not expected to face direct competition in the near future. However, ZDTV does compete with a variety of general and special interest television programs. In addition, the market for television programming in general is highly competitive, with many programming producers competing for channel carriage, advertisers and audiences.

Trademarks

  ZD has developed strong brand awareness for its principal publications, trade shows and other products and services. Accordingly, ZD considers its trademarks, copyrights, trade secrets and similar intellectual property as critical to its success and relies on trademark, copyright and trade secrets laws, as well as licensing and confidentiality agreements, to protect its intellectual property rights. ZD generally registers its material trademarks in the U.S. and in certain other key countries in which these trademarks are used. Effective trademark, copyright and trade secret protection may not be available in every country where ZD's publications and services are available.

  ZD may be subject to claims of alleged infringement by it or its licensees of trademarks and other intellectual property rights of third parties from time to time in the ordinary course of business. ZD does not believe there are any such legal proceedings or claims that are likely to have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations.

Employees

  As of December 31, 1998, ZD had a total of 2,889 employees. Of these employees, 621 were engaged in U.S. magazine publishing activities, 397 in international publishing activities, 505 in trade shows and conferences, 407 in education activities, 436 in market research and 523 in central services. None of ZD's U.S. employees is represented by a labor union. ZD considers its relationships with its employees to be satisfactory.

Facilities

  ZD's world headquarters are located in New York and ZD has over 50 editorial, production and sales offices and computer labs in many other cities in the U.S. and around the world. ZD's other principal offices are located in the Boston and San Francisco metropolitan areas. ZD and Ziff-Davis Inc. do not own real property that is material to its business and Ziff-Davis Inc. leases all but one of its offices from third parties. ZD believes that its properties, taken as a whole, are in good operating condition and are suitable and adequate for its current operations, and that suitable additional or alternative space, including space available under lease options, will be available at commercially reasonable terms for future expansion.

Legal Proceedings

  For information concerning certain legal proceedings to which Ziff-Davis Inc. is a party, see "ZDNet Description of Business".

                                       ZD
             SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA

  The following table presents Selected Historical Combined Financial and Other Data for ZD as of and for the years ended December 31, 1995, 1996, 1997, and 1998. This data was derived from the Combined Financial Statements of ZD included elsewhere in this prospectus. An affiliate of Ziff-Davis Inc. acquired a print publishing business, ZD Publishing, on February 29, 1996; the data does not include results from the acquired business for periods before the date of acquisition. However, because ZD Publishing represents ZD's principal operations, the following table also presents Selected Historical Combined Financial and Other Data for ZD Publishing as of and for the years ended December 31, 1994 and 1995 and as of and for the two month period ended February 28, 1996. The data as of and for the year ended December 31, 1995 and as of and for the two months ended February 28, 1996 was derived from the Combined Financial Statements of ZD Publishing. ZD Publishing data as of for the year ended December 31, 1994, was derived from ZD Publishing unaudited financial statements. On May 4, 1998, Ziff-Davis Inc. completed a reorganization described in Note 2 to the Combined Financial Statements of ZD; results for periods before the reorganization are not directly comparable to results for periods after the reorganization. This table should be read in conjunction with the Selected Historical Financial and Other Data and Management's Discussion and Analysis of Financial Condition and Results of Operations for each of ZDNet, ZD and Ziff-Davis Inc. and Financial Statements for each of ZDNet, ZD and Ziff-Davis Inc. beginning on pages F-168 , F-94 and F-20 of this prospectus, respectively.

                                    ZD Publishing(1)                                    ZD
                          ------------------------------------- ------------------------------------------------------
                                                    Two month
                          Year ended December 31,  period ended           Year ended December 31,
                          -----------------------  February 28, ---------------------------------------------
                             1994        1995          1996      1995(2)    1996(2)       1997        1998
                          ----------- -----------  ------------ ---------- ----------  ----------  ----------
Statement of Operations                                    (dollars in thousands)
 Data:
Revenue, net............  $   698,030 $   755,419   $  122,562  $  202,729 $  938,924  $1,121,543  $1,052,749
Depreciation and
 amortization...........       33,045      87,506       14,540      24,305    134,251     147,259     146,096
Income from operations..       85,134      65,283        8,540      62,675    104,594     131,713      38,586
Interest expense, net...       17,887      92,609       14,030      44,005    120,646     190,445     143,547
Income (loss) before
 income taxes...........       82,176     (36,472)      (6,539)     22,869    (26,636)    (71,648)   (104,748)
Net income
 (loss)(3)(4)...........       82,176     (26,002)      (4,547)     10,945    (52,081)    (71,179)    (77,809)
Balance Sheet Data
 (at period end):
Cash and cash
 equivalents............  $ 1,064,174 $    10,083   $   13,669  $   27,908 $   29,915  $   30,273  $   32,274
Total assets............    2,747,968   1,625,426    1,622,438   1,090,981  3,584,963   3,548,108   3,429,938
Total long-term debt....    1,034,000     964,153      964,153     575,450  2,522,252   2,408,240   1,539,322
Division equity.........      387,718     365,150      360,717     397,881    447,756     126,130   1,352,598
Other Data:
Capital expenditures....  $    14,606 $    12,573   $      384  $    3,367 $   21,355  $   27,822  $   32,117
Capital contributions to
 ZDNet..................          --        7,106        2,350         --      13,630      20,664      14,269
Investments and
 acquisitions, net of
 cash acquired..........          --          --           --      814,520  2,124,823      11,002      22,772

-------
(1) A third party acquired ZD Publishing as of January 1, 1995. An affiliate of Ziff-Davis Inc. acquired ZD Publishing on February 29, 1996. Because ZD Publishing represents ZD's principal operations, ZD Publishing data has been presented for periods before these dates.
(2) An affiliate of Ziff-Davis Inc. acquired ZD Publishing on February 29, 1996; ZD data does not include results from the acquired business for periods before the date of acquisition.
(3) During 1994, ZD Publishing conducted its operations through various partnerships. Accordingly, there was no income tax provision for 1994.
(4) No historical earnings per share or share data are presented as ZD does not consider such data meaningful. After issuance of ZDNet stock, Ziff-Davis Inc. will report earnings per share data for ZD and ZDNet but not for Ziff-Davis Inc.

                                       ZD
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Revenue

  ZD had net revenue of $1.053 billion for 1998. A substantial portion of ZD's revenue is derived from the sale of advertising, which in 1998 accounted for 49.8% of total revenue. No single advertiser has comprised more than 4.0% of ZD's advertising revenue during any of the last three years. However, ZD's top 20 advertisers accounted for 37.5% of total advertising revenue for 1998.

  In the publishing segment, ZD's principal sources of revenue are advertising (64.4% of 1998 total publishing revenue), circulation (18.7%) and other (16.9%) for the year ended December 31, 1998. Circulation comprises both paid subscriptions (10.9%) and newsstand sales (7.8%) while other includes educational and training materials (7.4%) and market research studies (7.1%) with the balance primarily consisting of royalties, reprints and other miscellaneous sales. In the events segment, revenue is derived from two principal sources: sale of exhibit space (66.8% of 1998 total segment revenue) and attendee conference and seminar fees (14.1%). Unlike many trade show producers, ZD derives a significant portion of its trade show revenue from other sources (19.1%), including advertising in show-related publications, billboards, banners, fees from managing customer-sponsored events and other show-related activities. ZD believes these other sources will continue to be an important growth area, particularly for its content-focused events.

  ZD provides certain editorial content and brands for ZDNet for which ZDNet pays a royalty to ZD based on ZDNet's revenue. See Note 5 to ZD's Combined Financial Statements in this prospectus.

Cost of Operations

  In the publishing business, the principal components of ZD's production costs are raw materials, printing and distribution, which represented 34.5%, 38.0% and 27.2%, respectively, of total 1998 publishing production expenses. ZD's principal raw material is paper. Paper supply and prices are subject to volatility and may be significantly affected by many factors, including market and economic conditions. See "Risk Factors--Other Ziff-Davis Inc. Risks--Ziff-Davis Inc. May Be Adversely Affected By Fluctuations In Paper And Postage Costs" and "--Inflation and Fluctuations in Paper and Postage Costs". The principal components of production costs within the events business are the costs of renting and preparing the facilities to hold the events (46.8% in 1998), direct mail and the related costs for promotion of the events (37.0% in
1998) and program development and presentation costs (13.4% in 1998).

  The other principal operating costs for ZD are selling, general and administrative expenses, including editorial costs. Included in these costs are salaries, sales commissions and benefits (56.6% in 1998) along with marketing and promotion expenses related to advertising and circulation (20.2% in 1998).

  Ziff-Davis Inc. provides certain selling, general and administrative services and shared services on a centralized basis and the costs of these central services are allocated between ZD and ZDNet. See Note 5 to ZD's Combined Financial Statements in this prospectus.

Factors affecting future periods

  ZD's revenue and profitability are influenced by a number of external factors, including the volume of new technology product introductions, the amount and allocation of marketing expenditures by ZD's clients, the extent to which sellers elect to advertise using print and online media or participate in trade shows and conferences, changes in paper prices, availability of appropriate venues for its largest trade shows and conferences and competition among computer technology marketers, including print publishers, producers of trade shows and providers of other technology information services. Accordingly, ZD may experience fluctuations in revenue from period to period. Many of ZD's large customers concentrate their advertising expenditures around major new product launches. Marketing expenditures by technology companies can also be affected by factors affecting the computer industry generally, including pricing pressures and temporary surpluses of inventory. Revenue and profitability are also influenced by product mix and the timing and frequency of ZD's new product launches and launches in new markets, as well as by acquisitions. New publications generally require several years to achieve profitability and upon achieving initial profitability, often have lower margins than more established publications. The launch of new publications, trade shows and services are funded with cash flow from operations and are expensed as incurred. Accordingly, ZD's revenue from year to year may be affected by the number and timing of new product launches. If ZD concludes that a new publication, trade show or service will not achieve certain milestones with regard to revenue, profitability and cash flow within a reasonable period of time, management may discontinue such publication, trade show or service or merge it into another existing publication, trade show or service. See "Risk Factors--Other Ziff-Davis Inc. Risks--To Remain Competitive Ziff-Davis Inc. Must Constantly Expand And Develop New Products And Services. This Is Inherently Risky And Expensive".

  On February 4, 1999, ZD purchased ZDTV. This purchase will affect ZD's results in future periods. See "--ZDTV" below for certain summary pro forma and other information about this purchase.

  ZD expects to recognize compensation expense of approximately $7.9 million as a result of certain options granted on December 21, 1998 and January 29, 1999. Such compensation expense will be recognized over the vesting period of the options. The 1999 compensation expense related to these options is expected to be approximately $2.2 million. See Note 15 to ZD's Combined Financial Statements in this prospectus.

Presentation of Financial Information

  ZD is comprised of certain operations which were acquired at various times and completed a reorganization in May 1998. See Notes 1 and 2 to ZD's Combined Financial Statements in this prospectus.

  In order to create financial statements that separately present ZD's assets, liabilities, revenue, expenses and cash flow while still reflecting ZD's 100% retained interest in ZDNet's division equity and net losses, ZD has accounted for its interest in ZDNet in a manner similar to the manner prescribed by APB No. 18, The Equity Method of Accounting for Investments in Common Stock. Thus, ZD's historical balance sheets reflect ZD's 100% retained interest in ZDNet's division equity as "Retained interest in ZDNet". Similarly, ZD's historical statements of operations reflect ZD's 100% retained interest in ZDNet's division losses as "Loss related to retained interest in ZDNet".

  Since ZD and ZDNet together constitute all of Ziff-Davis Inc. and since ZD's financial statements have historically reflected 100% of ZDNet's division equity and losses, ZD's division equity and net income or loss has historically been equal to Ziff-Davis Inc.'s total stockholders' equity and net income or loss.

  However, ZD's 100% retained interest will decline in the future to reflect, among other things, the ZDNet stock sold in the offering. When ZD's retained interest declines to a percentage below 100%, ZD's net income or loss will, going forward, reflect only that reduced percentage of ZDNet's division income or loss.

  The book value associated with ZD's retained interest will increase or decrease, among other things, to reflect ZD's proportionate retained interest in ZDNet's division income or loss and will be adjusted from time to time as set forth under Note 3 to ZD's Combined Financial Statements in this prospectus.

Results of Operations

  The table below presents the results of ZD as if the assets and operations acquired by affiliates of Ziff-Davis Inc. on February 29, 1996 (as described in Note 1 to the Combined Financial Statements in this prospectus) had been acquired on January 1, 1995. Purchase accounting adjustments relating to that acquisition have been reflected through pro forma amortization, interest and income tax adjustments, as described in note (1) to the table. Although the 1996 presentation is not in accordance with generally accepted accounting principles, management believes it presents the most meaningful basis of comparison. The financial information presented below may not necessarily reflect the results of operations which would have occurred had the February 29, 1996 acquisition been completed on January 1, 1995.

                                          Year ended December 31,
                                       -------------------------------
                                          Pro
                                       Forma(1)         Actual
                                       ---------  --------------------
                                         1996       1997       1998
                                       ---------  ---------  ---------
                                              (dollars in thousands)
Revenue, net:
  Publishing.........................  $ 796,602  $ 834,015  $ 782,882
  Events.............................    264,884    287,528    269,867
                                       ---------  ---------  ---------
                                       1,061,486  1,121,543  1,052,749
                                       ---------  ---------  ---------
Cost of production:
  Publishing.........................    212,287    221,367    215,336
  Events.............................     87,373     99,533     82,143
                                       ---------  ---------  ---------
                                         299,660    320,900    297,479
Selling, general and administrative
 expenses............................    499,901    521,671    518,349
Depreciation and amortization........    154,854    147,259    146,096
Restructuring charge.................         --         --     52,239
                                       ---------  ---------  ---------
Income (loss) from operations........    107,071    131,713     38,586
Interest expense, net................   (135,500)  (190,445)  (143,547)
Loss related to Retained Interest in
 ZDNet...............................    (17,933)   (21,238)    (7,884)
Other non-operating income, net......      6,106      8,322      8,097
                                       ---------  ---------  ---------
Loss before income taxes.............    (40,256)   (71,648)  (104,748)
Provision (benefit) for income
 taxes...............................     26,755       (469)   (26,939)
                                       ---------  ---------  ---------
Net loss.............................  $ (67,011) $ (71,179) $ (77,809)
                                       =========  =========  =========
Other Data:
Cash and cash equivalents, end of
 period..............................  $  29,915  $  30,273  $  32,274
Net cash provided by operating
 activities..........................     80,483     11,900    100,299
Net cash used by investing
 activities..........................    (65,678)   (59,488)   (69,158)
Net cash provided (used) by financing
 activities..........................     (9,212)    47,946    (29,140)
EBITDA(2)............................    255,430    272,894    244,094

--------

(1) The February 29, 1996 acquisition gave rise to different bases of accounting for the period after the acquisition as compared to the period prior to the acquisition. This is primarily due to a purchase price which exceeded the book value of the assets acquired, financed by a higher level of both debt and equity as compared to the pre-acquisition capital structure. The above numbers assume that the acquisition took place on January 1, 1995; therefore, depreciation and amortization, interest expense and net loss have been increased by approximately $6,064,000, $824,000 and $10,383,000 for 1996.
(2) "EBITDA" is defined as income before provision for income taxes, interest expense, depreciation and amortization. ZD's EBITDA is calculated by adding
    (a) ZD's EBITDA before losses related to its retained interest in ZDNet and (b) ZD's proportionate interest (currently 100%) in ZDNet's EBITDA. EBITDA for the year ended December 31, 1998 is before a one-time restructuring charge of $52,239,000. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of ZD's operating performance or to cash flows as a measure of liquidity. Although ZD believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the publishing and media industries, the EBITDA presented for ZD may not be comparable to similarly titled measures reported by other companies.

Year ended December 31, 1998 compared with year ended December 31, 1997

 Revenue, net

  Revenue decreased by $68.8 million or 6.1% from $1,121.5 million in 1997 to $1,052.7 million in 1998.

  Publishing--Revenue from publishing decreased by $51.1 million or 6.1% from $834.0 million in 1997 to $782.9 million in 1998. This decline was primarily due to the transfer of certain publications to a joint venture and the closure of three publications due to the restructuring discussed below. The remainder of the decrease was primarily due to lower advertising in business publications partly offset by growth in advertising in consumer publications. Advertising revenue was lower in business publications principally due to factors affecting the computer technology industry during the year. Margin pressure on computer equipment manufacturers, industry and product delays, lower demand in Asia and a focus on the Year 2000 transition are contributing to a reduced demand for advertising in Ziff-Davis Inc.'s magazines. Revenue from international operations, which generated 10.2% of the segment's revenue, increased by $2.1 million due to the launch of IT Week in the UK, partially offset by lower advertising in business publications.

  Net revenue from MacUser and MacWeek magazines contributed to Mac Publishing LLC were $32.5 million for 1997 but are no longer consolidated into Ziff-Davis Inc.'s results for 1998. On May 1, 1998, Ziff-Davis Inc. acquired its joint venture partner's 50% interest in FamilyPC magazine. Ziff-Davis Inc. now owns 100% of the magazine and its results are included in the consolidated results from the acquisition date. Revenue from FamilyPC included in the 1998 results was $11.1 million. Revenue related to the three publications closed as part of the restructuring was $12.5 million lower in the fourth quarter of 1998 as compared to the fourth quarter of 1997.

  Events--Revenue from events decreased by $17.7 million or 6.1% from $287.5 million in 1997 to $269.9 million in 1998. The decrease was primarily due to a decline in revenue due to the discontinuation of certain "one-time" shows that were held in 1997, lower ancillary revenue at COMDEX/Fall and lower square footage sold at COMDEX/Spring. This decrease was partially offset by increased revenue from increased square footage sold at Networld+Interop Las Vegas and Java One due to an increased number of attendees.

 Cost of production

  Production costs decreased by 7.3% or $23.5 million from $320.9 million in 1997 to $297.4 million in 1998.

  Publishing production costs decreased by $6.1 million or 2.7% from $221.4 million in 1997 to $215.3 million in 1998. The decrease was related to a decline in the number of advertising pages produced.

  The cost of producing events decreased by $17.4 million or 17.4% from $99.5 million in 1997 to $82.1 million in 1998. The decrease is a result of lower operational costs and re-negotiated contracts as well as the discontinuance of certain "one-time" shows that were held in 1997.

 Selling, general and administrative expenses

  Selling, general and administrative expenses decreased by $3.4 million or 0.7% from $521.7 million in 1997 to $518.3 million in 1998. The decrease was due primarily to the headcount reduction and efficiencies attained through the integration of operations resulting from the reorganization completed in May 1998, as well as costs eliminated by the closure of three magazines in the fourth quarter of 1998. This decrease was partially offset by increased costs relating to the launch of new products and services and increased advertising expenses.

 Depreciation and amortization

  Total depreciation and amortization decreased $1.2 million from $147.3 million in 1997 to $146.1 million in 1998. The decrease was a result of certain assets being fully depreciated in 1997 and early 1998.

 Restructuring

  Margin pressure on computer equipment manufacturers, industry and product delays, lower demand in Asia and a focus on the Year 2000 transition are contributing to a reduced demand for advertising in ZD's magazines, principally PC Magazine, PC/Computing, Computer Shopper and PC Week. ZD believes these factors are continuing.

  As a result of this reduced demand, in October 1998, Ziff-Davis Inc. announced a restructuring program with the intent of significantly reducing its cost base. Ziff-Davis Inc. incurred a pre-tax charge of $52.2 million for this restructuring program. The charge was reported as a component of income from operations for the fourth quarter of 1998. The charge included asset impairment costs ($37.9 million), employee termination costs ($8.6 million), and costs to exit activities ($5.7 million) principally resulting from the closing of three publications, Windows Pro, Internet Business and Equip, and the reduction of Ziff-Davis Inc.'s work force by 310 employees. The charge also included costs resulting from the discontinuation of certain educational journals and trade shows. The following sets forth additional detail concerning the principal components of the charge:

  . Asset impairment costs totaled $37.9 million. These costs included the write-off of intangible assets associated with the discontinued publications ($34.3 million) and trade shows ($2.9 million) as well as deferred expenses associated with the discontinued educational journals ($0.7 million).

  . Employee termination costs related to severed personnel at the closed publications as well as a rationalization and resulting workforce reduction of the remainder of Ziff-Davis Inc.'s operations. Employee termination costs included payments for severance and earned vacation as well as the costs of outplacement services and the provision of continued benefits to personnel. As of December 31, 1998, $5.2 million of the $8.6 million related to these employee terminations had been paid.

  . Costs to exit activities reflect the costs associated with the final closure of the discontinued publications ($1.8 million) and the costs to reduce office space under lease as a result of the reduced level of employees ($3.8 million).

 Interest expense, net

  Interest expense decreased by $46.9 million or 24.6% from $190.4 million in 1997 to $143.5 million in 1998. The reduction was due primarily to lower levels of debt outstanding throughout the year, as well as the capitalization of $908.7 million of intercompany debt as part of the reorganization.

 Loss related to retained interest in ZDNet

  The loss related to the retained interest in ZDNet decreased by $13.4 million from $21.2 million in 1997 to $7.9 million in 1998. This decrease is due to improved performance of that business. See "ZDNet Management's Discussion and Analysis of Financial Condition and Results of Operations" elsewhere in this prospectus.

 Other non-operating income, net

  Other non-operating income, net primarily reflects ZD's equity share in earnings and losses from joint ventures and fees earned from management of events not produced by ZD. This income decreased $0.2 million or 2.4% from $8.3 million in 1997 to $8.1 million in 1998 reflecting reduced fees from managed events. The decline was partially offset by ZD's equity share in earnings of MAC Publishing, LLC, an entity that was formed in August 1997.

 Income taxes

  The 1998 income tax benefit of $26.9 million increased from $0.5 million reported in 1997. The increase was due primarily to income tax benefits generated from the losses with respect to the MAC Assets, which were not deductible until ZD purchased the MAC Assets from an affiliate on May 4, 1998. The income tax benefit was also increased by a higher net loss for the year ended December 31, 1998 compared to the net loss for the year ended December 31, 1997.

 Net loss

  As a result of the changes described above, the net loss for the period increased $6.6 million or 9.3% from $71.2 million in 1997 to $77.8 million in 1998.

 EBITDA

  EBITDA for the year ended December 31, 1998 was $244.1 million compared to $272.9 million for the year ended December 31, 1997. EBITDA for the year ended December 31, 1998 does not include the $52.2 million restructuring charge. Results were unfavorable as compared to last year due to a lower level of earnings from advertising in the higher margin business publications partly offset by improved results in the events segment and reduced losses from ZD's retained interest in ZDNet. The improvement in the events segment was attributed to the absence of losses from the discontinuance of certain "one-time" shows held in 1997 as well as continued costs savings. Reduced losses from ZDNet were the result of revenue growth exceeding increases in expenses. The ratio of EBITDA to revenue was 23.2% for 1998 compared to 24.3% in 1997.

Year ended December 31, 1997 compared with Pro Forma Year ended December 31,
1996

 Revenue, net

  Net revenue increased by $60.0 million or 5.7% from $1,061.5 million in 1996 to $1,121.5 million in 1997.

  Publishing--Net revenue from publishing grew by $37.4 million or 4.7% from $796.6 million to $834.0 million. Approximately $22 million was due to inclusion of a full year of results for the electronic gaming publications acquired in mid-1996 and two publications launched in late 1996. Increases in advertising rates, generally ranging between 3.0% and 10.0%, and a 5.1% increase in advertising pages contributed $11.5 million. Revenue from international operations, which generated 9.5% of the segment's revenue, decreased by $1.5 million due to the strengthening of the U.S. dollar relative to the major European currencies. Continued growth from new educational product launches and sales of market research studies accounted for the balance of the revenue growth.

  Events--Net revenue from events increased $22.6 million or 8.5% from $264.9 million to $287.5 million. Approximately $15 million of the increase was due to 11 new trade show launches, including revenue from ancillary show-related sources. The balance of revenue growth was due to higher exhibitor rates charged at the major events, partly offset by a decline in revenue from COMDEX/Spring and certain U.K. events.

 Cost of production

  Production costs increased $21.2 million or 7.1% from $299.7 million to $320.9 million.

  Publishing production costs increased $9.1 million or 4.3% from $212.3 million in 1996 to $221.4 million in 1997. Costs related to new launches and volume-related growth increased approximately $20 million but were partly offset by approximately $10 million of lower paper costs.

  The costs of producing events increased $12.2 million or 14.0% from $87.3 million in 1996 to $99.5 million in 1997 primarily as a result of costs related to new events launched in 1997.

 Selling, general and administrative expenses

  Selling, general and administrative expenses increased $21.8 million or 4.4% from $499.9 million to $521.7 million. The increase was due to the addition of employees to support base business volume growth and launches of new products and services. Results included a one-time $6.0 million charge for the consolidation and restructuring of the events business which was announced in the fourth quarter of 1997. Costs for the publishing segment rose 1.2% while those for the events segment rose 22.1% due to the number of new launches and the one-time restructuring charge.

 Depreciation and amortization

  Total depreciation and amortization decreased $7.6 million to $147.3 million in 1997. The reduction in depreciation and amortization expense was a result of certain assets being fully depreciated in 1996.

 Interest expense, net

  Net interest expense increased $54.9 million or 40.5% to $190.4 million in 1997 due to interest on an additional $900 million of intercompany indebtedness to Softbank incurred to finance a return of capital.

 Loss related to Retained Interest in ZDNet

  The loss from ZD's retained interest in ZDNet increased to $21.2 million in 1997 from $17.9 million in 1996 due to the operating performance of that business. See "ZDNet Management's Discussion and Analysis of Financial Condition and Results of Operations".

 Other non-operating income, net

  Other non-operating income, net primarily reflects ZD's equity share in earnings and losses from joint ventures and fees earned from management of events not produced by ZD. This income increased $2.2 million from $6.1 million in 1996 to $8.3 million or 36.1% primarily due to a $2.2 million or 36.3% increase in ZD's share of Mac Publishing, LLC's earnings.

 Income Taxes

  The 1997 combined income tax benefit of $0.5 million compares to a pro forma income tax provision of $26.8 million in 1996. The improvement in the tax provision is due to a higher pre-tax loss giving rise to a tax benefit. The difference between the 1997 and 1996 effective tax rates and the federal statutory tax rate of 35.0% is primarily due to non-recognition of tax losses generated by the MAC Assets ($42.0 million in 1997 and $63.0 million in 1996), non-deductible goodwill amortization ($10.2 million in 1997 and $8.6 million in 1996) and state and local income taxes. In addition, the 1996 tax provision increased approximately $2.1 million as a result of pro forma adjustments related to the ZDI acquisition.

 Net loss

  As a result of the changes described above, net loss for the period increased $4.2 million or 6.2% from $67.0 million to $71.2 million.

 EBITDA

  EBITDA for 1997 was $272.9 million, an increase of $17.5 million or 6.9% from the $255.4 million generated in 1996. The increase was due to higher revenue and management fee income, net of higher production costs and selling, general and administrative expenses. The ratio of EBITDA to revenue remained relatively constant at 24.3% for 1997 compared to the 1996 margin of 24.1%.

Liquidity and Capital Resources

 Sources and uses of cash

  As a result of the May 4, 1998 reorganization, ZD's intercompany debt owed to Softbank was reduced to $83.1 million. Such indebtedness bears interest at 9.9% and matures in February 2010. Concurrently with Ziff-Davis Inc.'s initial public offering, Ziff-Davis Inc., on behalf of ZD, issued and sold $250 million aggregate principal amount of notes. In addition, Ziff-Davis Inc., on behalf of ZD, entered into a $1.35 billion credit facility, and borrowed $1.25 billion under such facility, to provide additional funds for the repayment of intercompany debt to Softbank and to provide for ZD's working capital requirements. The balance of intercompany obligations owed to Softbank was converted to equity. See Note 2 to the Combined Financial Statements in this prospectus.

  At December 31, 1998, ZD's outstanding total debt was $1,547.9 million, excluding unamortized discount, which consisted of $77.9 million due to Softbank, $250 million in notes and $1,220.0 million under the credit facility. Under its most restrictive covenant, ZD could have borrowed an additional $28,800,000 under the credit facility at December 31,1998. For information concerning the terms of this debt, see "Ziff-Davis Inc.'s Debt".

  Cash and cash equivalents were $32.3 million at December 31, 1998, an increase of $2.0 million from $30.3 million at December 31, 1997. The increase was due to the factors discussed below:

  Cash provided by operations was $100.3 million for the year ended December 31, 1998 compared to $11.9 million for the year ended December 31, 1997. The increase from 1997 to 1998 was attributed to ZD's lower losses before the restructuring charge, lower working capital and a decrease in funding to affiliates and to ZDNet for the 1998 period.

  Cash used in investing activities for the year ended December 31, 1998 totaled $69.2 million compared to $59.5 million for the year ended December 31, 1997. The majority of these expenditures were for computer equipment and leasehold improvements as well as for funding the operation of ZDNet. Acquisitions and investments in the 1998 period relate to ZD's acquisition of Sky TV, a trade show in Canada, an additional 50% interest in Family PC magazine, a European marketing database company as well as an investment in Red Herring. Acquisitions for the 1997 period reflected the purchase of a 70% interest in GameSpot.

  Cash used in financing activities totaled $29.1 million for the year ended December 31, 1998, representing proceeds from the reorganization and initial public offering of $1,863.3 million, net of transaction costs, and funding from Softbank of $20.4 million offset by the repayment of debt and amounts due to affiliates of $1,916.1 million. Cash provided by financing activities in 1997 amounted to $47.9 million representing capital contributions partly offset by repayments of intercompany debt.

  ZD had a working capital surplus of approximately $22.6 million at December 31, 1998, compared to a working capital deficit of approximately $379.8 million at December 31, 1997. Ziff-Davis Inc.'s balance sheet has historically had a working capital deficit due to significant amounts due to affiliates. ZD also maintains a significant level of deferred revenue generated from publication subscriptions paid in advance and prepayments from trade show exhibitors. At December 31, 1998, Ziff-Davis Inc. had deferred revenue of $151.0 million compared to $154.7 million at December 31, 1997. Deferred revenue does not represent a cash liability owed by Ziff-Davis Inc., unless Ziff-Davis

Inc. fails to deliver a magazine or cancels a trade show, and generally does not affect Ziff-Davis Inc.'s ability to fund day-to-day operations. Working capital increased as a result of the reorganization and the initial public offering of Ziff-Davis Inc.'s common stock which resulted in the repayment and conversion to equity of related party obligations in connection therewith.

  On December 11, 1998, Standard & Poors lowered its corporate credit and bank loan ratings for Ziff-Davis Inc. to BB- from BB and its subordinated debt rating for Ziff-Davis Inc. to B from B+. This downgrade had no impact on our current borrowings. Although this downgrade may make future borrowings more expensive, we do not believe this will have a material impact on our liquidity or our access to credit markets.

  ZD believes, based on its current level of operations and anticipated growth, that ZD's ability to generate cash, together with cash on hand and available lines of credit, will be sufficient to make required payments of principal and interest on ZD's indebtedness and fund anticipated capital expenditures and working capital requirements. However, actual capital requirements may change, particularly as a result of any acquisitions ZD may pursue. The ability of ZD to meet its debt service obligations and reduce its total debt will depend upon the future performance of ZD.

 Funding for ZDNet

  In the financial statements of ZD and ZDNet, whenever ZDNet had a cash need, other than cash needs of ZDNet's foreign operations or cash needs of ZDNet's operations that are not wholly owned, that cash need was funded by ZD and accounted for as a capital contribution (i.e., as an increase in ZDNet's division equity and ZD's Retained Interest in ZDNet). Accordingly, no interest income from ZDNet has been reflected in the financial statements of ZD. After the date on which ZDNet stock is first issued, Ziff-Davis Inc. will account for all cash transfers from one group to or for the account of the other group, other than transfers in return for assets or services rendered or transfers in respect of ZD's retained interest that correspond to dividends paid on ZDNet stock, as inter-group revolving credit advances. These advances will bear interest at the rate at which Ziff-Davis Inc. could borrow such funds on a revolving credit basis as the board of directors determines in its sole discretion. However the board of directors has the discretion to determine that a given transfer or type of transfer should be accounted for as a long-term loan, a capital contribution increasing ZD's retained interest in ZDNet or a return of capital reducing ZD's retained interest in ZDNet.

Credit Facility

  ZD's credit facility, as amended, consists of a seven-year $400 million reducing revolving credit facility, a seven-year $450 million term loan and an eight-year $500 million term loan. There are no scheduled reductions in the revolving credit commitment or amortization under the term loan until September 2000.

  For the reasons described under "--Restructuring" above, Ziff-Davis Inc.'s debt to EBITDA ratios at December 31, 1998 would have been above the levels that originally had been required by its credit facility. On December 16, 1998, the lenders of the $1.35 billion credit facility agreed to amend certain provisions of that facility. The amended provisions include an increase in the allowed leverage ratios. In return, ZD agreed to pay a one-time fee of $3.375 million and increase rates on amounts borrowed under the facility to rates currently ranging from LIBOR plus 2.875% to LIBOR plus 3.375% depending on the type of loan. Had the increased interest rates been in effect for the period from Ziff-Davis Inc.'s initial public offering on April 28, 1998 to December 31, 1998, interest expense would have increased by approximately $11.9 million. Based on the $1,220.0 million outstanding on December 31, 1998, the annualized incremental interest is $18.0 million. This increase in interest expense would reduce the amount otherwise available for funding ZD or ZDNet operations.

  ZD's credit facility exposes it to market risk with respect to changes in interest rates. ZD manages this risk through the use of interest rate swap agreements, as described below. Through the use of these swap agreements, ZD has effectively established a fixed interest rate for $550 million of the outstanding credit facility. Based on the $1,220.0 million outstanding under the credit facility at December 31, 1998, if the LIBOR rate were to increase by 1%, ZD would incur, after giving effect to the swap agreements, an additional $6.7 million of annual interest expense.

  For a description of the terms of the amended credit facility, see "Ziff-Davis Inc.'s Debt".

Interest Rate Swaps

  On June 10, 1998, ZD entered into interest rate swap agreements, with an aggregate notional amount of $550 million. Under these swap agreements, which commenced on August 10, 1998, ZD receives a floating rate of interest based on three-month LIBOR, which resets quarterly, and pays a fixed rate of interest each quarter for the terms of the respective agreements. The weighted average fixed rate ZD pays under these agreements is 5.85%. ZD has entered into these agreements solely to hedge its interest rate risk. At December 31, 1998, the three-month LIBOR rate was 5.06%.

  These swap agreements are viewed by ZD as risk management tools and are not used for trading or speculative purposes. The notional amount of $550 million does not represent a real amount exchanged by the parties, and therefore, is not a measure of ZD's exposure through its use of swap agreements. The fair values of these swap agreements were estimated by obtaining quotes from brokers which represented the amounts that ZD would pay if the agreements were terminated at the balance sheet date. While it is not ZD's intention to terminate these swap agreements, these fair values indicated that the termination of these swap agreements would have resulted in a loss of $15,627,000.

  By nature, swap agreements involve credit risk, due to the possible nonperformance by counterparties. To mitigate this risk, ZD enters into swap agreements with major financial institutions and diversifies the counterparties used as a means to limit counterparty exposure and concentration of risk.

ZDTV

  In July 1997, Ziff-Davis Inc. entered into a license and services agreement to develop ZDTV for MAC Holdings (America) Inc., a company that is wholly owned by Mr. Masayoshi Son, who is a director of Ziff-Davis Inc. and principal stockholder of SOFTBANK Corp. Under this agreement, Ziff-Davis Inc. agreed to fund ZDTV's operations through unsecured advances and was granted an option to purchase ZDTV for a price equal to MAC Holdings' investment plus 10% per annum for the period of investment. On January 15, 1999, Ziff-Davis Inc. exercised this option and on February 4, 1999 purchased ZDTV at a purchase price of $81.4 million. Ziff-Davis Inc. paid approximately $32.8 million of the purchase price in cash, funded on February 5, 1999, and paid the remainder by applying approximately $48.6 million in advances owed to it by MAC Holdings through December 31, 1998. Ziff-Davis Inc. also agreed to be responsible for the funding of ZDTV during the period in 1999 prior to the purchase, which will be accounted for as additional purchase price. The cash portion of the purchase price was funded by an advance from ZDTV to Ziff-Davis Inc., pursuant to the ZDTV cash management system, of the funds invested in ZDTV by Vulcan Programming described below. In connection with its acquisition of ZDTV, Ziff-Davis Inc. assumed MAC Holdings' obligations under an option granted to DirectTV to purchase 5% of ZDTV for $15 million, subject to adjustment.

  Ziff-Davis Inc. currently has certain long-term agreements to distribute ZDTV via satellite. Historically, start-up cable television channels have required substantial investment and there can be no assurance that ZDTV will ultimately obtain sufficient cable carriage and commercial acceptance to be profitable. The following unaudited pro forma information assumes that the acquisition of ZDTV and the sale of a one-third interest in ZDTV to Vulcan Programming had been consummated on January 1, 1998. Adjustments for ZDTV transactions include the operating results of ZDTV, amortization of the purchase price of ZDTV, Vulcan Programming's one-third interest in the losses of ZDTV and the tax effect of these items. The pro forma data is not necessarily indicative of actual results had the transaction occurred at January 1, 1998. Further, pro forma results are not intended to be indicative of future financial results.

                                                   Adjustments
                                       Ziff-Davis    for ZDTV
                                          Inc.     Transactions Pro forma
                                       ----------  ------------ ----------
                                               (dollars in thousands)
      Revenue......................... $1,052,749    $  5,585   $1,058,334
      Income (loss) from operations...     38,586     (55,049)     (16,463)
      Net loss........................    (77,809)    (22,443)    (100,252)

  ZDTV's cash requirements are currently expected to be approximately $50 million for 1999. The $54 million invested in ZDTV by Vulcan Programming will be used to fund ZDTV and thereafter cash requirements will be funded by the partners or by third parties.

  Ziff-Davis Inc. intends to file appropriate financial statements and pro forma information regarding ZDTV on or before April 20, 1999 as set forth in its Form 8-K filed with the SEC on February 19, 1999.

Vulcan Transactions

  On February 5, 1999, Vulcan Programming, Inc., an entity owned by Paul G. Allen, purchased a one-third interest in ZDTV for $54 million. On March 4, 1999, Vulcan Ventures, the investment vehicle of Paul G. Allen, purchased approximately three million shares of Ziff-Davis Inc. common stock for $50 million.

Seasonality

  Historically, ZD's business has been seasonal as a significant portion of annual revenue has occurred in the second and fourth quarters. The following table sets forth certain unaudited quarterly combined statements of operations data for each of the eight quarters in the period ended December 31, 1998. In the opinion of the Ziff-Davis Inc.'s management, this unaudited information has been prepared on a basis consistent with the audited Combined Financial Statements of ZD appearing elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein when read in conjunction with the Combined Financial Statements and related notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                Quarters Ended
                          -----------------------------------------------------------------------------------------------
                          March 31,  June 30,  September 30, December 31, March 31,  June 30,  September 30, December 31,
                            1997       1997        1997          1997       1998       1998        1998          1998
                          ---------  --------  ------------- ------------ ---------  --------  ------------- ------------
                                                            (dollars in thousands)
Revenue, net:
 Publishing.............  $204,281   $211,333    $191,613      $226,788   $191,246   $198,419    $181,726      $211,491
 Events.................    15,321     82,135      24,227       165,845     27,121     65,782      29,787       147,177
                          --------   --------    --------      --------   --------   --------    --------      --------
Total revenue...........  $219,602   $293,468    $215,840      $392,633   $218,367   $264,201    $211,513      $358,668
 Percentage of total
  year..................      19.6%      26.2%       19.2%         35.0%      20.7%      25.1%       20.1%         34.1%
Cost of production......    60,842     91,152      61,710       107,196     69,048     74,710      62,898        90,823
Selling, general and
 administrative expenses   130,837    132,015     131,633       127,186    131,177    127,114     127,382       132,676
Depreciation and
 amortization...........    37,196     37,173      37,804        35,086     35,748     37,859      36,207        36,282
Restructuring charge....       --         --          --            --         --         --          --         52,239
                          --------   --------    --------      --------   --------   --------    --------      --------
Income (loss) from
 operations.............    (9,273)    33,128     (15,307)      123,165    (17,606)    24,518     (14,974)       46,648
Income (loss) before
 taxes..................   (59,901)   (17,448)    (66,703)       72,404    (68,058)   (11,940)    (39,458)       14,708
Net income (loss).......  $(59,817)  $(17,387)   $(66,609)     $ 72,634   $ (5,121)  $(76,560)   $ (4,498)     $  8,370
EBITDA(1)...............  $ 25,534   $ 68,216    $ 20,486      $158,658   $ 15,127   $ 63,397    $ 27,487      $138,083
 Percentage of total
  year..................       9.4%      25.0%        7.5%         58.1%       6.2%      26.0%       11.3%         56.5%

--------
(1) "EBITDA" is defined as income before provision for income taxes, interest expense, depreciation and amortization. ZD's EBITDA is calculated by adding
    (a) ZD's EBITDA before losses related to its retained interest in ZDNet and
    (b) ZD's proportionate interest (currently 100%) in ZDNet's EBITDA. EBITDA for the quarter ended December 31, 1998 does not include one-time restructuring charge of $52,239,000. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of ZD's operating performance or to cash flows as a measure of liquidity. Although ZD believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the publishing and media industries, the EBITDA presented for ZD may not be comparable to similarly titled measures reported by other companies.

Inflation and Fluctuations in Paper and Postage Costs

  ZD continually assesses the impact of inflation and changes in paper prices. ZD generally enters into contracts for the purchase of paper which adjust the price on a quarterly basis. Paper prices began to rise in 1994, rose significantly in 1995 and 1996 and then decreased in 1997. During 1998, paper prices were relatively flat. Management anticipates that paper prices will remain relatively stable in 1999. ZD will continue to monitor the impact of inflation and paper prices and will consider these matters in setting its pricing policies. ZD frequently reviews its purchasing and manufacturing processes for opportunities to reduce costs and mitigate the impact of paper price and postage rate increases such as purchasing lighter-grade paper stock or, when paper prices are at cyclical lows, increasing paper inventory or entering into longer term contracts with suppliers. However, ZD has not entered, and does not currently plan to enter, into long-term forward price or option contracts for paper. Management estimates postage costs will increase approximately 3.5% in 1999. See "Risk Factors--Other Ziff-Davis Inc. Risks--Ziff-Davis Inc. May Be Adversely Affected By Fluctuations In Paper And Postage Costs" and "ZD Description of Business--Print Publishing".

Year 2000 Readiness Disclosure

  During 1997, Ziff-Davis Inc., including the businesses comprising ZD, began a review of its computer systems and software to identify systems and software which might malfunction due to misidentification of the Year 2000. Ziff-Davis Inc. is using both internal and external resources to identify, test, correct and reprogram systems and software for Year 2000 readiness.

  At December 31, 1998, Ziff-Davis Inc. was in the research and validation phase of its Year 2000 project for information technology or IT systems and non-IT systems. This phase consists of research and validation of all infrastructure, hardware and software, including platform, wide-area network and local-area network components. Research for non-IT systems includes identifying systems that include embedded technology, such as micro-controllers, which are not Year 2000 compliant.

  Ziff-Davis Inc. has identified critical systems and applications that will either be validated for compliance though formal documentation, through vendors or through testing. Ziff-Davis Inc. will enter the testing phase of its infrastructure, hardware, software and databases in the first quarter of 1999 and plans to complete such phase by September 1, 1999. Contingency plans will be developed for any systems or platforms that are known to be non-compliant as of September 1, 1999.

  Some of Ziff-Davis Inc.'s computer systems and databases, including its subscription fulfillment and payroll systems, are managed by third parties under contractual arrangements. Ziff-Davis Inc. currently has no Year 2000 compliance problems known to it relating to third parties. Ziff-Davis Inc. has requested those third parties with which Ziff-Davis Inc. has material relationships in the first quarter of 1999 to advise it as to whether such third parties anticipate difficulties in addressing Year 2000 compliance problems, and if so, the nature of such difficulties. Ziff-Davis Inc. anticipates that such inquiries will be completed by April 30, 1999.

  In addition, Ziff-Davis Inc. will develop contingency plans during the second half of 1999 in order to compensate for any disruption or downtime that could result from a Year 2000 compliance problem. Ziff-Davis Inc. plans to replace IT and non-IT systems that it determines are not Year 2000 compliant prior to October 1, 1999 in order to minimize any risk of a Year 2000 compliance problem.

  Ziff-Davis Inc. has incurred remediation costs associated with its Year 2000 readiness efforts. These remediation costs have been incurred in connection with replacement of systems and hardware, modification of software and consulting costs related to Year 2000 solution providers. The costs to address Year 2000 issues which have been included in the general and administrative expenses of Ziff-Davis Inc. have not been tracked separately and are therefore not determinable. However, management believes these expenses have been substitutive rather than incremental to the recurring level of general and administrative expenses. Total capitalized costs incurred in the replacement of systems in connection with Ziff-Davis Inc.'s Year 2000 readiness efforts as of December 31, 1997 and 1998 were $1,692,000 and $3,837,000, respectively. Ziff-Davis Inc. estimates that it will capitalize an additional $3,815,000 during 1999 related to its Year 2000 readiness efforts.

  Ziff-Davis Inc. expects to complete testing and replacement of critical systems by the beginning of the fourth quarter of 1999. Ziff-Davis Inc.'s estimate of ZD's most reasonably likely "worst case scenario" would be the failure of its internal applications and systems that process and store certain information and data. Ziff-Davis Inc. would resolve the failure of such applications and systems one by one and management of Ziff-Davis Inc. does not believe that the impact on its critical systems would be material. However, if Ziff-Davis Inc. or any subscribers, advertisers, licensors, vendors or other third parties on whom it relies experiences a Year 2000 compliance problem, this could have a material adverse effect on ZD's profit and liquidity.

Recently Issued Accounting Pronouncements

  SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities issued in June 1998, establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Ziff-Davis Inc. does not expect the adoption of SFAS No. 133 to have a material impact on ZD's results of operations.

  ZD expects to adopt this statement beginning with its 2000 financial statements.

                                       ZD
                        (a division of Ziff-Davis Inc.)

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
ZD
  Report of independent accountants.......................................  94
  Combined balance sheets as of December 31, 1997 and 1998 ...............  95
  Combined statements of operations for the years ended December 31, 1996,
   1997 and 1998 .........................................................  96
  Combined statements of cash flows for the years ended December 31, 1996,
   1997 and 1998 .........................................................  97
  Combined statements of changes in division equity for the years ended
   December 31, 1996, 1997 and 1998.......................................  98
  Notes to combined financial statements..................................  99

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Ziff-Davis Inc.

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, cash flows and changes in division equity, present fairly, in all material respects, the financial position of ZD (a division of Ziff-Davis Inc., the "Company") at December 31, 1997 and 1998, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described in Note 1 to the financial statements, ZD is a division of Ziff-Davis Inc.; accordingly the financial statements of ZD should be read in conjunction with the audited financial statements of Ziff-Davis Inc.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, NY
February 22, 1999

                                       ZD
                        (a division of Ziff-Davis Inc.)

                            COMBINED BALANCE SHEETS
                             (dollars in thousands)

                                                              December 31,
                                                          ---------------------
                                                             1997       1998
                                                          ---------- ----------
                         ASSETS
Current assets:
  Cash and cash equivalents.............................. $   30,273 $   32,274
  Accounts receivable, net...............................    209,914    208,593
  Inventories............................................     17,853     15,551
  Prepaid expenses and other current assets..............     37,872     34,278
  Due from affiliates....................................    131,290     53,984
  Deferred taxes.........................................      8,725     21,483
                                                          ---------- ----------
Total current assets.....................................    435,927    366,163
Property and equipment, net..............................     50,391     85,571
Retained interest in ZDNet...............................     83,292     89,547
Intangible assets, net...................................  2,963,169  2,844,317
Other assets.............................................     15,329     44,340
                                                          ---------- ----------
Total assets............................................. $3,548,108 $3,429,938
                                                          ========== ==========
             LIABILITIES AND DIVISION EQUITY
Current liabilities:
  Accounts payable....................................... $   54,823 $   71,844
  Accrued expenses.......................................     77,886     93,824
  Unearned income, net...................................    154,682    151,003
  Due to affiliates and management.......................    398,332      4,618
  Current portion of notes payable to affiliates.........    125,790      7,692
  Other current liabilities..............................      4,222     14,591
                                                          ---------- ----------
Total current liabilities................................    815,735    343,572
Notes payable to affiliates..............................  2,408,240     70,192
Notes payable, net of unamortized discount...............        --   1,469,130
Deferred taxes...........................................    185,613    169,356
Due to management........................................        --       5,400
Other liabilities........................................     12,390     19,690
                                                          ---------- ----------
Total liabilities........................................  3,421,978  2,077,340
                                                          ---------- ----------
Commitments and contingencies (Notes 20 and 22)
Division equity..........................................    126,130  1,352,598
                                                          ---------- ----------
Total liabilities and division equity.................... $3,548,108 $3,429,938
                                                          ========== ==========

   The accompanying notes are an integral part of these financial statements.

                                       ZD
                        (a division of Ziff-Davis Inc.)

                       COMBINED STATEMENTS OF OPERATIONS
                             (dollars in thousands)

                                               Years ended December 31,
                                            ---------------------------------
                                              1996        1997        1998
                                            ---------  ----------  ----------
Revenue, net:
  Publishing............................... $ 674,040  $  834,015  $  782,882
  Events...................................   264,884     287,528     269,867
                                            ---------  ----------  ----------
                                              938,924   1,121,543   1,052,749
                                            ---------  ----------  ----------
Cost of production:
  Publishing...............................   181,313     221,367     215,336
  Events...................................    87,373      99,533      82,143
                                            ---------  ----------  ----------
                                              268,686     320,900     297,479
Selling, general and administrative
 expenses..................................   431,393     521,671     518,349
Depreciation and amortization of property
 and equipment.............................    31,647      28,884      27,875
Amortization of intangible assets..........   102,604     118,375     118,221
Restructuring charge.......................       --          --       52,239
                                            ---------  ----------  ----------
Income from operations.....................   104,594     131,713      38,586
Interest expense, net--related party.......  (120,646)   (190,445)    (65,935)
Interest expense, net......................       --          --      (77,612)
Loss related to retained interest in
 ZDNet.....................................   (16,925)    (21,238)     (7,884)
Other non-operating income, net............     6,341       8,322       8,097
                                            ---------  ----------  ----------
Loss before income taxes...................   (26,636)    (71,648)   (104,748)
Provision (benefit) for income taxes.......    25,445        (469)    (26,939)
                                            ---------  ----------  ----------
Net loss................................... $ (52,081) $  (71,179) $  (77,809)
                                            =========  ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                                       ZD
                        (a division of Ziff-Davis Inc.)

                       COMBINED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                 Years ended December 31,
                                              --------------------------------
                                                 1996       1997       1998
                                              ----------  --------  ----------
Cash flows from operating activities:
Net loss....................................  $  (52,081) $(71,179) $  (77,809)
Adjustments to reconcile net loss to net
 cash provided by operating activities:
  Depreciation and amortization.............     134,251   147,259     146,096
  Amortization of debt discount.............         --        --        2,430
  Loss from retained interest in ZDNet......      16,925    21,238       7,884
  Income from equity investments............        (115)   (2,030)     (7,483)
  Deferred tax provision (benefit)..........      25,445      (469)    (29,484)
  Restructuring charge......................         --        --       52,239
  Changes in operating assets and liabili-
   ties:
    Accounts receivable.....................     (36,194)  (14,375)      2,437
    Inventories.............................       7,788      (853)      2,923
    Accounts payable and accrued expenses...      10,503    (6,065)     (4,316)
    Unearned income.........................       1,299   (20,101)     (6,404)
    Due to affiliates and management........     (29,303)  (38,543)     (3,348)
    Other, net..............................      (4,354)   (2,982)     15,134
                                              ----------  --------  ----------
Net cash provided by operating activities...      74,164    11,900     100,299
                                              ----------  --------  ----------
Cash flows from investing activities:
  Capital expenditures......................     (21,355)  (27,822)    (32,117)
  Capital contributions to ZDNet............     (13,630)  (20,664)    (14,269)
  Investments and acquisitions, net of cash
   acquired.................................  (2,124,823)  (11,002)    (22,772)
                                              ----------  --------  ----------
Net cash used by investing activities.......  (2,159,808)  (59,488)    (69,158)
                                              ----------  --------  ----------
Cash flows from financing activities:
  Proceeds from equity offering.............         --        --      380,337
  Proceeds from issuance of notes payable...         --        --      242,723
  Proceeds from issuance of bank debt.......         --        --    1,240,200
  Proceeds from notes payable to affili-
   ates.....................................   1,080,000    10,000         --
  Payments of amounts due to affiliates.....         --        --     (314,798)
  Repayments of credit facility.............         --        --      (95,504)
  Borrowings under credit facility..........         --        --       65,504
  Payment of deferred financing fees........         --        --       (3,375)
  Payments of notes payable to affiliates...         --    (31,420) (1,571,264)
  Purchase of treasury shares...............         --        --      (29,500)
  Sale of treasury shares...................         --        --       29,500
  Advance from majority shareholder.........         --        --       20,377
  Contributed capital.......................   1,015,651    69,366       6,660
  Payment of dividends......................      (8,000)      --          --
                                              ----------  --------  ----------
Net cash provided (used) by financing activ-
 ities......................................   2,087,651    47,946     (29,140)
                                              ----------  --------  ----------
Net increase in cash and cash equivalents...       2,007       358       2,001
Cash and cash equivalents at beginning of
 period.....................................      27,908    29,915      30,273
                                              ----------  --------  ----------
Cash and cash equivalents at end of period..  $   29,915  $ 30,273  $   32,274
                                              ==========  ========  ==========

   The accompanying notes are an integral part of these financial statements.

                                       ZD
                        (a division of Ziff-Davis Inc.)

               COMBINED STATEMENTS OF CHANGES IN DIVISION EQUITY
                             (dollars in thousands)

                                      Retained                Cumulative    Total
                           Paid-in    earnings     Deferred   translation  division
                           capital    (deficit)  compensation adjustment    equity
                          ----------  ---------  ------------ ----------- ----------
Balance at December 31,
 1995...................  $  379,586  $  11,831    $   --       $  111    $  391,528
Acquisition of Ziff-
 Davis Holdings Corp. ..   1,014,178                                       1,014,178
Return of capital.......    (899,948)                                       (899,948)
Capital contribution....       1,474                                           1,474
Dividend paid...........                 (8,000)                              (8,000)
Shares contributed to
 restricted stock plan..       3,528                (3,528)                      --
Compensation earned on
 restricted stock.......                             1,080                     1,080
Net loss................                (52,081)                             (52,081)
Foreign currency
 translation
 adjustment.............                                          (475)         (475)
                          ----------  ---------    -------      ------    ----------
Balance at December 31,
 1996...................     498,818    (48,250)    (2,448)       (364)      447,756
Return of capital.......    (381,434)                                       (381,434)
Capital contribution....     128,482                                         128,482
Shares contributed to
 restricted stock plan..       2,464                (2,464)                      --
Compensation earned on
 restricted stock.......                             3,916                     3,916
Net loss................                (71,179)                             (71,179)
Foreign currency
 translation
 adjustment.............                                        (1,411)       (1,411)
                          ----------  ---------    -------      ------    ----------
Balance at December 31,
 1997...................     248,330   (119,429)      (996)     (1,775)      126,130
Capital contribution....       9,007                                           9,007
Capitalization of
 amounts due to
 affiliates.............     908,673                                         908,673
Contribution of
 subsidiaries from SBH
 to Ziff-Davis Inc......         736                                             736
Initial public
 offering...............     375,493                                         375,493
Acquisition of fixed
 assets from an
 affiliate..............       9,000                                           9,000
Purchase of treasury
 shares from SBH........     (29,500)                                        (29,500)
Sale of treasury shares
 to the public..........      29,500                                          29,500
Stock options vested as
 severance..............         162                                             162
Conversion of Softbank
 stock options..........       2,942                (2,942)                      --
Issuance of ZDNet
 Options................       4,993                (4,993)                      --
Net loss................                (77,809)                             (77,809)
Compensation earned on
 restricted stock.......                               252                       252
Foreign currency
 translation
 adjustment.............                                           954           954
                          ----------  ---------    -------      ------    ----------
Balance at December 31,
 1998...................  $1,559,336  $(197,238)   $(8,679)     $ (821)   $1,352,598
                          ==========  =========    =======      ======    ==========

   The accompanying notes are an integral part of these financial statements.

                                       ZD
                        (a division of Ziff-Davis Inc.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
 (numbers rounded to the nearest thousand, except share and per share amounts)

1. Organization and Basis of Presentation

 Formation of Ziff-Davis Inc.

  Ziff-Davis Inc. was formed through an initial public offering and reorganization that were completed on May 4, 1998. (See Note 2.) Prior to that date, the predecessors of Ziff-Davis Inc. (currently named ZD Inc. and ZD Events Inc.) were wholly owned indirect subsidiaries of SOFTBANK Corp. (together with its non-Ziff-Davis Inc. affiliates, "Softbank").

  As further described below, the combined financial statements include the accounts of ZDI from its date of acquisition (February 29, 1996) and ZD Events. Effective December 31, 1997, COMDEX and Forums merged and the surviving company was renamed ZD COMDEX and Forums Inc. ("ZDCF"). In 1998, ZDCF was renamed ZD Events Inc.

  ZD is the division of Ziff-Davis Inc. (formerly ZD Inc.) focused on the business of print publishing, trade shows and conferences, market research and education. ZDNet is the online business division of Ziff-Davis Inc. Each of ZD and ZDNet is sometimes referred to herein as a "Group".

  In order to prepare separate financial statements for ZD and ZDNet, Ziff-Davis Inc. has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between ZD and ZDNet. Thus, the financial statements of ZD and ZDNet, taken together, comprise all of the accounts included in the corresponding consolidated financial statements of Ziff-Davis Inc.

  ZD's financial statements reflect the application of certain cash management and allocation policies adopted by the Board of Directors of Ziff-Davis Inc. (the "Board"). These policies are summarized in Note 5 under "Certain Cash Management and Allocation Policies".

  Even though Ziff-Davis Inc. has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between ZD and ZDNet, that allocation and the division of Ziff-Davis Inc. common stock will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of any creditors. Holders of ZD Stock (as defined below) will continue to be common stockholders of Ziff-Davis Inc. and, as such, will be subject to all risks associated with an investment in Ziff-Davis Inc. and all of its businesses, assets and liabilities.

  Financial impacts which occur that affect Ziff-Davis Inc.'s consolidated results of operations or financial position could affect the results of operations or financial condition of ZD or the market price of ZD Stock. In addition, net losses of ZDNet, and any dividends or distributions on, or repurchases of, ZDNet Stock will reduce the assets of Ziff-Davis Inc. legally available for dividends on ZD Stock. Accordingly, financial information for ZD should be read in conjunction with financial information for ZDNet and financial information for Ziff-Davis Inc.

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


 Relationship with Softbank and MAC

  SOFTBANK Corp. is the indirect majority stockholder of Ziff-Davis Inc. SOFTBANK Corp. is a Japanese corporation which at the time of the acquisition of the MAC Assets was majority owned directly and indirectly by its president, Mr. Son. As of December 31, 1998, Mr. Son owned approximately 45% of SOFTBANK Corp. (50.2% as of December 31, 1997). MAC, also a Japanese corporation, was wholly owned by Mr. Son.

 Operations and acquisitions

  ZD operates in two business segments: (1) publishing and (2)events.

 Publishing

  The publishing segment is engaged in publishing magazines, journals, newsletters, electronic information products, training manuals and providing market research about the computer industry. The publishing segment's principal operations are in the U.S. and Europe, although it also licenses or syndicates its editorial content to over 50 other publications distributed worldwide. The publishing segment includes a 100% retained interest in ZDNet.

 Events

  The events segment is engaged in the organization, production and management of trade shows, conferences and seminars for the computer industry. The events segment's principal operations are in the U.S. and to a lesser extent in Europe and Asia.

 Acquisition of ZDI (formerly Ziff-Davis Publishing Company and Ziff-Davis Holdings Corp.)

  In February 1996, Softbank acquired the stock of Ziff-Davis Holdings Corp. ("Holdings") for an aggregate purchase price of approximately $1,800,000,000, plus transaction costs. Concurrent with the acquisition, in a separate agreement, MAC, directly or through wholly owned affiliates, acquired certain of the assets and assumed certain of the liabilities of ZDI (the "MAC Assets") for an aggregate purchase price of approximately $302,000,000.

  These acquisitions have been accounted for as of February 29, 1996 using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed was $1,922,000,000 and $285,000,000, respectively.

  Subsequent to the acquisition, Holdings and ZDI were merged with ZDI being the surviving corporation.

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

 Purchase of the MAC Assets

  In 1997, ZD agreed to purchase certain of the MAC Assets for $370,000,000. The acquisition was effected in two tranches, the first of which closed on October 31, 1997 and the second of which closed upon completion of the initial public offering of Ziff-Davis Inc.'s common stock (further described below). At December 31, 1997, ZD had accrued the $370,000,000 purchase price which was recorded as a return of capital.

  The acquisitions from MAC described above have been accounted for in a manner similar to a pooling of interests as all entities involved were under common control at the time of the acquisitions. Accordingly, the accompanying combined financial statements include the results of operations of the MAC Assets from February 29, 1996. Throughout these financial statements any reference to ZD includes ZDI, ZD Events and the MAC Assets (including ZD's 100% retained interest in ZDNet) from February 29, 1996.

 Acquisition of Sendai

  On May 8, 1996, ZD acquired substantially all of the assets and liabilities of Sendai Publishing Group, Inc., a publisher and distributor of magazines, books, products and computer services related to the electronic gaming industry, for approximately $27,500,000, plus transaction costs. The acquisition was accounted for as a purchase and accordingly, Sendai's results are included in the combined financial statements since the date of acquisition. The excess of the purchase price over assets acquired approximated $33,378,000. The operations of Sendai did not have a material effect on the combined results of operations for the year ended December 31, 1996.

 Acquisition of Sky TV

  On October 28, 1998, ZD acquired the assets of Sky TV Inc. and certain affiliates for approximately $12,150,000 in cash plus contingent payments related to earnings performance payable in 2002. Sky TV is a media company that provides video content for distribution principally through airline in-flight, cable and broadcast television. The acquisition was accounted for as a purchase and accordingly, Sky TV's results are included in the combined financial statements since the date of acquisition. The excess of the purchase price over assets acquired approximated $11,318,000. The operations of Sky TV did not have a material effect on the combined results of operations for the year ended December 31, 1998.

2. Reorganization and Initial Public Offering

  On February 4, 1998, a nonstock corporation, ZD Inc., was formed in contemplation of a reorganization and initial public offering of Ziff-Davis Inc. Upon completion of the initial public

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

offering (described below), Ziff-Davis Inc. was renamed ZD Inc, ZDCF was renamed ZD Events Inc. and ZD Inc. was renamed Ziff-Davis Inc.

  On May 4, 1998, SOFTBANK Corp., through its wholly owned subsidiary SOFTBANK Holdings Inc. ("SBH"), completed a reorganization whereby the common stock of ZD Inc. and ZD Events Inc. were contributed to Ziff-Davis Inc. in exchange for 73,619,355 shares of Ziff-Davis Inc.'s common stock. Concurrent with the reorganization, Ziff-Davis Inc. (1) completed an initial public offering of 25,800,000 common shares at an initial public offering price of $15.50 per share, (2) issued $250,000,000 of 8 1/2% subordinated notes due 2008, (3) entered into a $1,350,000,000 credit facility with a group of banks under which $1,250,000,000 was borrowed and (4) converted $908,673,000 of intercompany indebtedness to equity. In addition, Ziff-Davis Inc. received approximately $9,107,000 of fixed assets from Kingston Technology Company ("Kingston"), a related party, in exchange for 580,645 shares of Ziff-Davis Inc.'s common stock and $107,000 in cash. These assets have been subsequently leased back to Kingston. Total shares of common stock issued to Softbank were 74,200,000. The transactions described above are herein referred to as the "Reorganization".

  Proceeds, net of transaction costs, from the initial public offering and funding transactions in the Reorganization of $1,863,260,000 were used to complete the purchase of certain assets from MAC for $370,000,000, and repay intercompany indebtedness.

  On May 28, 1998, Ziff-Davis Inc.'s U.S. underwriters exercised their option to purchase 2.0 million additional shares of common stock to cover over-allotments. ZD purchased the additional shares from SBH resulting in no change to the total number of shares outstanding. On December 31, 1998, SBH contributed 71,619,355 shares of Ziff-Davis Inc.'s common stock to SOFTBANK America Inc., an affiliate of SOFTBANK Corp.

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


 Unaudited pro forma financial information

  The following summary pro forma information has been prepared as if the Reorganization and initial public offering, described above, had been consummated on January 1, 1998. The pro forma adjustments include a $5,219,000 reduction of interest expense, a $900,000 increase in depreciation expense and a $900,000 reduction of selling, general and administrative expenses, as well as the tax effect of these items recorded at an effective tax rate of 40%.

                                                                Year ended
                                                            December 31, 1998
                                                          ----------------------
                                                          (dollars in thousands)
     Revenue, net........................................       $1,052,749
     Depreciation and amortization.......................          146,996
     Income from operations..............................           38,586
     Interest expense, net...............................          138,328
     Loss before income taxes............................          (99,529)
     Income tax benefit..................................          (24,851)
     Net loss............................................       $  (74,678)

3. ZDNet Stock Proposal (unaudited)

  The stockholders of Ziff-Davis Inc. are scheduled to vote on a proposal (the "Tracking Stock Proposal") to authorize the issuance of a new series of common stock, to be designated as Ziff-Davis Inc.--ZDNet Common Stock ("ZDNet Stock"), intended to reflect the performance of Ziff-Davis Inc.'s online business division ("ZDNet"). The majority owner of the common stock of Ziff-Davis Inc. has committed to vote for the Tracking Stock Proposal. Before the ZDNet Stock is first issued, Ziff-Davis Inc.'s existing common stock will be re-classified as Ziff-Davis Inc.--ZD Common Stock ("ZD Stock") and that stock will be intended to reflect the performance of Ziff-Davis Inc.'s other businesses and a "Retained Interest" in ZDNet (i.e., Ziff-Davis Inc.'s interest in ZDNet excluding the interest intended to be represented by outstanding shares of ZDNet Stock) (collectively, "ZD").

  ZD currently has a 100% Retained Interest in ZDNet. Following approval of the Tracking Stock Proposal, Ziff-Davis Inc. currently plans to offer to the public, for cash, 10,000,000 shares of ZDNet Stock intended to represent approximately 14% of the equity value attributed to ZDNet. Ziff-Davis Inc. expects to offer ZDNet Stock to the public sometime in the first or second quarter of 1999. However, Ziff-Davis Inc. could choose to conduct the offering at a later time, or not to make the offering at all, depending on the circumstances at the time. In addition to or instead of the offering, Ziff-Davis Inc. reserves the right to distribute ZDNet Stock to stockholders of Ziff-Davis Inc.

  The book value associated with ZD's Retained Interest in ZDNet will be increased proportionately for net income (or decreased proportionately for net loss) of ZDNet. In addition, that book value will be adjusted from time to time as set forth below.

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

  Currently, Ziff-Davis Inc. provides all funding for ZD and ZDNet as described in Note 5 under "Certain Cash Management and Allocation Policies". Ziff-Davis Inc. intends to continue these practices until ZDNet Stock is first issued. Accordingly, no interest income or expense from or to ZDNet has been reflected in the financial statements of ZD for any period prior to the date on which ZDNet Stock is first issued.

  After the date on which ZDNet Stock is first issued, for financial statement purposes, the following policies will apply except to the extent the Board rescinds, modifies or adds to them:

    (a) Ziff-Davis Inc. will attribute each future incurrence or issuance of external debt or preferred stock (and the proceeds thereof) to ZD, except in cases where the Board determines otherwise. The Board may determine from time to time to attribute an incurrence or issuance of debt or preferred stock (and the proceeds thereof) to ZDNet to the extent that Ziff-Davis Inc. incurs or issues the debt or preferred stock for the benefit of ZDNet, but the Board will not be required to do so.

    (b) Ziff-Davis Inc. will attribute each future issuance of ZD Stock (and the proceeds thereof) to ZD. Ziff-Davis Inc. may attribute any future issuance of ZDNet Stock (and the proceeds thereof) to ZD in respect of its Retained Interest in ZDNet (in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent) or to ZDNet (in a manner analogous to a primary offering of common stock). Dividends on and repurchases of ZD Stock will be charged against ZD, and dividends on and repurchases of ZDNet Stock will be charged against ZDNet. In addition, at the time of any dividend on ZDNet Stock, Ziff-Davis Inc. will credit to ZD, and charge against ZDNet, a corresponding amount in respect of ZD's Retained Interest in ZDNet.

    (c) Whenever ZDNet holds cash (other than cash of ZDNet's foreign operations or cash of ZDNet's operations that are not wholly owned), ZDNet will normally transfer that cash to ZD. Conversely, whenever ZDNet has a cash need (other than cash needs of ZDNet's foreign operations or cash needs of ZDNet's operations that are not wholly owned), ZD will normally fund that cash need. However, the Board will determine, in its sole discretion, whether to provide any particular funds to either Group. The Board is not obligated to cause either Group to provide funds to the other Group if the Board determines it is not in the best interest of Ziff-Davis Inc. to do so.

    (d) Ziff-Davis Inc. will account for all cash transfers from one Group to or for the account of the other Group (other than transfers in return for assets or services rendered or transfers in respect of ZD's Retained Interest that correspond to dividends paid on ZDNet Stock) as inter-Group revolving credit advances unless (1) the Board determines that a given transfer (or type of transfer) should be accounted for as a long-term loan,
  (2) the Board determines that a given transfer (or type of transfer) should be accounted for as a capital contribution increasing ZD's

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

  Retained Interest in ZDNet or (3) the Board determines that a given transfer (or type of transfer) should be accounted for as a return of capital reducing ZD's Retained Interest in ZDNet. There are no specific criteria to determine when Ziff-Davis Inc. will account for a cash transfer as a long-term loan, a capital contribution or a return of capital rather than an inter-Group revolving credit advance. The Board would make such a determination in the exercise of its business judgment at the time of such transfer (or the first of such type of transfer) based upon all relevant circumstances. Factors the Board would consider include (1) the current and projected capital structure of each Group, (2) the relative levels of internally generated funds of each Group, (3) the financing needs and objectives of the recipient Group, (4) the investment objectives of the transferring Group, (5) the availability, cost and time associated with alternative financing sources and (6) prevailing interest rates and general economic conditions.

    (e) Any cash transfer accounted for as an inter-Group revolving credit advance will bear interest at the rate at which Ziff-Davis Inc. could borrow such funds on a revolving credit basis (as the Board determines in its sole discretion). Any cash transfer accounted for as a long-term loan will have interest rate, amortization, maturity, redemption and other terms that generally reflect the then prevailing terms on which Ziff-Davis Inc. could borrow such funds (as the Board determines in its sole discretion).

    (f) Any cash transfer from ZD to ZDNet (or for its account) accounted for as a capital contribution will correspondingly increase ZDNet's division equity and ZD's Retained Interest in ZDNet. As a result, the number of shares of ZDNet Stock that could be issued by Ziff-Davis Inc. for the account of ZD in respect of its Retained Interest in ZDNet (the "Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet") will increase by (1) the amount of such capital contribution divided by (2) the Market Value of ZDNet Stock on the date of transfer.

    (g) Any cash transfer from ZDNet to ZD (or for its account) accounted for as a return of capital will correspondingly reduce ZDNet's division equity and ZD's Retained Interest in ZDNet. As a result, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet will decrease by
  (1) the amount of such return of capital divided by (2) the Market Value of ZDNet Stock on the date of transfer.

4. Summary of Significant Accounting Policies

 Principles of combination

  The combined financial statements include the accounts of ZD. All significant transactions within the ZD division have been eliminated in combination.

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

  Investments in companies in which ZD's ownership interests range from 20% to 50% and in which ZD has the ability to exercise significant influence over the operating and financial policies of such companies are accounted for under the equity method.

 Cash and cash equivalents

  ZD considers all highly liquid investments with an original maturity of 3 months or less to be cash equivalents.

 Concentration of credit risk

  ZD places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of federally insured limits. ZD has not experienced losses in such accounts.

  ZD's advertisers and exhibitors include principally customers who represent a variety of technology companies in the U.S. and other countries. ZD extends credit to its customers and distributors and historically has not experienced significant losses relating to receivables from individual customers or groups of customers.

 Property and equipment

  Property and equipment have been recorded at cost or estimated fair value at the date of acquisition. Depreciation is computed using the straight-line method, half-year convention, over the estimated useful lives of the assets which range from 3 to 30 years. Leasehold improvements are amortized using the straight-line method over the service life of the improvement or the life of the related lease, whichever is shorter. Maintenance and repair costs are charged to expense as incurred.

 Inventories

  Inventories, which consist principally of paper, are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

 Investment in ZDNet

  ZD's Retained Interest in 100% of the division equity of ZDNet is reflected as "Retained Interest in ZDNet" in ZD's balance sheets. Similarly, ZD's Retained Interest in 100% of the division net losses of ZDNet is reflected as "Net loss related to retained interest in ZDNet" in ZD's combined statements of operations.

  Ziff-Davis Inc. accounts for ZD's retained interest in ZDNet in a manner similar to the method prescribed under APB No. 18, The Equity Method of Accounting for Investments in Common Stock.

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


 Debt issuance costs and discount on senior subordinated notes

  The cost to issue debt is recorded in the balance sheet in other assets and amortized to interest expense over the life of the debt. The discount on the senior subordinated notes is recorded in the balance sheet as a reduction of long-term debt and is amortized to interest expense over the life of the notes. All amounts are amortized using the effective-interest method.

 Intangible assets

  Intangible assets consist principally of advertising lists, exhibitor relationships, trademarks and trade names and goodwill. Amortization of these assets is computed on a straight-line basis over estimated useful lives. Identifiable intangible assets are amortized over a period of 2 to 40 years and goodwill, which represents the excess of the purchase price over the estimated fair values of net assets acquired, is amortized over a period of 5 to 40 years. (See Note 9.) ZD assesses the recoverability of intangible assets whenever adverse events or changes in circumstances indicate that expected future cash flows (undiscounted and without interest charges) may not be sufficient to support the carrying amount of intangible assets. If undiscounted cash flows are not sufficient to support the recorded value of assets, an impairment loss is recognized to reduce the carrying value of the intangibles to estimated recoverable value.

 Revenue recognition

  Advertising revenue for ZD's publications, less agency commissions, is recognized as income in the month that the related publications are sent to subscribers or become available for sale at newsstands.

  Circulation revenue consists of both subscription revenue and single copy newsstand sales. Subscription revenue, less estimated cancellations, is deferred and recognized as income in the month that the related publications are sent to subscribers. Newsstand sales, less estimated returns, are recognized in the month that the related publications become available for sale at newsstands.

  Payments received in advance of trade shows, conferences and seminars are initially reported on the balance sheet as deferred revenue and are recognized as income when the events take place.

  Revenue generated by market research is recognized when the service is provided.

 Operating costs and expenses

  Cost of production includes the direct costs of producing magazines, newsletters and training materials, primarily paper, printing and distribution, and the direct costs associated with organizing, producing and managing trade shows, seminars, conferences and expositions. Selling, general and administrative costs include subscriber acquisition costs which are expensed as incurred. Editorial

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

and product development costs are expensed as incurred. Product development costs include the cost of artwork, graphics, prepress, plates and photography for new products.

 Reportable segments

  In 1998, ZD adopted Statement of Financial Accounting Standards ("SFAS") No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of ZD's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information. (See Note 21.)

 Foreign currency

  The effect of translating foreign currency financial statements into U.S. dollars is included in the cumulative translation adjustments account in division equity. Gains and losses on foreign currency transactions, which are not significant to operations, have been included in selling, general and administrative expenses. Ziff-Davis Inc. has not historically entered into forward currency contracts.

 Other non-operating income

  Other non-operating income includes management fee income and ZD's equity share of income or loss from joint ventures.

 Income taxes

  ZD uses the asset and liability approach for financial accounting and reporting of deferred taxes.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from these estimates.

 Fair value of financial instruments

  ZD's financial instruments recorded on the balance sheet include cash and cash equivalents, accounts receivable, accounts payable and debt. Because of their short maturity, the carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximate fair value. Fair

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

value of long-term bank debt is based on rates available to ZD for debt with similar terms and maturities. Fair value of public debt is based on market prices.

  ZD uses interest rate swap agreements to manage risk on its floating rate debt portfolio. Fair value of these instruments is based on estimated current settlement cost.

Interest rate swaps

  ZD periodically uses interest rate swaps to manage its exposure to interest rate fluctuations on its floating rate debt. These interest rate swaps are entered into for hedging purposes and, as such, must be designated and effective as a hedge against the risk of increased interest rates. Under the terms of the agreements ZD pays a fixed interest rate on a notional amount and receives a variable interest rate on the same notional amount. The differential between amounts paid and received is recorded as additional interest expense. Interest rate swaps designated but no longer effective as a hedge would be reported at market value and the related gains and losses would be recognized in earnings. Gains or losses on termination of interest rate swaps would be recognized in earnings in the period of termination.

 Stock-based compensation

  ZD has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), to account for stock options. Effective January 1, 1996, ZD adopted the disclosure-only provisions of Statement of Financial Accounting Standard ("SFAS") No. 123, Accounting for Stock-Based Compensation.

 Comprehensive income

  ZD implemented SFAS No. 130, Reporting Comprehensive Income, effective January 1, 1998. This standard requires ZD to report the total changes in division equity that do not result directly from transactions with stockholders, including those which do not affect retained earnings. These changes are not material to ZD's combined financial statements.

 New accounting pronouncement

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. ZD does not expect that the adoption of SFAS No. 133 will have a material impact on ZD's results of operations. ZD will adopt SFAS No.133 beginning with its 2000 financial statements.

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

 Reclassifications

  Certain amounts have been reclassified, where appropriate, to conform to the current financial statement presentation.

5. Certain Cash Management and Allocation Policies

  ZD's financial statements reflect the application of certain cash management and allocation policies summarized below. The Board may rescind, modify or add to any of these policies.

 Treasury activities

  Ziff-Davis Inc. manages most treasury activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of common stock and preferred stock. Each of ZD and ZDNet generally remits its cash receipts (other than receipts of foreign operations or operations that are not wholly owned) to Ziff-Davis Inc., and Ziff-Davis Inc. generally funds ZD's and ZDNet's cash disbursements (other than disbursements of foreign operations or operations that are not wholly owned), on a daily basis.

  In the financial statements of ZD and ZDNet, (1) all external debt and equity transactions (and the proceeds thereof) were attributed to ZD, (2) whenever ZDNet held cash (other than cash of ZDNet's foreign operations or cash of ZDNet's operations that are not wholly owned), that cash was transferred to ZD and accounted for as a return of capital (i.e., as a reduction in ZDNet's division equity and ZD's Retained Interest in ZDNet) and (3) whenever ZDNet had a cash need (other than cash needs of ZDNet's foreign operations or cash needs of ZDNet's operations that are not wholly owned), that cash need was funded by ZD and accounted for as a capital contribution (i.e., as an increase in ZDNet's division equity and ZD's Retained Interest in ZDNet).

 Corporate general and administrative expenses

  Ziff-Davis Inc. allocates the cost of certain corporate general and administrative services and shared services (including certain legal, accounting (tax and financial), information systems, telecommunications, purchasing, marketing, intellectual property, public relations, corporate office and travel expenses) (collectively, "Central Services") to ZD based on utilization. Where determinations based on utilization alone are impracticable, Ziff-Davis Inc. uses other methods and criteria that management believes to be equitable and to provide a reasonable estimate of the cost attributable to ZD.

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

 Taxes

  Federal income taxes, which are determined on a consolidated basis, are allocated to ZD (and reflected in its financial statements) in accordance with Ziff-Davis Inc.'s tax allocation policy. In general, this policy provides that the consolidated tax provision (and related tax payments or refunds) are allocated between the Groups based principally upon the financial income, taxable income, credits and other amounts directly related to the respective Groups. Tax benefits that cannot be used by the Group generating such attributes, but can be utilized on a consolidated basis, are allocated to the Group that generated such benefits. As a result, the allocated Group amounts of taxes payable or refundable are not necessarily comparable to those that would have resulted if the Groups had filed separate tax returns. State income taxes generally are computed on a separate company basis.

 Royalty charges

  ZD charges ZDNet an annual fee for the use of various brands and editorial content. The current annual fee, which is reflected in ZD's financial statements as a reduction of its selling, general and administrative costs, is equal to 5% of the first $100,000,000 of ZDNet's revenue for the year, 4% of the next $50,000,000 of ZDNet's revenue for that year and 3% of any incremental revenue over $150,000,000 for that year. The Board may at some point in the future change this fee as it, in its sole discretion, deems appropriate in light of the circumstances from time to time.

6. Restructuring

  Margin pressure on computer equipment manufacturers, industry and product delays, lower demand in Asia and a focus on the Year 2000 transition are contributing to a reduced demand for advertising in ZD's magazines, principally PC Magazine, PC/Computing, Computer Shopper and PC Week. ZD believes these factors are continuing.

  As a result of this reduced demand, in October 1998 Ziff-Davis Inc. announced a restructuring program with the intent of significantly reducing its cost base. Ziff-Davis Inc. incurred a pre-tax charge of $52,239,000 for this restructuring program. The charge included asset impairment costs ($37,890,000), employee termination costs ($8,668,000) and costs to exit activities ($5,681,000) principally resulting from the closing of three publications (Windows Pro, Internet Business and Equip), and the reduction of Ziff-Davis Inc.'s work force by 310 employees. The charge also included costs resulting from the discontinuation of certain educational journals and trade shows. The following sets forth additional detail concerning the principal components of the charge:

  . Asset impairment costs totaled $37,890,000. These costs, which are non-cash, included the write-off of intangible assets, primarily subscriber lists, advertising lists, tradenames and goodwill, associated with the discontinued publications ($34,245,000) and trade shows

                                      ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

   ($2,930,000) as well as deferred marketing expenses associated with the discontinued educational journals ($715,000).

  . Employee termination costs related to severed personnel at the closed publications as well as a rationalization and resulting workforce reduction of the remainder of
   Ziff-Davis Inc.'s operations. Employee termination costs included payments for severance and earned vacation as well as the costs of outplacement services and the provision of continued benefits to personnel. As of December 31, 1998, $5,200,000 of the $8,668,000 related to these employee terminations had been paid.

  . Costs to exit activities reflect the costs associated with the final closure of the discontinued publications ($1,837,000) and the costs to reduce office space under lease as a result of the reduced level of employees ($3,844,000).

  Included in accrued expenses is $7,260,000 related to this restructuring which Ziff-Davis Inc. believes will be paid during the first half of 1999.

7. Accounts Receivable, Net

  Accounts receivable, net, consist of the following:

                                                             December 31,
                                                           ------------------
                                                             1997      1998
                                                           --------  --------
                                                              (dollars in
                                                              thousands)
     Accounts receivable.................................. $297,647  $292,108
     Allowance for doubtful accounts, returns and
      cancellations.......................................  (87,733)  (83,515)
                                                           --------  --------
                                                           $209,914  $208,593
                                                           ========  ========

8. Property and Equipment, Net

  Property and equipment, net, consist of the following:

                                                            December 31,
                                                       ------------------------
                                                          1997         1998
                                                       -----------  -----------
                                                       (dollars in thousands)
     Computers and equipment.......................... $    45,896  $    70,584
     Leasehold improvements...........................      39,719       61,972
     Furniture and fixtures...........................      16,911       28,570
                                                       -----------  -----------
                                                           102,526      161,126
     Accumulated depreciation and amortization........     (52,135)     (75,555)
                                                       -----------  -----------
                                                       $    50,391  $    85,571
                                                       ===========  ===========

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

9. Intangible Assets, Net

  Intangible assets, net, consist of the following:

                                              Range of       December 31,
                                            Useful Lives ----------------------
                                              (years)       1997        1998
                                            ------------ ----------  ----------
                                                              (dollars in
                                                              thousands)
     Advertising lists....................      7-34     $  885,700  $  870,000
     Exhibitor relationships..............      4-27        154,070     154,070
     Trademarks/trade names...............     30-40        735,595     709,306
     License agreements...................      6-14         11,212      11,212
     Subscriber lists.....................      3-10         47,175      47,075
     Other................................      2-20         57,599      58,837
     Goodwill.............................      5-40      1,316,077   1,348,413
                                                         ----------  ----------
                                                          3,207,428   3,198,913
     Accumulated amortization.............                 (244,259)   (354,596)
                                                         ----------  ----------
                                                         $2,963,169  $2,844,317
                                                         ==========  ==========

  Intangible assets primarily relate to the acquisitions of ZDI, COMDEX and the MAC Assets. As discussed in Note 1, the acquisitions were accounted for under the purchase method of accounting. As such, the purchase price of these acquisitions was allocated to tangible and identifiable intangible assets with the remaining amount being allocated to goodwill.

  Advertising lists, exhibitor relationships and subscriber lists were recorded at estimated fair value as determined by an income approach. Trademarks/trade names were recorded at estimated fair value using a relief from royalty approach.

  All intangible assets are being amortized using the straight-line method over estimated useful lives, up to 40 years. In determining the estimated useful lives, ZD considered its competitive position in the markets in which it operates, the historical attrition rates of advertisers, subscribers and exhibitors, legal and contractual obligations and other factors.

  Recoverability of goodwill and intangible assets is assessed at a minimum on an annual basis. Impairments would be recognized in operating results if a permanent diminution in value were to occur based upon an undiscounted cash flow analysis. In connection with the restructuring described in Note 6, ZD recorded a $37,175,000 write-down of intangible assets associated with discontinued publications and events.

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


10. Accrued Expenses

  Accrued expenses consist of the following:

                                                               December 31,
                                                             ------------------
                                                               1997      1998
                                                             --------  --------
                                                                (dollars in
                                                                thousands)
     Payroll and related employee benefits.................. $ 27,672  $ 24,408
     Accrued interest.......................................    6,226    13,678
     Restructuring reserve..................................      --      7,260
     Other taxes payable....................................    2,633     2,386
     Other..................................................   41,355    46,092
                                                             --------  --------
                                                             $ 77,886  $ 93,824
                                                             ========  ========

11. Unearned Income

  Unearned income consists of the following:

                                                               December 31,
                                                             ------------------
                                                               1997      1998
                                                             --------  --------
                                                                (dollars in
                                                                thousands)
     Unexpired subscriptions................................ $ 82,167  $ 64,940
     Prepaid conference fees................................   80,706    95,706
     Reserve for cancellations..............................   (8,191)   (9,643)
                                                             --------  --------
                                                             $154,682  $151,003
                                                             ========  ========

12. Income Taxes

  Provision (benefit) for income taxes and related assets and liabilities attributed to ZD are determined in accordance with Ziff-Davis Inc.'s tax allocation policy. (See Note 5.)

  Prior to the Reorganization and initial public offering described in Note 2, ZD had been included in consolidated U.S. federal income tax returns filed by Softbank, except for operations relating to the MAC Assets (described in Note
1), which were assets of a separate taxpayer. The tax expense reflected in the consolidated statements of operations and tax liabilities reflected in the combined balance sheet have been prepared on a separate return basis as though ZD filed stand-alone income tax returns. No tax benefit has been recorded for the losses related to the MAC Assets, as such losses are not available to Ziff-Davis Inc. Following the Reorganization, Ziff-Davis Inc. will no longer be included in the consolidated U.S. federal income tax returns filed by Softbank.

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


  Income (loss) before income taxes is attributable to the following jurisdictions:

                                                       December 31,
                                                ------------------------------
                                                  1996       1997      1998
                                                --------   --------  ---------
                                                  (dollars in thousands)
     U.S. ..................................... $(21,607)  $(73,795) $(101,644)
     Foreign...................................   (5,029)     2,147     (3,104)
                                                --------   --------  ---------
     Total..................................... $(26,636)  $(71,648) $(104,748)
                                                ========   ========  =========

  Components of the provision (benefit) for income taxes are as follows:

                                                       December 31,
                                                ------------------------------
                                                  1996       1997      1998
                                                --------   --------  ---------
                                                  (dollars in thousands)
     U.S. federal income taxes:
       Current................................. $    --    $    --   $     --
       Deferred................................   19,716       (364)   (22,008)
     State and local income taxes:
       Current.................................      --         --         --
       Deferred................................    5,729       (105)    (7,476)
     Foreign income taxes:
       Current.................................      --         --       2,545
       Deferred................................      --         --         --
                                                --------   --------  ---------
         Total provision (benefit) for income
          taxes................................ $ 25,445   $   (469) $ (26,939)
                                                ========   ========  =========

  A reconciliation of the U.S. federal statutory tax rate to ZD's effective tax rate on income (loss) before income taxes is as follows:

                                                       December 31,
                                                ------------------------------
                                                  1996       1997      1998
                                                --------   --------  ---------
     Federal statutory tax rate................     35.0%      35.0%      35.0%
     State and local taxes (net of federal tax
      benefit).................................      6.0        6.0        4.6
     Loss related to retained interest in
      ZDNet....................................    (26.1)     (12.2)      (2.5)
     Non-recognition of combined losses of MAC
      Assets...................................    (96.9)     (22.2)      (2.6)
     Amortization of non-deductible goodwill...    (13.3)      (5.8)      (3.2)
     Other.....................................     (0.2)      (0.1)      (5.6)
                                                --------   --------  ---------
     Effective tax rate........................    (95.5)%      0.7%      25.7%
                                                ========   ========  =========

  The effective tax rate differs from the federal statutory tax rate primarily as a result of ZD's inability to deduct losses of the MAC Assets prior to May 4, 1998, and ZD's policy of recording the losses related to its 100% retained interest in ZDNet on a net of tax basis. The amortization of non-deductible goodwill resulted primarily from the acquisition of 100% of the stock of Holdings in 1996.

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

  Following is a summary of the components of the deferred tax accounts at December 31, 1997 and 1998:

                                                             December 31,
                                                          --------------------
                                                            1997       1998
                                                          ---------  ---------
                                                              (dollars in
                                                              thousands)
     Current deferred tax assets and (liabilities):
       Allowance for doubtful accounts................... $   8,713  $  15,068
       Unearned Income...................................       965      6,309
       Other.............................................      (953)       106
                                                          ---------  ---------
         Current deferred net tax assets.................     8,725     21,483
                                                          ---------  ---------
     Noncurrent deferred tax assets and (liabilities):
       Basis difference in intangible assets.............  (288,286)  (247,832)
       Basis difference in property and equipment........     7,394     12,274
       Net operating loss and other carryforwards........   124,233     81,909
       Other.............................................     6,307     15,034
                                                          ---------  ---------
         Noncurrent deferred tax liabilities.............  (150,352)  (138,615)
     Valuation allowance.................................   (35,261)   (30,741)
                                                          ---------  ---------
         Net noncurrent deferred tax liabilities.........  (185,613)  (169,356)
                                                          ---------  ---------
     Total net deferred tax liabilities.................. $(176,888) $(147,873)
                                                          =========  =========

  As of December 31, 1997 and 1998 ZD had total deferred tax assets of $112,351,000 and $99,959,000 respectively, and total deferred tax liabilities of $289,239,000 and $247,832,000 respectively. The December 31, 1997 and 1998 net deferred tax assets are reduced by a valuation allowance of $35,261,000 and $30,741,000 respectively, primarily relating to tax benefits of foreign net operating loss carryforwards which are not expected to be realized. The decrease in the valuation allowance in 1998 is primarily related to the expiration of foreign net operating loss carryforwards. No deferred tax asset has been established for the losses associated with the MAC Assets, inasmuch as such losses will not be available to ZD.

  At December 31, 1998, ZD has U.S. and foreign net operating loss carryforwards of approximately $172,943,000, which will begin to expire in 1999. ZD's utilization of certain net operating loss carryforwards, of approximately $112,549,000, is subject to limitations, due to the change of ownership resulting from the Softbank acquisition of the Holdings stock on February 29, 1996. Management believes that such limitations will not significantly affect ZD's ability to recognize the deferred tax assets relating to the carryforward. Accordingly, no valuation allowance to reduce the deferred tax asset relating to the carryforward has been established. In addition, ZD has alternative minimum tax credit carryforwards of $385,000 which may be carried forward indefinitely until used.

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

  Undistributed earnings of foreign subsidiaries for which no deferred taxes have been provided approximated $2,789,000 at December 31, 1998. Any additional U.S. taxes payable on these foreign earnings, if remitted, would be substantially offset by credits for foreign taxes already paid.

13. Notes Payable

  All of Ziff-Davis Inc.'s external debt has been attributed to ZD.

  A summary of ZD's notes payable at December 31, 1997 and 1998 is as follows:

                                    1997        1998
                                 ----------  ----------
                                      (dollars in
                                      thousands)
     Notes payable to
      affiliates (Note 14).....  $2,534,030  $   77,884
                                 ----------  ----------
     8 1/2% Senior Subordinated
      Notes(1).................         --      249,130
     Credit Facility
       Revolving credit........         --      270,000
       Term Loan A.............         --      450,000
       Term Loan B.............         --      500,000
                                 ----------  ----------
     Third party notes
      payable..................         --    1,469,130
                                 ----------  ----------
     Total notes payable.......   2,534,030   1,547,014
     Less current portion notes
      payable to affiliates....    (125,790)     (7,692)
                                 ----------  ----------
                                 $2,408,240  $1,539,322
                                 ==========  ==========

--------
(1)Net of unamortized discount of $870.

 8 1/2% senior subordinated notes

  On May 4, 1998 ZD issued 8 1/2% Senior Subordinated Notes due 2008 (the "Notes") in the aggregate principal amount of $250,000,000. The Notes were issued at a discount of $915,000 which is being amortized to interest expense over the term of the Notes. Included in the balance sheet as a reduction of long-term debt at December 31, 1998 is $870,000 representing the unamortized discount on the Notes. Interest on the Notes is payable semi-annually on May 1 and November 1 of each year. Redemption of the Notes by ZD is subject to certain limitations. The Notes are subordinated to all existing and future senior indebtedness.

 Credit facility

  Ziff-Davis Inc. is party to a secured guaranteed credit agreement with The Bank of New York, Morgan Stanley Senior Funding, DLJ Capital Funding and The Chase Manhattan Bank, as agents, to provide a $1,350,000,000 term credit facility. The amount outstanding under this facility at December 31, 1998 was $1,220,000,000. The credit facility consists of: (1) a seven-year

                                      ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

$400,000,000 reducing revolving credit facility, with $270,000,000 drawn as of December 31, 1998; (2) a seven-year $450,000,000 term loan ("Term Loan A"); and (3) an eight-year $500,000,000 term loan ("Term Loan B"). Under the credit facility, Ziff-Davis Inc. paid interest at rates ranging from LIBOR plus 1.5% to LIBOR plus 1.75%. See "--Amendment to credit facility" below.

There are various customary conditions to draw-downs under the revolving commitments. The revolving credit commitments will be reduced and the $450 million Term Loan A will be amortized, beginning in September 2000, by:

  . 10% in 2000, in two equal quarterly installments,

  . 20% in each of 2001, 2002, 2003 and 2004 in four equal quarterly installments and

  . 10% at final maturity in March 2005.

The $500 million term loan will be amortized, beginning in September 2000, by:

  . $2 million in 2000, in two equal quarterly installments,

  . $4 million in each of 2001, 2002, 2003, 2004 and 2005 in four equal quarterly installments and

  . $478 million at final maturity in March 2006.


  The Notes and the credit facility are secured, in part, by a first priority security interest in capital stock of certain subsidiaries of Ziff-Davis Inc. and are guaranteed by certain wholly owned domestic subsidiaries of Ziff-Davis Inc., in each case, including ZD Inc. and ZD Events.

  Under its most restrictive covenant, ZD could have borrowed an additional $28,800,000 under the credit facility at December 31, 1998.

 Covenants

  The Notes and the credit facility contain certain customary affirmative and negative covenants, including covenants with respect to limitations on dispositions of assets, changes of business and ownership, mergers or acquisitions, restricted payments, indebtedness, loans and investments and transactions with affiliates. The Notes and the credit facility also contain certain financial covenants including levels of debt to EBITDA and EBITDA to interest ratios.

  The failure to satisfy any of the covenants would constitute an event of default under the credit facility. The credit facility also includes other customary events of default, including, without limitation, nonpayment, misrepresentation in a material respect, cross-default to other indebtedness,

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

bankruptcy, ERISA, judgments and change of control. At December 31, 1998, management believes that ZD was in compliance with all covenants under its debt agreements.

 Amendment to credit facility

  On December 16, 1998, the lenders on Ziff-Davis Inc.'s $1,350,000,000 credit facility agreed to amend certain provisions of that facility. The amended provisions include an increase in allowed leverage ratios. In return, Ziff-Davis Inc. agreed to pay a one-time fee of $3,375,000 and increase rates on amounts borrowed under the facility to rates ranging from LIBOR plus 2.875% to LIBOR plus 3.375%, depending on the type of loan. The fee has been capitalized and will be amortized to interest expense over the remaining term of the facility.

 Related-party debt

  In March 1995, Ziff-Davis Inc. entered into a $100,000,000 note payable to Softbank due in quarterly installments, maturing on February 28, 2010 and bearing interest at 9.9% per annum. (See Note 14.)

 Scheduled principal repayments:

  Scheduled principal payments due on long-term debt at December 31, 1998 are as follows:

                                                          (dollars in thousands)

1999.....................................................       $    7,692
2000.....................................................           53,923
2001.....................................................          100,923
2002.....................................................          100,923
2003.....................................................          100,923
Thereafter...............................................        1,183,500
                                                                ----------
Total....................................................       $1,547,884
Less unamoritized discount...............................             (870)
                                                                ----------
Notes payable, net.......................................       $1,547,014
                                                                ==========

 Interest rate swaps

  On June 10, 1998 ZD entered into interest rate swap agreements, with an aggregate notional amount of $550,000,000. Under these swap agreements, which took effect on August 10, 1998, ZD receives a floating rate of interest based on three-month LIBOR, which resets quarterly, and ZD pays a fixed rate of interest, each quarter, for the terms of the respective agreements. The terms of these agreements range from 3 to 7 years and the weighted average fixed rate ZD pays is 5.85%. ZD has entered into these agreements solely to hedge its interest rate risk under its floating rate bank debt.

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

  For the year ended December 31, 1998, these interest rate swaps did not have a material impact on the financial statements.

14. Related Party Transactions

  ZD transacts business with a group of companies affiliated through common ownership with Softbank, and has various transactions and relationships with members of the group. Due to these relationships, it is possible that the terms of those transactions are not the same as those that would result from transactions among unrelated parties.

 Receivables/payables

  Due from affiliates consist of the following:

                                                                 December 31,
                                                               ----------------
                                                                 1997    1998
                                                               -------- -------
                                                                 (dollars in
                                                                  thousands)
     Due from:
       MAC.................................................... $ 42,687 $50,704
       Softbank...............................................   84,365   1,557
       Other affiliates.......................................    4,238   1,723
                                                               -------- -------
                                                               $131,290 $53,984
                                                               ======== =======

  Due to affiliates and management consist of the following:

                                                                 December 31,
                                                               ----------------
                                                                 1997    1998
                                                               -------- -------
                                                                 (dollars in
                                                                  thousands)
     Due to:
       Management (including long-term portion)............... $    --  $ 9,900
       MAC....................................................  270,000     --
       Softbank...............................................  126,371     --
       Other affiliates.......................................    1,961     118
                                                               -------- -------
                                                               $398,332 $10,018
                                                               ======== =======

  As part of the 1996 acquisition of ZDI, ZD agreed to assume certain obligations to management arising out of prior employment arrangements with previous owners. In January 1997, ZD paid all amounts due, including accrued interest, through the payment date.

  Prior to the Reorganization and initial public offering, ZD was a member of Softbank's central cash management system. Under this system, ZD would periodically transfer excess cash to Softbank for cash management purposes and in turn receive cash advances from Softbank to fund ZD's short-term working capital requirements. Interest was accrued based on the net balance outstanding at the

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

end of each month. Interest income was earned at the 30-day LIBOR rate for the applicable month. Interest expense was incurred at the 30-day LIBOR rate plus 0.5%.

  As a result of contingent purchase price adjustments related to its acquisition of Inter@ctive Enterprises, ZD is obligated to pay the prior owners of Inter@ctive Week $10,850,000 which was recorded as an increase to intangible assets. The purchase price payments of $950,000, $4,500,000 and $5,400,000 are due in 1998, 1999 and 2000, respectively. The 1999 and 2000 payments have been classified as current and long-term due to management.

 Other affiliated arrangements

  During the years ended December 31, 1996, 1997 and 1998, ZD incurred $2,000,000, $1,631,000 and $169,000, respectively, in advertising expense with Yahoo!, Inc. (Yahoo!), an affiliated company.

  ZD sells advertising space and exhibition services to Kingston. During the years ended December 31, 1996, 1997 and 1998, ZD recorded revenue of $882,000, $2,667,000 and $2,472,000, respectively, from sales to Kingston. These services were provided under terms consistent with those provided to unaffiliated customers.

  In addition, on May 4, 1998 Ziff-Davis Inc. purchased $9,107,000 of fixed assets from Kingston in exchange for cash and common stock of Ziff-Davis Inc. Such fixed assets were subsequently leased back to Kingston. Rental income included as a reduction of selling, general and administrative expenses relating to this transaction was $2,400,000 in 1998.

  ZD has entered into an agreement to manage certain trade shows and expositions owned by Softbank, whereby ZD earns management, royalty and licensing fees. The fees earned by ZD for the years ended December 31, 1996, 1997 and 1998 were $3,394,000, $4,057,000 and $1,117,000, respectively.

  ZD has an arrangement with SOFTBANK Services, an affiliated company, whereby ZD is charged for administrative services provided plus a management fee. For the years ended December 31, 1996, 1997 and 1998 ZD incurred services fees of $359,000, $1,259,000 and $810,000, respectively, in relation to this agreement. During 1998, SOFTBANK Services was sold to an unrelated third party and the arrangement was terminated.

  ZD has entered into certain licensing agreements with Softbank for the publishing and distribution of Japanese language editions of certain publications. The fees earned by ZD for the years ended December 31, 1996, 1997 and 1998 were approximately $964,000, $1,818,000 and $709,000, respectively.

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

  Certain ZD employees have been granted options to purchase SOFTBANK Corp. common stock (the "Softbank Options"). Further, on January 29, 1999, options to purchase Ziff-Davis Inc. common stock were granted in connection with the cancellation of certain Softbank Options. (See Note 15.)

  Included in selling, general and administrative expenses is an allocation for Ziff-Davis Inc.'s Central Services amounting to $61,359,000, $85,739,000 and $92,032,000 for the years ended December 31, 1996, 1997 and 1998, respectively. Also included as a reduction in selling, general and administrative expenses is a royalty charge from ZDNet amounting to $811,000, $1,611,000 and $2,807,000 for the years ended December 31, 1996, 1997 and 1998, respectively. (See Note 5.)

  ZD's publications sell advertising to ZDNet at discounts to market rates. Had ZD charged market rates for such advertising, ZD's revenue would have increased by $2,235,000, $2,671,000 and $1,429,000 for the years ended December 31, 1996,
1997 and 1998, respectively.

  In July 1997, Ziff-Davis Inc. entered into a license and services agreement to develop ZDTV for MAC Holdings (America) Inc. ("MHA"), a company that is wholly owned by Mr. Masayoshi Son, who is a director of Ziff-Davis Inc. and principal stockholder of SOFTBANK Corp. Under this agreement, Ziff-Davis Inc. agreed to fund ZDTV's operations through unsecured advances and was granted an option to purchase ZDTV for a price equal to MHA's investment plus 10% per annum for the period of investment. The cumulative advances, which through December 31, 1997, totaled $14.4 million net of $10.1 million in repayments were repaid concurrently with the Reorganization. Advances in 1998 totaled $48.6 million and were repaid upon completion of Ziff-Davis Inc.'s acquisition of ZDTV. (See Notes 2 and 23.)

  Ziff-Davis Inc. has entered into operating leases for television production equipment and has sublet such equipment to ZDTV, an affiliated company. The terms of the subleases are substantially identical to the terms of the leases which provide for annual lease payments totaling approximately $1,161,000 through 2003.

 Notes payable to affiliates

  See Note 2 for a discussion of ZD's restructuring of its debt and equity structures through the Reorganization and initial public offering.

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


  ZD's long-term debt payable to Softbank consists of the following:

                                                               December 31,
                                                            -------------------
                                                               1997      1998
                                                            ----------  -------
                                                               (dollars in
                                                                thousands)
     Notes payable to affiliate(1)......................... $1,080,000  $   --
     Notes payable to affiliate(2).........................    900,000      --
     Notes payable to affiliate(3).........................    375,027      --
     Note payable to affiliate(4)..........................     94,231   77,884
     Note payable to affiliate(5)..........................     74,772      --
     Note payable to affiliate(6)..........................     10,000      --
                                                            ----------  -------
       Total...............................................  2,534,030   77,884
     Less current portion..................................   (125,790)  (7,692)
                                                            ----------  -------
                                                            $2,408,240  $70,192
                                                            ==========  =======

--------
(1) Principal and interest payments are due in 53 consecutive quarterly installments on the last business day of each calendar quarter beginning March 31, 1998 through March 31, 2011. Notes bear interest at a rate of 7.8% per annum.

(2) Notes mature on December 31, 2001 and bear an interest rate of 6.5% per annum, payable on the last business day of each quarter beginning March 31, 1997.

(3) Notes mature on February 28, 2010 and bear interest at a rate of 8.0% per annum.

(4) Note matures on February 28, 2010 and bears interest at 9.9% per annum.

(5) Note is payable in 52 equal quarterly installments commencing March 31, 1997 and bears interest at a rate of 8.0% per annum.

(6) Note is payable on January 1, 2007 and bears interest at a rate of 8.0% per annum.

  During 1996, 1997 and 1998 ZD incurred $120,646,000, $190,445,000 and
$65,935,000, respectively, of interest expense due to Softbank related to the above notes payable.

 Guarantee of Softbank's U.S. debt

  In April 1996, Softbank signed a line of credit agreement totaling $50,000,000 with an independent lender for which ZD, along with certain other SOFTBANK Corp. affiliates, is a guarantor. In January 1997, October 1997 and March 1998, this line of credit was increased to $75,000,000, $150,000,000 and $450,000,000, respectively. On May 4, 1998, ZD was released from this guarantee.

 Return of capital and dividends

  On December 15, 1996, ZD declared a return of capital of approximately $900,000,000 paid through the issuance of a note payable to a subsidiary of Softbank and a cash dividend of $8,000,000

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

to Softbank. In 1997, ZD recorded a return of capital of $381,434,000 in connection with the purchase of companies under common control.

15. Stock Compensation Plans

 SOFTBANK Executive Stock Option Plans

  The Softbank Executive Stock Option Plans provide for the granting of nonqualified stock options (the "Softbank Options") to purchase the common stock of SOFTBANK Corp. to officers, directors and key employees of ZD. SOFTBANK Corp. is a publicly traded company in Japan. Under the plans, options have been granted at exercise prices equal to the closing market price in Japan's public equities market (market price denominated in Japanese yen) on the date of grant. As of December 31, 1998, substantially all options granted become exercisable in various installments over the first six anniversaries of the date of grant and expire ten years after the date of grant. On January 19, 1998, the exercise price of all of the shares outstanding under option agreements was reset to (Yen)4,000, the closing market price on Japan's Tokyo Stock Exchange First Section at that date. In conjunction with the repricing, those options previously exercisable on December 31, 1997 could only be exercised after July 19, 1998. The repricing of the stock options did not result in compensation expense to ZD.

 1998 Incentive Compensation Plan and the 1998 Non-Employee Directors' Stock Option Plan

  In 1998, Ziff-Davis Inc. adopted the 1998 Incentive Compensation Plan (the "Incentive Plan") and the 1998 Non-Employee Directors' Stock Option Plan (the "Non-Employee Directors' Plan"). The Incentive Plan provides for the grant of options, stock appreciation rights, stock awards and other interests in Ziff-Davis Inc.'s common stock to key employees of Ziff-Davis Inc. and its affiliates and consultants. The Non-Employee Directors' Plan provides for the grant of stock options to non-employee directors. Ziff-Davis Inc. has reserved 8,500,000 shares of common stock for issuance under the Incentive Plan and 200,000 shares of common stock for issuance under the Non-Employee Directors' Plan. During 1998, Ziff-Davis Inc. granted options to purchase 6,418,495 shares with exercise prices ranging from $6.00 to $16.00 per share representing the fair value of such options on the date of grant. Such options vest ratably over five years.

  On September 23, 1998, the Board approved the reduction of the exercise price of all options outstanding under the Incentive Plan from $16.00 to $6.00, the closing market price of Ziff-Davis Inc.'s common stock on that date. In addition, the vesting period of the options was extended by three months. The repricing did not result in compensation expense to ZD.

  On December 21, 1998 the Board approved an amendment to the Incentive Plan to permit grants of options and other stock-based awards with respect to any series of common stock of Ziff-Davis

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

Inc. and to increase the number of shares available for issuance from 8,500,000 shares to 17,827,500 shares.

  In addition, on December 21, 1998, the Board approved the grant of options to acquire an aggregate of approximately 1,566,000 shares of ZDNet Stock to certain employees at a price of $7.50 per share. As a result of the grant ZD has recorded deferred compensation expense of $4,993,000 for the difference between the exercise price and the deemed fair value of the underlying shares. This amount has been recorded as a component of division equity offset by an addition to paid-in capital. ZD expects to recognize non-cash compensation for accounting purposes of $4,993,000 ratably over the vesting period of the options. These options are currently scheduled to vest and become exercisable on the fifth anniversary of the date of grant.

  The terms of the options described in the preceding paragraph require an adjustment in the number of shares of ZDNet Stock that holders may purchase and the per share purchase price thereof if the initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet is different from 40,000,000. This adjustment is similar to the adjustment that would generally be made to the terms of employee stock options in the event of a stock split. Ziff-Davis Inc. currently expects that the initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet will be 70,000,000. Assuming that this is so, the total number of shares of ZDNet Stock that holders may purchase upon exercise of these options will increase to approximately 10,200,000 and the per share purchase price thereof will decrease to approximately $4.29.

  The December 21, 1998 Board actions described above are subject to stockholder approval. The majority owner of the common stock of Ziff-Davis Inc. has committed to approve these actions.

  On January 29, 1999, Ziff-Davis Inc. granted options to a number of employees in connection with the cancellation of corresponding options to purchase stock of SOFTBANK Corp. In connection with these grants, an affiliate of SOFTBANK Corp. has agreed with Ziff-Davis Inc. that, if and when any of these options are exercised, (1) that affiliate will cause the shares of Ziff-Davis Inc. common stock issuable upon such exercise to be supplied to Ziff-Davis Inc. and
(2) Ziff-Davis Inc. will deliver to that affiliate or its designee the exercise price paid upon such exercise. Thus, the exercise of these options will not increase the number of shares of Ziff-Davis Inc. common stock outstanding or Ziff-Davis Inc.'s stockholders' equity. However, ZD expects to recognize compensation expense for accounting purposes of approximately $2,942,000 over three years as a result of these grants. As such, this amount has been recorded in the Financial Statements as additional paid-in capital offset by a reduction to division equity as deferred compensation.

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


 Option grants

  Information relating to the Softbank options during 1996, 1997 and 1998 is as follows:

                                                             Weighted Average
                                                Number         Option Price
                                               of Shares       Per Share(1)
                                               ---------     ----------------
     Shares outstanding under options at
      December 31, 1995.......................      --               --
     Granted..................................  714,777(2)        $87.15
     Exercised................................      --               --
     Forfeited................................  (12,740)(2)        87.15
                                               --------
     Shares outstanding under options at
      December 31, 1996.......................  702,037           $87.15
     Granted..................................  368,563            61.25
     Exercised................................      --               --
     Forfeited................................ (138,034)           78.89
                                               --------
     Shares outstanding under options at
      December 31, 1997.......................  932,566           $78.14
     Granted..................................  258,215            31.03
     Exercised................................  (75,982)           31.03
     Forfeited/cancelled...................... (309,936)           31.03
     Converted to Ziff-Davis Inc. options.....  (81,478)           31.03
                                               --------           ------
     Shares outstanding under options at
      December 31, 1998.......................  723,385           $31.03
                                               ========
     Shares exercisable as of:
       At December 31, 1996...................      --               --
       At December 31, 1997 (price range
        $44.26-$87.15)........................  102,510           $82.21
       At December 31, 1998 (price $31.03)....  243,686           $31.03

    --------
    (1) The exercise price of the stock options is set in Japanese yen. The exercise prices as shown above have been converted to U.S. dollars based upon the exchange rate as of the date of grant for the respective options. The 1998 activity reflects the repricing of all options outstanding as of January 19, 1998 to (Yen)4,000.

    (2) Adjusted for a 1.4:1 stock split during 1996 and a 1.3:1 stock split during 1997.

  Information relating to the Ziff-Davis Inc. stock options during 1998 is as follows:

                                                              Weighted Average
                                                    Number      Option Price
                                                   of Shares     Per Share
                                                   ---------  ----------------
     Shares outstanding under options at December
      31, 1997...................................        --          --
     Granted.....................................  6,418,495       $6.09
     Exercised...................................        --          --
     Converted from Softbank options.............    319,174        8.89
     Forfeited...................................   (385,590)       6.00
                                                   ---------
     Shares outstanding under options at December
      31, 1998...................................  6,352,079       $6.22
                                                   =========

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


  Information relating to the ZDNet stock options during 1998 is as follows:

                                                              Weighted Average
                                                     Number     Option Price
                                                   of Shares*    Per Share*
                                                   ---------- ----------------
     Shares outstanding under options at December
      31, 1997...................................        --          --
     Granted.....................................  1,566,357       $7.50
     Exercised...................................        --          --
     Forfeited...................................        --          --
                                                   ---------
     Shares outstanding under options at December
      31, 1998...................................  1,566,357       $7.50
                                                   =========

    --------
    * The number of shares and price per share will be adjusted if the Initial Number of Shares Issuable with Respect to ZD's
      Retained Interest in ZDNet is different from 40,000,000.

  At December 31, 1998, no shares of either Ziff-Davis Inc. or ZDNet options were exercisable.

  As permitted by SFAS No. 123, ZD has chosen to continue to account for stock options in accordance with the provisions of APB 25 and, accordingly, no compensation expense related to stock option grants was recorded in 1996, 1997 or 1998. Pro forma information regarding net income is required by SFAS No. 123 and has been determined as if ZD had accounted for stock options under the fair value method. The fair value of the option grants was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions for 1996, 1997 and 1998:

Softbank options

                                                         1996    1997    1998
                                                        ------- ------- -------
     Risk-free interest rate...........................   5.89%   6.35%   5.46%
     Dividend yield....................................   0.26%   0.22%   1.50%
     Volatility factor.................................  54.03%  51.35%  77.72%
     Expected life..................................... 6 years 6 years 6 years

Ziff-Davis Inc. options

                                                         1996    1997    1998
                                                        ------- ------- -------
     Risk-free interest rate...........................     n/a     n/a    5.03%
     Dividend yield....................................     n/a     n/a    0.00%
     Volatility factor.................................     n/a     n/a   54.70%
     Expected life.....................................     n/a     n/a 6 years

ZDNet options

                                                         1996    1997    1998
                                                        ------- ------- -------
     Risk-free interest rate...........................     n/a     n/a    4.67%
     Dividend yield....................................     n/a     n/a    0.00%
     Volatility factor.................................     n/a     n/a   54.70%
     Expected life.....................................     n/a     n/a 6 years

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


  The weighted average fair value of options granted in 1996, 1997 and 1998 is as follows:

                                                            1996   1997   1998
                                                           ------ ------ ------
     Softbank options..................................... $64.30 $34.05 $19.81
     Ziff-Davis Inc. options..............................    n/a    n/a   5.21
     ZDNet options........................................    n/a    n/a   4.25

  For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation cost for the stock option plans been determined based upon the fair value at the grant date for awards during 1996, 1997 and 1998, consistent with the provisions of SFAS No. 123, ZD's net loss would have been increased by approximately $3,000,000, $4,000,000 and $14,084,000, respectively.

 Other stock compensation plans

  During 1996, 1997 and 1998 employees of ZD were granted 45,760, 61,940 and 27,223 shares of common stock of SOFTBANK Corp., respectively (adjusted for a 1.4:1 stock split during 1996 and a 1.3:1 stock split during 1997) to certain key employees, subject to restrictions as to continuous employment which expire over a 3 to 5-year period from the date of grant. The granting of the shares to ZD's employees has been recorded as additional paid-in capital offset by a reduction to division equity as deferred compensation. Such amounts were recorded at the fair value, as established by market price of the shares on the date of grant. The unearned compensation is being amortized ratably over the restricted periods. During 1996, restrictions on 13,790 shares expired, 2,160 shares were forfeited and $1,080,000 was charged to expense related to the restricted stock awards. During 1997, restrictions on 75,210 shares expired, 2,150 shares were forfeited and $3,916,000 was charged to expense related to these restricted stock awards. During 1998, restrictions on 22,361 shares expired, 5,736 shares were forfeited and $252,000 was charged to expense related to these restricted stock awards.

 Employee Stock Purchase Plan

  In 1998, Ziff-Davis Inc. adopted the Employee Stock Purchase Plan (the "Stock Purchase Plan") whereby eligible employees may purchase Ziff-Davis Inc.'s common stock with after-tax payroll deductions of 1% to 10% of their base pay. The price at which shares of common stock will be purchased is the lesser of 85% of the fair market value of a share of common stock on (1) the first business day of a purchase period or (2) the last business day of a purchase period. Ziff-Davis Inc. has reserved 1,500,000 shares of common stock for issuance under the Stock Purchase Plan.

  On December 21, 1998 the Board approved an amendment to the Employee Stock Purchase Plan, subject to stockholder approval, to permit grants of options with respect to any series of

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

common stock of Ziff-Davis Inc. and increase the number of shares available for sale to participants from 1,500,000 shares to 2,500,000 shares.

16. Employee Benefit Plans

 Pension plan

  Certain employees of ZD who have met eligibility requirements were covered by a noncontributory defined benefit pension plan. The benefits are based on years of service and average compensation at the time of retirement. ZD's funding policy is to contribute amounts sufficient to meet the minimum funding requirements as set forth in the Employee Retirement Income Security Act of 1974 ("ERISA"). Contributions to the plan are determined in accordance with the projected unit credit cost method. Plan assets consist of U.S. equity securities, high grade corporate bonds and commercial paper, and U.S. treasury notes.

  During 1997, ZD decided to terminate the defined benefit pension plan and pursuant to this decision, all accrued benefits became fully vested as of August 31, 1997. The amounts below reflect the effects of such termination. All accrued plan obligations were settled during 1998 and a gain of $156,000 was recognized in 1998 as a result of the plan settlement.

  The weighted average assumed discount rate of 7% and rate of increase in future compensation levels of 6% was used in the determination of the actuarial present value of the projected benefit obligation at December 31, 1996 and 1997. The weighted average expected long-term rate of return on plan assets at December 31, 1996 and 1997 was 7%.

 Net periodic pension cost includes the following components:

                                                             1996   1997   1998
                                                            ------  -----  ----
                                                               (dollars in
                                                               thousands)
     Service cost.......................................... $  700  $ 391  $--
     Interest cost.........................................    472    456   --
     Expected return on plan assets........................   (300)  (445)  --
     Amortization of transition obligation.................    199     75   --
                                                            ------  -----  ----
     Net periodic pension cost............................. $1,071  $ 477  $--
                                                            ======  =====  ====

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


  The following table sets forth the funded status and amounts recognized in the balance sheet:

                                                                  1997    1998
                                                                 -------  -----
                                                               (dollars in
                                                               thousands)
     Actuarial present value of benefit obligations:
       Vested benefit obligation................................ $ 5,721  $ --
                                                                 -------  -----
       Accumulated benefit obligations..........................   5,721    --
                                                                 =======  =====
     Projected benefit obligations..............................   5,721    --
     Plan assets at fair value..................................  (6,004)   --
                                                                 =======  =====
     Projected benefit obligation less than of plan assets......    (283)   --
     Unrecognized net transition asset .........................   1,279    --
                                                                 -------  -----
     Pension liability included in balance sheet................ $   996  $ --
                                                                 =======  =====

 Retirement plans

  Ziff-Davis Inc. maintains various defined contribution retirement plans. Substantially all of ZD's employees are eligible to participate in one of the plans under which annual contributions may be made by Ziff-Davis Inc. for the benefit of all eligible employees. In certain cases, employees may also make contributions to the plan in which they participate which, and subject to certain limitations, may be matched by Ziff-Davis Inc. up to certain specified percentages. Employees are generally eligible to participate in a plan upon joining Ziff-Davis Inc. and receive matching contributions after one year of employment. ZD made contributions to the plans totaling $10,023,000, $12,974,000 and $11,893,000 in 1996, 1997 and 1998, respectively.

17. Investments

  ZD has investments in the following companies/joint ventures/divisions:

                                                              Carrying value at
                                                                December 31,
                                                   Ownership  -----------------
     Equity Investments                            Percentage   1997     1998
     ------------------                            ---------- -------- --------
                                                                 (dollars in
                                                                 thousands)
     MAC Publishing LLC...........................    50%     $ 16,244 $ 19,268
     ExpoComm LLC.................................    50%        7,758    8,571
     Family PC G.P................................    50%        9,342      --
     Cost Investments
     ----------------
     Red Herring Communications, Inc. ............                 --  $  5,000

  The entities listed above are engaged primarily in the publication or distribution of print media, the organization, production and management of trade shows and providing interactive information and programming to technology-oriented Internet users. Other investments and joint ventures are not material to ZD's financial statements.

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


  ZD had equity income (loss) from joint ventures of $(796,000), $335,000 and $7,483,000 in 1996, 1997 and 1998, respectively. In addition, ZD had equity losses of $16,925,000, $21,238,000 and $7,884,000 in 1996, 1997 and 1998,
respectively, from its 100% Retained Interest in ZDNet.

18. Supplemental Cash Flow Information

                                                     Year ended December 31,
                                                   ----------------------------
                                                      1996      1997     1998
                                                   ---------- -------- --------
                                                      (dollars in thousands)
     Cash paid during the year for:
       Interest................................... $   99,509 $185,447 $129,976
       Income taxes...............................        360        4    1,000
     Noncash investing and financing activities:
       Fair value of assets acquired.............. $2,508,603 $ 14,000 $ 55,473
       Liabilities assumed........................    370,518      --    32,701
                                                   ---------- -------- --------
       Cash paid..................................  2,138,085   14,000   22,772
       Less--cash acquired........................     13,262      --       --
                                                   ---------- -------- --------
       Net cash paid for acquisitions............. $2,124,823 $ 14,000 $ 22,772
                                                   ========== ======== ========
       Return of capital dividends................ $  899,948 $381,434 $    --
                                                   ========== ======== ========
       Capital contributions...................... $    5,002 $ 61,580 $926,096
                                                   ========== ======== ========

19. Fair Value of Financial Instruments

  ZD's accounting policies with respect to financial instruments are discussed in Note 4.

  The carrying amounts and fair values of ZD's significant on balance sheet financial instruments at December 31, 1997 and 1998 are as follows:

                                                 At December 31,
                                   -------------------------------------------
                                           1997                  1998
                                   --------------------- ---------------------
                                    Carrying     Fair     Carrying     Fair
                                     Amount     Values     Amount     Values
                                   ---------- ---------- ---------- ----------
                                             (dollars in thousands)
Cash and cash equivalents......... $   30,273 $   30,273 $   32,274 $   32,274
Accounts receivable...............    209,914    209,914    208,593    208,593
Accounts payable..................     54,823     54,823     71,844     71,844
Long-term debt (including current
 portion).........................  2,534,030  2,534,030  1,547,014  1,543,839

 Interest rate swaps

  ZD utilizes interest rate swaps to reduce the impact on interest expense of fluctuating interest rates on its variable rate debt. Under ZD's interest rate swap agreements, ZD agreed with the counterparties to exchange, at quarterly intervals, the difference between ZD's fixed pay rate and the

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

counterparties' variable pay rate on three-month LIBOR. At December 31, 1998, ZD was a fixed payor of 5.85% on an aggregate notional amount of $550,000,000.

  The fair values of these interest rate swaps were estimated by obtaining quotes from brokers which represented the amounts that ZD would pay if the agreements were terminated at the balance sheet date. While it is not ZD's intention to terminate these interest rate swaps, these fair values indicated that the termination of the interest rate swap agreements would have resulted in a loss of $15,627,000.

20. Operating Lease Commitments

  ZD utilizes equipment and space under lease to Ziff-Davis Inc. ZD's portion of the minimum lease payments based on square feet utilized are as follows:

                                                          (dollars in thousands)
1999.....................................................        $ 31,408
2000.....................................................          32,601
2001.....................................................          30,371
2002.....................................................          28,893
2003.....................................................          27,579
Thereafter...............................................         225,952
                                                                 --------
  Total..................................................        $376,804
                                                                 ========

  Netted in the above totals is approximately $5,000,000 for which ZD has noncancelable subleases in place. Total sublease income approximates ZD's required payments under the related leases. Rent expense amounted to approximately $22,347,000, $28,646,000 and $23,087,000 for the years ended
December 31, 1996, 1997and 1998, respectively.

21. Segment Information

  ZD has adopted the provisions of SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. As such, prior years data has been restated in accordance with SFAS No. 131.

 Business segment information

  Reportable segments are based on ZD's method of internal reporting which segregates its business by product lines. Management measures operating performance of the business segments based on "EBITDA". EBITDA is defined as income before provision for income taxes, interest expense, depreciation and amortization and restructuring charge. ZD's EBITDA is calculated by adding (a) ZD's EBITDA before losses related to its retained interest in ZDNet and (b) ZD's proportionate interest in ZDNet's EBITDA. EBITDA is not intended to represent cash flows from

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

operations and should not be considered as an alternative to net income as an indicator of ZD's operating performance or to cash flows as a measure of liquidity. Although ZD believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties, in the publishing business and media industries, the EBITDA presented for ZD may not be comparable to similarly titled measures reported by other companies.

  ZD's reportable segments are:

 Publishing

  The publishing segment is engaged in publishing magazines, journals, newsletters, online content, training manuals and providing market research about the computer industry. The publishing segment's principal operations are in the United States and Europe, although it also licenses or syndicates its editorial content to over 50 other publications distributed worldwide. The publishing segment includes a 100% Retained Interest in ZDNet.

 Events

  The events segment is engaged in the organization, production and management of trade shows, conferences and seminars for the computer industry. The events segment's principal operations are in North America and to a lesser extent in Europe, Asia and Latin America.

  The accounting policies of the segments are the same as those described in
Note 3 under "Summary of Significant Accounting Policies". ZD evaluates the performance of its segments and allocates resources to them based on EBITDA. Any inter-segment revenue included in segment data are not material. The following presents information about the reported segments for the years ending December 31:

                                                   1996      1997       1998
                                                 -------- ---------- ----------
                                                     (dollars in thousands)
   Revenue:
     Publishing................................. $674,040 $  834,015 $  782,882
     Events.....................................  264,884    287,528    269,867
                                                 -------- ---------- ----------
       Total.................................... $938,924 $1,121,543 $1,052,749
                                                 ======== ========== ==========

                                                   1996      1997       1998
                                                 -------- ---------- ----------
                                                     (dollars in thousands)
   EBITDA:
     Publishing................................. $124,467 $  169,145 $  124,396*
     Events.....................................  108,791    103,749    119,698
                                                 -------- ---------- ----------
       Total.................................... $233,258 $  272,894 $  244,094
                                                 ======== ========== ==========

--------
* Before restructuring charge of $52,239,000.

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


                                                   1996       1997       1998
                                                ---------- ---------- ----------
                                                     (dollars in thousands)
   Total Assets:
     Publishing................................ $2,441,441 $2,423,822 $2,285,920
     Events....................................  1,143,522  1,124,286  1,144,018
                                                ---------- ---------- ----------
       Total................................... $3,584,963 $3,548,108 $3,429,938
                                                ========== ========== ==========

  A reconciliation of total segment EBITDA to total combined loss before income taxes, for the years ended December 31, 1996, 1997 and 1998 is as follows:

                                                  1996      1997      1998
                                                --------  --------  ---------
                                                  (dollars in thousands)
   EBITDA:
     Total segment EBITDA...................... $233,258  $272,894  $ 244,094
     Restructuring charge......................      --        --     (52,239)
     Depreciation & amortization...............  (31,647)  (28,884)   (27,875)
     Amortization of intangible assets......... (102,604) (118,375)  (118,221)
     Interest expense, net..................... (120,646) (190,445)  (143,547)
     Non-EBITDA loss related to retained
      interest in ZDNet........................   (4,997)   (6,838)    (6,960)
                                                --------  --------  ---------
       Combined loss before income taxes....... $(26,636) $(71,648) $(104,748)
                                                ========  ========  =========

  Equity in income of investees included in the publishing segment EBITDA for the years ended December 31, 1996, 1997 and 1998 was $(796,000), $335,000 and
$2,044,000, respectively. Equity in income of investees included in the events segment EBITDA for the years ended December 31, 1996, 1997 and 1998 was $--, $1,695,000 and $5,439,000 respectively.

  Publishing's investment in equity method investees for the years ended December 31, 1996, 1997 and 1998 was $10,138,000, $25,586,000 and $19,268,000,
respectively. Events' investment in equity method investees for the year ended December 31, 1996, 1997 and 1998 was $7,698,000, $7,758,000 and $8,571,000,
respectively.

  During the years ended December 31, 1996, 1997 and 1998, publishing spent $2,123,651,000, $19,026,000 and $42,324,000, respectively, for additions to long-lived assets. Events spent $22,527,000, $19,798,000 and $12,565,000 for additions to long-lived assets during the years ended December 31, 1996, 1997 and 1998, respectively.

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


  The following is sales information by geographic area as of and for the respective years ended December 31.

                                                   1996       1997       1998
                                                ---------- ---------- ----------
                                                     (dollars in thousands)
   Revenue:
     U.S....................................... $  838,749 $1,008,681 $  936,075
     Foreign...................................    100,175    112,862    116,674
                                                ---------- ---------- ----------
       Total................................... $  938,924 $1,121,543 $1,052,749
                                                ========== ========== ==========

  Foreign revenue is based on the country in which the sales originate. Revenue from no single foreign country was material to the combined revenues of ZD.

  The following is long-lived asset information by geographic area as of and for the years ended December 31, 1996, 1997 and 1998:

                                                   1996       1997       1998
                                                ---------- ---------- ----------
                                                     (dollars in thousands)
   Long-lived assets:
     U.S. ..................................... $3,211,881 $3,103,611 $3,049,645
     Foreign...................................      9,580      8,570     14,130
                                                ---------- ---------- ----------
       Total................................... $3,221,461 $3,112,181 $3,063,775
                                                ========== ========== ==========

  No single customer accounted for more than 10% of total revenue for each of the years ended December 31, 1996, 1997 and 1998.

22. Contingencies

  ZD is subject to various claims and legal proceedings arising in the normal course of business.

 Class action and derivative litigations

  Following a decline in the price per share of Ziff-Davis Inc.'s common stock in October 1998, eight securities class action suits were filed against Ziff-Davis Inc. and certain of its directors and officers in the United States District Court for the Southern District of New York.

  The complaints allege that defendants violated Sections 11, 12(a) (2) and 15 of the Securities Act of 1933 in connection with the registration statement filed by Ziff-Davis Inc. with the Securities and Exchange Commission relating to the initial public offering of Ziff-Davis Inc.'s common stock on April 29, 1998 (the "IPO"). More particularly, the complaints allege that the registration statement contained false and misleading statements and failed to disclose facts that could have indicated an impending decline in Ziff-Davis Inc.'s revenue. The complaints seek on behalf of a

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

class of purchasers of Ziff-Davis Inc.'s common stock from the date of the IPO through October 8, 1998 unspecified damages, interest, fees and costs, rescission, and injunctive relief such as the imposition of a constructive trust upon the proceeds of the IPO.

  On January 28, 1999, the court entered an order consolidating the actions, appointing lead plaintiff's counsel and requiring the filing of a consolidated amended complaint within 45 days. Thereafter, Ziff-Davis Inc. will have 45 days to respond to the consolidated amended complaint.

  In addition, two derivative suits have been filed by stockholders against Ziff-Davis Inc. and all of its directors in the Court of Chancery of the State of Delaware for New Castle County. The complaints allege that the directors breached their fiduciary duties to Ziff-Davis Inc. by repricing the stock options awarded to certain directors and demand the nullification of the repricing and an injunction against exercise by the directors of any repriced option. The Plaintiffs filed an amended complaint on February 17, 1999 (which is substantially similar to the original complaints, except that the amended complaint also addresses the granting of "new options" at an allegedly "reduced exercise price") and have indicated their intent to seek consolidation of the actions. A response to the amended complaint has not yet been filed.

 Other legal proceedings

  Ziff-Davis Inc. was named as a defendant in an action, filed on April 17, 1998 in the Supreme Court of the State of New York, by minority stockholders of SOFTBANK Interactive Marketing Inc. ("SIM"), formerly an indirect subsidiary of SOFTBANK Corp. The complaint alleges, among other things, that SBH, SIM's majority stockholder, acting with Ziff-Davis Inc. and two of its senior officers and directors who were directors of SIM (and who were also named as defendants), had conflicts of interest between SIM and other Softbank investments (including investments in Ziff-Davis Inc.) and failed to act in the best interests of SIM and the minority stockholders by taking actions which benefited Ziff-Davis Inc. The complaint states claims based on common law fraud, breach of fiduciary duty and aiding and abetting theories and seeks in excess of $200,000,000 in damages. Ziff-Davis Inc. and the other defendants have moved to dismiss all of the claims against them other than a breach of contract claim which is solely against SBH, and the motion was granted, with the result that all of the claims against Ziff-Davis Inc. and its officers were dismissed, and most of the claims against SBH were dismissed, leaving only a claim against SBH concerning the alleged failure of SBH to give plaintiffs adequate notice of the sale of its stock to SIM.

  Although the outcome of this case cannot be predicted, Ziff-Davis Inc. believes that there are substantial defenses to the claims. Ziff-Davis Inc. currently cannot estimate its ultimate liability, if any, with respect to such pending litigations. Accordingly, no provision for such matters has been included in the financial statements.

                                       ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

23. Subsequent Events

 ZDTV

  On February 4, 1999, ZD purchased ZDTV at a purchase price of approximately $81,400,000. (See Note 14.) ZD paid approximately $32,800,000 of the purchase price in cash (settled on February 5, 1999) and paid the remainder by applying approximately $48,600,000 in advances owed to it by MAC Holdings America. ZD also agreed to be responsible for the funding of ZDTV during the period in 1999 prior to the purchase which will be accounted for as additional purchase price. Other than advances to ZDTV which are reported on ZD's balance sheet, the results of operations of ZDTV are not included in ZD's results for any of the periods presented. This acquisition will be accounted for in 1999 under the purchase method of accounting.

 Vulcan transactions

  On February 5, 1999, Vulcan Programming, an entity owned by Paul G. Allen, purchased a one-third interest in ZDTV for $54,000,000 in cash. On March 4, 1999, Vulcan Ventures, the investment vehicle of Paul G. Allen, purchased approximately three million shares of Ziff-Davis Inc. common stock for $50,000,000 in cash.

 Unaudited summary pro forma information

  The following unaudited summary pro forma information assumes that the acquisition of ZDTV and the sale of a one-third interest in ZDTV to Vulcan Programming had been consummated on January 1, 1998. Adjustments for ZDTV transactions include the operating results of ZDTV, amortization of the purchase price of ZDTV, Vulcan Programming's one-third interest in the losses of ZDTV and the tax effect of these items. The pro forma data is not necessarily indicative of actual results had the transaction occurred on January 1, 1998. Further, pro forma results are not meant to represent future financial results.

                                                    Adjustments
                                                      for ZDTV
                                            ZD      Transactions  Proforma
                                        ----------  ------------ ----------
                                                (dollars in thousands)
   Revenue............................. $1,052,749    $ 5,585    $1,058,334
   Income (loss) from operations.......     38,586    (55,049)      (16,463)
   Net loss............................    (77,809)   (22,443)     (100,252)

 Incentive Plan

  On March 4, 1999, the Board approved an amendment to the Incentive Plan, subject to stockholder approval which increased the number of shares available for issuance under the Incentive Plan, to 23,327,500 shares.

                                     ZDNET
                            DESCRIPTION OF BUSINESS

Industry Background

 Growth Of The Internet And Demand For Technology-Related Content

  The Internet has emerged as a global mass medium, enabling millions of people to access and share information and conduct business electronically. Forrester Research, Inc. estimates that the number of adult Web users will reach 51 million in the U.S. by the end of 1998 and will grow to 99 million by the end of 2001. Major factors driving this growth include the increasing familiarity and acceptance of the Internet by businesses and consumers, the increasing number of personal computers in homes and offices, the ease, speed and lower cost of Internet access and improvements in network infrastructure.

  As the Internet gains acceptance as an advertising and commerce medium and Internet use continues to grow, technology will play an increasing role in everyday life. According to Dataquest, worldwide end user spending for information technology products and related services is expected to be approximately $2 trillion in 1999 and grow 10% to 15% annually over the next three years. With the growth of the Internet and the widespread use of personal computers, cellular phones, pagers and personal digital assistants, technology has become an area of broad general interest. Users of technology products and services confront an increasingly complex marketplace due to the rapid pace of technological change and the frequent introduction of new products and services. The prevalence of technology and the growing number of technological choices heighten the demand for up-to-date, comprehensive information about technology-related products and services.

 Advertising And Commerce On The Internet

  As the Internet and the technology industry continue to grow, the value of the Internet to advertisers and merchants can be expected to increase as a result of:

  . the growth in the number of Web users,

  . the Internet's global reach,

  . the attractive demographic profile of Web users,

  . the interactive nature of the medium,

  . the increased willingness of users to conduct transactions online and

  . the ability to effectively target user groups, customize promotions and measure Web usage and viewer demographics.

  ZDNet believes these characteristics allow Internet advertisers to build valuable customer relationships through targeted advertising and sales campaigns. The overall market for advertising on the Internet was approximately $900 million in 1997 and $1.3 billion in the first nine months of 1998, as measured by the Internet Advertising Bureau. According to Forrester Research, Inc., advertising spending on the Internet will exceed $4 billion in the year 2000 and double to more than $8 billion by 2002.

  The Internet also provides an efficient means for merchants to sell their products and services directly to consumers. Forrester Research, Inc. forecasts that worldwide commerce revenue on the Internet will increase from approximately $35 billion in 1998 to $1.4 trillion in 2003. Internet transactions are expected to increase as merchants improve Web-based transaction-processing technology and as consumers become more accustomed to purchasing online.

  ZDNet believes Internet sites focused on technology are particularly well-suited to promote advertising and commerce because they offer a large user base with attractive demographics for technology and general consumer product companies. Historically, technology-focused sites have attracted primarily technology advertisers, which, according to InterMedia Advertising Solutions, accounted for approximately 47% of all U.S. online advertising dollars during the first nine months of 1998. Recently, many of the largest advertisers on traditional media, including consumer product companies, automobile manufacturers and travel-related companies, have expanded their use of Internet advertising. Such consumer-related advertising accounted for 27% of all U.S. online advertising in the third quarter of 1998 according to the Internet Advertising Bureau, and ZDNet believes Internet advertising will become an increasing percentage of consumer product companies' overall advertising budgets in the future. Internet sites with well-recognized brand names that focus on technology should be well-positioned to capitalize on emerging Internet advertising and commerce opportunities.

The ZDNet Solution

  ZDNet's Web sites are designed to capitalize on the market opportunities created by the increasing importance of technology, the emergence of the Internet as a mass medium and the appealing demographics of technology-oriented Web users. ZDNet focuses on content, community and commerce, enabling users to research topics of interest, interact with other users, download software and evaluate and purchase a wide range of products and services at a single destination. Ziff-Davis Inc. was among the first content providers to focus its efforts on the Internet, launching its zdnet.com service in the fall of 1994. The ZDNet solution is based on the following distinguishing attributes:

 Broad-Based Comprehensive Technology And Internet-Related Content

  ZDNet's interconnected and easily navigable sites offer depth and breadth of coverage on the technology industry as well as topics of general interest, including financial information and general news. ZDNet divides its content broadly into "channels" that focus on specific topics or audience groups. Over 60 sites can be reached through the zdnet.com home page or through their own distinct domains, and sites are generally organized with similar navigation and layout to ensure consistency throughout the network. ZDNet's online editorial and technical staff of industry experts develops high-quality original content specifically for online interactive use. ZDNet offers over 1,200 news stories per month, 50,000 product listings, 30,000 product reviews and 34,000 downloadable programs. In addition, through ZDNet's relationship with ZD, ZDNet has use of the content of all of ZD's computer and technology publications, including PC Magazine, PC/Computing, PC Week and Yahoo! Internet Life.

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

 Strong Community Affinity

  ZDNet has developed an extensive user community and encourages active participation by enabling users to personalize their content and join user groups based on common interests. ZDNet provides forums, chat groups and other interactive online environments that allow users to express views and share information. In addition, its industry personalities host interactive forums that encourage user comments and feedback. To promote its community, ZDNet has instituted a common registration system for chat, discussion and e-mail capabilities. Registered users are able to access member-only software downloads and are eligible for special offers such as discounted trial enrollment in ZDU's online courses, which is part of ZD's education business. ZDNet makes a variety of e-mail newsletters and alerts available to its users, allowing subscribers to select those of interest. As of December 1998, ZDNet had an e-mail newsletter subscription base of over 2.3 million and distributed over 52 million e-mail newsletters and alerts to its users in that month.

 Attractive Environment For Advertising And Commerce

  ZDNet facilitates commerce on its sites by providing users with the ability to evaluate, compare and purchase products and services and by providing advertisers and merchants with access to a highly targeted user group with attractive demographics. According to the Winter 1999 @Plan study, among users of ZDNet's Internet sites:

  . 59% have college degrees,

  . 85% have an annual household income of at least $35,000, and 21% in excess of $100,000,

  . 49% use the Internet every day and

  . 56% purchased a product in the prior six months after gathering information on the Internet.

  In addition, ZDNet has developed an array of sales and marketing options, such as banners, sponsorship wraps, buttons, text and graphical links, e-mail sponsorships and custom microsites, that are designed to assist advertisers in crafting unique and distinctive programs to target and reach their audiences. ZDNet is also the first non-ad agency to win a prestigious "Creative Excellence in Business Advertising" award, presented by the American Business Press.

 Relationship With ZD

  ZDNet derives many benefits from its relationship with ZD, including the ability to leverage the ZD brand, use content from ZD publications and cross-market across all of ZD's platforms. ZD publishes leading technology print publications, such as PC Magazine, PC/Computing, PC Week and Yahoo! Internet Life, produces leading trade shows and conferences, such as COMDEX, NetWorld+Interop and Seybold Seminars, operates ZDTV, a 24-hour cable television network, and maintains well-recognized market research and education platforms, such as ZDU. For over a decade, the "Ziff-Davis" name has been a leading brand associated with technology content.

The ZDNet Strategy

  ZDNet's objective is to be the leading online content site focused on technology products and services for users and the preferred online platform for advertisers and merchants. The key elements of ZDNet's strategy are:

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

 Continue To Offer Differentiated Technology And Internet-Related Content

  ZDNet will continue to provide comprehensive and authoritative coverage of the technology field in order to attract users and increase the value of its sites to advertisers and merchants. Based on market research and user traffic and feedback, ZDNet will continue to identify technology trends and develop innovative sites that appeal to specific market segments and user interests. In the past 12 months, ZDNet has introduced 16 new sites, or new areas within existing sites, including special areas addressing Year 2000 issues, small businesses, electronic commerce and technology-related careers.

 Grow The ZDNet Community

  ZDNet seeks to further grow its membership base by continuing to provide interesting forums, chat groups and user groups, developing additional interactive capabilities, promoting new online personalities and offering insights from a broad range of experts. In response to these efforts, ZDNet's registered user community has increased from 956,490 on December 31, 1997 to 1,844,571 on December 31, 1998, an increase of 93%. ZDNet also recently launched ZDRewards, an online membership service which entitles subscribers to receive a bundle of Ziff-Davis Inc. products and services, such as a subscription to a ZD magazine or a semester of ZDU online classes, all for one discounted price.

 Build ZDNet Brand Strength

  ZDNet seeks to reinforce its brand recognition and extend its reputation as a leading site among users of technology information by continuing to leverage the Ziff-Davis and ZDNet names. ZDNet's brand-building initiatives include displaying the ZDNet brand on all ZDNet site pages, including those accessed through the portals of its strategic partners, providing consistent formats for easy navigation on all its sites and promoting a common registration program for users. ZDNet plans to continue to promote the ZDNet brand in ZD publications and events and to otherwise coordinate marketing efforts with ZD.

 Increase Advertising And Commerce Revenue

  ZDNet seeks to increase revenue generated from advertising and commerce by continuing to develop innovative content, growing its user community, expanding its base of technology advertisers, attracting consumer and other advertisers and facilitating commerce opportunities. ZDNet continually refines its online tracking reports to better enable advertisers and merchants to demonstrate their advertising effectiveness, evaluate their marketing initiatives and increase the rate of return on their advertising investments. ZDNet plans to increase the number of its revenue-sharing commerce relationships with leading technology and consumer product providers. ZDNet also plans to increase the number of product listings on its ComputerShopper.com channel and expand its ability to facilitate electronic commerce.

 Strengthen And Expand Strategic Alliances

  ZDNet seeks to increase brand awareness, traffic and revenue by entering into strategic alliances with key Internet companies. ZDNet currently has alliances with many of the Web's leading sites,

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

including Yahoo!, Excite, MSNBC and Deja News, and plans to establish new alliances as opportunities arise. As part of these alliances, ZDNet typically provides selected branded content for its partners' sites in return for a variety of benefits including revenue and links back to ZDNet sites from the partner's site, providing ZDNet with access to a broader base of consumers.

 Extend International Presence

  ZDNet had localized foreign language editions in more than 16 countries as of December 31, 1998 and plans to continue to expand into selected overseas markets through international launches as well as joint ventures and licensing arrangements with local operating partners, as opportunities arise.

ZDNet Sites and Services

  ZDNet offers more than 60 interconnected and easily navigable sites focused on providing comprehensive, authoritative and timely online technology content, creating an active community environment for its users and providing opportunities for commerce.

  ZDNet considers its content to be the most thorough and interesting content on technology that is available online. ZDNet estimates that it currently offers more than 300,000 pages of content on its interconnected sites where users can research, evaluate, learn, interact, download and shop. ZDNet creates original content using its own skilled and dedicated team of 149 editors, online producers, developers and operations staff and also uses content from ZD publications and various strategic alliance partners. ZDNet's content is divided broadly into "channels" that aggregate information from a variety of sources around a specific topic area or audience focus, thereby facilitating accessibility. All channels can be reached through the main zdnet.com home page or through their own distinct domains, making browsing and searching easy.

  ZDNet seeks to foster a sense of community and engage its users in an interactive online experience where they can express opinions and share information about technology-related products and issues. ZDNet offers a variety of features and activities designed to facilitate its community growth and build user loyalty and affinity. Users can personalize the content they seek and join user groups with others who have similar interests. In addition, users can activate the "talk-back" feature, which allows them to state their views, and the "e-mail to a friend" feature, which allows them to easily send articles of interest to others. During January 1999, ZDNet estimates that 275,000 e-mails were sent using the e-mail to a friend feature. Many of ZDNet's channels provide moderated forums and chat events on a variety of current news and segment topics and certain hosts of these forums have become popular Internet personalities.

  ZDNet seeks to facilitate commerce on the Internet by combining information about hardware and software products and services with direct access to merchants. ZDNet's primary computer commerce site, ComputerShopper.com, was one of the first Web shopping services to integrate comparative pricing, how-to guides, buying tips, specifications, product reviews and multiple direct purchasing sources. ComputerShopper.com currently displays products from more than 113 merchants in over 88 product categories and enables shoppers to both evaluate products and directly make purchases online.

  The following table highlights a number of ZDNet sites:

Selected Sites         Description
--------------         -----------
Anchor Desk.....       Inside analysis of technology news and products
At Home.........       Resources for home computing
Careers.........       Employment center for computer industry professionals
Classifieds.....       Ads and person-to-person auctions for computing products
   Community
Central.........       Worldwide computing community
ComputerShopper.com..  Marketplace to shop, compare and buy
DevHead.........       Tools, tips, and advice for Web developers
E-Business......       Business advice on e-commerce opportunities
Enterprise......       News, reviews and analytical editorial for IT professionals
Equip...........       Guide to electronic gadgets for home and office

Selected Sites            Description
--------------            -----------
GameSpot........          Popular destination for PC and video game users
Help Channel....          Advice on optimizing the use of a PC or Mac
  Inter@ctive
Investor........          Latest financial data and news for technology investors
Inter@ctive               News and resources for IT professionals in interactive
 Week...........          communications
PC/Computing....          Advice on getting the most out of technology
PC Magazine.....          Comparative reviews, buying advice and commentary
PC Week...................Breaking.news.and.analysis.on.the technology industry
Products Channel..........Reviews.to.help.evaluate.and.select products
Sm@rt Reseller............News.and.resources.for.computer.resellers, integrators and consultants
Small Business Advisor....Technology.solutions.for.small.business.professionals

Selected Sites          Description
--------------          -----------
Software Library........Source.for.tested.and.reviewed.software..
Yahoo! Internet Life....Reviews.and.links.to.interesting.Internet.sites.
ZDNetwork News..........Timely.and.comprehensive.news.on.the.technology.
                        industry
ZDRewards...............Offering.members.discounted.Ziff-Davis.products.and..
                        services
ZDY2K...................News.and.resources.about.Year.2000.issues.

 Select ZDNet Sites

  ZDNet.com (www.zdnet.com) is the home page and gateway for all of ZDNet's sites and was ranked first among all Web sites in the category of news, information and entertainment (as measured by net reach) in December 1998 according to Media Metrix.

  ComputerShopper.com (www.computershopper.com) (formerly called NetBuyer) supplies users with a comprehensive display of computer and technology products in one central location with direct links to merchants to facilitate commerce transactions. ZDNet shoppers can easily browse and search pricing and product information, access expert recommendations and buying tips and complete their purchases online for a unified shopping experience. Users of ComputerShopper.com can purchase products directly on the site using a secured server or can place orders through individual merchants (by clicking through to the merchants' Web sites, dialing the merchants' 1-800 numbers or faxing the orders to the merchants). Over $37 million in commerce orders were initiated through ComputerShopper.com and forwarded to merchants in December 1998.

  ZDNet Products (www.zdproducts.com) is a comprehensive and authoritative source for information on purchasing computer products and technology. This site is organized with user-friendly search and compare capabilities and offers readily available expert advice and reviews for a full range of users and systems.

  ZDNet Anchordesk (www.anchordesk.com) was one of the first Web sites to provide a combination of opinionated analysis and news in an interactive e-mail environment featuring a talk-back capability for its subscribers. This site offers a companion e-mail newsletter which is distributed every business day to a subscription base of over 2 million.

  ZDNetwork News (www.zdnn.com) provides 24 hours a day/7 days a week coverage for computing and technology news and information. ZDNetwork News aggregates news through its investigative and reporting staff, its relationship with ZDTV and ZD publications such as PC Week, Inter@ctive Week and Sm@rt Reseller and strategic partnerships with MSNBC, Excite and others. This site also provides audio and video clip capabilities, e-mail and customized news with MSNBC's NewsAlert, Backweb and Pointcast.

  GameSpot and Videogames.com (www.gamespot.com, www.videogames.com) offer comprehensive news, reviews, previews and tips for all game categories. GameSpot had the largest share of game advertising revenue among all game Web sites for the first six months of 1998. GameSpot is 70% owned by ZDNet with the remaining interest owned by the founders of the site and certain other employees. ZDNet expects to acquire the remaining 30% interest in GameSpot.

  ZDNet Help (www.zdhelp.com) offers comprehensive tips, advice and trouble-shooting aids for a full range of hardware and software. Users can search, browse or access experts in chat rooms and on bulletin boards.

  ZDNet Software Library (www.hotfiles.com) offers over 34,000 files of shareware, freeware and other downloadable software programs, nearly all of which are tested for viruses and compatibility and approximately 25,000 of these files are professionally reviewed and rated.

  ZDNet Inter@ctive Investor (www.zdii.com) provides investors with extensive, up-to-date financial company profiles and news on technology and Internet stocks. It provides access to multiple third-party information services such as The Red Herring magazine, institutional equity research commentary and research reports through Multex Systems Inc. This site ranked eighth in Barron's 1998 annual survey of the top ten Internet investment sites.

 Other ZDNet Channels

  Ziff-Davis Print Publication Sites. Each of the Ziff-Davis print publications has a branded Web site within ZDNet's interconnected sites. Each of the sites contains content adapted from Ziff-Davis print media and original content developed specifically for these sites. Among the print publication sites operated by ZDNet are the companion sites of ZD's most successful print magazines, such as PC Magazine, PC/Computing, PC Week and Yahoo! Internet Life.

  Topical Sites. ZDNet also has eight sites, four of which were launched in 1998, that are targeted at particular audiences or topics, providing an efficient means for advertisers and marketers to reach highly focused consumer groups. Examples of ZDNet's targeted sites are At Home (www.zdnet.com/athome), Enterprise (www.zdnet.com/enterprise), Small Business Advisor (www.zdnet.com/smallbusiness), Windows (www.zdwindows.com) and Year 2000 Challenge (www.zdy2k.com). ZDNet identifies and monitors technology trends seeking to effectively launch and introduce new sites that address the needs of its users.

Relationship with ZD

  ZDNet believes that its relationship with ZD provides it with substantial advantages over other online technology content providers. ZDNet has rights to use ZD's technology content online on a preferred basis. In addition, ZDNet has access to ZD's experience in delivering technology content through print publishing, trade shows and television and can leverage ZD's experience to the online medium.

  With more than 75 publications distributed worldwide, the Ziff-Davis name is seen by a combined circulation of approximately seven million primary readers worldwide. ZD also produced over 50 trade shows and conferences worldwide on technology and the Internet in 1998 with over two million estimated attendees. Through ZDU, ZD provides online interactive instructor-led training to paid subscribers. Through ZDTV, ZD offers the first 24-hour cable television channel and integrated Web site focused exclusively on computers, technology and the Internet. ZDNet believes that its relationship with ZD offers users the advantages of an integrated media and marketing company with multiple platforms.

  ZDNet's relationship with ZD allows it to integrate Ziff-Davis Inc.'s marketing activities into one cohesive resource for print, trade show and conference, television and online advertising. In addition, ZDNet and ZD are able to realize benefits from cross-promotion of their products and services.

Strategic Alliances

  ZDNet's strategic alliances are important sources of content exchange, revenue, brand visibility and increased user traffic. ZDNet has strategic alliances with many of the Web's leading sites, including Yahoo!, Excite, MSNBC and Deja News, pursuant to which selected ZDNet-branded content is displayed on their sites in exchange for traffic, brand recognition, content or a percentage of the revenue generated from those sites. These alliances are generally under short-term contracts that expire in 1999, subject to renewal upon the agreement of both parties.

  ZDNet is the exclusive high-technology content partner of MSNBC, one of the Web's largest sites for general news and sports content. Under this arrangement ZDNet licenses content and brands to MSNBC in exchange for the exclusive right among online computer and technology content providers to use MSNBC's general news content. ZDNet also recently started using Deja News' technology which allows ZDNet's users to search Usenet and participate in online discussion groups, including Usenet newsgroups. In addition, ZDNet content is distributed by various Internet service providers such as AT&T WorldNet, MindSpring and BellSouth to individual and corporate customers.

International

  Through wholly owned sites and joint ventures, ZDNet currently operates localized versions of certain of its Web sites in the United Kingdom, Germany, France and Australia. In addition, through licensing arrangements with non-U.S. operators, localized foreign language versions of ZDNet's Web sites were available as of December 31, 1998 in more than 12 additional countries, including Japan, Italy, Latin America, Russia, South Africa, Spain and Switzerland. In order to deliver high-quality content worldwide, each of ZDNet's international Web sites offers content tailored specifically to its local market in addition to content translated from ZDNet's U.S. Web sites. See "Risk Factors--Risk Factors Relating to ZDNet--ZDNet Intends to Expand Its International Operations And May Encounter A Number Of Problems Doing So. There Are Also A Number of Risks Associated With International Operations That Could Adversely Affect ZDNet's Business.

Advertising Sales And Marketing

  ZDNet derives the principal portion of its revenue from the sale of advertisements. For 1998 advertising revenue represented 86% of ZDNet's net revenue. Advertising revenue is generally derived from short-term contracts on a per impression basis and by the number of product listings in the ComputerShopper.com site.

  ZDNet believes that its user demographics are attractive to technology and general consumer product advertisers and merchants. ZDNet has developed extensive sales and marketing programs designed to assist advertisers in reaching their audiences through distinctive and customizable programs. ZDNet sells display advertising in multiple formats, such as banners, sponsorship wraps, buttons, text and graphical links and e-mail sponsorships, that allow users to link directly to the advertisers' own Web sites or to special promotional microsites created by ZDNet on behalf of its advertisers. In addition, advertising can be purchased in selected areas or across ZDNet's entire network of sites.

  ZDNet believes that its focused and well-trained sales and marketing organization is important to attaining and maintaining premium advertising pricing and maximizing revenue. ZDNet's sales and marketing organization uses market research tools, such as ZDNet's InternetTrak services, to inform clients about overall industry trends. InternetTrak is a quarterly marketing survey of Web users in the U.S. that tracks Web users and their online activities. ZDNet's direct sales and marketing organization consisted of 86 professionals as of December 31, 1998. Sales and marketing are generally organized by geographic region.

  During the fourth quarter of 1998, 377 companies advertised with ZDNet, as compared to 280 in the fourth quarter of 1997. The following is a list of ZDNet's top fifteen advertising customers based on advertising revenue in 1998:

Active Home/X-10                     E-Trade                         Micron Computer
Buy Direct                           First USA                       Microsoft
Chumbo                               Gateway                         Onsale
Compaq                               Hewlett Packard                 Symantec
Computer Sales Professional          IBM                             3Com/US Robotics

  No advertiser accounted for more than 5% of ZDNet's revenue during 1998. ZDNet's 20 largest advertising customers accounted for approximately 46.5% of net advertising revenue during 1998.

Technology Infrastructure and Operations

  ZDNet has developed an expandable operations infrastructure using open standard hardware and software systems. ZDNet's network of sites is primarily hosted on ZDNet servers maintained at

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

multiple locations to facilitate load balancing and reduce potential downtimes. Additionally, ZDNet outsources certain hosting and related functions to:

  .  NewsCorp/News Internet Services,

  .  Real Networks and

  .  InterStep, Inc.

  The primary data center is designed to minimize failures by utilizing redundant equipment and connectivity paths.

  ZDNet has developed systems allowing it to efficiently create new content channels and build in personalization capabilities. With respect to advertising, publishing and systems management tools, ZDNet has licensed technology from:

  .  Vignette for its StoryServer publishing system,

  .  Thunderstone for its Texis search software and

  . Proxicom for software relating to "threaded messages", which are user originated messages that are organized under specific topics and subtopics and then are presented to users for further discussion.

  ZDNet also has developed complementary proprietary systems and solutions to enhance traffic and advertising measurement functions.

Competition

  Competition among Internet content sites is intense and is expected to increase significantly in the future. The market for Internet content providers is rapidly evolving and barriers to entry are low, enabling newcomers to launch competitive sites at relatively low cost.

  ZDNet competes for advertisers, merchants, users and strategic partners with:

  . Web sites specializing in technology information, such as sites provided by c|net, CMP, IDG and Internet.com,

  . Internet portals, search sites and content aggregators, such as Excite, Infoseek, Lycos and Yahoo!,

  . general purpose online service providers, such as America Online and MSN,

  .  general news sites, such as those provided by CNN and ABC,

  . browser/software companies offering information services, such as Microsoft and Netscape and

  .  large general-interest sites, such as Time Warner's pathfinder.com.

  In addition, ZDNet competes with traditional media content businesses such as newspapers, magazines, radio and television. Additionally, certain ZDNet channels compete with Web sites focused on a particular corresponding content niche. For example, GameSpot competes with Web sites such as those provided by Imagine Media and HappyPuppy, and the ZDNet Software Library competes with several software download sites.

  Primary competitive factors in attracting users are:

  . quality,

  . reliability,

  . brand recognition and

  . depth, breadth and presentation of content.

  Primary competitive factors in attracting advertisers are:

  . user demographics and volume,

  . ability to deliver interactive and focused advertising and

  . cost-effectiveness.

  ZDNet's success will depend on its ability to continue to provide comprehensive, engaging content to attract and maintain both users and advertisers.

Employees

  As of December 31, 1998, ZDNet had 316 employees, including 149 in Web design and content development, 86 in sales, marketing, customer support and audience development, 69 in technical development and operations and 12 in administration, planning and finance. ZDNet also uses independent contractors and temporary employees. None of ZDNet's employees is represented by a labor union. ZDNet considers its relationship with its employees to be satisfactory.

Facilities

  ZDNet's headquarters are located in San Francisco and its other principal offices are located in the Boston metropolitan area, New York, Chicago, Los Angeles and Seattle. Ziff-Davis Inc. leases all of the property and offices occupied by ZDNet and as a result ZDNet pays an allocated portion of Ziff-Davis Inc.'s lease payments. ZDNet believes that the properties it occupies are adequate for its current operations, and that suitable additional or alternative space, including space available under lease options, will be available on reasonable commercial terms for future expansion.

Legal Proceedings

  Ziff-Davis Inc. was named a defendant in an action, filed on April 17, 1998 in the Supreme Court of the State of New York, by minority stockholders of SOFTBANK Interactive, formerly an indirect subsidiary of SOFTBANK Corp. The complaint alleges, among other things, that SOFTBANK Holdings Inc., SOFTBANK Interactive's majority stockholder, acting with Ziff-Davis Inc. and two of its senior officers and directors who were directors of SOFTBANK Interactive (and who were also named as defendants), had conflicts of interest between SOFTBANK Interactive and other investments of SOFTBANK Corp. and its non-Ziff-Davis Inc. affiliates (collectively, "Softbank") (including investments in Ziff-Davis Inc.) and failed to act in the best interests of SOFTBANK Interactive and the minority stockholders by taking actions which benefited Ziff-Davis Inc. The complaint states claims based on common law fraud, breach of fiduciary duty and aiding and abetting theories and seeks in excess of $200 million in damages. Ziff-Davis Inc. and the other defendants have moved to dismiss all of the claims against them other than a breach of contract claim which is solely against SOFTBANK Holdings, and the motion was granted, with the result that all of the claims against Ziff-Davis Inc. and its officers were dismissed, and most of the claims against SOFTBANK Holdings were dismissed, leaving only a claim against SOFTBANK Holdings concerning the alleged failure of SOFTBANK Holdings to give plaintiffs adequate notice of the sale of its stock to SOFTBANK Interactive.

  In addition, eight securities class action suits have been filed against Ziff-Davis Inc. and certain of its directors and officers in the United States District Court for the Southern District of New York. The complaints allege that defendants violated Sections 11, 12(a)(2) and 15 of the Securities Act in connection with the registration statement filed by Ziff-Davis Inc. with the Securities and Exchange Commission relating to the initial public offering of Ziff-Davis Inc.'s common stock. More particularly, the complaints allege that the registration statement contained false and misleading statements and failed to disclose facts that could have indicated an impending decline in Ziff-Davis Inc.'s revenue. The complaints seek, on behalf of a class of purchasers of Ziff-Davis Inc.'s common stock from the date of the initial public offering through October 8, 1998, unspecified damages, interest, fees and costs, rescission, and injunctive relief such as the imposition of a constructive trust upon the proceeds of the initial public offering.

  The complaints are as follows: Napoli v. Ziff-Davis Inc., et al., No. 98 Civ. 7158 (filed Oct. 9, 1998); Steinberg, et al. v. Ziff-Davis Inc., et al., No. 98 Civ. 7205 (filed Oct. 13, 1998); Flinker v. Ziff-Davis Inc., et al., No. 98 Civ. 7231 (filed Oct. 14, 1998); Koenig v. Ziff-Davis Inc., et al., No. 98 Civ. 7260 (filed Oct. 15, 1998); Schindler v. Ziff-Davis Inc., et al., No. 98 Civ. 7418 (filed Oct. 19, 1998); Miller v. Ziff-Davis Inc., et al., No. 98 Civ. 7541 (filed Oct. 23, 1998); Felgoise v. Ziff-Davis Inc., et al., No. 98 Civ. 8045 (filed Nov. 9, 1998) and Javier v. Ziff-Davis Inc., et al., No. 98 Civ. 8201 (filed Nov. 17, 1998). On January 28, 1999, the court entered an order consolidating the actions, appointing lead plaintiff's counsel and requiring the filing of a consolidated amended complaint within 45 days. The plaintiffs filed a consolidated complaint on March 15, 1999. The responsive pleading of Ziff-Davis Inc. and certain of its directors and officers named in the suits is due April 29, 1999.

  In addition, two derivative suits have been filed by stockholders against Ziff-Davis Inc. and all of its directors in the Court of Chancery of the State of Delaware for New Castle County. The complaints allege that the directors breached their fiduciary duties to Ziff-Davis Inc. by repricing the stock options awarded to certain directors and demand the nullification of the repricing and an injunction against exercise by the directors of any repriced option. The complaints are as follows: Jacobs v. Ziff-Davis Inc., et al., No. 16813NC (filed Nov. 30, 1998) and Bernd Bildstein v. Ziff-Davis Inc., et al., No. 16835NC (filed Dec. 10, 1998). Plaintiffs filed an amended complaint on February 17, 1999, which is substantially similar to the original complaints, except that the amended complaint also addresses the granting of "new options" at an allegedly "reduced exercise price".

The plaintiffs have also indicated their intent to seek consolidation of the actions. A response to the amended complaint is due April 12, 1999.

  Although the outcome of the foregoing cases cannot be predicted, Ziff-Davis Inc. believes that there are substantial defenses to all of the claims.

  There are no other legal proceedings to which Ziff-Davis Inc. is a party, other than ordinary routine litigation incidental to its business that is not otherwise material to the business or financial condition of Ziff-Davis Inc.

                                     ZDNET
             SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA

  The following table presents Selected Historical Combined Financial and Other Data for ZDNet and its predecessor as of and for the years ended December 31, 1994 and 1995, as of and for the two month period ended February 28, 1996, as of and for the ten month period ended December 31, 1996 and as of and for the years ended December 31, 1997 and 1998. This data was derived from the Combined Financial Statements of ZDNet included elsewhere in this prospectus. Data as of and for the year ended December 31, 1994 was derived from ZDNet's unaudited financial statements. This table should be read in conjunction with the Selected Historical Financial and Other Data and Management's Discussion and Analysis of Financial Condition and Results of Operations for each of ZDNet, ZD and Ziff-Davis Inc. and Financial Statements for each of ZDNet, ZD and Ziff-Davis Inc. beginning on pages F-168, F-94 and F-20 of this prospectus, respectively.

                                 Predecessor(1)                        ZDNet
                          ------------------------------ ---------------------------------
                            Year ended       Two month    Ten month
                           December 31,     period ended period ended  Year ended
                          ----------------  February 28, December 31, December 31,
                           1994     1995        1996         1996         1997      1998
                          -------  -------  ------------ ------------ ------------ -------
                                                  (dollars in thousands)
Statement of Operations
 Data:
Revenue, net............  $13,349  $13,576    $ 2,903      $16,215      $ 32,218   $56,143
Cost of operations:
 Production and
  content...............    9,321   10,709      1,802       14,863        23,543    26,208
 Selling, general and
  administrative
  expenses..............    7,276    8,360      1,774       13,280        23,475    30,993
 Depreciation and
  amortization..........    1,163    4,040        597        5,485         7,681     6,448
Loss from operations....   (4,411)  (9,533)    (1,270)     (17,413)      (22,481)   (7,506)
Minority interest.......      --       --         --           --            400       134
Loss before income
 taxes..................   (4,411)  (9,533)    (1,270)     (17,413)      (22,081)   (7,372)
Net loss (2)............   (4,526)  (5,755)      (814)     (16,925)      (21,238)   (7,884)
Balance Sheet Data (at period
 end):
Total current assets....  $ 2,432  $ 3,992    $ 4,951      $ 7,852      $ 11,521    20,068
Total assets............    3,557   91,772     92,717       82,507        87,326    97,686
Total liabilities.......    8,083    2,090      1,492        3,932         4,034     8,139
Division equity
 (deficit)..............   (4,526)  89,682     91,225       78,575        83,292    89,547
Other Data:
Capital expenditures....  $   513  $ 1,590    $   168      $ 1,010      $  2,374     4,483
Investments and
 acquisitions, net of
 cash acquired..........      --       --         --           --          2,998     5,000

--------
(1) A third party acquired ZDNet's predecessor as of January 1, 1995. An affiliate of Ziff-Davis Inc. acquired ZDNet's predecessor on February 29, 1996. Data for ZDNet's predecessor has been presented for periods before these dates.

(2) No historical earnings per share or share data are presented as ZDNet does not consider such data meaningful. After issuance of ZDNet stock, Ziff-Davis Inc. will report earnings per share data for ZD and ZDNet but not for Ziff-Davis Inc.

                                     ZDNET
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Revenue

  ZDNet's revenue consists of advertising revenue and revenue from subscription-based fees and services. Advertising revenue consists primarily of revenue derived from the sale of advertisements on pages delivered to users of ZDNet's Internet sites. ZDNet recognizes the delivery of a single view of an advertisement as an "impression". Advertising revenue is derived principally from arrangements with ZDNet's advertising customers that provide for a guaranteed number of impressions. Advertising rates vary depending primarily on the total number of guaranteed impressions purchased, the length of the advertiser's commitment, the location in which the advertisements are displayed and the type of advertising. Advertising revenue is recognized in the period in which the advertisements are delivered. For contracts/campaigns that are longer than one accounting period, the revenue from the contract/campaign is recognized ratably over the term of the contract/campaign.

  Revenue from barter transactions is recognized during the period in which advertisements are displayed. Barter transactions are recorded at the lower of estimated fair value of goods or services received or the estimated fair value of advertising given. To date, barter transactions have been immaterial to revenue.

  During 1995 and part of 1996, ZDNet was focused on generating revenue from subscription-based fees and services. This revenue is generated primarily by charging monthly membership fees to provide access to product reviews, software reviews and shareware. During 1996, ZDNet shifted the focus of the business model from the generation of subscription-based fees and services to the generation of advertising revenue.

  As a result of this shift, ZDNet's advertising revenue increased from 6.0% of total revenue for the year ended December 31, 1995 to 86.0% of total revenue for the year ended December 31, 1998. Over this period subscription-based fees and services decreased correspondingly as a percentage of revenue.

  No single advertiser accounted for more than 5.0% of ZDNet's total revenue for the year ended December 31, 1997 or 1998. ZDNet's top 20 advertisers accounted for 29.3% and 39.9% of total revenue for the years ended December 31, 1997 and 1998, respectively.

Cost of Operations

  Costs of production and content include costs to produce and edit content on ZDNet's Internet sites as well as technical costs incurred to maintain ZDNet's Internet sites. ZD provides certain editorial content and brand-marketing services to ZDNet for which ZDNet pays a royalty to ZD based on revenue. This charge is also included in costs of production and content. See Note 4 to ZDNet's Combined Financial Statements in this prospectus.

  The principal selling, general and administrative expenses of ZDNet are payroll, sales commissions and related expenses, marketing and promotion. Ziff-Davis Inc. provides certain selling, general and administrative services and shared services on a centralized basis and the costs of these central services are allocated between ZD and ZDNet. See Note 4 to ZDNet's Combined Financial Statements in this prospectus.

  ZDNet also incurs a substantial amount of amortization expense related to intangible assets created as a result of the December 21, 1994 and February 29, 1996 acquisitions of Ziff-Davis Inc.'s predecessors by Forstmann Little and Co. and SOFTBANK Corp., respectively. The February 1996 acquisition created
$72.7 million of intangible assets for ZDNet. In addition, $5.5 million of intangible assets were created by ZDNet's January 1997 acquisition of a 70% equity interest in GameSpot, Inc., formerly SpotMedia Communications, Inc.

Factors Affecting Future Periods

  ZDNet's revenue and profitability are influenced by a number of external factors, including the volume of new technology product introductions, the amount and allocation of marketing expenditures by ZDNet's advertisers, the extent to which merchants elect to advertise using online media and competition among other technology marketers.

  Accordingly, ZDNet may experience fluctuations in revenue from period to period. Marketing expenditures by technology companies can also be affected by factors affecting the technology industry generally, including pricing pressures and temporary surpluses of inventory. Revenue and profitability are also influenced by product mix, the timing and frequency of ZDNet's new product launches in new markets and acquisitions.

  ZDNet has an extremely limited operating history upon which to base an evaluation of ZDNet's prospects. ZDNet's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by start-up companies in the new and rapidly evolving market for Internet products, content and services. ZDNet's revenue and cost of operations have grown substantially and ZDNet has incurred cumulative net losses since inception. These losses reflect substantial expenditures to develop, launch and acquire ZDNet's Internet sites and services. ZDNet believes that newly launched sites and services require a certain period of growth before they begin to achieve adequate revenue to support their operation.

  ZDNet must, among other things, effectively develop new relationships and maintain existing relationships with its advertisers, their advertising agencies and other third parties, provide original and compelling content to Internet users, develop and upgrade its technology, respond to competitive developments and attract, retain and motivate qualified personnel. There can be no assurance that ZDNet will succeed in addressing such risks and the failure to do so could have a material adverse effect on ZDNet's business, financial condition or results of operations. Additionally, ZDNet's limited operating history makes the prediction of future operating results difficult or impossible, and there can be no assurance that ZDNet's revenue will increase or even continue at its current level, or that ZDNet will achieve or maintain profitability or generate cash from operations in future periods. Since inception, ZDNet has incurred significant losses and, for the period from February 29, 1996 to

December 31, 1998, had accumulated a deficit of $46.0 million. ZDNet may continue to incur losses in the future.

  ZDNet expects to recognize compensation expense of approximately $13.4 million as a result of certain options granted on December 21, 1998 and January 29, 1999. Such compensation expense will be recognized over the vesting period of the options. The 1999 compensation expense related to these options is expected to be approximately $3.3 million. See Note 11 to ZDNet's Combined Financial Statements in this prospectus.

  ZDNet expects to acquire the remaining 30% interest in GameSpot in exchange for ZDNet stock valued at $9 million, based on the initial public offering price; provided that, the stockholders of GameSpot will not receive less than 600,000 shares of ZDNet stock. Assuming a price of $19.00 per share (the maximum of the range of initial public offering prices set forth on the cover of this prospectus), this acquisition will result in additional annual amortization of approximately $1.3 million per year. The effect of this acquisition and the shares expected to be issued in connection therewith are not reflected elsewhere in this prospectus.

  For a discussion of other factors that may affect results, see "Risk Factors--Risk Factors Relating to ZDNet".

Presentation of Financial Information

  ZDNet is comprised of certain operations which were acquired at various times and completed a reorganization in May 1998. See Note 1 to ZDNet's Combined Financial Statements in this prospectus.

Results of Operations

  The table below presents the results of ZDNet as if the assets and operations acquired by affiliates of Ziff-Davis Inc. on February 29, 1996 (as described in Note 1 to the ZDNet Combined Financial Statements in this prospectus) had been acquired on January 1, 1995. Purchase accounting adjustments relating to that acquisition have been reflected through pro forma amortization and interest and income tax adjustments, as described in note (1) to the table. Although the 1996 presentation is not in accordance with generally accepted accounting principles, management believes it presents the most meaningful basis of comparison. The financial information presented below may not necessarily reflect the results of operations which would have occurred had the February 29, 1996 acquisition been completed on January 1, 1995.

                                            Year ended December 31,
                                           ---------------------------
                                             Pro
                                            forma         Actual
                                           --------  -----------------
                                           1996(1)     1997     1998
                                           --------  --------  -------
                                                (dollars in thousands)
Revenue, net.............................  $ 19,118  $ 32,218  $56,143
Cost of operations:
  Production and content.................    16,665    23,543   26,208
  Selling, general and administrative
   expenses..............................    15,054    23,475   30,993
  Depreciation and amortization..........       693     1,495    2,010
  Amortization of intangible assets......     5,712     6,186    4,438
                                           --------  --------  -------
    Total operating expenses.............    38,124    54,699   63,649
                                           --------  --------  -------
Loss from operations.....................   (19,006)  (22,481)  (7,506)
Minority interest........................       --        400      134
                                           --------  --------  -------
Loss before income taxes.................   (19,006)  (22,081)  (7,372)
Provision (benefit) for income taxes.....    (1,073)     (843)     512
                                           --------  --------  -------
Net loss.................................  $(17,933) $(21,238) $(7,884)
                                           ========  ========  =======
Other data:
Capital expenditures.....................  $  1,178  $  2,374  $ 4,483
Investments and acquisitions, net of cash
 acquired................................       --      2,998    5,000
EBITDA(2)................................   (12,601)  (14,400)    (924)

--------
(1) The February 29, 1996 acquisition gave rise to different bases of accounting for the period after the acquisition as compared to the period prior to the acquisition. The above numbers assume that the acquisition took place on January 1, 1995; therefore amortization of intangible assets and net loss have been increased by $323,000 and $194,000, respectively, for the year ended December 31, 1996.

(2) "EBITDA" is defined as income before provision for income taxes, interest expense, depreciation and amortization. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of ZDNet's operating performance or to cash flows as a measure of liquidity. Although ZDNet believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the media industry, the EBITDA presented for ZDNet may not be comparable to similarly titled measures reported by other companies.

  The following table presents the foregoing amounts as a percentage of revenue:

                             Year ended December 31,
                             -----------------------------
                             Pro Forma      Actual
                             ----------- -----------------
                                1996      1997      1998
                             ----------- -------   -------
Revenue, net................     100.0%    100.0%    100.0%
Cost of operations:
  Production and content....      87.2      73.1      46.7
  Selling, general and
   administrative expenses..      78.7      72.9      55.2
  Depreciation and
   amortization.............       3.6       4.6       3.6
  Amortization of intangible
   assets...................      29.9      19.2       7.9
                               -------   -------   -------
    Total operating
     expenses...............     199.4     169.8     113.4
                               -------   -------   -------
Loss from operations........     (99.4)    (69.8)    (13.4)
Minority interest...........        --       1.2       0.3
                               -------   -------   -------
Loss before income taxes....     (99.4)    (68.6)    (13.1)
Provision (benefit) for
 income taxes...............      (5.6)     (2.7)      0.9
                               -------   -------   -------
Net loss....................     (93.8)%   (65.9)%   (14.0)%
                               =======   =======   =======

Year ended December 31, 1998 compared with the year ended December 31, 1997

 Revenue, net

  Net revenue increased 74% to $56.1 million for the year ended December 31, 1998 from $32.2 million for the year ended December 31, 1997. Revenue from advertising was 86% of net revenue for the year ended December 31, 1998 compared to 73% for the year ended December 31, 1997.

  Revenue from advertising increased 104% to $48.1 million for the year ended December 31, 1998 from $23.6 million for the year ended December 31, 1997. The increase in advertising revenue was attributed to an increase in volume as both the number of advertisers and the average monthly revenue per advertiser increased. Subscription-based fees and services decreased by 7% to $8.0 million for the year ended December 31, 1998 from $8.6 million for the year ended December 31, 1997.

 Cost of operations

  Production and content. Production and content expenses were $26.2 million or 46% of net revenue for the year ended December 31, 1998, compared to $23.5 million or 73% of net revenue for the prior year. The absolute dollar increase in production and content charges was due to an increase in ZD's revenue-based royalty charge to ZDNet, as well as an increase in production costs to support higher user traffic levels and increased editorial costs associated with the launch of new content areas. The cost of production and content decreased as a percentage of revenue primarily due to economies of scale. ZDNet expects this trend to continue. Royalty payments to ZD were $2.8 million and $1.6 million for the years ended December 31, 1998 and 1997, respectively.

  Selling, general and administrative expenses. Selling, general and administrative expenses were $31.0 million or 55% of net revenue for the year ended December 31, 1998, compared to $23.5 million or 73% of net revenue for the year ended December 31, 1997. The absolute dollar increase was primarily due to increased personnel and services required to support the growth of ZDNet, offset to some extent by the cessation of commission payments to SOFTBANK Interactive Marketing Inc., as ZDNet sales and marketing teams replaced SOFTBANK Interactive in these functions. Sales and marketing costs were $21.2 million or 38% of net revenue for the year ended December 31, 1998 compared to $15.9 million or 49% of net revenue for the year ended December 31, 1997. ZDNet intends to continue to increase spending in absolute dollars on sales and marketing and intends to launch a print ad campaign in the future. Sales and marketing expenses are incurred both to drive traffic to ZDNet's Web site and to increase the number of advertisers and advertising sales. Included in the sales and marketing costs was an allocation from Ziff-Davis Inc. relating to certain selling, general and administrative services and shared services provided on a centralized basis amounting to $0.9 million and $0.5 million for the years ended December 31, 1998 and 1997, respectively.

  Administrative and overhead costs were $9.7 million or 17% of net revenue for the year ended December 31, 1998 compared to $7.6 million or 23% of net revenue for the year ended December 31, 1997. Included in administrative and overhead costs was an allocation of the cost of certain Ziff-Davis Inc. services provided on a centralized basis amounting to $5.1 million and $3.4 million for the years ended December 31, 1998 and 1997, respectively. The selling, general and administrative costs decreased as a percentage of revenue primarily due to economies of scale. ZDNet expects this trend to continue.

  Depreciation. Depreciation expense was $2.0 million for the year ended December 31, 1998 compared to $1.5 million for the year ended December 31, 1997. The increase related primarily to the increased capital expenditures made by ZDNet for equipment necessary to expand its network and infrastructure in order to support its continued growth.

  Amortization of intangible assets. Amortization of intangible assets was $4.4 million for the year ended December 31, 1998 compared to $6.2 million for the year ended December 31, 1997. The decrease in amortization related to the intangible assets of advertising and subscription lists becoming fully amortized as of March 1, 1998. This resulted in only two months of the related amortization being included in the year ended December 31, 1998 versus twelve months amortization included in the year ended December 31, 1997. Annual amortization expense related to the remaining goodwill balance will be approximately $4.1 million before giving effect to any future increase in goodwill.

   Minority interest

  The minority interest of $0.1 million in 1998 and $0.4 million in 1997 represented losses attributed to the holders of the minority interest in GameSpot.

   Income taxes

  Losses which were incurred prior to the completion of Ziff-Davis Inc.'s reorganization on May 4, 1998, are non-deductible for Ziff-Davis Inc. as ZDNet was under the ownership of MAC Inc. As such, ZDNet recorded income tax expense of $0.5 million for the year ended December 31, 1998, primarily resulting from taxable income being generated during the third and fourth quarters of 1998, representing an effective tax rate of (6.9%). The effective rate in 1997 was significantly lower than the statutory rate of 35.0% due to the substantial level of non-deductible expenses which were incurred while ZDNet was owned by MAC Inc.

   Net loss

  As a result of the items described above, ZDNet's net loss decreased to $7.9 million from $21.2 million for the years ended December 31, 1998 and 1997, respectively.

   EBITDA

  EBITDA for the year ended December 31, 1998 was a loss of $0.9 million compared to a loss of $14.4 million for the same period in 1997. The improvement was due to substantially increased revenue, offset to some extent by higher production and content costs and selling, general and administrative expenses.

Year ended December 31, 1997 compared with Pro Forma Year ended December 31,
1996

 Revenue, net

  Net revenue increased 69% to $32.2 million for the year ended December 31, 1997 from $19.1 million for the pro forma year ended December 31, 1996. An increasing percentage of ZDNet's net revenue was derived from advertising for the year ended December 31, 1997, accounting for 73% of net revenue, compared to 37% for the same period in 1996. The increased percentage of net revenue derived from advertising in the later period reflects a continuation of ZDNet's strategic shift from a business model based on subscription-based fees and services to one based on advertising.

  Revenue from advertising increased 228% to $23.6 million for year ended December 31, 1997 from $7.2 million for the pro forma year ended December 31, 1996. The increase in advertising revenue was attributable to increases in the number of advertisers, the average expenditures per advertiser and increasing advertising rates. The increase was evenly attributable to rate and volume increases. Subscription-based fees and services decreased by 28% to $8.6 million from $11.9 million from the same period in 1996.

 Cost of Operations

  Production and content. Production and content expenses were $23.5 million or 73% of net revenue for year ended December 31, 1997, compared to $16.7 million or 87% of net revenue for the pro forma year ended December 31, 1996. The absolute dollar increase in production and content charges was due to an increase in Ziff-Davis Inc.'s revenue based royalty charge to ZDNet, as well as an increase in production costs to support higher user traffic levels, and increased editorial costs associated with the launch of new content areas. The cost of production and content decreased as a percentage of revenue primarily due to economies of scale. Royalty charges from ZD were $1.6 million and $1.0 million for the year ended December 31, 1997 and the pro forma year ended December 31, 1996, respectively.

  Selling, general and administrative expenses. Selling, general and administrative expenses were $23.5 million or 73% of net revenue for the year ended December 31, 1997, compared to $15.1 million or 79% of net revenue for the pro forma year ended December 31, 1996. The absolute dollar increase in selling, general and administrative expenses was due to higher sales commission costs paid to SOFTBANK Interactive and to the initial hiring of the existing ZDNet sales and marketing teams. SOFTBANK Interactive was the exclusive sales team for ZDNet prior to 1997. Sales and marketing costs were $15.9 million or 49% of net revenue for the year ended December 31, 1997 compared to $11.0 million or 57% of net revenue for the pro forma year ended December 31, 1996. Included in sales and marketing costs was an allocation from Ziff-Davis Inc. relating to certain selling, general and administrative services and shared services provided on a centralized basis amounting to $0.5 million for the year ended December 31, 1997. There was no such charge for the pro forma year ended December 31, 1996.

  Administrative and overhead costs were $7.6 million or 23% of net revenue for the year ended December 31, 1997 from $4.1 million or 21% of net revenue for the pro forma year ended December 31, 1996. Included in administrative and overhead costs was an allocation of the cost of certain Ziff-Davis Inc. services provided on a centralized basis amounting to $3.4 million and $2.7 million for the year ended December 31, 1997 and the pro forma year ended December 31, 1996, respectively. Selling, general and administrative expenses decreased as a percentage of revenue primarily due to economies of scale.

  Depreciation and amortization. Depreciation and amortization expense was $1.5 million for the year ended December 31, 1997, compared to $0.7 million for the pro forma year ended December 31, 1996. The increase in depreciation expense primarily related to the increased capital expenditures made by ZDNet for equipment necessary to expand its network and infrastructure in order to support its continued growth.

  Amortization of intangible assets. Amortization of intangible assets was $6.2 million for the year ended December 31, 1997 compared to $5.7 million for the pro forma year ended December 31, 1996. In February 1997, ZDNet purchased a 70% interest in GameSpot, which created intangible assets of approximately $5.5 million. The 1997 period included approximately $0.5 million of amortization related to this acquisition.

 Minority interest

  The minority interest of $0.4 million for the year ended December 31, 1997, represents losses attributed to the holders of the minority interest in GameSpot, which was acquired in January 1997.

 Income taxes

  The 1997 income tax benefit of $0.8 million compares to a pro forma income tax provision of $1.1 million in 1996. The benefit represents an effective tax rate of approximately 3.8% and 5.6%, respectively, which is significantly less than the federal statutory rate of 35.0% because ZDNet has a substantial level of non-deductible expenses, as losses which were incurred while ZDNet was under MAC ownership are non-deductible to Ziff-Davis Inc. As such, ZDNet does not reflect any tax benefits associated with those losses.

 Net loss

  As a result of the items described above, ZDNet's net loss increased to $21.2 million for the year ended December 31, 1997 from $17.9 million for the pro forma year ended December 31, 1996.

 EBITDA

  EBITDA for 1997 was a loss of $14,400,000 compared to a loss of $12,601,000 for the pro forma year ended December 31, 1996. The decrease was primarily due to higher production and content costs and selling, general and administrative expenses partially offset by increased revenue.

Liquidity and Capital Resources

 Funding from ZD

  In the financial statements of ZD and ZDNet, whenever ZDNet had a cash need, other than cash needs of ZDNet's foreign operations or cash needs of ZDNet's operations that are not wholly owned, that cash need was funded by ZD and accounted for as a capital contribution (i.e., as an increase in ZDNet's division equity and ZD's retained interest in ZDNet). Accordingly, no interest expense has been reflected in the financial statements of ZDNet. Each of ZD and ZDNet is sometimes referred to herein as a "group". After the date on which ZDNet stock is first issued, Ziff-Davis Inc. will account for all cash transfers from ZD or ZDNet to or for the account of the other, other than transfers in return for assets or services rendered or transfers in respect of ZD's retained interest that correspond to dividends paid on ZDNet stock, as inter-group revolving credit advances. These advances will bear interest at the rate at which Ziff-Davis Inc. could borrow such funds on a revolving credit basis as the board of directors determines in its sole discretion. However, the board of directors has the discretion to determine that a given transfer or type of transfer should be accounted for as a long-term loan, a capital contribution increasing ZD's retained interest in ZDNet or a return of capital reducing ZD's retained interest in ZDNet.

  For a discussion about the terms on which Ziff-Davis Inc. can now borrow on a short-term basis, see "Ziff-Davis Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Credit Facility". There is no assurance, however, that ZDNet will continue to be able to obtain sufficient funding from ZD. For a discussion of the discretion of the board of directors regarding transfers of cash between ZD and ZDNet, see "Risk Factors--Risk Factors Relating to ZDNet Stock--Under Its Current Policies The Board of Directors Has Sole Discretion Concerning Various Cash Management Matters".

 Sources and uses of cash

  Cash and cash equivalents were $0.3 million at December 31, 1998, an increase of $0.3 million from $0.0 million at December 31, 1997. The increase was due to the factors discussed below:

  Cash used by operations was $4.5 million for the year ended December 31, 1998 compared to $15.3 million for the year ended December 31, 1997. The improvement from 1998 to 1997 was due primarily to a reduction in net loss. The loss for the year ended December 31, 1998 was $7.9 million compared to $21.2 million for the same period in 1997.

  Cash used by investing activities for the year ended December 31, 1998 totaled $9.5 million and $5.4 million for the year ended December 31, 1997. Cash used for capital expenditures for the year ended December 31, 1998 increased by $2.1 million to $4.5 million from $2.4 million for the year ended December 31, 1997. ZDNet intends to continue to invest in equipment as necessary to support the increasing user traffic. Capital expenditures on equipment is expected to be approximately $4.0 million in 1999. In addition, in July 1998, ZDNet invested $5.0 million in preferred stock of Deja News, Inc., an Internet discussion group. During the year ended December 31, 1997, ZDNet spent approximately $3.0 million to acquire a 70% interest in GameSpot.

  Cash provided by financing activities decreased to $14.3 million for the year ended December 31, 1998 from $20.7 million for the year ended December 31, 1997, reflecting the improved operating performance of ZDNet. As discussed under "--Funding from ZD" above, all funding from ZD was accounted for as a capital contribution.

Seasonality

  Historically, ZDNet's business has been seasonal as a significant portion of annual revenue has occurred in the fourth quarter. This fluctuation is a result of seasonal changes common to the media industry. The following table sets forth certain unaudited quarterly combined statement of operations data for each of the eight quarters in the period ended December 31, 1998. In the opinion of Ziff-Davis Inc.'s management, this unaudited information has been prepared on a basis consistent with the audited Combined Financial Statements of ZDNet in this prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein when read in conjunction with the Combined Financial Statements and related notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                            Quarter Ended
                                                           (in thousands)
                         ---------------------------------------------------------------------------------------
                                           1997                                        1998
                         ------------------------------------------- -------------------------------------------
                         March 31  June 30  September 30 December 31 March 31  June 30  September 30 December 31
                         --------  -------  ------------ ----------- --------  -------  ------------ -----------
Revenue................. $ 5,283   $ 7,862    $ 8,132      $10,941   $ 9,688   $12,274    $14,504      $19,677
Cost of operations......  11,597    14,921     14,401       13,780    16,050    15,405     14,344       17,850
                         -------   -------    -------      -------   -------   -------    -------      -------
Income (loss) from
 operations.............  (6,314)   (7,059)    (6,269)      (2,839)   (6,362)   (3,131)       160        1,827
Minority interest.......     (46)     (201)      (189)          36      (125)     (145)       (60)         196
                         -------   -------    -------      -------   -------   -------    -------      -------
Income (loss) before
 taxes..................  (6,268)   (6,858)    (6,080)      (2,875)   (6,237)   (2,986)       220        1,631
Provision (benefit) for
 taxes..................    (244)     (267)      (232)        (100)     (228)      (92)         8          824
                         -------   -------    -------      -------   -------   -------    -------      -------
Net income (loss)....... $(6,024)  $(6,591)   $(5,848)     $(2,775)  $(6,009)  $(2,894)   $   212      $   807
                         =======   =======    =======      =======   =======   =======    =======      =======
EBITDA(1)............... $(4,498)  $(4,999)   $(4,185)     $  (718)  $(4,511)  $(1,569)   $ 1,857      $ 3,299
                                                            Quarter Ended
                         ---------------------------------------------------------------------------------------
                                           1997                                        1998
                         ------------------------------------------- -------------------------------------------
                         March 31  June 30  September 30 December 31 March 31  June 30  September 30 December 31
                         --------  -------  ------------ ----------- --------  -------  ------------ -----------
Revenue.................  100.0%    100.0%     100.0%       100.0%    100.0%    100.0%      100.0%       100.0%
Cost of operations......  219.5     189.8      177.1        125.9     165.7     125.5        98.9         90.7
                         -------   -------    -------      -------   -------   -------    -------      -------
Income (loss) from
 operations............. (119.5)    (89.8)     (77.1)       (25.9)    (65.7)    (25.5)        1.1          9.3
Minority interest.......   (0.9)     (2.6)      (2.3)         0.3      (1.3)     (1.2)       (0.4)         1.0
                         -------   -------    -------      -------   -------   -------    -------      -------
Income (loss) before
 taxes.................. (118.6)    (87.2)     (74.8)       (26.2)    (64.4)    (24.3)        1.5          8.3
Provision (benefit) for
 taxes..................   (4.6)     (3.4)      (2.9)        (0.9)     (2.4)     (0.7)        0.1          4.2
                         -------   -------    -------      -------   -------   -------    -------      -------
Net income (loss)....... (114.0)%   (83.8)%    (71.9)%      (25.3)%   (62.0)%   (23.6)%       1.4%         4.1%
                         =======   =======    =======      =======   =======   =======    =======      =======
EBITDA(1)...............  (85.1)%   (63.6)%    (51.5)%       (6.6)%   (46.6)%   (12.8)%      12.8%        16.8%

--------
(1) "EBITDA" is defined as income before provision for income taxes, interest expense, depreciation and amortization. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of ZDNet's operating performance or to cash flows as a measure of liquidity. Although Ziff-Davis Inc. believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the media industry, the EBITDA presented for ZDNet may not be comparable to similarly titled measures reported by other companies.

Year 2000 Readiness Disclosure

  During 1997, Ziff-Davis Inc., including the businesses comprising ZDNet, began a review of its computer systems and software to identify systems and software which might malfunction due to misidentification of the Year 2000. Ziff-Davis Inc. is using both internal and external resources to identify, test, correct and reprogram systems and software for Year 2000 readiness.

  At December 31, 1998, Ziff-Davis Inc. was in the research and validation phase of its Year 2000 project for information technology or IT, systems and non-IT systems. This phase consists of research and validation of all infrastructure, hardware and software, including platform, wide-area network and local-area network components. Research for non-IT systems includes identifying systems that include embedded technology, such as micro-controllers, which are not Year 2000 compliant.

  Ziff-Davis Inc. has identified critical systems and applications that will either be validated for compliance though formal documentation, through vendors or through testing. Ziff-Davis Inc. will enter the testing phase of its infrastructure, hardware, software and databases in the first quarter of 1999 and plans to complete such phase by September 1, 1999. Contingency plans will be developed for any systems or platforms that are known to be non-compliant as of September 1, 1999.

  Some of Ziff-Davis Inc.'s computer systems and databases, including its subscription fulfillment and payroll systems, are managed by third parties under contractual arrangements. Ziff-Davis Inc. currently has no Year 2000 compliance problems known to it relating to third parties. Ziff-Davis Inc. has requested those third parties with which Ziff-Davis Inc. has material relationships in the first quarter of 1999 to advise it as to whether such third parties anticipate difficulties in addressing Year 2000 compliance problems, and if so, the nature of such difficulties. Ziff-Davis Inc. anticipates that such inquiries will be completed by April 30, 1999.

  In addition, Ziff-Davis Inc. will develop contingency plans during the second half of 1999 in order to compensate for any disruption or downtime that could result from a Year 2000 compliance problem. Ziff-Davis Inc. plans to replace IT and non-IT systems that it determines are not Year 2000 compliant prior to October 1, 1999 in order to minimize any risk of a Year 2000 compliance problem.

  Ziff-Davis Inc. has incurred remediation costs associated with its Year 2000 readiness efforts. These remediation costs have been incurred in connection with replacement of systems and hardware, modification of software and consulting costs related to Year 2000 solution providers. The costs to address Year 2000 issues which have been included in the general and administrative expenses of Ziff-Davis Inc. have not been tracked separately and are therefore not determinable. However, management believes these expenses have been substitutive rather than incremental to the recurring level of general and administrative expenses. Total capitalized costs incurred in the replacement of systems in connection with Ziff-Davis Inc.'s Year 2000 readiness efforts as of December 31, 1997 and 1998 were $1.7 million and $3.8 million, respectively. Ziff-Davis Inc. estimates that it will incur an additional $3.8 million during 1999 related to its Year 2000 readiness efforts.

  Ziff-Davis Inc. expects to complete testing and replacement of critical systems by the beginning of the fourth quarter of 1999. Ziff-Davis Inc.'s estimate of ZDNet's most reasonably likely "worst case scenario" would be the failure of its internal applications and systems that process and store certain information and data. Ziff-Davis Inc. would resolve the failure of such applications and systems one by one and management of Ziff-Davis Inc. does not believe that the impact on its critical systems would be material. However, if Ziff-Davis Inc. or any subscribers, advertisers, licensors, vendors or other third parties on whom it relies experiences a Year 2000 compliance problem, this could have a material adverse effect on ZDNet's profit and liquidity.

Recently Issued Accounting Pronouncement

  SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities issued in June 1998 establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Ziff-Davis Inc. does not expect the adoption of SFAS No. 133 to have a material impact on the ZDNet's results of operations.

  ZDNet expects to adopt the above statement beginning with its 2000 financial statements.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
ZDNet
  Report of independent accountants....................................... 168
  Combined balance sheets as of December 31, 1997 and 1998 ............... 169
  Combined statements of operations for the period from February 29, 1996 to December 31, 1996, for the years ended December 31, 1997 and 1998 .. 170
  Combined statements of cash flows for the period from February 29, 1996 to December 31, 1996, for the years ended December 31, 1997 and 1998 .. 171
  Combined statements of changes in division equity for the period from
   February 29, 1996 to December 31, 1996, for the years ended December
   31, 1997 and 1998 ..................................................... 172
  Notes to combined financial statements.................................. 173

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Ziff-Davis Inc.

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, cash flows and changes in division equity, present fairly, in all material respects, the financial position of ZDNet (a division of Ziff-Davis Inc., the "Company") at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from February 29, 1996 to December 31, 1996 and for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described in Note 1 to the financial statements, ZDNet is a division of Ziff-Davis Inc.; accordingly, the financial statements of ZDNet should be read in conjunction with the audited financial statements of Ziff-Davis Inc.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, NY
February 22, 1999

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

                            COMBINED BALANCE SHEETS
                             (dollars in thousands)

                                                                  December 31,
                                                                 ---------------
                                                                  1997    1998
                                                                 ------- -------
                             ASSETS
Current assets:
  Cash and cash equivalents..................................... $    28 $   292
  Accounts receivable, net of allowance for doubtful accounts of $522 and $1,866, for 1997 and 1998, respectively..........  11,396  18,732
  Deferred taxes................................................      69     779
  Other current assets..........................................      28     265
                                                                 ------- -------
    Total current assets........................................  11,521  20,068
Property and equipment, net.....................................   3,145   5,618
Investment, at cost.............................................     --    5,000
Deferred taxes..................................................   5,496   4,274
Intangible assets, net..........................................  67,164  62,726
                                                                 ------- -------
    Total assets................................................ $87,326 $97,686
                                                                 ======= =======
                LIABILITIES AND DIVISION EQUITY
Current liabilities:
  Accounts payable.............................................. $   645 $ 2,553
  Accrued expenses..............................................   2,208   3,495
  Unearned income...............................................     --    1,078
                                                                 ------- -------
    Total current liabilities...................................   2,853   7,126
Non-current liabilities.........................................   1,181   1,013
                                                                 ------- -------
    Total liabilities...........................................   4,034   8,139
                                                                 ------- -------
Commitments and contingencies (Notes 12 and 13)
Division equity.................................................  83,292  89,547
                                                                 ------- -------
    Total liabilities and division equity....................... $87,326 $97,686
                                                                 ======= =======

     The accompanying notes are an integral part of the combined financial statements.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

                       COMBINED STATEMENTS OF OPERATIONS
                             (dollars in thousands)

                                              Period from       Year ended
                                           February 29, 1996   December 31,
                                            to December 31,  -----------------
                                                 1996          1997     1998
                                           ----------------- --------  -------
Revenue, net..............................     $ 16,215      $ 32,218  $56,143
Cost of operations:
  Production and content..................       14,863        23,543   26,208
  Selling, general and administrative
   expenses...............................       13,280        23,475   30,993
  Depreciation and amortization of
   property and equipment.................          656         1,495    2,010
  Amortization of intangible assets.......        4,829         6,186    4,438
                                               --------      --------  -------
    Total operating expenses..............       33,628        54,699   63,649
                                               --------      --------  -------
Loss from operations......................      (17,413)      (22,481)  (7,506)
Minority interest.........................          --            400      134
                                               --------      --------  -------
Loss before income taxes..................      (17,413)      (22,081)  (7,372)
Provision (benefit) for income taxes......         (488)         (843)     512
                                               --------      --------  -------
Net loss..................................     $(16,925)     $(21,238) $(7,884)
                                               ========      ========  =======


     The accompanying notes are an integral part of the combined financial statements.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

                       COMBINED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                              Period from       Year ended
                                           February 29, 1996   December 31,
                                            to December 31,  -----------------
                                                 1996          1997     1998
                                           ----------------- --------  -------
Cash flows from operating activities:
Net loss.................................      $(16,925)     $(21,238) $(7,884)
Adjustments to reconcile net loss to net
 cash used in operating activities:
  Depreciation and amortization..........           656         1,495    2,010
  Amortization of intangible assets......         4,829         6,186    4,438
  Minority interest......................           --           (400)    (134)
  Deferred tax benefit...................          (488)         (843)     512
  Changes in operating assets and
   liabilities:
    Accounts receivable..................        (1,892)       (4,524)  (7,336)
    Other current assets.................        (1,217)        4,093     (237)
    Accounts payable and accrued
     expenses............................         2,347        (1,311)   3,195
    Unearned income......................            93           (93)   1,078
    Other, net...........................           (23)        1,371     (164)
                                               --------      --------  -------
Net cash used in operating activities....       (12,620)      (15,264)  (4,522)
                                               --------      --------  -------
Cash flows from investing activities:
  Capital expenditures...................        (1,010)       (2,374)  (4,483)
  Investments and acquisitions, net of
   cash acquired.........................           --         (2,998)  (5,000)
                                               --------      --------  -------
Net cash used in investing activities....        (1,010)       (5,372)  (9,483)
                                               --------      --------  -------
Cash flows from financing activities:
  Capital contributions from ZD..........        13,630        20,664   14,269
                                               --------      --------  -------
Net cash provided by financing
 activities..............................        13,630        20,664   14,269
                                               --------      --------  -------
Net increase in cash and cash
 equivalents.............................           --             28      264
Cash and cash equivalents at beginning of
 period..................................           --            --        28
                                               --------      --------  -------
Cash and cash equivalents at end of
 period..................................      $    --       $     28  $   292
                                               ========      ========  =======
Supplemental Cash Flow Information:
  Non-cash capital contribution..........      $    --       $  5,167  $   --

     The accompanying notes are an integral part of the combined financial statements.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

               COMBINED STATEMENTS OF CHANGES IN DIVISION EQUITY
                             (dollars in thousands)

                                                           Cumulative   Total
                         Paid-in    Deferred   Accumulated translation division
                         capital  compensation   deficit   adjustment   equity
                         -------- ------------ ----------- ----------- --------
Balance at February 29,
 1996................... $ 81,900   $    --     $    --       $ --     $ 81,900
Capital contribution
 from ZD................   13,630        --          --         --       13,630
Net loss................      --         --      (16,925)       --      (16,925)
Foreign currency
 translation
 adjustment.............      --         --          --         (30)        (30)
                         --------   --------    --------      -----    --------
Balance at December 31,
 1996...................   95,530        --      (16,925)       (30)     78,575
Capital contribution
 from ZD................   25,831        --          --         --       25,831
Net loss................      --         --      (21,238)       --      (21,238)
Foreign currency
 translation
 adjustment.............      --         --          --         124         124
                         --------   --------    --------      -----    --------
Balance at December 31,
 1997...................  121,361        --      (38,163)        94      83,292
Capital contribution
 from ZD................   14,269        --          --         --       14,269
Conversion of Softbank
 stock options..........       76        (76)        --         --          --
Issuance of ZDNet
 Options................   13,269    (13,269)        --         --          --
Net loss................      --         --       (7,884)       --       (7,884)
Foreign currency
 translation
 adjustment.............      --         --          --        (130)       (130)
                         --------   --------    --------      -----    --------
Balance at December 31,
 1998................... $148,975   $(13,345)   $(46,047)     $ (36)   $ 89,547
                         ========   ========    ========      =====    ========


     The accompanying notes are an integral part of the combined financial statements.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
 (numbers rounded to the nearest thousand, except share and per share amounts)

1. Organization and Basis of Presentation

 Formation of Ziff-Davis Inc.

  Ziff-Davis Inc. was formed through an initial public offering and reorganization that were completed on May 4, 1998 (described below). Prior to that date, the predecessors of Ziff-Davis Inc. (currently named ZD Inc. and ZD Events Inc.) were wholly owned indirect subsidiaries of SOFTBANK Corp. (together with its non-Ziff-Davis Inc. affiliates, "Softbank").

  ZDNet is the online business division of Ziff-Davis Inc. ZD is the division of Ziff-Davis Inc. (formerly ZD Inc.) focused on the business of print publishing, trade shows and conferences, market research and education. Each of ZD and ZDNet is sometimes referred to herein as a "Group".

  In order to prepare separate financial statements for ZD and ZDNet, Ziff-Davis Inc. has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between ZD and ZDNet. Thus, the financial statements of ZD and ZDNet, taken together, comprise all of the accounts included in the corresponding consolidated financial statements of Ziff-Davis Inc.

  ZDNet's financial statements reflect the application of certain cash management and allocation policies adopted by the Board of Directors of Ziff-Davis Inc. (the "Board"). These policies are summarized in Note 4 under "Certain Cash Management and Allocation Policies".

  Even though Ziff-Davis Inc. has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between ZD and ZDNet, that allocation and the division of Ziff-Davis Inc.'s common stock will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of any creditors. Holders of ZDNet Stock (as described below) will continue to be common stockholders of Ziff-Davis Inc. and, as such, will be subject to all risks associated with an investment in Ziff-Davis Inc. and all of its businesses, assets and liabilities.

  Financial impacts that occur at ZD that affect Ziff-Davis Inc.'s consolidated results of operations or financial position could affect the results of operations or financial condition of ZDNet or the market price of ZDNet Stock. In addition, net losses of ZD, and any dividends or distributions on or repurchases of ZD Stock, will reduce the assets of Ziff-Davis Inc. legally available for dividends on ZDNet Stock. Accordingly, financial information for ZDNet should be read in conjunction with financial information for ZD and financial information for Ziff-Davis Inc.

 Relationship with Softbank and MAC

  SOFTBANK Corp. is the indirect majority stockholder of Ziff-Davis Inc. SOFTBANK Corp. is a Japanese corporation which at the time of the acquisition of the MAC Assets was majority owned directly and indirectly by its president, Mr. Son. As of December 31, 1998 Mr. Son owned

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

approximately 45% of SOFTBANK Corp. (50.2% as of December 31, 1997). MAC, also a Japanese corporation, was wholly owned by Mr. Son.

 Acquisition of ZDNet

  In February 1996, SOFTBANK Corp. acquired the stock of Ziff-Davis Holdings Corp. ("Holdings") for an aggregate purchase price of approximately $1,800,000,000 plus transaction costs. Softbank is a Japanese corporation which as of December 31, 1997 was 50.2% owned by Mr. Son, its President, including 43.4% directly owned by his wholly owned holding company, MAC Inc. (MAC Inc. and affiliates hereinafter referred to as "MAC"). Concurrent with the acquisition, in a separate agreement, MAC, directly or through wholly owned affiliates, acquired certain assets and assumed certain liabilities of ZD Inc. (the "MAC Assets"), a wholly owned subsidiary of Holdings (formerly Ziff-Davis Inc.), for an aggregate purchase price of approximately $302,000,000. ZDNet comprised a portion of the MAC Assets.

  These acquisitions have been accounted for as of February 29, 1996 using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed relating to ZDNet was $72,692,000.

 Acquisition of GameSpot, Inc.

  In January 1997, SOFTBANK Holdings Inc., an affiliate of Ziff-Davis Inc. ("SBH"), acquired 70% of GameSpot, Inc. ("GameSpot", formerly SpotMedia Communications, Inc.) for approximately $3,000,000. Funds for this acquisition were provided by Ziff-Davis Inc. to SBH. As part of the initial public offering and reorganization that was completed on May 4, 1998 (described below), GameSpot was contributed to ZDNet. Because GameSpot and Ziff-Davis Inc. were under common control at the time of the transaction, the GameSpot acquisition has been accounted for in a manner similar to a pooling of interests and GameSpot's results have been included in ZDNet's results since the time of common ownership (January 1997). The "pooling" of GameSpot results in a non-cash capital contribution of $5,167,000 for the year ended December 31, 1997.

 Reorganization and initial public offering

  On February 4, 1998, a nonstock corporation, ZD Inc., was formed in contemplation of a reorganization and initial public offering of Ziff-Davis Inc. Upon completion of the initial public offering (described below), Ziff-Davis Inc. was renamed ZD Inc., ZDCF was renamed ZD Events Inc. and ZD Inc. was renamed Ziff-Davis Inc.

  On May 4, 1998, SOFTBANK Corp., through its wholly owned subsidiary, SBH completed a reorganization whereby the common stock of ZD Inc. and ZD Events Inc. were contributed to Ziff-Davis Inc. in exchange for 73,619,355 shares of Ziff-Davis Inc.'s common stock. Concurrent with the

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

reorganization, Ziff-Davis Inc. (1) completed an initial public offering of 25,800,000 common shares at an initial public offering purchase price of $15.50 per share, (2) issued $250,000,000 of 8 1/2% subordinated notes due 2008, (3) entered into a $1,350,000,000 credit facility with a group of banks under which $1,250,000,000 was borrowed and (4) converted $908,673,000 of intercompany indebtedness to equity. In addition, Ziff-Davis Inc. received approximately $9,107,000 of fixed assets from Kingston Technology Company ("Kingston"), a related party, in exchange for 580,645 shares of Ziff-Davis Inc.'s common stock and $107,000 in cash. These assets have been subsequently leased back to Kingston. Total shares of common stock issued to Softbank were 74,200,000. The transactions described above are herein referred to as the "Reorganization".

  Proceeds, net of transaction costs, from the initial public offering and funding transactions in the Reorganization of $1,863,260,000 were used to complete the purchase of certain assets from MAC for $370,000,000, and repay intercompany indebtedness. The ZDNet business was a portion of the MAC Assets acquired at that time.

  On May 28, 1998, Ziff-Davis Inc.'s U.S. underwriters exercised their option to purchase 2.0 million additional shares of common stock to cover over-allotments. Ziff-Davis Inc. purchased the additional shares from SBH resulting in no change to the total number of shares outstanding. On December 31, 1998 SBH contributed 71,619,355 shares of Ziff-Davis Inc.'s common stock to SOFTBANK America, Inc., an affiliate of SOFTBANK Corp.

 Investment in Deja News Inc.

  On July 22, 1998, ZDNet purchased $5,000,000 in Series C, convertible, non-voting preferred shares of Deja News Inc., an Internet discussion network. This investment is being accounted for at cost.

2. ZDNet Stock Proposal (unaudited)

  The stockholders of Ziff-Davis Inc. are scheduled to vote on a proposal (the "Tracking Stock Proposal") to authorize the issuance of a new series of common stock, to be designated as Ziff-Davis Inc.--ZDNet Common Stock ("ZDNet Stock"), intended to reflect the performance of Ziff-Davis Inc.'s online business division ("ZDNet"). The majority owner of the common stock of Ziff-Davis Inc. has committed to vote for the Tracking Stock Proposal. Before the ZDNet Stock is first issued, Ziff-Davis Inc.'s existing common stock will be re-classified as Ziff-Davis Inc.--ZD Common Stock ("ZD Stock") and that stock will be intended to reflect the performance of Ziff-Davis Inc.'s other businesses and a "Retained Interest" in ZDNet (i.e., Ziff-Davis Inc.'s retained interest in ZDNet excluding the interest intended to be represented by outstanding shares of ZDNet Stock)(collectively, "ZD").

  ZD currently has a 100% Retained Interest in ZDNet. Following approval of the Tracking Stock Proposal, Ziff-Davis Inc. currently plans to offer to the public, for cash, 10,000,000 shares of ZDNet

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

Stock intended to represent approximately 14% of the equity value attributed to ZDNet. Ziff-Davis Inc. expects to offer ZDNet Stock to the public sometime in the first or second quarter of 1999. However, Ziff-Davis Inc. could choose to conduct the offering at a later time, or not to make the offering at all, depending on the circumstances at the time. In addition to or instead of the offering, Ziff-Davis Inc. reserves the right to distribute ZDNet Stock to stockholders of Ziff-Davis Inc.

  Currently, Ziff-Davis Inc. provides all funding for ZD and ZDNet as described in Note 4 under "Certain Cash Management and Allocation Policies". Ziff-Davis Inc. intends to continue these practices until ZDNet Stock is first issued. Accordingly, no interest expense or income to or from ZD has been reflected in the financial statements of ZDNet for any period prior to the date on which ZDNet Stock is first issued.

  After the date on which ZDNet Stock is first issued, for financial statement purposes, the following policies will apply except to the extent the Board rescinds, modifies or adds to them:

    (a) Ziff-Davis Inc. will attribute each future incurrence or issuance of external debt or preferred stock (and the proceeds thereof) to ZD, except in cases where the Board determines otherwise. The Board may determine from time to time to attribute an incurrence or issuance of debt or preferred stock (and the proceeds thereof) to ZDNet to the extent that Ziff-Davis Inc. incurs or issues the debt or preferred stock for the benefit of ZDNet, but the Board will not be required to do so.

    (b) Ziff-Davis Inc. will attribute each future issuance of ZD Stock (and the proceeds thereof) to ZD. Ziff-Davis Inc. may attribute any future issuance of ZDNet Stock (and the proceeds thereof) to ZD in respect of its Retained Interest in ZDNet (in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent) or to ZDNet (in a manner analogous to a primary offering of common stock). Dividends on and repurchases of ZD Stock will be charged against ZD, and dividends on and repurchases of ZDNet Stock will be charged against ZDNet. In addition, at the time of any dividend on ZDNet Stock, Ziff-Davis Inc. will credit to ZD, and charge against ZDNet, a corresponding amount in respect of ZD's Retained Interest in ZDNet.

    (c) Whenever ZDNet holds cash (other than cash of ZDNet's foreign operations or cash of ZDNet's operations that are not wholly owned), ZDNet will normally transfer that cash to ZD. Conversely, whenever ZDNet has a cash need (other than cash needs of ZDNet's foreign operations or cash needs of ZDNet's operations that are not wholly owned), ZD will normally fund that cash need. However, the Board will determine, in its sole discretion, whether to provide any particular funds to either Group. The Board is not obligated to cause either Group to provide funds to the other Group if the Board determines it is not in the best interest of Ziff-Davis Inc. to do so.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


    (d) Ziff-Davis Inc. will account for all cash transfers from one Group to or for the account of the other Group (other than transfers in return for assets or services rendered or transfers in respect of ZD's Retained Interest that correspond to dividends paid on ZDNet Stock) as inter-Group revolving credit advances unless (1) the Board determines that a given transfer (or type of transfer) should be accounted for as a long-term loan,
  (2) the Board determines that a given transfer (or type of transfer) should be accounted for as a capital contribution increasing ZD's Retained Interest in ZDNet or (3) the Board determines that a given transfer (or type of transfer) should be accounted for as a return of capital reducing ZD's Retained Interest in ZDNet. There are no specific criteria to determine when Ziff-Davis Inc. will account for a cash transfer as a long-term loan, a capital contribution or a return of capital rather than an inter-Group revolving credit advance. The Board would make such a determination in the exercise of its business judgment at the time of such transfer (or the first of such type of transfer) based upon all relevant circumstances. Factors the Board would consider include (1) the current and projected capital structure of each Group, (2) the relative levels of internally generated funds of each Group, (3) the financing needs and objectives of the recipient Group, (4) the investment objectives of the transferring Group, (5) the availability, cost and time associated with alternative financing sources and (6) prevailing interest rates and general economic conditions.

    (e) Any cash transfer accounted for as an inter-Group revolving credit advance will bear interest at the rate at which Ziff-Davis Inc. could borrow such funds on a revolving credit basis (as the Board determines in its sole discretion). Any cash transfer accounted for as a long-term loan will have interest rate, amortization, maturity, redemption and other terms that generally reflect the then prevailing terms on which Ziff-Davis Inc. could borrow such funds (as the Board determines in its sole discretion).

    (f) Any cash transfer from ZD to ZDNet (or for its account) accounted for as a capital contribution will correspondingly increase ZDNet's division equity and ZD's Retained Interest in ZDNet. As a result, the number of shares of ZDNet Stock that could be issued by Ziff-Davis Inc. for the account of ZD in respect of its Retained Interest in ZDNet (the "Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet") will increase by (1) the amount of such capital contribution divided by (2) the Market Value of ZDNet Stock on the date of transfer.

    (g) Any cash transfer from ZDNet to ZD (or for its account) accounted for as a return of capital will correspondingly reduce ZDNet's division equity and ZD's Retained Interest in ZDNet. As a result, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet will decrease by
  (1) the amount of such return of capital divided by (2) the Market Value of ZDNet Stock on the date of transfer.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


3. Summary of Significant Accounting Policies

 Principles of combination

  The combined financial statements include the accounts of ZDNet. All significant transactions within the ZDNet division have been eliminated on combination.

 Cash and cash equivalents

  ZDNet considers all highly liquid investments with an original maturity of 3 months or less to be cash equivalents.

 Concentration of credit risk

  ZDNet places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of federally insured limits. ZDNet has not experienced losses in such accounts.

  ZDNet's customers represent a variety of technology companies in the U.S. and other countries. ZDNet extends credit to its customers and historically has not experienced significant losses relating to receivables from individual customers or groups of customers.

 Property and equipment

  Property and equipment have been recorded at cost or estimated fair value at the date of acquisition. Depreciation is computed using the straight-line method half-year convention over the estimated useful lives of the assets which range from 3 to 8 years. Leasehold improvements are amortized using the straight-line method over the service life of the improvement or the life of the related lease, whichever is shorter. Maintenance and repair costs are charged to expense as incurred.

 Intangible assets

  Intangible assets consist principally of advertising lists, subscriber lists and goodwill. Amortization of these assets is computed on a straight-line basis over estimated useful lives. Identifiable intangible assets are amortized over a period of 2 to 9 years and goodwill, which represents the excess of the purchase price over the estimated fair values of net assets acquired, is amortized over a period of 10 to 20 years. (See Note 6.) ZDNet assesses the recoverability of intangible assets whenever adverse events or changes in circumstances indicate that expected future cash flows (undiscounted and without interest charges) may not be sufficient to support the carrying amount of intangible assets. If undiscounted cash flows are not sufficient to support the recorded value of assets, an impairment loss is recognized to reduce the carrying value of the intangibles estimated recoverable value. ZDNet has not experienced any impairment of its intangible assets.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                   (numbers rounded to the nearest thousand)


 Revenue recognition

  ZDNet's revenue is derived principally from the sale of advertisements on short-term contracts. Advertising revenue is recognized ratably in the period in which the advertisement is displayed, provided that no significant obligations remain and collection of the resulting receivable is probable. ZDNet's obligations typically include guarantees of a minimum number of "impressions", or times that an advertisement appears in pages viewed by users of ZDNet's online properties. To the extent minimum guaranteed impressions are not met, ZDNet defers recognition of the corresponding revenue until the remaining guaranteed impression levels are achieved.

  Revenue from subscription based fees and services is recognized evenly over the term of the contract.

  Revenue from barter transactions is recognized during the period in which the advertisements are displayed. Barter transactions are recorded at the lower of estimated fair value of the goods or services received or the estimated fair value of the advertisements given. To date, barter transactions have been insignificant.

 Foreign currency

  The effect of translating foreign currency financial statements into U.S. dollars is included in the cumulative translation adjustment account in division equity. Gains and losses on foreign currency transactions, which are not significant to operations, have been included in selling, general and administrative expenses. ZDNet has not historically entered into forward currency contracts.

 Income taxes

  ZDNet uses the asset and liability approach for financial accounting and reporting of deferred taxes.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from these estimates.

 Fair value of financial instruments

  All current assets and liabilities are carried at cost, which approximates fair value because of the short-term maturity of those instruments.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


 Stock-based compensation

  ZDNet has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), to account for stock options. Effective January 1, 1996, ZDNet adopted the disclosure only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation.

 Comprehensive income

  ZDNet implemented SFAS No. 130 Reporting Comprehensive Income, effective January 1, 1998. This standard requires ZDNet to report the total changes in division equity that do not result directly from transactions with stockholders, including those which do not affect retained earnings. These changes are not material to ZDNet's combined financial statements.

 New accounting pronouncement

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities, SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. ZDNet does not expect that the adoption of SFAS No. 133 will have a material impact on ZDNet's results of operations. ZDNet will adopt SFAS No. 133 beginning with its 2000 financial statements.

4. Certain Cash Management and Allocation Policies

  ZDNet's financial statements reflect the application of certain cash management and allocation policies summarized below. The Board may rescind, modify or add to any of these policies.

 Treasury activities

  Ziff-Davis Inc. manages most treasury activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of common stock and preferred stock. Each of ZDNet and ZD generally remits its cash receipts (other than receipts of foreign operations or operations that are not wholly owned) to Ziff-Davis Inc., and Ziff-Davis Inc. generally funds ZDNet's cash disbursements (other than disbursements of foreign operations or operations that are not wholly owned), on a daily basis.

  In the financial statements of ZD and ZDNet, (1) all external debt and equity transactions (and the proceeds thereof) were attributed to ZD, (2) whenever ZDNet held cash (other than cash of ZDNet's foreign operations or cash of ZDNet's operations that are not wholly owned), that cash was transferred to ZD and accounted for as a return of capital (i.e., as a reduction in ZDNet's division

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

equity and ZD's Retained Interest in ZDNet) and (3) whenever ZDNet had a cash need (other than cash needs of ZDNet's foreign operations or cash needs of ZDNet's operations that are not wholly owned), that cash need was funded by ZD and accounted for as a capital contribution (i.e., as an increase in ZDNet's division equity and ZD's Retained Interest in ZDNet). Accordingly, no interest expense or income to or from ZD has been reflected in the financial statements of ZDNet.

 Corporate general and administrative expenses

  Ziff-Davis Inc. allocates the cost of certain corporate general and administrative services and shared services (including certain legal, accounting (tax and financial), information systems, telecommunications, purchasing, marketing, intellectual property, public relations, corporate office and travel expenses) (collectively, "Central Services") to ZDNet based on utilization. Where determinations based on utilization alone are impracticable, Ziff-Davis Inc. uses other methods and criteria that management believes to be equitable and to provide a reasonable estimate of the cost attributable to ZDNet.

 Taxes

  Federal income taxes, which are determined on a consolidated basis, except for GameSpot, are allocated to ZDNet (and reflected in its financial statements) in accordance with Ziff-Davis Inc.'s tax allocation policy. In general, this policy provides that the consolidated tax provision (and related tax payments or refunds) are allocated between the Groups based principally upon the financial income, taxable income, credits and other amounts directly related to the respective Groups. Tax benefits that cannot be used by the Group generating such attributes, but can be utilized on a consolidated basis, are allocated to the Group that generated such benefits. As a result, the allocated Group amounts of taxes payable or refundable are not necessarily comparable to those that would have resulted if the Groups had filed separate tax returns.

 Royalty charges

  ZD charges ZDNet an annual fee for the use of various brands and editorial content. The current annual fee, which is reflected in ZDNet's financial statements as part of its production and content costs, is equal to 5% of the first $100,000,000 of ZDNet's revenue for the year, 4% of the next $50,000,000 of ZDNet's revenue for that year and 3% of any incremental revenue over $150,000,000 for that year. The Board may at some point in the future change this fee as it, in its sole discretion, deems appropriate in light of the circumstances from time to time.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


5. Property and equipment, net

  Property and equipment, net consists of the following:

                                                       December 31,
                                                      ----------------
                                                       1997     1998
                                                      -------  -------
                                                        (dollars in
                                                        thousands)
     Computers and equipment......................... $ 4,274  $ 8,003
     Furniture and fixtures..........................     708    1,076
     Leasehold improvements..........................     314      700
                                                      -------  -------
                                                        5,296    9,779
     Accumulated depreciation and amortization.......  (2,151)  (4,161)
                                                      -------  -------
                                                      $ 3,145  $ 5,618
                                                      =======  =======

6. Intangible assets, net

  Intangible assets, net consists of the following:

                                             Range of Useful   December 31,
                                                  Lives      ------------------
                                                 (years)       1997      1998
                                             --------------- --------  --------
                                                                (dollars in
                                                                thousands)
     Subscription lists.....................          2      $  4,300  $  4,300
     Advertising lists......................          9         2,400     2,400
     Goodwill...............................      10-20        71,479    71,479
                                                             --------  --------
                                                               78,179    78,179
     Accumulated amortization...............                  (11,015)  (15,453)
                                                             --------  --------
                                                             $ 67,164  $ 62,726
                                                             ========  ========

  Intangible assets primarily relate to the acquisition of the MAC Assets. As discussed in Note 1, the acquisition was accounted for under the purchase method of accounting. As such, the purchase price of this acquisition was allocated to tangible and identifiable intangible assets with the remaining amount being allocated to goodwill.

  Advertising lists and subscriber lists were recorded at estimated fair value as determined by an income approach.

  All intangible assets are being amortized using the straight-line method over estimated useful lives, up to 20 years. In determining the estimated useful lives, ZDNet considered its competitive position in the markets in which it operates, the historical attrition rates of advertisers, subscribes and exhibitors, legal and contractual obligations and other factors.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


  Recoverability of goodwill and intangible assets is assessed at a minimum on an annual basis. Impairments would be recognized in operating results if a permanent diminution in value were to occur based upon an undiscounted cash flow analysis.

7. Accrued Expenses

  Accrued expenses consist of the following:

                                                             December 31,
                                                        -----------------------
                                                           1997        1998
                                                        ----------- -----------
                                                        (dollars in thousands)
     Payroll and related employee benefits............. $     1,440 $     2,221
     Licenses..........................................         108          24
     Other taxes.......................................         189         302
     Other.............................................         471         948
                                                        ----------- -----------
                                                        $     2,208 $     3,495
                                                        =========== ===========

8. Income Taxes

  Provision (benefit) for income taxes and related assets and liabilities attributed to ZDNet are determined in accordance with Ziff-Davis Inc.'s tax allocation policy. (See Note 4.)

  ZDNet (excluding GameSpot) has been included in a consolidated federal income tax return, except for the periods in which it was owned by MAC Inc. (described in Note 1). GameSpot is a 70% owned subsidiary and files separate federal and state income tax returns on a stand-alone basis.

  Loss before income taxes is attributable to the following jurisdictions:

                                                          December 31,
                                                    ---------------------------
                                                      1996      1997     1998
                                                    --------  --------  -------
                                                     (dollars in thousands)
     U.S. ......................................... $(15,263) $(18,853) $(5,009)
     Foreign.......................................   (2,150)   (3,228)  (2,363)
                                                    --------  --------  -------
     Total......................................... $(17,413) $(22,081) $(7,372)
                                                    ========  ========  =======

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


  Components of the provision (benefit) for income taxes are as follows:

                                                             December 31,
                                                        -------------------------
                                                         1996     1997     1998
                                                        -------  -------  -------
                                                        (dollars in thousands)
     U.S. federal income taxes:
       Current......................................... $   --   $   --   $  --
       Deferred........................................    (378)    (653)    413
     State and local income taxes:
       Current.........................................     --       --      --
       Deferred........................................    (110)    (190)     99
     Foreign income taxes..............................     --       --      --
                                                        -------  -------  ------
         Total provision (benefit) for income taxes.... $  (488) $  (843) $  512
                                                        =======  =======  ======

  A reconciliation of the U.S. federal statutory tax rate to ZDNet's effective tax rate on loss before income taxes is as follows:

                                December 31,
                              -------------------
                              1996   1997   1998
                              -----  -----  -----
     Federal statutory tax
      rate...................  35.0%  35.0%  35.0%
     State and local taxes
      (net of federal tax
      benefit)...............   6.0    6.0    5.0
     Non-recognition of
      combined losses of MAC
      Assets................. (33.3) (26.8) (29.3)
     Change in valuation
      allowance..............  (4.9)  (9.5) (14.2)
     Amortization of non-
      deductible goodwill ...   --    (0.9)  (2.8)
     Other...................   --     --    (0.6)
                              -----  -----  -----
     Effective tax rate......   2.8%   3.8%  (6.9)%
                              =====  =====  =====

  The effective tax rate differs from the federal statutory tax rate primarily as a result of ZDNet's inability to deduct losses incurred by ZDNet while owned by MAC. In addition, tax benefits attributable to losses in foreign jurisdictions and certain U.S. losses are subject to the establishment of a valuation allowance inasmuch as such loss carryforwards are not expected to be utilized in the future.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


  Following is a summary of the components of the deferred tax accounts at December 31, 1997 and 1998:

                                                            December 31,
                                                       ------------------------
                                                          1997         1998
                                                       -----------  -----------
                                                       (dollars in thousands)
   Current deferred tax assets:
    Allowance for doubtful accounts................... $        37  $       701
    Other.............................................          32           78
                                                       -----------  -----------
    Current deferred tax assets.......................          69          779
   Non current deferred tax assets
    Net operating loss and other carryforwards........       9,081        9,728
    Other.............................................          10          115
                                                       -----------  -----------
    Noncurrent deferred tax assets....................       9,091        9,843
   Valuation allowance................................      (3,595)      (5,569)
                                                       -----------  -----------
    Net noncurrent deferred tax assets................       5,496        4,274
                                                       -----------  -----------
      Net deferred tax assets......................... $     5,565  $     5,053
                                                       ===========  ===========

  The valuation allowance primarily relates to tax benefits of foreign net operating loss carryforwards acquired in the MAC Asset purchase which are not expected to be realized. No deferred tax asset has been established for the U.S. losses generated by ZDNet while owned by MAC since these losses will not be available for use by Ziff-Davis Inc.

  ZDNet has U.S. and foreign net operating loss carryforwards at December 31, 1998 of approximately $23,000,000, which will begin to expire in 2000. The utilization of certain net operating loss carryforwards of approximately $10,000,000 is subject to limitations primarily due to the change of ownership resulting from Softbank's acquisition of Holding's stock. Management believes that such limitations will not significantly affect Ziff-Davis Inc.'s ability to recognize the deferred tax asset relating to the carryforwards. Accordingly, no valuation allowance to reduce the deferred tax asset relating to the carryforwards has been established.

9. Related Party Transactions

  ZDNet transacts business with a group of companies affiliated through common ownership with Softbank and has various transactions and relationships with members of the group. Due to these relationships, it is possible that the terms of those transactions are not the same as those that would result from transactions among unrelated parties.

  ZD provides all necessary funding for the operations and investments of ZDNet; this funding is accounted for as capital contributions. (See Notes 2 and 4.) For the period from February 29, 1996 to December 31, 1996 and the years ended December 31, 1997 and 1998, such capital contributions were $13,630,000, $25,831,000 and $14,269,000, respectively.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


  The amounts receivable or payable to affiliated companies are included in accounts receivable, net or accounts payable in the accompanying balance sheets. Details of these amounts are:

                                                             December 31,
                                                        -----------------------
                                                           1997        1998
                                                        ----------- -----------
                                                        (dollars in thousands)
Accounts receivable:
  Softbank Kingston.................................... $        60 $        72
  E-Trade..............................................         --          367
  US Web...............................................           7         --
  Asia Communications Global Limited...................          61         --
  Inquiry.com, Inc. ...................................          50         --
  Trend Micro, Inc. ...................................          10         --
  Sega Entertainment...................................          32          36
                                                        ----------- -----------
    Total.............................................. $       220 $       475
                                                        =========== ===========
Accounts payable:
  SIM.................................................. $         2 $       --
  Yahoo!...............................................         --           60
  GeoCities............................................         --           12
  PointCast............................................          42          16
                                                        ----------- -----------
    Total.............................................. $        44 $        88
                                                        =========== ===========

  ZDNet purchases advertising in ZD's publications at discounts to market rates. Had ZD charged market rates for such advertising, ZDNet's operating expenses would have increased by $2,235,000, $2,671,000 and $1,429,000 for the period from February 29, 1996 to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


  Related party transactions included in the accompanying combined statements of operations include the following:

                                                  Period from     Year ending
                                               February 29, 1996 December 31,
                                                to December 31,  --------------
                                                     1996         1997    1998
                                               ----------------- ------  ------
                                                   (dollars in thousands)
Revenue, net
  ZD..........................................      $  --        $   76  $  160
  ZDTV........................................         --            11      36
  GeoCities...................................         --            30     --
  E-Trade.....................................         --           --    1,168
  Kingston Technology Company.................          88          353     615
  US Web......................................          93           75     --
  Asia Communications Global Limited..........         --            61     --
  Electric Minds, Inc. .......................         --            15     --
  Inquiry.com, Inc. ..........................          29          149     --
  Trend Micro, Inc. ..........................          28           77     --
  Sega Entertainment..........................           4          248      94
                                                    ------       ------  ------
    Total.....................................      $  242       $1,095  $2,073
                                                    ======       ======  ======
Expenses
  ZD..........................................      $4,496       $8,330  $9,374
  ZDTV........................................         --          (120)   (532)
  SIM.........................................         585        1,613     --
  Yahoo!......................................          27          --      101
  GeoCities...................................         --           --      108
  PointCast...................................         --            42     144
                                                    ------       ------  ------
  Total.......................................      $5,108       $9,865  $9,195
                                                    ======       ======  ======

  Included in selling, general and administrative expenses is an allocation for Ziff-Davis Inc.'s Central Services amounting to $2,391,000, $3,877,000 and $5,949,000 for the ten month period ended December 31, 1996 and the years ended December 31, 1997 and 1998, respectively. Also included in selling, general and administrative expenses is a royalty charge to ZD amounting to $811,000, $1,611,000 and $2,807,000 for the ten month period ended December 31, 1996 and the years ended December 31, 1997 and 1998, respectively. (See Note 4.)

  ZDNet is reimbursed by certain affiliates for pre-determined costs incurred by ZDNet on the affiliates' behalf. These reimbursements are reflected as a reduction of expenses in the accompanying statements of operations.

10. Employee Benefit Plans

  Ziff-Davis Inc. maintains various defined contribution retirement plans. Substantially, all of ZDNet's employees are eligible to participate in one of the plans under which annual contributions may be made by Ziff-Davis Inc. for the benefit of all eligible employees. In certain cases, employees

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

may also make contributions to the plan in which they participate which, and subject to certain limitations, may be matched by ZDNet up to certain specified percentages. Employees are generally eligible to participate in a plan upon joining Ziff-Davis Inc. and receive matching contributions after one year of employment. ZDNet made contributions to the plan totaling $447,000, $751,000 and $1,111,000 for the period from February 29, 1996 to December 31, 1996 and the years ended December 31, 1997 and 1998, respectively.

11. Stock Compensation Plans

 SOFTBANK Executive Stock Option Plans

  The Softbank Executive Stock Option Plans provide for the granting of nonqualified stock options (the "Softbank Options") to purchase the common stock of SOFTBANK Corp. to officers, directors and key employees of Ziff-Davis Inc. SOFTBANK Corp. is a publicly traded company in Japan. Under the plans, options have been granted at exercise prices equal to the closing market price in Japan's public equities market (market price denominated in Japanese yen) on the date of grant. As of December 31, 1998, substantially all options granted become exercisable in various installments over the first six anniversaries of the date of grant and expire ten years after the date of grant. On January 19, 1998, the exercise price of all of the shares outstanding under option agreements were reset to (Yen)4,000, the closing market price on Japan's Tokyo Stock Exchange First Section at that date. In conjunction with the repricing, those options previously exercisable at December 31, 1997 could only be exercised after July 19, 1998. The repricing of the stock options did not result in compensation expense to ZDNet.

 1998 Incentive Compensation Plan and the 1998 Non-Employee Directors' Stock Option Plan

  In 1998, Ziff-Davis Inc. adopted the 1998 Incentive Compensation Plan (the "Incentive Plan") and the 1998 Non-Employee Directors' Stock Option Plan (the "Non-Employee Directors' Plan"). The Incentive Plan provides for the grant of options, stock appreciation rights, stock awards and other interests in Ziff-Davis Inc.'s common stock to key employees of Ziff-Davis Inc. and its affiliates and consultants. The Non-Employee Directors' Plan provides for the grant of stock options to non-employee directors. Ziff-Davis Inc. has reserved 8,500,000 shares of common stock for issuance under the Incentive Plan and 200,000 shares of common stock for issuance under the Non-Employee Directors' Plan. During 1998, Ziff-Davis Inc. granted options to purchase 339,000 shares to ZDNet employees with an exercise price of $16.00 per share representing the fair value of such options at that date. Such options vest ratably over five years.

  On September 23, 1998, the Board approved the reduction of the exercise price of all options outstanding under the Incentive Plan from $16.00 to $6.00, the closing market price of Ziff-Davis Inc.'s common stock on that date. In addition, the vesting period of the options was extended by three months. The repricing did not result in compensation expense to ZDNet.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


  On December 21, 1998 the Board approved an amendment to the Incentive Plan to permit grants of options and other stock-based awards with respect to any series of common stock of Ziff-Davis Inc. and to increase the number of shares available for issuance from 8,500,000 shares to 17,827,500 shares.

  In addition, on December 21, 1998, the Board approved the grant of options to acquire an aggregate of approximately 4,163,000 shares of ZDNet Stock to certain employees, at a price of $7.50 per share. As a result of the grant ZDNet has recorded deferred compensation expense of $13,269,000 for the difference between the exercise price and the deemed fair value of the underlying shares. This amount has been recorded as a component of division equity offset by an addition to paid-in capital. ZDNet expects to recognize non-cash compensation for accounting purposes of $13,269,000 ratably over the vesting period of the options. These options are currently scheduled to vest and become exercisable on the fifth anniversary of the date of grant.

  The terms of the options described in the preceding paragraph require an adjustment in the number of shares of ZDNet Stock that holders may purchase and the per share purchase price thereof if the initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet is different from 40,000,000. This adjustment is similar to the adjustment that would generally be made to the terms of employee stock options in the event of a stock split. Ziff-Davis Inc. currently expects that the initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet will be 70,000,000. Assuming that this is so, the total number of shares of ZDNet Stock that holders may purchase upon exercise of these options will increase to approximately 10,026,000 and the per share purchase price thereof will decrease to approximately $4.29.

  The December 21, 1998 Board actions described above are subject to stockholder approval. The majority owner of the common stock of Ziff-Davis Inc. has committed to approve these actions.

  On January 29, 1999, Ziff-Davis Inc. granted options to a number of employees in connection with the cancellation of corresponding options to purchase stock of SOFTBANK Corp. In connection with these grants, an affiliate of SOFTBANK Corp. has agreed with Ziff-Davis Inc. that, if and when any of these options are exercised, (1) that affiliate will cause the shares of Ziff-Davis Inc. common stock issuable upon such exercise to be supplied to Ziff-Davis Inc. and
(2) Ziff-Davis Inc. will deliver to that affiliate or its designee the exercise price paid upon such exercise. Thus, the exercise of these options will not increase the number of shares of Ziff-Davis Inc. common stock outstanding or Ziff-Davis Inc.'s stockholders' equity. However, ZDNet expects to recognize compensation expense for accounting purposes of approximately $76,000 over three years as a result of these grants. As such, this amount has been recorded in the Financial Statements as additional paid-in capital offset by a reduction to division equity as deferred compensation.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


 GameSpot Inc. 1997 Stock Option Plan

  Ziff-Davis Inc. adopted the GameSpot Inc. 1997 Stock Option Plan (the "GameSpot Plan") to provide long-term incentives for key employees of GameSpot and to enhance stockholder value. The GameSpot Plan provides for the grant of options to purchase shares of GameSpot Inc.'s common stock. GameSpot has reserved 800,000 shares of GameSpot Inc.'s common stock for issuance under the GameSpot Plan. Such options vest ratably over 3 years.

 Option grants

  Information relating to the Softbank options during 1996, 1997 and 1998 is as follows:

                                                                        Weighted Average
                                                            Number of     Option Price
                                                             Shares       Per Share(1)
                                                            ---------   ----------------
     Shares outstanding under options at December 31,
      1995.................................................     --              --
       Granted.............................................  24,716(2)       $87.15
       Exercised...........................................     --              --
       Forfeited...........................................     --              --
                                                             ------
     Shares outstanding under options at December 31,
      1996.................................................  24,716          $87.15
       Granted.............................................  17,800           64.50
       Exercised...........................................     --              --
       Forfeited...........................................  (8,096)          78.76
                                                             ------
     Shares outstanding under options at December 31,
      1997.................................................  34,420          $77.41
       Granted.............................................     --              --
       Exercised...........................................     --              --
       Forfeited...........................................     --              --
       Converted to Ziff-Davis Inc. options................  (2,100)          31.03
                                                             ------
     Shares outstanding under options at December 31,
      1998.................................................  32,320          $31.03
                                                             ======
     Shares exercisable as of:.............................
       December 31, 1996...................................     --              --
       December 31, 1997 (price range $64.50 to $87.15)....   5,120          $78.97
       December 31, 1998 (price $31.03)....................  11,374          $31.03

--------
(1) The exercise price of the stock options is set in Japanese yen. The exercise prices as shown above have been converted to U.S. dollars based upon the exchange rate as of the date of grant for the respective options. The 1998 activity reflects the repricing of all options outstanding as of January 19, 1998 to (Yen)4,000.
(2) Adjusted for a 1.4:1 stock split during 1996 and a 1.3:1 stock split during 1997.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


  Information relating to Ziff-Davis Inc. stock options issued during 1998 is as follows:

                                                                   Weighted
                                                                   Average
                                                      Number of  Option Price
                                                       Shares     Per Share
                                                      ---------  ------------
      Shares outstanding under options at December
       31, 1997......................................       --        --
        Granted......................................   339,000     $6.00
        Exercised....................................       --        --
        Converted from Softbank options..............     8,226      8.89
        Forfeited....................................    (8,000)     6.00
                                                      ---------
      Shares outstanding under options at December
       31, 1998......................................   339,226     $6.08
                                                      =========

  Information relating to ZDNet stock options issued during 1998 is as follows:

                                                                   Weighted
                                                                   Average
                                                      Number of  Option Price
                                                       Shares*    Per Share*
                                                      ---------  ------------
      Shares outstanding under options at December
       31, 1997......................................       --        --
        Granted...................................... 4,162,943     $7.50
        Exercised....................................       --        --
        Forfeited....................................       --        --
                                                      ---------
      Shares outstanding under options at December
       31, 1998...................................... 4,162,943     $7.50
                                                      =========

--------
* The number of shares and price per share will be adjusted if the Initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet is different from 40,000,000.

  At December 31, 1998, no shares of either Ziff-Davis Inc. or ZDNet options were exercisable.

  Information relating to GameSpot, Inc. stock options is as follows:

                                                                   Weighted
                                                                   Average
                                                      Number of  Option Price
                                                       Shares     Per Share
                                                      ---------  ------------
      Shares outstanding under options at December
       31, 1996......................................      --         --
        Granted......................................  780,000      $0.44
        Exercised....................................      --         --
        Forfeited....................................  (61,000)      0.44
                                                      --------
      Shares outstanding under options at December
       31, 1997......................................  719,000       0.44
        Granted......................................      --         --
        Exercised....................................      --         --
        Forfeited.................................... (167,000)      0.44
                                                      --------
      Shares outstanding under options at December
       31, 1998......................................  552,000      $0.44
                                                      ========
      Shares exercisable as of:
      December 31, 1997..............................  400,610      $0.44
                                                      ========
      December 31, 1998..............................  497,639      $0.44
                                                      ========

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


  As permitted by SFAS No. 123, ZDNet has chosen to continue to account for stock options in accordance with the provisions of APB 25 and accordingly, no compensation expense related to stock option grants was recorded in 1996, 1997 or 1998. Pro forma information regarding net income is required by SFAS No. 123 and has been determined as if ZDNet had accounted for stock options under the fair value method. The fair value of the option grants was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions for 1996, 1997 and 1998 :

  Softbank options

                                                       1996     1997     1998
                                                      -------  -------  -------
     Risk-free interest rate.........................    5.89%    6.35%    5.46%
     Dividend yield..................................    0.26%    0.22%    1.50%
     Volatility factor...............................   54.03%   51.35%   77.72%
     Expected life................................... 6 years  6 years  6 years

   Ziff-Davis Inc. options

                                                       1996     1997     1998
                                                      -------  -------  -------
     Risk-free interest rate.........................     n/a      n/a     5.03%
     Dividend yield..................................     n/a      n/a     0.00%
     Volatility factor...............................     n/a      n/a    54.70%
     Expected life...................................     n/a      n/a  6 years

   ZDNet options

                                                       1996     1997     1998
                                                      -------  -------  -------
     Risk-free interest rate.........................     n/a      n/a     4.67%
     Dividend yield..................................     n/a      n/a     0.00%
     Volatility factor...............................     n/a      n/a    54.70%
     Expected life...................................     n/a      n/a  6 years

  GameSpot Inc. options

                                                       1996     1997     1998
                                                      -------  -------  -------
     Risk free interest rate.........................     n/a     6.35%    6.44%
     Dividend yield..................................     n/a     0.00%    0.00%
     Volatility factor...............................     n/a   100.27%  100.27%
     Expected life...................................     n/a  4 years  4 years

  The weighted average fair value of options granted in 1996, 1997 and 1998 is as follows:

                                                       1996     1997     1998
                                                      -------  -------  -------
     Softbank options................................ $ 64.30  $ 34.05  $ 19.81
     Ziff-Davis Inc. options.........................     n/a      n/a     5.21
     ZDNet options...................................     n/a      n/a     4.25
     GameSpot options................................     n/a     0.32     0.32

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


  For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation cost for the stock option plans been determined based upon the fair value at the grant date for awards during 1996, 1997 and 1998, consistent with the provisions of SFAS No. 123, ZDNet's net loss would have increased by approximately $156,000, $167,000 and $1,046,000, respectively.

 Employee Stock Purchase Plan

  Ziff-Davis Inc. adopted the Employee Stock Purchase Plan (the "Stock Purchase Plan") whereby eligible employees may purchase Ziff-Davis Inc.'s common stock with after-tax payroll deductions of 1% to 10% of their base pay. The price at which shares of common stock will be purchased is the lesser of 85% of the fair market value of a share of common stock on (1) the first business day of a purchase period or (2) the last business day of a purchase period. Ziff-Davis Inc. has reserved 1,500,000 shares of common stock for issuance under the Stock Purchase Plan.

  On December 21, 1998 the Board approved an amendment to the Employee Stock Purchase Plan, subject to stockholder approval, to permit grants of options with respect to any series of common stock of Ziff-Davis Inc. and increase the number of shares available for sale to participants from 1,500,000 shares to 2,500,000 shares.

12. Operating Lease Commitments

  ZDNet utilizes equipment and space under lease to Ziff-Davis Inc. ZDNet's allocation of the minimum lease payments are as follows:

                                   (dollars in thousands)
            1999..................        $ 1,332
            2000..................          1,493
            2001..................          1,511
            2002..................          1,064
            2003..................          1,076
            Thereafter............          7,022
                                          -------
              Total minimum
               payments...........        $13,498
                                          =======

  Rental expense from operating leases amounted to $668,000, $1,348,000 and $1,608,000, for the period February 29, 1996 to December 31, 1996, and the years ended December 31, 1997 and 1998, respectively.

13. Contingencies

  ZDNet and Ziff-Davis Inc. are subject to various legal proceedings arising in the normal course of business.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)


 Class action and derivative litigations

  Following a decline in the price per share of Ziff-Davis Inc.'s common stock in October 1998, eight securities class action suits were filed against Ziff-Davis Inc. and certain of its directors and officers in the United States District Court for the Southern District of New York.

  The complaints allege that defendants violated Sections 11, 12(a) (2) and 15 of the Securities Act of 1933 in connection with the registration statement filed by Ziff-Davis Inc. with the Securities and Exchange Commission relating to the initial public offering of the Ziff-Davis Inc.'s common stock on April 29, 1998 (the "IPO"). More particularly, the complaints allege that the registration statement contained false and misleading statements and failed to disclose facts that could have indicated an impending decline in Ziff-Davis Inc.'s revenue. The complaints seek on behalf of a class of purchasers of Ziff-Davis Inc.'s common stock from the date of the IPO through October 8, 1998 unspecified damages, interest, fees and costs, recission and injunctive relief such as the imposition of a constructive trust upon the proceeds of the IPO.

  On January 28, 1999, the court entered an order consolidating the actions, appointing lead plaintiff's counsel and requiring the filing of a consolidated amended complaint within 45 days. Thereafter, Ziff-Davis Inc. will have 45 days to respond to the consolidated amended complaint.

  In addition, two derivative suits have been filed by stockholders against Ziff-Davis Inc. and all of its directors in the Court of Chancery of the State of Delaware for New Castle County. The complaints allege that the directors breached their fiduciary duties to Ziff-Davis Inc. by repricing the stock options awarded to certain directors and demand the nullification of the repricing and an injunction against exercise by the directors of any repriced option. Plaintiffs filed an amended complaint on February 17, 1999 (which is substantially similar to the original complaints, except that the amended complaint also addresses the granting of "new options" at an allegedly "reduced exercise price") and have indicated their intent to seek consolidation of the actions. A response to the amended complaint has not yet been filed.

 Other legal proceedings

  Ziff-Davis Inc. was named as a defendant in an action, filed on April 17, 1998 in the Supreme Court of the State of New York, by minority stockholders of SOFTBANK Interactive Marketing Inc. ("SIM"), formerly an indirect subsidiary of SOFTBANK Corp. The complaint alleges, among other things, that SBH, SIM's majority stockholder, acting with Ziff-Davis Inc. and two of its senior officers and directors who were directors of SIM (and who were also named as defendants), had conflicts of interest between SIM and other Softbank investments (including investments in Ziff-Davis Inc.) and failed to act in the best interests of SIM and the minority stockholders by taking actions which benefited Ziff-Davis Inc. The complaint states claims based on common law fraud, breach of fiduciary duty and aiding and abetting theories and seeks in excess of $200,000,000 in

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
 (numbers rounded to the nearest thousand, except share and per share amounts)

damages. Ziff-Davis Inc. and the other defendants have moved to dismiss all of the claims against them other than a breach of contract claim which is solely against SBH, and the motion was granted, with the result that all of the claims against Ziff-Davis Inc. and its officers were dismissed, and most of the claims against SBH were dismissed, leaving only a claim against SBH concerning the alleged failure of SBH to give plaintiffs adequate notice of the sale of its stock to SIM.

  Although the outcome of these cases cannot be predicted, Ziff-Davis Inc. believes that there are substantial defenses to the claims. Ziff-Davis Inc. currently cannot estimate its ultimate liability, if any, with respect to such pending litigations. Accordingly, no provision for such matters has been included in the financial statements.

14. Subsequent Events

 Incentive Plan

  On March 4, 1999, the Board approved an amendment to the Incentive Plan, subject to stockholder approval, which increased the number of shares available for issuance under the Incentive Plan to 23,327,500 shares.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          Ziff-Davis Inc.

Dated: April 1, 1999
                                                  /s/ Timothy C. O'Brien
                                          By: _________________________________
                                                  Name: Timothy C. O'Brien
                                               Title: Chief Financial Officer